As filed with the Securities and Exchange Commission on September 16, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pioneer Natural Resources Company

(Exact name of registrant as specified in its charter)

Delaware	1311	75-2702753
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5205 N. O’Connor Boulevard

Suite 200

Irving, Texas 75039

(972) 444-9001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark S. Berg

Executive Vice President and General Counsel

Pioneer Natural Resources Company

5205 N. O’Connor Boulevard

Suite 200

Irving, Texas 75039

(972) 444-9001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Wortley Robert L. Kimball Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 (214) 220-7700	G. Michael O’Leary Andrews Kurth LLP 600 Travis, Suite 4300 Houston, Texas 77002 (713) 220-4360

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.01 per share	4,100,000	Not applicable	$746,523,447.85	$101,825.80

(1)	Represents the estimated maximum number of shares of common stock of the Registrant to be issued in the merger described herein to holders of common units of Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”) other than Pioneer Natural Resources USA, Inc. (“Pioneer USA”), a wholly-owned subsidiary of the Registrant, which will continue to own common units of Pioneer Southwest following the effective time of the merger.
(2)	Estimated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant’s common stock was calculated based upon the market value of the Pioneer Southwest common units to be cancelled in the merger in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $43.86 (the average of the high and low prices per Pioneer Southwest common unit on September 12, 2013, as quoted on the New York Stock Exchange), multiplied by (b) 17,022,539, which is the sum of 16,992,500 (the number of Pioneer Southwest common units outstanding as of September 12, 2013, that are eligible for exchange into shares of Pioneer common stock pursuant to the merger agreement) and 30,039 (the number of Pioneer Southwest common units potentially issuable before consummation of the merger pursuant to outstanding awards under Pioneer Southwest’s long-term incentive plan).
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price (pro rated for amounts less than $1,000,000).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pioneer Natural Resources Company may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION —

DATED SEPTEMBER 16, 2013

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

On August 9, 2013, Pioneer Natural Resources Company (“Pioneer”), Pioneer Natural Resources USA, Inc. (“Pioneer USA”), a wholly-owned subsidiary of Pioneer, PNR Acquisition Company, LLC (“MergerCo”), a wholly-owned subsidiary of Pioneer, Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”) and Pioneer Natural Resources GP LLC (“Pioneer Southwest GP”), a wholly-owned subsidiary of Pioneer USA and the general partner of Pioneer Southwest, entered into a merger agreement (the “merger agreement”). Pursuant to the merger agreement, MergerCo will merge with and into Pioneer Southwest (the “merger”), with Pioneer Southwest surviving the merger as a wholly-owned subsidiary of Pioneer USA, and all common units representing limited partner interests in Pioneer Southwest (“Pioneer Southwest common units”) outstanding at the effective time of the merger and not owned by Pioneer USA will be cancelled and converted into the right to receive 0.2325 of a share of common stock, par value $0.01, of Pioneer (“Pioneer common stock”). No fractional shares of Pioneer common stock will be issued in the merger. In lieu of receiving any fractional share of Pioneer common stock to which any Pioneer Southwest unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of Pioneer common stock. Pioneer stockholders will continue to own their existing shares of Pioneer common stock.

Based on the estimated number of shares of Pioneer common stock and the estimated number of Pioneer Southwest common units that will be outstanding immediately before the closing of the merger (other than Pioneer Southwest common units owned by Pioneer USA), we estimate that, upon the closing, the number of shares of Pioneer common stock issued in exchange for Pioneer Southwest common units will represent approximately 3% of shares of Pioneer common stock outstanding.

Pioneer Southwest will hold a special meeting of its unitholders in connection with the proposed merger. At the special meeting of Pioneer Southwest unitholders, Pioneer Southwest unitholders will be asked to vote on the proposal to approve the merger agreement and the transactions contemplated thereby (the “merger transactions”), including the merger (the “merger proposal”). The merger proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the merger proposal at the Pioneer Southwest special meeting. Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP have entered into a voting agreement (the “voting agreement”) pursuant to which Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units and therefore constitute a sufficient number of Pioneer Southwest common units to approve the merger proposal at the Pioneer Southwest special meeting.

The conflicts committee (the “Pioneer Southwest Conflicts Committee”) of the Pioneer Southwest GP board of directors (the “Pioneer Southwest GP Board”) unanimously approved the merger agreement and the merger transactions and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the holders of Pioneer Southwest common units who are unaffiliated with Pioneer (the “Pioneer Southwest unaffiliated unitholders”) and Pioneer Southwest. This action of the Pioneer Southwest Conflicts Committee constitutes “Special Approval” of the merger agreement and the merger transactions under Pioneer Southwest’s partnership agreement. The Pioneer Southwest Conflicts Committee recommended that the Pioneer Southwest GP Board make the same approval and determination as the Pioneer Southwest Conflicts Committee. Based in part on this approval and determination, Special Approval and recommendation, the Pioneer Southwest GP Board approved the merger agreement and the merger transactions (such approval being unanimous among the independent directors, with the non-independent directors of Pioneer Southwest GP recusing themselves from the consideration and vote on such approval) and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. The Pioneer Southwest GP Board caused Pioneer Southwest GP to approve the merger agreement and the merger transactions and directed that the merger agreement and the merger transactions be submitted to the Pioneer Southwest unitholders at the Pioneer Southwest special meeting for approval. The Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board recommend that the Pioneer Southwest unitholders vote in favor of the merger proposal.

This proxy statement/prospectus provides you with detailed information about the merger agreement, the proposed merger and related matters. We encourage you to read the entire document carefully. In particular, please read “Risk Factors ” beginning on page 35 of this proxy statement/prospectus for a discussion of risks relevant to the merger, Pioneer’s business following the merger, Pioneer’s common stock, Pioneer Southwest’s business and common units if the merger does not occur and United States federal income tax consequences of the merger.

Pioneer’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PXD,” and Pioneer Southwest’s common units are listed on the NYSE under the symbol “PSE.” The last reported sale price of shares of Pioneer’s common stock on the NYSE on [—], 2013, was $[—]. The last reported sale price of Pioneer Southwest’s common units on the NYSE on [—], 2013, was $[—].

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this proxy statement/prospectus concerning Pioneer has been furnished by Pioneer. All information in this proxy statement/prospectus concerning Pioneer Southwest has been furnished by Pioneer Southwest.

This proxy statement/prospectus is dated [—], 2013, and is being first mailed to Pioneer Southwest unitholders on or about [—], 2013.

On behalf of the Pioneer Southwest Conflicts Committee,

Arthur L. Smith

Chairman of the Conflicts Committee of the Board of

Directors of Pioneer Natural Resources GP LLC

Irving, Texas

[—], 2013

Notice of Special Meeting of Unitholders

To the Unitholders of Pioneer Southwest Energy Partners L.P.:

A special meeting of unitholders of Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”) will be held on [—], 2013 at [—], local time, at the offices of Pioneer Southwest, 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039, for the following purposes:

•	To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of August 9, 2013, by and among Pioneer Natural Resources Company (“Pioneer”), Pioneer Natural Resources USA, Inc. (“Pioneer USA”), a wholly-owned subsidiary of Pioneer, PNR Acquisition Company, LLC (“MergerCo”), a wholly-owned subsidiary of Pioneer, Pioneer Southwest and Pioneer Natural Resources GP LLC (“Pioneer Southwest GP”), a wholly-owned subsidiary of Pioneer USA and the general partner of Pioneer Southwest, as it may be amended from time to time (the “merger agreement”), and the transactions contemplated thereby (the “merger transactions”), including the merger (the “merger proposal”); and

•	To consider and vote on a proposal by Pioneer Southwest GP to adjourn the Pioneer Southwest special meeting for any reason (the “adjournment proposal”).

Pioneer Southwest will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments thereof. At this time, Pioneer Southwest knows of no other matters that will be presented for the consideration of its unitholders at the special meeting.

The merger proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the merger proposal at the Pioneer Southwest special meeting. Failures to vote and abstentions will have the same effect as a vote against the merger proposal. Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP have entered into a voting agreement (the “voting agreement”) pursuant to which Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units and therefore constitute a sufficient number of Pioneer Southwest common units to approve the merger proposal at the Pioneer Southwest special meeting.

The conflicts committee (the “Pioneer Southwest Conflicts Committee”) of the Pioneer Southwest GP board of directors (the “Pioneer Southwest GP Board”) unanimously approved the merger agreement and the merger transactions and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the holders of Pioneer Southwest common units who are unaffiliated with Pioneer (the “Pioneer Southwest unaffiliated unitholders”) and Pioneer Southwest. This action of the Pioneer Southwest Conflicts Committee constitutes “Special Approval” of the merger agreement and the merger transactions under Pioneer Southwest’s partnership agreement. The Pioneer Southwest Conflicts Committee recommended that the Pioneer Southwest GP Board make the same approval and determination as the Pioneer Southwest Conflicts Committee. Based in part on this approval and determination, Special Approval and recommendation, the Pioneer Southwest GP Board approved the merger agreement and the merger transactions (such approval being unanimous among the independent directors, with the non-independent directors of Pioneer Southwest GP recusing themselves from the consideration and vote on such approval) and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. The Pioneer Southwest GP Board caused Pioneer Southwest GP to approve the merger agreement and the merger transactions and directed that the merger agreement and the merger transactions be submitted to the Pioneer Southwest unitholders at the Pioneer Southwest special meeting for approval. The Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board recommend that the Pioneer Southwest unitholders vote in favor of the merger proposal.

Only Pioneer Southwest unitholders of record as of the close of business on [—], 2013, are entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. A list of Pioneer Southwest unitholders entitled to vote at the special meeting will be available for inspection at Pioneer Southwest’s offices in Irving, Texas, for any purpose relevant to the special meeting during normal business hours for a period of ten days before the special meeting and at the special meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

•	If you hold your units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Pioneer Southwest common units.

•	If you hold your units in your own name, you may vote by:

•	using the toll-free telephone number shown on the proxy card;

•	using the internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope, which requires no postage if mailed in the United States.

The enclosed proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the issuance of shares of Pioneer common stock to Pioneer Southwest unitholders pursuant to the merger agreement. We urge you to read this proxy statement/prospectus, including any documents incorporated by reference and the Annexes, carefully and in its entirety. If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies, or need help voting your Pioneer Southwest common units, please contact Pioneer Southwest’s proxy solicitor or Pioneer Southwest’s Investor Relations Department at:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 758-5880

Email: pse@dfking.com

or

Pioneer Southwest Energy Partners L.P.

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (972) 969-4019

By order of the Board of Directors of Pioneer Natural Resources GP LLC, as the general partner of Pioneer Southwest Energy Partners L.P.,

Scott D. Sheffield

Chief Executive Officer

Pioneer Natural Resources GP LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), constitutes a proxy statement of Pioneer Southwest under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the solicitation of proxies for the special meeting of Pioneer Southwest unitholders to, among other things, approve the merger proposal. This proxy statement/prospectus is also a prospectus of Pioneer under the Securities Act of 1933 (the “Securities Act”) for shares of Pioneer common stock that will be issued to Pioneer Southwest unitholders in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about Pioneer and Pioneer Southwest from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 133. You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from Pioneer and Pioneer Southwest at the following address and telephone number:

Pioneer Natural Resources Company

Pioneer Southwest Energy Partners L.P.

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (972) 969-4019

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into those documents or this proxy statement/prospectus.

You may obtain certain of these documents at Pioneer’s website, www.pxd.com, by selecting “Investors” and then selecting “SEC Filings,” and at Pioneer Southwest’s website, www.pioneersouthwest.com, by selecting “Investors” and then selecting “SEC Filings.” Information contained on Pioneer’s or Pioneer Southwest’s website is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the Pioneer Southwest special meeting, your request should be received no later than [—], 2013. If you request any documents, Pioneer or Pioneer Southwest will mail them to you by first class mail or another equally prompt means within one business day after receipt of your request.

Pioneer and Pioneer Southwest have not authorized anyone to give any information or make any representation about the merger, Pioneer or Pioneer Southwest that is different from, or in addition to, the information contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this proxy statement/prospectus concerning Pioneer has been furnished by Pioneer. All information in this proxy statement/prospectus concerning Pioneer Southwest has been furnished by Pioneer Southwest.

PROXY STATEMENT/PROSPECTUS

i

ii

WHERE YOU CAN FIND MORE INFORMATION	133
Pioneer’s Filings (SEC File No. 001-13245)	134
Pioneer Southwest’s Filings (SEC File No. 001-33676)	134
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEX A — Agreement and Plan of Merger dated as of August 9, 2013	A-1
ANNEX B — Opinion of the Pioneer Southwest Conflicts Committee’s Financial Advisor	B-1

iii

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“adjournment proposal” means the proposal by Pioneer Southwest GP to adjourn the Pioneer Southwest special meeting for any reason.

•	“Andrews Kurth” means the law firm of Andrews Kurth LLP, counsel to the Pioneer Southwest Conflicts Committee.

•	“Bbl” means a standard barrel containing 42 United States gallons.

•	“BOE” means a barrel of oil equivalent and is a standard convention used to express oil and gas volumes on a comparable oil equivalent basis. Gas equivalents are determined under the relative energy content method by using the ratio of 6.0 Mcf of gas to 1.0 Bbl of oil or NGL.

•	“BOEPD” means BOE per day.

•	“COPAS” means the Council of Petroleum Accountants Societies.

•	“Evercore” means Evercore Group L.L.C., financial advisor to the Pioneer Southwest Conflicts Committee.

•	“Exchange Act” means the Securities Exchange Act of 1934.

•	“exchange ratio” means 0.2325 of a share of Pioneer common stock per Pioneer Southwest common unit, the consideration for the merger.

•	“GAAP” means accounting principles that are generally accepted in the United States of America.

•	“Mcf” means one thousand cubic feet and is a measure of gas volume.

•	“merger” means, as contemplated by the merger agreement, the proposed merger of MergerCo with and into Pioneer Southwest with Pioneer Southwest surviving the merger as an indirect wholly-owned subsidiary of Pioneer, and all Pioneer Southwest common units outstanding at the effective time of the merger and not owned by Pioneer USA being cancelled and converted into the right to receive 0.2325 of a share of Pioneer common stock per Pioneer Southwest common unit.

•	“merger agreement” means that certain Agreement and Plan of Merger dated as of August 9, 2013, by and among Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP, as it may be amended from time to time, according to which the parties thereto have agreed to consummate the merger transactions.

•	“merger proposal” means the proposal to approve the merger agreement and the merger transactions, to be considered for a vote of the Pioneer Southwest unitholders at the Pioneer Southwest special meeting.

•	“merger transactions” means the transactions contemplated by the merger agreement, including the merger.

•	“MergerCo” means PNR Acquisition Company, LLC, a wholly-owned subsidiary of Pioneer.

•	“Morris Nichols” means the law firm of Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to Pioneer.

•	“MTM” means mark-to-market and is a method of accounting.

•	“NGL” means natural gas liquid.

•	“NYSE” means the New York Stock Exchange.

•	“PDP” means proved developed producing reserves.

•	“Pioneer” means Pioneer Natural Resources Company.

•	“Pioneer Board” means the board of directors of Pioneer.

•	“Pioneer common stock” or “Pioneer’s common stock” means the common stock of Pioneer, par value $0.01.

•	“Pioneer Southwest” means Pioneer Southwest Energy Partners L.P.

•	“Pioneer Southwest common units” or “Pioneer Southwest’s common units” means the common units of Pioneer Southwest representing limited partner interests in Pioneer Southwest.

•	“Pioneer Southwest Conflicts Committee” means the conflicts committee of the Pioneer Southwest GP Board.

•	“Pioneer Southwest GP” means Pioneer Natural Resources GP LLC, the general partner of Pioneer Southwest and a wholly-owned subsidiary of Pioneer USA.

•	“Pioneer Southwest GP Board” means the board of directors of Pioneer Southwest GP.

•	“Pioneer Southwest’s partnership agreement” or the “Pioneer Southwest partnership agreement” means the First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest dated as of May 6, 2008, as amended from time to time.

•	“Pioneer Southwest special meeting” or “special meeting” means the special meeting of Pioneer Southwest unitholders described in this proxy statement/prospectus at which the Pioneer Southwest unitholders will vote on the merger proposal.

•	“Pioneer Southwest unaffiliated unitholders” means the Pioneer Southwest unitholders other than Pioneer and its affiliates, including Pioneer USA.

•	“Pioneer Southwest unitholders” means the holders of Pioneer Southwest common units.

•	“Pioneer Southwest unitholder approval” means approval of the merger proposal at the Pioneer Southwest special meeting by the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units.

•	“Pioneer USA” means Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer.

•	“proved reserves” means the quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

•	“Richards Layton” means Richards, Layton & Finger, P.A., Delaware counsel to the Pioneer Southwest Conflicts Committee.

•	“Russell K. Hall” means Russell K. Hall & Associates, Inc., reserve engineer for the Pioneer Southwest Conflicts Committee.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933.

•	“U.S.” means United States.

•	“Vinson & Elkins” means the law firm of Vinson & Elkins L.L.P., counsel to Pioneer.

•	“voting agreement” means that certain voting agreement dated as of August 9, 2013, by and among Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP, as it may be amended from time to time, according to which Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PIONEER SOUTHWEST SPECIAL MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the merger proposal being considered at the Pioneer Southwest special meeting. You should read and consider carefully the remainder of this proxy statement/prospectus, including the “Risk Factors” beginning on page 35 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and risk factors are also contained in the documents incorporated by reference into this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 133.

Q:	What is the proposed transaction?

A:	Pioneer and Pioneer Southwest have agreed that Pioneer will acquire Pioneer Southwest by merging MergerCo, a wholly-owned subsidiary of Pioneer, with and into Pioneer Southwest with Pioneer Southwest surviving the merger, under the terms of the merger agreement that is described in this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. As a result of the merger, each outstanding Pioneer Southwest common unit, other than those owned by Pioneer USA, will be converted into the right to receive 0.2325 of a share of Pioneer common stock. The 18,721,200 Pioneer Southwest common units owned by Pioneer USA will not be converted in the merger and will remain outstanding as the only limited partner interests in Pioneer Southwest following the merger.

The merger will become effective on the date and at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or a later date and time if set forth in the certificate of merger. Throughout this proxy statement/prospectus, this is referred to as the “effective time” of the merger.

Q:	Why am I receiving these materials?

A:	The proposed merger cannot be completed without the approval of Pioneer Southwest unitholders at the Pioneer Southwest special meeting holding, as of the record date of the Pioneer Southwest special meeting, a majority of the outstanding Pioneer Southwest common units. This proxy statement/prospectus contains important information about the proposed merger and the merger agreement, and you should carefully read this proxy statement/prospectus, including any documents incorporated by reference and the Annexes, in its entirety before voting on the merger proposal.

Q:	Why are Pioneer and Pioneer Southwest proposing the merger?

A:	Pioneer and Pioneer Southwest believe that the merger will benefit both Pioneer and Pioneer Southwest because Pioneer is believed to be better suited to take advantage of the development of Pioneer Southwest’s leasehold acreage, especially through horizontal drilling, due to certain limitations to horizontal development that Pioneer Southwest faces. The potential for Pioneer Southwest to develop all of its acreage through horizontal drilling is limited by the non-contiguous nature of some of Pioneer Southwest’s acreage and by Pioneer Southwest’s limited rights across some of its acreage. Furthermore, the potential for horizontal drilling locations can be adversely affected by the location of existing or future vertical wells, which may limit or eliminate Pioneer Southwest’s ability to drill a horizontal well. Pioneer Southwest’s non-contiguous leasehold acreage is contiguous with Pioneer leasehold acreage and could potentially be developed by Pioneer if all the property was owned by Pioneer. Please read “The Merger — Recommendation of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board and Reasons for the Merger.”

Q:	What will happen to Pioneer Southwest as a result of the merger?

A:	As a result of the merger, MergerCo will merge with and into Pioneer Southwest, and Pioneer Southwest will survive as an indirect wholly-owned subsidiary of Pioneer.

Q:	What will Pioneer Southwest common unitholders receive in the merger?

A:	If the merger is completed, Pioneer Southwest unitholders other than Pioneer USA will be entitled to receive 0.2325 of a share of Pioneer common stock in exchange for each Pioneer Southwest common unit owned. The exchange ratio is fixed and will not be adjusted on account of any change in price of either shares of Pioneer common stock or Pioneer Southwest common units prior to completion of the merger. If the exchange ratio would result in a Pioneer Southwest unitholder’s being entitled to receive a fraction of a share of Pioneer common stock, that Pioneer Southwest unitholder will not receive any fractional share of Pioneer common stock. In lieu of receiving any fractional share of Pioneer common stock to which any Pioneer Southwest unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of Pioneer common stock. For additional information regarding exchange procedures, please read “The Merger Agreement — Exchange of Certificates; No Fractional Shares.”

Q:	Where will shares of Pioneer common stock and Pioneer Southwest common units trade after the merger?

A:	Shares of Pioneer common stock will continue to trade on the NYSE under the symbol “PXD.” Pioneer Southwest common units will no longer be publicly traded.

Q:	What will Pioneer stockholders receive in the merger?

A:	Pioneer stockholders will simply retain the shares of Pioneer common stock they currently own. They will not receive any additional shares of Pioneer common stock or any other consideration in the merger.

Q:	What will happen to future distributions on my Pioneer Southwest common units?

A:	Prior to the termination of the merger agreement or the effective time of the merger, it is expected that Pioneer Southwest unitholders will continue to receive regular quarterly distributions on their Pioneer Southwest common units consistent with past practice and not in excess of $0.52 per Pioneer Southwest common unit per quarter (which $0.52 per common unit is equivalent to the most recent distribution declared for the quarter ended June 30, 2013), provided that the record date for such quarterly distribution occurs prior to the effective time of the merger. If the merger agreement terminates, it is expected that distributions would continue, consistent with past practice and in accordance with the terms of Pioneer Southwest’s partnership agreement.

Once the merger is completed, former Pioneer Southwest unitholders who surrender their Pioneer Southwest common units in accordance with the merger agreement will be eligible, in their capacity as Pioneer stockholders, to receive dividends declared by the Pioneer Board on Pioneer common stock, if any, after the effective time of the merger. There is no guarantee that the Pioneer Board will declare dividends on Pioneer common stock in the future.

Q:	When and where will the Pioneer Southwest special meeting be held?

A:	The special meeting of Pioneer Southwest unitholders will be held at the offices of Pioneer Southwest, 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039, on [—], 2013, at [—], local time.

Q:	Who is entitled to vote at the Pioneer Southwest special meeting?

A:	The record date for the Pioneer Southwest special meeting is [—], 2013. Only Pioneer Southwest unitholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Pioneer Southwest special meeting or any adjournment of the Pioneer Southwest special meeting.

Q:	What is the vote required to approve the merger proposal and the adjournment proposal?

A:	The merger proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the merger proposal at the Pioneer Southwest special meeting. Failures to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the merger proposal. Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP have entered into the voting agreement pursuant to which Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units and therefore constitute a sufficient number of Pioneer Southwest common units to approve the merger proposal at the Pioneer Southwest special meeting.

The adjournment proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the adjournment proposal at the Pioneer Southwest special meeting. Failures to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against this proposal.

Q.	What constitutes a quorum at the Pioneer Southwest special meeting?

A:	The presence in person or by proxy at the Pioneer Southwest special meeting of the holders of a majority of Pioneer Southwest’s outstanding common units on the record date will constitute a quorum and will permit Pioneer Southwest to conduct the proposed business at the special meeting. As a result of Pioneer’s ownership in Pioneer Southwest, and Pioneer’s obligation to vote its Pioneer Southwest common units at the meeting under the voting agreement, a quorum is guaranteed to exist at the meeting. Units held in your name will be counted as present at the special meeting if you:

•	are present in person at the meeting; or

•	have submitted a properly executed proxy card or properly submitted your proxy by telephone or internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Because the only proposals for consideration at the Pioneer Southwest special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Pioneer Southwest special meeting. However, if there are any broker non-votes, they will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	How do I vote my Pioneer Southwest common units if I hold my units in my own name?

A:	After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the internet as soon as possible in accordance with the instructions provided under “The Pioneer Southwest Special Meeting — Voting Procedures” beginning on page 44.

Q:	If my Pioneer Southwest common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	Not unless you tell them how to vote. Absent specific instructions from you, your broker is not allowed to vote your Pioneer Southwest common units on any proposal on which your broker, bank or other nominee does not have discretionary authority. The only proposals for consideration at the Pioneer Southwest special meeting are the merger proposal and the adjournment proposal, which are matters for which brokers, banks and other nominees do not have discretionary authority to vote. To instruct your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you.

Please note that you may not vote your Pioneer Southwest common units held in “street name” by returning a proxy card directly to Pioneer Southwest or by voting in person at the Pioneer Southwest special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your Pioneer Southwest common units, your broker or other nominee may not vote your Pioneer Southwest common units, which will have the same effect as a vote against the approval of the merger proposal and the adjournment proposal. You should therefore provide your broker or other nominee with instructions as to how to vote your Pioneer Southwest common units.

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before Pioneer and Pioneer Southwest can complete the merger, including the approval of the merger proposal by the Pioneer Southwest unitholders. For more information about these conditions, please read “The Merger Agreement — Conditions to the Merger.” Although Pioneer and Pioneer Southwest cannot be sure when all of the conditions to the merger will be satisfied, Pioneer and Pioneer Southwest expect to complete the merger as soon as practicable following the Pioneer Southwest special meeting.

Q:	How do the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board recommend that the Pioneer Southwest unitholders vote?

A:	The Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board recommend that Pioneer Southwest unitholders vote FOR the merger proposal.

On August 9, 2013, the Pioneer Southwest Conflicts Committee unanimously approved the merger agreement and the merger transactions and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. This action of the Pioneer Southwest Conflicts Committee constitutes “Special Approval” of the merger agreement and the merger transactions under Pioneer Southwest’s partnership agreement. The Pioneer Southwest Conflicts Committee recommended that the Pioneer Southwest GP Board make the same approval and determination as the Pioneer Southwest Conflicts Committee. Based in part on the Pioneer Southwest Conflicts Committee’s approval and determination, Special Approval and recommendation, the Pioneer Southwest GP Board approved the merger agreement and the merger transactions (such approval being unanimous among the independent directors, with the non-independent directors of Pioneer Southwest GP recusing themselves from the consideration and vote on such approval) and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. The Pioneer Southwest GP Board caused Pioneer Southwest GP to approve the merger agreement and the merger transactions and directed that the merger agreement and the merger transactions be submitted to the Pioneer Southwest unitholders at the Pioneer Southwest special meeting for approval. The Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board recommend that the Pioneer Southwest unitholders vote in favor of the merger proposal.

Q:	What are the expected U.S. federal income tax consequences to a Pioneer Southwest unitholder as a result of the transactions contemplated by the merger agreement?

A:

Under current law, it is anticipated for U.S. federal income tax purposes that Pioneer Southwest unitholders generally will recognize gain with respect to the exchange of Pioneer Southwest common units for shares of Pioneer common stock in the merger in an amount equal to the excess of (1) each Pioneer Southwest unitholder’s “amount realized” for U.S. federal income tax purposes, which equals the sum of the fair market value of the shares of Pioneer common stock received, plus the unitholder’s allocated share of Pioneer Southwest’s pre-merger liabilities (it being understood that no Pioneer Southwest unitholder bears any personal responsibility or liability in respect of such allocated liabilities), over (2) such Pioneer Southwest unitholder’s aggregate adjusted tax basis in Pioneer Southwest common units (including basis attributable the unitholder’s share of Pioneer Southwest’s pre-merger liabilities). Pioneer Southwest unitholders generally will recognize loss to the extent that the amount of their basis described in clause (2) above exceeds the amount realized described in clause (1) above.

Please read “Risk Factors — Tax Risks Related to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What are the expected U.S. federal income tax consequences for a Pioneer Southwest unitholder of the ownership of shares of Pioneer common stock after the merger is completed?

A:	Each Pioneer Southwest unitholder who becomes a Pioneer stockholder as a result of the merger will, as is the case for existing Pioneer stockholders, be subject to, and may realize and/or recognize, U.S. federal income tax on any proceeds received in the form of dividends on such stockholder’s shares of Pioneer common stock or from the sale of such stockholder’s shares of Pioneer common stock.

Q:	Assuming the merger closes before December 31, 2013, how many Schedule K-1s will I receive if I am a Pioneer Southwest unitholder?

A:	You will receive one Schedule K-1 from Pioneer Southwest, which will describe your share of Pioneer Southwest’s income, gain, loss and deduction for the period prior to the effective time of the merger.

At the effective time of the merger, Pioneer Southwest will be treated as a terminated partnership under Section 708 of the Internal Revenue Code. Therefore, as a result of the merger, Pioneer Southwest’s taxable year will end as of the date of the merger, and Pioneer Southwest will be required to file a final U.S. federal income tax return for the taxable year ending on the date the merger is effective. Pioneer Southwest expects to furnish a Schedule K-1 to each Pioneer Southwest unitholder following the end of the year in which the merger is completed, on the same timeline that Schedule K-1s have historically been furnished to Pioneer Southwest unitholders. Historically, Schedule K-1s have been sent to unitholders in March.

Q:	Are Pioneer Southwest unitholders entitled to appraisal rights?

A:	No. Pioneer Southwest unitholders are not entitled to appraisal rights under Delaware or other applicable law or contractual appraisal rights under Pioneer Southwest’s partnership agreement or the merger agreement.

Q:	What if I do not vote?

A:	If you do not vote in person or by proxy or if you abstain from voting, it will have the same effect as a vote against the merger proposal and the adjournment proposal. If you are a record holder and you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger proposal and the adjournment proposal.

Q:	If I am planning to attend the Pioneer Southwest special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the Pioneer Southwest special meeting, you should vote by proxy. Your Pioneer Southwest common units will not be voted if you do not vote by proxy or do not vote in person at the Pioneer Southwest special meeting.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. If you own your units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the secretary of Pioneer Southwest GP at or before the Pioneer Southwest special meeting;

•	appearing and voting in person at the Pioneer Southwest special meeting;

•	timely submitting a later dated proxy by telephone or internet no later than 5:00 p.m. Dallas, Texas time on the day before the date of the Pioneer Southwest special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the secretary of Pioneer Southwest GP at or before the Pioneer Southwest special meeting.

Your presence without voting at the Pioneer Southwest special meeting will not automatically revoke your proxy. Beneficial holders who hold their Pioneer Southwest common units in “street name” by a broker or other nominee may revoke their proxy by following the instructions provided by such broker or nominee.

Q:	What should I do if I receive more than one set of voting materials for the Pioneer Southwest special meeting?

A:	You may receive more than one set of voting materials for the Pioneer Southwest special meeting, and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	If I am a holder of Pioneer Southwest common units represented by a unit certificate, should I send in my certificate representing Pioneer Southwest common units now?

A:	No. Please do not send in your certificates representing Pioneer Southwest common units with your proxy card. After the merger is completed, Pioneer Southwest unitholders who hold their units in certificated form will receive written instructions for exchanging their certificates representing Pioneer Southwest common units. If you own Pioneer Southwest common units in “street name,” you will need to follow the instructions provided by your broker or other nominee before the merger consideration will be credited to your account by your broker or other nominee following the closing of the merger.

Q:	What will happen to Pioneer Southwest if the merger does not occur?

A:	If the merger does not occur, Pioneer Southwest expects that it will continue to operate its business as it has in the past, including the continuation of its three-rig drilling program through the remainder of 2013. Pioneer Southwest expects that quarterly distributions of available cash will continue if the merger agreement is terminated and the merger does not occur, consistent with past practice and in accordance with the terms of Pioneer Southwest’s partnership agreement. In the future, because Pioneer Southwest’s proved reserves and production decline continually over time, Pioneer Southwest’s ability to maintain current levels of quarterly cash distributions will depend on its ability to mitigate these declines through drilling initiatives, production enhancement, and/or acquisitions of income producing assets that provide adequate cash margins, as well as on the prices of oil, NGLs and gas and on the availability of capital, such as Pioneer Southwest’s credit facility or future private and public equity and debt offerings. At current quoted forward NYMEX prices for oil, NGLs and gas and current acquisition and drilling costs, there is significant uncertainty regarding Pioneer Southwest’s ability to maintain or increase its levels of quarterly distributions in the long term. Furthermore, Pioneer Southwest may be unable to maintain current levels of distributions without incurring significant additional debt. See “Risk Factors — Risks Related to Pioneer Southwest’s Business and Common Units if the Merger Does Not Occur.”

Q:	Who do I call if I have further questions about voting, the Pioneer Southwest special meeting or the merger?

A:	Pioneer Southwest unitholders who have questions about the merger, including the procedures for voting their Pioneer Southwest common units, or who desire additional copies of this proxy statement/prospectus or additional proxy cards, should contact:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 758-5880

Email: pse@dfking.com

or

Pioneer Southwest Energy Partners L.P.

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (972) 969-4019

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger agreement, you should read carefully this proxy statement/prospectus, the documents incorporated by reference and the Annexes to this proxy statement/prospectus, including the full text of the merger agreement included as Annex A. Please also read “Where You Can Find More Information” on page 133.

The Merger Parties’ Businesses

Pioneer Natural Resources Company

Pioneer, a Delaware corporation formed in 1997, is a large independent oil and gas exploration and production company with operations in the United States. Pioneer is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Pioneer’s common stock is listed and traded on the NYSE under the symbol “PXD.”

Pioneer’s mission is to enhance stockholder investment returns through strategies that maximize its long-term profitability and net asset value. The strategies employed to achieve this mission are predicated on maintaining financial flexibility, capital allocation discipline and enhancing net asset value through accretive drilling programs, joint ventures and acquisitions. These strategies are anchored primarily by drilling in the Spraberry oil field located in West Texas (the “Spraberry field”), the liquid-rich Eagle Ford Shale field located in South Texas, the liquid-rich Barnett Shale Combo field in North Texas and, to a lesser extent, Alaska. Complementing these growth areas, Pioneer has oil and gas production activities and development opportunities in the Raton gas field located in southern Colorado, the Hugoton gas and liquid field located in southwest Kansas, the West Panhandle gas and liquid field located in the Texas Panhandle, and the Edwards gas field located in South Texas.

As of December 31, 2012, Pioneer had proved oil, NGL and gas reserves of 1.1 billion BOE. For the year ended December 31, 2012, Pioneer had net income attributable to Pioneer common stockholders of $192.3 million, or $1.50 per diluted share, and revenues and other income of $3.2 billion. For the six months ended June 30, 2013, Pioneer had net income attributable to common stockholders of $437.9 million, or $3.19 per diluted share, and revenues and other income of $2.0 billion.

Pioneer’s executive offices are located at 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039. Pioneer’s telephone number is (972) 444-9001.

Pioneer Southwest Energy Partners L.P.

Pioneer Southwest is a Delaware limited partnership that was formed in June 2007 by Pioneer to own, acquire, explore and develop oil and gas assets in Pioneer Southwest’s area of operations.

All of Pioneer Southwest’s properties are located in the Spraberry field. Pioneer Southwest’s only operating segment is oil and gas producing activities. As of December 31, 2012, Pioneer Southwest had proved oil, NGL and gas reserves of 49.4 million BOE. For the year ended December 31, 2012, Pioneer Southwest had net income of $107.6 million, or $3.00 per common unit, and total revenues and other income of $208.3 million. For the six months ended June 30, 2013, Pioneer Southwest had net income of $47.1 million, or $1.31 per common unit, and total revenues and other income of $105.0 million.

Pioneer Southwest’s executive offices are located at 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039. Pioneer Southwest’s telephone number is (972) 969-3586.

Relationship of Pioneer and Pioneer Southwest

Pioneer and Pioneer Southwest are closely related. Pioneer formed Pioneer Southwest in 2007, and Pioneer Southwest completed its initial public offering in 2008. The operations and activities of Pioneer Southwest are managed by its general partner, Pioneer Southwest GP, an indirect wholly-owned subsidiary of Pioneer. Pioneer indirectly owns a 52.5% interest in Pioneer Southwest, including the 0.1% general partner interest. Pioneer Southwest, its operating subsidiary and Pioneer Southwest GP have no employees. Pioneer Southwest, Pioneer Southwest GP and Pioneer have entered into an administrative services agreement pursuant to which Pioneer manages all of Pioneer Southwest’s assets and performs administrative services for Pioneer Southwest. Please see “Summary — Organizational Chart — Before the Merger.”

Each of the executive officers of Pioneer Southwest GP is also an executive officer of Pioneer. For information about the common executive officers of Pioneer and Pioneer Southwest GP and the resulting interests of Pioneer and Pioneer Southwest GP directors and executive officers in the merger, please read “Certain Relationships; Interests of Certain Persons in the Merger.”

Structure of the Merger

Pursuant to the merger agreement, at the effective time of the merger, MergerCo, a direct wholly-owned subsidiary of Pioneer, will merge with and into Pioneer Southwest with Pioneer Southwest surviving the merger as an indirect wholly-owned subsidiary of Pioneer, and each outstanding Pioneer Southwest common unit, other than those Pioneer Southwest common units owned by Pioneer USA, will be cancelled and converted into the right to receive 0.2325 of a share of Pioneer common stock. This merger consideration represents a 19% premium to the closing price of the Pioneer Southwest common units based on the closing prices of the Pioneer Southwest common units and shares of Pioneer common stock on May 6, 2013, the last trading day before Pioneer announced its proposal to acquire all of the Pioneer Southwest common units owned by the public.

If the exchange ratio results in a Pioneer Southwest unitholder being entitled to receive a fraction of a share of Pioneer common stock, that Pioneer Southwest unitholder will not receive any fractional share of Pioneer common stock. In lieu of receiving any fractional share of Pioneer common stock to which any Pioneer Southwest unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of Pioneer common stock.

Once the merger is completed, former Pioneer Southwest unitholders who surrender their Pioneer Southwest common units in accordance with the merger agreement will be eligible, in their capacity as Pioneer stockholders, to receive dividends declared by the Pioneer Board on Pioneer common stock, if any, after the effective time of the merger. For a description of Pioneer’s dividend policy, please read “Summary — Market Prices and Dividend and Distribution Information — Pioneer’s Dividend Policy.”

Based on the 16,992,500 Pioneer Southwest common units outstanding on September 12, 2013, and eligible to be converted into shares of Pioneer common stock pursuant to the merger agreement (which number does not include the Pioneer Southwest common units owned by Pioneer USA), and without giving effect to rounding of fractional shares, Pioneer expects to issue approximately 3,950,757 shares of Pioneer common stock in connection with the merger. This number will represent approximately 3% of Pioneer’s outstanding shares of common stock after the merger, based on 138,864,386 shares of Pioneer common stock outstanding as of September 12, 2013.

Pioneer plans to pay off the Pioneer Southwest credit facility shortly following the closing of the merger, and, through a separate, independent transaction, expects to merge Pioneer Southwest GP, Pioneer Southwest and their subsidiaries into Pioneer USA after the closing of the merger.

Voting Agreement

In connection with the merger agreement, Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP entered into the voting agreement on August 9, 2013. Pursuant to the voting agreement, Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units and therefore constitute a sufficient number of Pioneer Southwest common units to approve the merger proposal at the Pioneer Southwest special meeting. The voting agreement will terminate upon the earliest of (i) the completion of the merger, (ii) the termination of the merger agreement, and (iii) the mutual written agreement of the parties.

Directors and Executive Officers of Pioneer Following the Merger

The directors and executive officers of each of Pioneer and Pioneer Southwest GP prior to the merger are expected to continue as the directors and executive officers of Pioneer and Pioneer Southwest GP, respectively, following the merger, with the exception of the four independent directors of Pioneer Southwest GP who are expected to resign following the merger.

Market Prices of Shares of Pioneer Common Stock and Pioneer Southwest Common Units Before Announcement of the Proposed Merger

Pioneer’s common stock is traded on the NYSE under the ticker symbol “PXD.” Pioneer Southwest’s common units are traded on the NYSE under the ticker symbol “PSE.” The closing price of shares of Pioneer common stock on May 6, 2013 (the last full trading day before Pioneer announced its proposal to acquire all of the Pioneer Southwest common units owned by the public) was $133.54, and the closing price of Pioneer Southwest common units on May 6, 2013 was $26.00.

Pioneer Southwest Special Meeting

Where and When

The Pioneer Southwest special meeting will take place at the offices of Pioneer Southwest, 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039, on [—], 2013, at [—], local time.

What You Are Being Asked to Vote On

At the Pioneer Southwest special meeting, Pioneer Southwest unitholders will vote on the merger proposal and may vote on the adjournment proposal.

Who May Vote

You may vote at the Pioneer Southwest special meeting if you owned Pioneer Southwest common units at the close of business on the record date, [—], 2013. On that date, there were 35,713,700 Pioneer Southwest common units outstanding. You may cast one vote for each outstanding Pioneer Southwest common unit that you owned on the record date.

What Vote is Needed

The merger proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the merger proposal at the Pioneer Southwest special meeting. Failures to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the merger proposal. Pursuant to the voting agreement, Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units and therefore constitute a sufficient number of Pioneer Southwest common units to approve the merger proposal at the Pioneer Southwest special meeting.

The adjournment proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the adjournment proposal at the Pioneer Southwest special meeting. Failures to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against this proposal.

Of the Pioneer Southwest common units entitled to vote on the proposals at the Pioneer Southwest special meeting, 0.5% of such Pioneer Southwest common units are held, and eligible to be voted, by certain executive officers and directors, and their affiliates, of Pioneer or Pioneer Southwest (not including the parties to the voting agreement).

Recommendation to Pioneer Southwest Unitholders

The members of the Pioneer Southwest Conflicts Committee considered the benefits of the merger agreement and the merger transactions as well as the associated risks and unanimously approved the merger agreement and the merger transactions and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. This action of the Pioneer Southwest Conflicts Committee constitutes “Special Approval” of the merger agreement and the merger transactions under Pioneer Southwest’s partnership agreement. The Pioneer Southwest Conflicts Committee recommended that the Pioneer Southwest GP Board make the same approval and determination as the Pioneer Southwest Conflicts Committee. Based in part on the Pioneer Southwest Conflicts Committee’s approval and determination, Special Approval and recommendation, the Pioneer Southwest GP Board approved the merger agreement and the merger transactions (such approval being unanimous among the independent directors, with the non-independent directors of Pioneer Southwest GP recusing themselves from the consideration and vote on such approval) and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. The Pioneer Southwest GP Board caused Pioneer Southwest GP to approve the merger agreement and the merger transactions and directed that the merger agreement and the merger transactions be submitted to the Pioneer Southwest unitholders at the Pioneer Southwest special meeting for approval. The Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board recommend that the Pioneer Southwest unitholders vote in favor of the merger proposal.

Pioneer Southwest unitholders are urged to review carefully the background and reasons for the merger described under “The Merger” and the risks associated with the merger described under “Risk Factors.”

Pioneer Southwest’s Reasons for the Merger

The Pioneer Southwest Conflicts Committee considered many factors in determining that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. For a discussion of those factors, please read “The Merger — Recommendation of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board and Reasons for the Merger.”

Opinion of the Pioneer Southwest Conflicts Committee’s Financial Advisor

The Pioneer Southwest Conflicts Committee retained Evercore to act as financial advisor to the Pioneer Southwest Conflicts Committee in connection with the proposal by Pioneer to acquire all of the publicly held

Pioneer Southwest common units in exchange for Pioneer common stock. At the Pioneer Southwest Conflicts Committee’s meeting on August 9, 2013, Evercore rendered its oral opinion (subsequently confirmed in writing) that, as of that date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the Pioneer Southwest unaffiliated unitholders.

Evercore’s opinion is directed to the Pioneer Southwest Conflicts Committee and the independent directors of the Pioneer Southwest GP Board acting in their capacity as such. It does not address any aspects of the merger other than the exchange ratio and does not constitute a recommendation as to how any Pioneer Southwest unitholder should vote on the merger or any matters related thereto.

The full text of the Evercore written opinion dated as of August 9, 2013, is attached to this proxy statement/prospectus as Annex B. Pioneer Southwest encourages its unitholders to read the opinion carefully and in its entirety. The summary of Evercore’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Certain Relationships; Interests of Certain Persons in the Merger

In considering the recommendations of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board with respect to the merger, Pioneer Southwest unitholders should be aware that certain of the directors and executive officers of Pioneer and Pioneer Southwest GP have interests in the transaction that differ from, or are in addition to, the interests of Pioneer Southwest unitholders generally, including:

•	All of the directors and officers of Pioneer Southwest GP have the right to indemnification under the organizational documents of Pioneer Southwest GP, the Pioneer Southwest partnership agreement and the merger agreement, and the four independent directors of Pioneer Southwest GP have the right to indemnification under indemnification agreements with Pioneer Southwest. In addition, all of the directors of Pioneer and all of the officers of Pioneer Southwest GP have the right to indemnification under the organizational documents of Pioneer or Pioneer USA and indemnification agreements with Pioneer or Pioneer USA.

•	Each of the officers that are officers of both Pioneer and Pioneer Southwest GP are expected to continue to serve as officers of Pioneer following the merger.

•	Each outstanding phantom unit of Pioneer Southwest held by officers of Pioneer Southwest GP will be converted in the merger into an equivalent restricted stock unit of Pioneer common stock, with adjustments in the number of shares to reflect the exchange ratio, but otherwise on the same terms and conditions as were applicable prior to the merger.

•	Three of the seven directors of Pioneer Southwest GP are executive officers of both Pioneer and Pioneer Southwest GP, and one of these three directors, Scott D. Sheffield, is also the Chairman of the Board of Pioneer. All three of these directors own shares of Pioneer common stock and Pioneer Southwest common units as well as phantom units of Pioneer Southwest.

•	Certain other Pioneer officers and Pioneer Southwest GP officers own shares of Pioneer common stock and Pioneer Southwest common units, as well as equity-based benefit plan awards related to Pioneer common stock and Pioneer Southwest common units.

The Merger Agreement

The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

What Needs to Be Done to Complete the Merger

Pioneer and Pioneer Southwest will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. The obligations of Pioneer and Pioneer Southwest to complete the merger are subject to, among other things, the following conditions:

•	the merger proposal will have been approved by the affirmative vote at the Pioneer Southwest special meeting of holders, as of the record date for the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units;

•	all filings required to be made prior to the effective time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the effective time from, any governmental authority in connection with the execution and delivery of the merger agreement and the consummation of the merger transactions by the parties or their affiliates will have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a material adverse effect on Pioneer or Pioneer Southwest; provided, however, that prior to invoking this condition, the invoking party must have used its commercially reasonable efforts to make all required filings and to obtain all required consents, approvals, permits and authorizations as required under the merger agreement;

•	no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law will have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the merger transactions, and no action, proceeding or investigation by any governmental authority with respect to the merger or the other merger transactions may be pending that seeks to restrain, enjoin, prohibit or delay the consummation of the merger or such other merger transaction or to impose any material restrictions or requirements thereon or on Pioneer or Pioneer Southwest with respect to the merger transactions; provided, however, that prior to invoking this condition, the invoking party must have used its commercially reasonable efforts in good faith to consummate the merger as required under the merger agreement;

•	the registration statement of which this proxy statement/prospectus is a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement may have been issued and no proceedings for that purpose may have been initiated or threatened by the SEC; and

•	the shares of Pioneer common stock to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance.

The obligation of Pioneer to effect the merger is further subject to the satisfaction by Pioneer Southwest, on or prior to the closing date of the merger, of each of the following conditions, or the waiver thereof by Pioneer:

•	each of the representations and warranties contained in the merger agreement of Pioneer Southwest and Pioneer Southwest GP qualified as to materiality or material adverse effect must be true and correct in all respects and those not so qualified must be true and correct in all material respects, in each case, as of the date of the merger agreement and upon the closing date with the same effect as though all such representations and warranties had been made on the closing date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date); provided, however, that no representations and warranties will be deemed to be untrue or incorrect to the extent that any executive officer or director of Pioneer had knowledge of such inaccuracy as of the date of the merger agreement; provided, further, however, that the immediately preceding proviso will not apply if any member of the Pioneer Southwest Conflicts Committee had actual knowledge of any such inaccuracy as of the date of the merger agreement;

•	each and all of the agreements and covenants of Pioneer Southwest and Pioneer Southwest GP to be performed and complied with pursuant to the merger agreement on or prior to the effective time must have been duly performed and complied with in all material respects;

•	Pioneer will have received a certificate signed by the chief executive officer, chief financial officer or executive vice president and general counsel of Pioneer Southwest GP, dated as of the closing date, to the effect that the conditions described in the first two bullet points immediately above have been satisfied; and

•	there must not have occurred a material adverse effect with respect to Pioneer Southwest between the signing of the merger agreement and the closing date.

The obligation of Pioneer Southwest to effect the merger is further subject to the satisfaction by Pioneer, on or prior to the closing date of the merger, of each of the following conditions, or the waiver thereof by Pioneer Southwest:

•	each of the representations and warranties contained in the merger agreement of Pioneer, Pioneer USA and MergerCo qualified as to materiality or material adverse effect must be true and correct in all respects and those not so qualified must be true and correct in all material respects, in each case, as of the date of the merger agreement and upon the closing date with the same effect as though all such representations and warranties had been made on the closing date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date);

•	each and all of the agreements and covenants of Pioneer, Pioneer USA and MergerCo to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

•	Pioneer Southwest must have received a certificate signed by the chief executive officer, chief financial officer or executive vice president and general counsel of Pioneer, dated as of the closing date, to the effect that the conditions described in the first two bullet points immediately above have been satisfied; and

•	there must not have occurred a material adverse effect with respect to Pioneer between the date of the merger agreement and the closing date.

The merger agreement provides that the Pioneer Southwest unitholder voting condition may not be waived. Each of Pioneer and Pioneer Southwest (with the consent of the Pioneer Southwest Conflicts Committee, in the case of Pioneer Southwest) may choose to complete the merger even though any other condition to its obligation has not been satisfied if the necessary Pioneer Southwest unitholder approval has been obtained and the law allows it to do so.

Unitholder Approval; Acquisition Proposal; Change in Recommendation

Subject to the terms and conditions of the merger agreement, and except as described further in “The Merger Agreement — Covenants — Unitholder Approval,” Pioneer Southwest will take, in accordance with applicable law, applicable stock exchange rules and Pioneer Southwest’s partnership agreement, all action necessary to call, hold and convene the Pioneer Southwest special meeting to consider and vote upon the approval of the merger proposal, as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective. The Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board will recommend approval of the merger proposal to the Pioneer Southwest unitholders, and Pioneer Southwest will take all reasonable lawful action to solicit such approval by the Pioneer Southwest unitholders. Except under certain conditions described in the following paragraph and in “The Merger Agreement — Covenants — Unitholder Approval,” neither the Pioneer Southwest Conflicts Committee nor the Pioneer Southwest GP Board will (A) withdraw, modify or qualify in any manner adverse to Pioneer the recommendation of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board or (B) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any “acquisition proposal” (defined and described more fully under “The Merger Agreement — Covenants —

Acquisition Proposals”). The actions described in the preceding sentence are referred to in this proxy statement/prospectus as a “Pioneer Southwest Change in Recommendation.” None of Pioneer Southwest GP, Pioneer Southwest or any of their subsidiaries will execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any acquisition proposal.

Notwithstanding the above paragraph, at any time prior to obtaining the Pioneer Southwest unitholder approval, the Pioneer Southwest Conflicts Committee or the Pioneer Southwest GP Board may make a Pioneer Southwest Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Pioneer Southwest Change in Recommendation would be inconsistent with its duties under Pioneer Southwest’s partnership agreement or applicable law; provided, however, that neither the Pioneer Southwest Conflicts Committee nor the Pioneer Southwest GP Board will be entitled to exercise its right to make a Pioneer Southwest Change in Recommendation pursuant to this sentence unless (i) Pioneer Southwest has not engaged in a material breach of its covenant related to acquisition proposals, (ii) Pioneer Southwest has provided to Pioneer three business days prior written notice, advising Pioneer that the Pioneer Southwest Conflicts Committee or the Pioneer Southwest GP Board intends to take such action, specifying the reasons for taking such action in reasonable detail, including, if a reason for the Pioneer Southwest Change in Recommendation is an acquisition proposal, that the Pioneer Southwest Conflicts Committee has determined that the acquisition proposal is a “superior proposal” (defined and described more fully under “The Merger Agreement — Covenants — Acquisition Proposals”) and specifying the terms and conditions of such acquisition proposal and the identity of the person making such acquisition proposal (it being understood that any amendment to the terms of any such acquisition proposal will require a new written notice, as described above, and an additional five business day period), (iii) if a reason for the Pioneer Southwest Change in Recommendation is an acquisition proposal, Pioneer Southwest has provided to Pioneer all materials and information delivered or made available to the person or group of persons making such acquisition proposal (to the extent not previously provided to Pioneer), (iv) each of Pioneer Southwest GP, Pioneer Southwest and the Pioneer Southwest Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its representatives to negotiate, in good faith with Pioneer during such notice period to enable Pioneer to revise the terms of the merger agreement such that it would obviate the need for making the Pioneer Southwest Change in Recommendation, and (v) following the end of such notice period, the Pioneer Southwest Conflicts Committee will have considered in good faith any changes to the merger agreement proposed by Pioneer and will have determined that the failure to make a Pioneer Southwest Change in Recommendation would continue to be inconsistent with its duties under Pioneer Southwest’s partnership agreement or applicable law even if such revisions proposed by Pioneer were to be given effect and, if a reason for the Pioneer Southwest Change in Recommendation is an acquisition proposal, that the acquisition proposal continues to be a superior proposal even if the revisions proposed by Pioneer were to be given effect. Any Pioneer Southwest Change in Recommendation will not invalidate the approval (or “Special Approval,” as defined in Pioneer Southwest’s partnership agreement) of the merger agreement or any other approval of the Pioneer Southwest Conflicts Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the merger transactions.

Pioneer Southwest GP and Pioneer Southwest will, and they will cause their subsidiaries and representatives to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to or that may reasonably be expected to lead to an acquisition proposal, and (ii) request such person to promptly return or destroy all confidential information concerning Pioneer Southwest and its subsidiaries.

Neither Pioneer Southwest GP nor Pioneer Southwest will, and they will cause their subsidiaries and use their commercially reasonable efforts to cause their representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) conduct or participate in any discussions or negotiations regarding any acquisition proposal, or (iii) furnish to any person any non-public information or data relating to Pioneer Southwest or any of its subsidiaries or afford access to the business, properties, assets, or, except as required by law or Pioneer Southwest’s partnership agreement, books or records of Pioneer Southwest or any of its subsidiaries. Notwithstanding the foregoing, at any time prior to obtaining the Pioneer Southwest unitholder approval, the Pioneer Southwest Conflicts Committee may take the actions described in clauses (ii) and (iii) above with respect to a third person that makes a bona fide unsolicited acquisition proposal that did not result from a material breach of the provisions of the merger agreement described in this paragraph, if (A) the Pioneer Southwest Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with its duties under Pioneer Southwest’s partnership agreement or applicable law, and (B) prior to furnishing any such non-public information to such third person, Pioneer Southwest receives from such third person an executed confidentiality agreement as further described under “The Merger Agreement — Covenants — Acquisition Proposals.”

Termination of the Merger Agreement

Pioneer and Pioneer Southwest can agree to terminate the merger agreement by mutual written consent at any time without completing the merger, even after the Pioneer Southwest unitholders have approved the merger proposal. In addition, either party may terminate the merger agreement on its own upon written notice to the other without completing the merger if:

•	the merger is not completed on or before March 17, 2014; provided, however, that the right to terminate the merger agreement due to the failure to complete the merger on or before March 17, 2014 will not be available to a party whose failure to fulfill any material obligation under the merger agreement or other material breach of the merger agreement has been the primary cause of, or resulted in, the failure of the merger to have been consummated on or before March 17, 2014;

•	any governmental authority has issued a final and non-appealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger, or makes the merger illegal, so long as the terminating party is not then in material breach of the merger agreement;

•	there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of its breach from the terminating party, or which breach, by its nature, cannot be cured prior to March 17, 2014, provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. No party will have the right, however, to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer” or “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer Southwest,” as applicable, have not been met;

•

there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties to the merger agreement, and the breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to March 17, 2014, so long as the terminating party itself is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. In no event, however, will any party have the right to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer” or “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer Southwest,” as applicable, have not been met;

•	Pioneer Southwest does not obtain the Pioneer Southwest unitholder approval at the Pioneer Southwest special meeting; provided, however, that the right to terminate the merger agreement under the provision described in this bullet point will not be available to the terminating party where the failure to obtain the Pioneer Southwest unitholder approval has been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of the merger agreement or the voting agreement; or

•	a Pioneer Southwest Change in Recommendation has occurred.

Federal Income Tax Consequences of the Merger

Tax matters associated with the merger are complicated. Under current law, it is anticipated for U.S. federal income tax purposes that Pioneer Southwest unitholders generally will recognize gain with respect to the exchange of Pioneer Southwest common units for shares of Pioneer common stock in the merger in an amount equal to the excess of (1) each Pioneer Southwest unitholder’s “amount realized” for U.S. federal income tax purposes, which equals the sum of the fair market value of the shares of Pioneer common stock received, plus the unitholder’s allocated share of Pioneer Southwest’s pre-merger liabilities (it being understood that no Pioneer Southwest unitholder bears any personal responsibility or liability in respect of such allocated liabilities), over (2) the unitholder’s aggregate adjusted tax basis in Pioneer Southwest common units (including basis attributable to the unitholder’s share of Pioneer Southwest’s pre-merger liabilities). Pioneer Southwest unitholders generally will recognize loss to the extent that the amount of their basis described in clause (2) above exceeds the amount realized described in clause (1) above. A portion of any amount realized by a unitholder will be treated as income subject to U.S. federal income tax at ordinary rates (up to 39.6% under current law) rather than capital gains rates due to the operation of the recapture rules applicable to depreciation, depletion and intangible drilling cost deductions allocable to the Pioneer Southwest unitholders, even if the Pioneer Southwest unitholder’s aggregate adjusted basis in Pioneer Southwest common units exceeds the amount realized in the exchange. In addition, certain Pioneer Southwest unitholders may be subjected to the 3.8% Medicare tax on unearned income in respect of any net gain from the exchange. Pioneer Southwest unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 129 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Other Information Related to the Merger

No Appraisal Rights

Pioneer Southwest unitholders do not have appraisal rights under Pioneer Southwest’s partnership agreement, the merger agreement or Delaware or other applicable law.

Antitrust and Regulatory Matters

No antitrust or other regulatory clearances are required as a condition to the consummation of the merger.

Listing of Pioneer Common Stock to be Issued in the Merger; Delisting and Deregistration of Pioneer Southwest Common Units

Pioneer expects to obtain approval to list on the NYSE the shares of Pioneer common stock to be issued pursuant to the merger agreement, which approval (subject to official notice of issuance) is a condition to the merger. Upon completion of the merger, Pioneer Southwest common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. As Pioneer will control Pioneer Southwest before and after the merger, the changes in Pioneer’s ownership interest in Pioneer Southwest will be accounted for as an equity transaction and no gain or loss on the merger will be recognized in Pioneer’s consolidated statements of operations.

Comparison of the Rights of Pioneer Stockholders and Pioneer Southwest Unitholders

Pioneer Southwest unitholders will own shares of Pioneer common stock following the completion of the merger, and their rights associated with Pioneer common stock will be different from their rights as Pioneer Southwest unitholders due to the differences between the entity forms and governing documents of Pioneer and Pioneer Southwest. See “Comparison of the Rights of Pioneer Stockholders and Pioneer Southwest Unitholders” beginning on page 111 of this proxy statement/prospectus.

Pending Litigation

On May 13, 2013, David Flecker, a purported unitholder of Pioneer Southwest, filed a class action petition on behalf of the Pioneer Southwest unitholders and a derivative suit on behalf of Pioneer Southwest against Pioneer USA, Pioneer Southwest GP and the directors of Pioneer Southwest GP, in the 134th Judicial District of Dallas County, Texas (the “Flecker Lawsuit”). A similar class action petition and derivative suit was filed against the same defendants on May 20, 2013, in the 160th Judicial District of Dallas County, Texas, by purported unitholder Vipul Patel (the “Patel Lawsuit”). On August 27, 2013, the plaintiff in the Flecker Lawsuit filed an amended petition. On September 3, 2013, the court consolidated the Patel Lawsuit into the Flecker Lawsuit (as consolidated, the “Texas State Court Lawsuit”), and the plaintiffs filed a consolidated derivative and class action petition on September 5, 2013.

The Texas State Court Lawsuit alleges, among other things, that the consideration offered by Pioneer is unfair and inadequate and that, by pursuing a transaction that is the result of an allegedly conflicted and unfair process, the defendants have breached their duties under Pioneer Southwest’s partnership agreement as well as the implied covenant of good faith and fair dealing, and are engaging in self-dealing. Specifically, the lawsuit alleges that the director defendants: (i) engaged in self-dealing, failed to act in good faith toward Pioneer Southwest, and breached their duties owed to Pioneer Southwest; (ii) failed to properly value Pioneer Southwest and its various assets and operations and ignored or failed to protect against the numerous conflicts of interest arising out of the proposed transaction; and (iii) breached the implied covenant of good faith and fair dealing by engaging in a flawed merger process. The Texas State Court Lawsuit also alleges that defendants Pioneer, Pioneer USA and Pioneer Southwest GP aided and abetted the director defendants in their purported breach of fiduciary duties.

Based on these allegations, the plaintiffs in the Texas State Court Lawsuit seek to enjoin the defendants from proceeding with or consummating the proposed transaction. To the extent that the merger is implemented before relief is granted, the plaintiffs seek to have the merger rescinded. The plaintiffs also seek money damages and attorneys’ fees. The defendants have filed a motion to dismiss the Texas State Court Lawsuit based on improper forum.

On August 21, 2013, Allan H. Beverly, a purported Pioneer Southwest unitholder, filed a class action complaint against Pioneer Southwest, Pioneer, Pioneer USA, MergerCo and the directors of Pioneer Southwest GP in the United States District Court for the Northern District of Texas (the “Beverly Lawsuit”). The Beverly Lawsuit alleges that the defendants breached their fiduciary duties by agreeing to the merger by means of an unfair process and for an unfair price. Specifically, the lawsuit alleges that the director defendants: (i) failed to maximize the value of Pioneer Southwest to its public unitholders and took steps to avoid competitive bidding; (ii) failed to properly value Pioneer Southwest; and (iii) ignored or failed to protect against the numerous conflicts of interest arising out of the proposed transaction. The Beverly Lawsuit also alleges that defendants Pioneer, Pioneer USA and MergerCo aided and abetted the director defendants in their purported breach of fiduciary duties.

On September 13, 2013, Douglas Shelton, another purported Pioneer Southwest unitholder, filed a class action complaint against the same defendants in the Beverly Lawsuit (as well as Pioneer Southwest GP) in the same court as the Beverly Lawsuit (the “Shelton Lawsuit”). The Shelton Lawsuit makes similar allegations to the Beverly Lawsuit, and also alleges that Section 7.9 of the Pioneer Southwest partnership agreement fails to alter or eliminate the defendants’ common law fiduciary duties owed to Pioneer Southwest unitholders in the context of the merger. Specifically, the lawsuit alleges: (1) that Pioneer, as controlling unitholder, failed to fulfill its fiduciary duties in connection with the merger because it purportedly cannot establish that the proposed merger is the result of a fair process that will return a fair price to the Pioneer Southwest unaffiliated unitholders; (2) that the director defendants breached their fiduciary duties by failing to exercise due care and diligence in connection with the proposed merger because the proposed merger is purportedly not the result of a fair process that will return a fair price to the Pioneer Southwest unaffiliated unitholders; and (3) that the non-director defendants aided and abetted the director defendants in their purported breach of fiduciary duties. The plaintiffs in the Beverly Lawsuit and the Shelton Lawsuit seek the same remedies as the plaintiffs in the Texas State Court Lawsuit.

Pioneer and Pioneer Southwest cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Pioneer and Pioneer Southwest predict the amount of time and expense that will be required to resolve these lawsuits. Pioneer, Pioneer Southwest and the other defendants named in the lawsuits intend to defend vigorously against these and any other actions.

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the merger transactions, Pioneer’s business following the merger, Pioneer’s common stock and Pioneer Southwest’s business and common units if the merger does not occur, and tax related risks are described under the caption “Risk Factors” beginning on page 35 of this proxy statement/prospectus.

Organizational Chart

Before the Merger

The following diagram depicts the organizational structure of Pioneer and Pioneer Southwest as of September 16, 2013, before the consummation of the merger and the other merger transactions.

After the Merger

The following diagram depicts the organizational structure of Pioneer and Pioneer Southwest immediately after giving effect to the merger and the other merger transactions.

Selected Historical and Pro Forma Financial and Operating Information of Pioneer and Pioneer Southwest

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for Pioneer and Pioneer Southwest and summary unaudited pro forma financial information for Pioneer after giving effect to the proposed merger. The summary historical financial data as of and for each of the years ended December 31, 2008, 2009, 2010, 2011 and 2012, are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of Pioneer and Pioneer Southwest, respectively. The summary historical financial data as of and for the six-month periods ended June 30, 2012 and 2013, are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes of Pioneer and Pioneer Southwest, respectively. Pioneer’s and Pioneer Southwest’s consolidated balance sheets as of December 31, 2011 and 2012, and as of June 30, 2013, and the related consolidated statements of operations, comprehensive income, cash flows and equity/partners’ capital for each of the three years in the period ended December 31, 2012, and the six months ended June 30, 2013, are incorporated by reference into this proxy statement/prospectus from Pioneer’s and Pioneer Southwest’s respective Annual Reports on Form 10-K for the year ended December 31, 2012, and their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2013.

The summary unaudited pro forma condensed consolidated financial information for Pioneer shows the pro forma effect of the proposed merger. For a complete discussion of the pro forma adjustments underlying the amounts in the table on the following page, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this proxy statement/prospectus.

The proposed merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. As Pioneer will control Pioneer Southwest before and after the merger, the changes in Pioneer’s ownership interest in Pioneer Southwest will be accounted for as an equity transaction and no gain or loss on the merger will be recognized in Pioneer’s consolidated statements of operations.

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of the financial effects of the proposed merger. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012, and the six months ended June 30, 2013, have been prepared to give effect to the proposed merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet has been prepared to give effect to the proposed merger as if it had occurred on June 30, 2013. The unaudited pro forma condensed consolidated financial statements are based on assumptions that Pioneer and Pioneer Southwest believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the merger transactions had taken place on the dates indicated, nor are they indicative of the future consolidated results of Pioneer. They also do not reflect non-recurring items arising directly from the merger or any cost savings that the combined entity may achieve.

Summary Historical and Pro Forma Financial Information of Pioneer

	Pioneer Consolidated Historical							Pioneer Pro Forma
	Year Ended December 31,					For the Six Months Ended June 30,		For the Year Ended December 31,	For the Six Months Ended June 30,
	2012	2011	2010	2009	2008	2013	2012	2012	2013
						(Unaudited)		(Unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues and other income:
Oil and gas (a)	$2,811,660	$2,294,063	$1,718,297	$1,402,436	$1,893,361	$1,632,991	$1,360,693	$2,811,660	$1,632,991
Interest and other	28,310	66,880	56,972	101,589	49,402	20,474	21,194	28,310	20,474
Derivative gains (losses), net (b)	330,251	392,752	448,434	(195,557)	(10,148)	102,202	367,562	330,251	102,202
Gain (loss) on disposition of assets, net	58,087	(3,644)	19,074	(774)	(381)	215,404	44,736	58,087	215,404
Hurricane activity, net (b)	—	1,454	138,918	(17,313)	(12,150)	—	—	—	—

Total revenues (b)	3,228,308	2,751,505	2,381,695	1,290,381	1,920,084	1,971,071	1,794,185	3,228,308	1,971,071

Costs and expenses:
Oil and gas production	635,644	447,142	364,764	345,885	363,795	348,628	281,862	635,644	348,628
Production and ad valorem taxes	187,757	147,664	112,141	98,371	164,417	108,134	90,291	187,757	108,134
Depletion, depreciation and amortization	810,191	578,268	499,856	564,149	446,951	480,353	382,339	810,191	480,353
Impairment of oil and gas properties (c)	532,589	354,408	—	21,091	89,753	—	444,880	532,589	—
Exploration and abandonments	206,291	121,320	189,597	79,095	191,799	51,600	90,465	206,291	51,600
General and administrative	248,282	193,215	164,332	130,863	131,834	130,405	118,024	248,282	130,405
Accretion of discount on asset retirement obligations	9,887	8,256	7,945	8,050	5,509	6,319	4,874	9,887	6,319
Interest	204,222	181,660	183,084	173,353	166,770	93,540	95,866	204,222	93,540
Other	113,388	63,166	78,404	94,702	114,436	40,060	54,258	113,388	40,060

Total costs and expenses (c)	2,948,251	2,095,099	1,600,123	1,515,559	1,675,264	1,259,039	1,562,859	2,948,251	1,259,039

Income (loss) from continuing operations before income taxes	280,057	656,406	781,572	(225,178)	244,820	712,032	231,326	280,057	712,032
Income tax (provision) benefit	(92,384)	(197,644)	(269,627)	83,195	(99,994)	(251,358)	(72,617)	(110,790)	(259,416)

Income (loss) from continuing operations	187,673	458,762	511,945	(141,983)	144,826	460,674	158,709	169,267	452,616
Income (loss) from discontinued operations, net of tax (d)	55,149	423,152	134,050	99,716	86,829	(465)	22,712	55,149	(465)

Net income (loss)	242,822	881,914	645,995	(42,267)	231,655	460,209	181,421	224,416	452,151
Net (income) loss attributable to noncontrolling interests	(50,537)	(47,425)	(40,787)	(9,839)	(21,635)	(22,283)	(37,194)	590	99

Net income (loss) attributable to common stockholders	$192,285	$834,489	$605,208	$(52,106)	$210,020	$437,926	$144,227	$225,006	$452,250

	Pioneer Consolidated Historical							Pioneer Pro Forma
	Year Ended December 31,					For the Six Months Ended June 30,		For the Year Ended December 31,	For the Six Months Ended June 30,
	2012	2011	2010	2009	2008	2013	2012	2012	2013
						(Unaudited)		(Unaudited)
	(in thousands, except per share amounts)
Basic earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$1.10	$3.45	$4.00	$(1.33)	$1.02	$3.24	$0.98	$1.32	$3.26
Income (loss) from discontinued operations attributable to common stockholders	0.44	3.56	1.14	0.87	0.74	—	0.18	0.43	—

Net income (loss) attributable to common stockholders	$1.54	$7.01	$5.14	$(0.46)	$1.76	$3.24	$1.16	$1.75	$3.26

Diluted earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$1.07	$3.39	$3.96	$(1.33)	$1.02	$3.19	$0.95	$1.28	$3.20
Income (loss) from discontinued operations attributable to common stockholders	0.43	3.49	1.12	0.87	0.74	—	0.18	0.42	—

Net income (loss) attributable to common stockholders	$1.50	$6.88	$5.08	$(0.46)	$1.76	$3.19	$1.13	$1.70	$3.20

Weighted average shares outstanding:
Basic	122,966	116,904	115,062	114,176	117,462	133,263	122,754	126,917	137,214

Diluted	126,320	119,215	116,330	114,176	117,947	135,762	125,772	130,271	139,713

Dividends declared per share	$0.08	$0.08	$0.08	$0.08	$0.30	$0.04	$0.04	$0.08	$0.04
Amounts attributable to common stockholders:
Income (loss) from continuing operations	$137,136	$411,337	$471,158	$(151,822)	$123,191	$438,391	$121,515	$169,857	$452,715
Income (loss) from discontinued operations, net of tax	55,149	423,152	134,050	99,716	86,829	(465)	22,712	55,149	(465)

Net income (loss)	$192,285	$834,489	$605,208	$(52,106)	$210,020	$437,926	$144,227	$225,006	$452,250

Balance Sheet Data (at period end):
Total assets	$13,069,030	$11,447,156	$9,679,102	$8,867,265	$9,161,785	$14,162,587	$12,569,734	N/A	$14,158,587
Long-term obligations	$6,166,932	$4,726,507	$4,683,857	$4,653,043	$4,787,175	$5,502,302	$5,683,767	N/A	$5,337,776
Total equity	$5,867,308	$5,651,138	$4,226,025	$3,643,031	$3,679,613	$7,648,157	$5,756,976	N/A	$7,808,683

(a)	Pioneer’s oil and gas revenues for 2012, as compared to those of 2011, increased by $517.6 million (or 23%) due to increases in oil, NGL and gas sales volumes. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, for discussions about oil and gas revenues and factors affecting the comparability of such revenues.
(b)	Pioneer recognized $330.3 million of net derivative gains in its total revenues for 2012, including $65.4 million of noncash MTM losses, as compared to $392.8 million of net derivative gains during 2011, including $225.5 million of noncash MTM gains. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” and Notes B and E of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, for information about Pioneer’s derivative contracts and associated accounting methods. Pioneer also recognized $138.9 million of net hurricane activity gains during 2010, primarily associated with East Cameron 322 insurance recoveries, and $17.3 million of net hurricane activity charges during 2009. See Note B of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, for more information about the East Cameron 322 reclamation and abandonment project.
(c)	During 2012, Pioneer recorded $604.4 million of pre-tax noncash impairment and abandonment charges to reduce the carrying value of its Barnett Shale field assets. During 2011, Pioneer recorded an impairment charge of $354.4 million related to its Edwards and Austin Chalk net assets in South Texas. See Note D of Notes to the Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012. During 2009 and 2008, Pioneer recorded impairment charges of $21.1 million and $89.8 million, respectively, to reduce its Uinta/Piceance field’s carrying value.
(d)	During December 2011, Pioneer committed to a plan to divest Pioneer South Africa and in August 2012, Pioneer completed the sale of Pioneer South Africa for net cash proceeds of $15.9 million, resulting in a pre-tax gain of $28.6 million. During December 2010, Pioneer committed to a plan to sell Pioneer Tunisia and in February 2011 completed the sale of Pioneer’s share holdings in Pioneer Tunisia to an unaffiliated party for net cash proceeds of $802.5 million, excluding cash and cash equivalents sold, resulting in a pre-tax gain of $645.2 million. During 2010, Pioneer received $35.3 million of interest on excess royalties paid during the period from January 1, 2003, through December 31, 2005, on oil and gas production from its deepwater Gulf of Mexico properties, which were sold in 2006. During 2009, Pioneer recorded $119.3 million of pre-tax income for the recovery of the excess royalties previously mentioned and a $17.5 million pre-tax gain, primarily from the sale of substantially all of its Gulf of Mexico shelf properties. The results of operations of these properties, and certain other properties sold during the periods presented, are classified as discontinued operations in accordance with GAAP. See Note C of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, for more information about Pioneer’s discontinued operations.

Summary Historical Financial Information of Pioneer Southwest

	Pioneer Southwest Consolidated Historical (a)
	For the Year Ended December 31,					For the Six Months Ended June 30,
	2012	2011	2010	2009 (a)	2008 (a)	2013	2012
						(Unaudited)
	(in thousands, except per unit amounts)
Statement of Operations Data:
Revenues:
Oil and gas (b)(c)	$185,848	$213,362	$183,758	$168,717	$193,394	$100,819	$93,270
Interest and other	—	2	—	210	192	—	—
Derivative gains (losses), net (b)	22,438	(11,725)	(5,431)	(78,265)	—	4,150	31,768

Total revenues	208,286	201,639	178,327	90,662	193,586	104,969	125,038

Costs and expenses:
Oil and gas production (d)	49,908	38,427	38,334	34,749	38,807	28,014	22,019
Production and ad valorem taxes	15,915	13,784	12,119	9,547	14,213	8,480	7,827
Depletion, depreciation and amortization.	22,044	15,534	12,577	13,016	11,582	14,825	9,818
General and administrative	7,416	7,222	6,330	4,790	6,227	3,741	3,660
Accretion of discount on asset retirement obligations	758	913	546	484	144	414	378
Interest	2,187	1,605	1,543	1,160	621	1,821	818
Other, net	1,158	—	—	549	890	—	748

Total costs and expenses	99,386	77,485	71,449	64,295	72,484	57,295	45,268

Income before income taxes	108,900	124,154	106,878	26,367	121,102	47,674	79,770
Income tax provision	(1,337)	(1,338)	(1,045)	(46)	(1,326)	(586)	(951)

Net income	$107,563	$122,816	$105,833	$26,321	$119,776	$47,088	$78,819

Allocation of net income:
Net income (loss) applicable to Pioneer Southwest’s predecessor	$—	$—	$—	$(1,598)	$59,038	$—	$—
Net income applicable to Pioneer Southwest	107,563	122,816	105,833	27,919	60,738	47,088	78,819

Net income	$107,563	$122,816	$105,833	$26,321	$119,776	$47,088	$78,819

Allocation of net income applicable to Pioneer Southwest:
General partner’s interest	$108	$123	$106	$28	$61	$47	$79
Limited partners’ interest	107,179	122,466	105,649	27,891	60,677	46,934	78,538
Unvested participating securities’ interest	276	227	78	—	—	107	202

Net income applicable to Pioneer Southwest	$107,563	$122,816	$105,833	$27,919	$60,738	$47,088	$78,819

Net income per common unit — basic and diluted	$3.00	$3.68	$3.19	$0.92	$2.02	$1.31	$2.20

Weighted average common units outstanding — basic and diluted	35,714	33,249	33,114	30,399	30,009	35,714	35,714

Distributions declared per common unit	$2.07	$2.03	$2.00	$2.00	$0.81	$1.04	$1.03

Balance Sheet Data (at period end):
Total assets	$430,889	$326,727	$280,060	$256,638	$367,164	$494,629	$374,770
Long-term obligations	$137,907	$58,768	$124,471	$103,810	$6,429	$188,203	$80,892
Partners’ equity	$261,633	$227,206	$134,745	$141,273	$347,831	$272,001	$269,614

(a)	In May 2008, Pioneer Southwest completed its initial public offering of 9,487,500 common units representing limited partnership interests (the “2008 Offering”). To effect the 2008 Offering, Pioneer contributed a portion of its ownership of a subsidiary that owned interests in oil and gas properties located in the Spraberry field and sold to Pioneer Southwest its remaining ownership interest in the subsidiary. During August 2009, Pioneer Southwest acquired certain additional oil and gas property interests in the Spraberry field from Pioneer that, together with the property interests conveyed to Pioneer Southwest in 2008 (the “Conveyed Interests”), represented transactions between entities under common control and are reported in Pioneer Southwest’s financial statements similar to a pooling of interests. Pioneer Southwest’s statements of operations for the years ended December 31, 2009 and 2008 include the results of operations of the Conveyed Interests (being the results of operations of the Pioneer Southwest predecessor) prior to their ownership by Pioneer Southwest.

(b)	Effective February 1, 2009, Pioneer Southwest discontinued hedge accounting for its derivative contracts and began using the MTM method of accounting for derivatives. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” and Notes B and D of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in Pioneer Southwest’s Annual Report on Form 10-K for the year ended December 31, 2012, for information about Pioneer Southwest’s derivative contracts and associated accounting methods.
(c)	Oil and gas revenues for 2012, 2011, 2010, 2009 and 2008 include net commodity hedge gains of $0, $36.5 million, $46.7 million, $71.0 million and $14.6 million, respectively.
(d)	Historical oil and gas production costs associated with the Conveyed Interests includes the direct internal costs of Pioneer to operate the properties for periods presented prior to their ownership by Pioneer Southwest. The oil and gas production costs of the properties after they were acquired by Pioneer Southwest include COPAS fees.

Comparative Per Share and Per Unit Information

The following table sets forth (i) historical per share information of Pioneer, (ii) the unaudited pro forma per share information of Pioneer after giving pro forma effect to the proposed merger and the other merger transactions, including Pioneer’s issuance of 0.2325 of a share of Pioneer common stock for each outstanding Pioneer Southwest common unit (other than Pioneer Southwest common units owned by Pioneer USA), and (iii) the historical and equivalent pro forma per unit information for Pioneer Southwest.

You should read this information in conjunction with (i) the summary historical financial information included elsewhere in this proxy statement/prospectus, (ii) the historical consolidated financial statements of Pioneer and Pioneer Southwest and related notes that are incorporated by reference into this proxy statement/prospectus, and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma per unit information does not purport to represent what the actual results of operations of Pioneer and Pioneer Southwest would have been had the proposed merger been completed in another period or to project Pioneer’s and Pioneer Southwest’s results of operations that may be achieved if the proposed merger is completed.

	Year Ended December 31, 2012
	Pioneer		Pioneer Southwest
	Historical	Pioneer Pro Forma (1)	Historical	Equivalent Pro Forma (2)
Net income from continuing operations per share/unit:
Basic	$1.10	$1.32	$3.00	$0.31
Diluted	$1.07	$1.28	$3.00	$0.30
Cash dividends/distributions per share/unit	$0.08	$0.08	$2.07	$0.02
Book value per share/unit	$46.45	N/A	$7.33	N/A

	Six Months Ended June 30, 2013
	Pioneer		Pioneer Southwest
	Historical	Pioneer Pro Forma (1)	Historical	Equivalent Pro Forma (2)
Net income from continuing operations per share/unit:
Basic	$3.24	$3.26	$1.31	$0.76
Diluted	$3.19	$3.20	$1.31	$0.74
Cash dividends/distributions per share/unit	$0.04	$0.04	$1.04	$0.01
Book value per share/unit	$56.33	$55.89	$7.62	$12.99

(1)	Pioneer’s pro forma information includes the effect of the merger on the basis described in the notes to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus.
(2)	Pioneer Southwest’s equivalent pro forma earnings, book value and cash distribution amounts have been calculated by multiplying Pioneer’s pro forma per share amounts by the exchange ratio.

Market Prices and Dividend and Distribution Information

Shares of Pioneer common stock trade on the NYSE under the ticker symbol “PXD,” and Pioneer Southwest common units trade on the NYSE under the ticker symbol “PSE.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share for Pioneer common stock and per Pioneer Southwest common unit on the NYSE composite tape, as well as information concerning cash dividends declared and paid on shares of Pioneer common stock and quarterly cash distributions declared and paid on Pioneer Southwest common units. The sales prices are as reported on the NYSE.

	Pioneer common stock			Pioneer Southwest common units
	High	Low	Dividends	High	Low	Distributions(1)
2010
First Quarter	$56.88	$41.88	$0.04	$23.87	$20.72	$0.50
Second Quarter	$74.00	$54.72	—	$25.65	$20.93	$0.50
Third Quarter	$67.77	$54.89	$0.04	$28.33	$23.53	$0.50
Fourth Quarter	$88.00	$64.97	—	$30.42	$27.15	$0.50
2011
First Quarter	$104.29	$85.90	$0.04	$34.79	$28.22	$0.50
Second Quarter	$106.07	$82.41	—	$35.87	$26.21	$0.51
Third Quarter	$99.64	$65.73	$0.04	$32.72	$24.17	$0.51
Fourth Quarter	$97.10	$58.63	—	$31.73	$21.34	$0.51
2012
First Quarter	$119.19	$90.26	$0.04	$28.07	$25.43	$0.51
Second Quarter	$117.05	$77.41	—	$28.60	$24.59	$0.52
Third Quarter	$115.69	$82.18	$0.04	$26.82	$24.19	$0.52
Fourth Quarter	$110.67	$99.75	—	$26.98	$20.63	$0.52
2013
First Quarter	$133.68	$107.29	$0.04	$26.40	$21.58	$0.52
Second Quarter	$157.81	$109.18	—	$37.10	$24.31	$0.52
Third Quarter (through September 12, 2013)	$190.15	$146.19	$0.04	$44.45	$34.38	—	(2)

(1)	Represents cash distributions per Pioneer Southwest common unit declared with respect to the quarter presented and paid in the following quarter.
(2)	Cash distributions with respect to the third quarter of 2013 are expected to be declared in October 2013 and would be paid in November 2013 if the merger is not consummated prior to the record date for such distribution.

The last reported sale price of Pioneer Southwest common units on the NYSE on May 6, 2013, the last trading day before Pioneer announced its proposal to acquire all of the Pioneer Southwest common units owned by the public, was $26.00. The last reported sale price of shares of Pioneer common stock on the NYSE on May 6, 2013, was $133.54. The last reported sale price of Pioneer Southwest common units on the NYSE on [—], 2013, the latest practicable date prior to the printing of this proxy statement/prospectus, was $[—]. The last reported sale price of shares of Pioneer common stock on the NYSE on [—], 2013, was $[—].

As of [—], 2013, Pioneer had [—] shares of common stock outstanding held by approximately [—] holders of record.

As of [—], 2013, the record date for the Pioneer Southwest special meeting, Pioneer Southwest had 35,713,700 outstanding common units held by approximately [—] holders of record. Pioneer Southwest’s partnership agreement requires it to distribute all of its “available cash,” as determined by Pioneer Southwest GP in accordance with Pioneer Southwest’s partnership agreement, within 45 days after the end of each quarter.

Prior to the termination of the merger agreement or the effective time of the merger, it is expected that Pioneer Southwest unitholders will continue to receive quarterly distributions on their Pioneer Southwest common units consistent with past practice and not in excess of $0.52 per Pioneer Southwest common unit per quarter (which $0.52 per common unit is equivalent to the most recent distribution declared for the quarter ended June 30, 2013), provided that the record date for such quarterly distribution occurs prior to the effective time of the merger. If the merger agreement terminates, it is expected that distributions would continue, consistent with past practice and in accordance with the terms of Pioneer Southwest’s partnership agreement.

Pioneer’s Dividend Policy

During each of 2012, 2011 and 2010, the Pioneer Board declared semiannual dividends of $0.04 per share of Pioneer common stock. In the first and third quarters of 2013, the Pioneer Board declared semiannual dividends of $0.04 per share of Pioneer common stock. Any payment of future dividends will be at the discretion of the Pioneer Board and will depend on Pioneer’s earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that the Pioneer Board deems relevant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents Pioneer and Pioneer Southwest have incorporated herein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not limited to historical facts, but reflect Pioneer’s and/or Pioneer Southwest’s current beliefs, expectations or intentions regarding future events. These forward-looking statements may be identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” “contemplate” and similar expressions that contemplate future events. These statements appear in a number of places in this proxy statement/prospectus and in the documents incorporated by reference.

All statements other than statements of historical fact included or incorporated by reference in this proxy statement/prospectus, including statements regarding Pioneer’s and/or Pioneer Southwest’s financial position, business strategy, production and reserve growth and other plans and objectives for future operations or transactions, and including statements regarding the approval of the merger agreement and the merger transactions, the satisfaction of the closing conditions to the merger, the timing of the completion of the merger, expected U.S. federal income tax consequences, expectations and intentions regarding outstanding litigation, expectations with respect to the synergies, costs and other anticipated effects of the merger and expectations regarding Pioneer Southwest’s business and common units if the merger does not occur, are forward-looking statements.

Although Pioneer and Pioneer Southwest believe that such forward-looking statements are based on reasonable assumptions, neither Pioneer nor Pioneer Southwest gives any assurance that such expectations will in fact occur. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Pioneer and Pioneer Southwest and are difficult to predict. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 35, as well as, among others, risks and uncertainties relating to:

•	the volatility of realized oil, gas and NGL prices and the volatility of the price of shares of Pioneer common stock;

•	the potential for impairment to the book value of Pioneer’s assets due to future declines in oil, gas and NGL prices;

•	uncertainties about the estimated quantities of oil, gas and NGL reserves, including uncertainties about the effects of the SEC’s rules governing reserve reporting;

•	the conditions of the capital markets, liquidity, general economic conditions, interest rates and the availability of credit to support Pioneer’s business requirements;

•	the discovery, estimation, development and replacement of oil, gas and NGL reserves;

•	Pioneer’s business and financial strategy;

•	Pioneer’s future operating results;

•	uncertainties and risks associated with horizontal drilling;

•	Pioneer’s drilling locations;

•	Pioneer’s drilling technology;

•	Pioneer’s cash flow, liquidity and financial position;

•	the timing and amount of Pioneer’s future production of oil, gas and NGLs;

•	Pioneer’s operating expenses, general and administrative costs and finding and development costs;

•	the availability of drilling and production equipment, labor and other services;

•	the marketing of oil, gas and NGLs;

•	competition in the oil, gas and NGLs industry;

•	the effect of weather and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;

•	governmental regulation of the oil, gas and NGL industry;

•	environmental regulations;

•	the effect of legislation, regulatory initiatives and litigation related to climate change;

•	developments in oil-producing and gas-producing countries, including recent developments in the Middle East;

•	Pioneer’s strategic plans, objectives, expectations and intentions for future operations;

•	joint ventures;

•	the possibility that the merger transactions are not consummated in a timely manner or at all;

•	the diversion of management in connection with the merger and Pioneer’s ability to realize fully or at all the anticipated benefits of the merger; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in Pioneer’s and Pioneer Southwest’s SEC filings.

Pioneer and Pioneer Southwest caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Pioneer’s and Pioneer Southwest’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. In addition, Pioneer and Pioneer Southwest may be subject to currently unforeseen risks that may have a materially adverse effect on them. All subsequent written and oral forward-looking statements concerning Pioneer, Pioneer Southwest, the proposed merger or other matters and attributable to Pioneer or Pioneer Southwest or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, neither Pioneer nor Pioneer Southwest undertakes any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in Pioneer common stock involves risks. You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In addition, you should read and consider the risks associated with the businesses of Pioneer and Pioneer Southwest. In particular, please read Part I, Item 1. “Business — Competition, Markets and Regulations” and Part I, Item 1A. “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2012, for each of Pioneer and Pioneer Southwest, and Part II, Item 1A. “Risk Factors,” in the Quarterly Reports on Form 10-Q for the quarter ended June 30, 2013, for each of Pioneer and Pioneer Southwest, incorporated by reference herein. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either the price of Pioneer common stock or the price of Pioneer Southwest common units.

If the merger is completed, each Pioneer Southwest common unit outstanding as of immediately prior to the effective time of the merger will be converted into the right to receive 0.2325 of a share of Pioneer common stock. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either shares of Pioneer common stock or Pioneer Southwest common units. Changes in the price of shares of Pioneer common stock prior to the effective time will affect the market value of the merger consideration that Pioneer Southwest unitholders will receive in the merger.

The market price of shares of Pioneer common stock has historically varied greatly. For example, during the period beginning on January 1, 2012, and ending on September 12, 2013, shares of Pioneer common stock traded as high as $190.15 and as low as $77.41 per share. The market price of shares of Pioneer common stock is likely to continue to be volatile because of numerous factors, which may include:

•	changes in Pioneer’s drilling results and reserve growth outlook;

•	domestic and worldwide supply of and demand for oil, NGL and gas;

•	developments in the Middle East, which could affect the global supply of oil and significantly affect oil prices;

•	quarterly fluctuations in Pioneer’s operating results and those of Pioneer’s competitors;

•	changes in stock market analysts’ estimates of Pioneer’s future performance and the future performance of Pioneer’s competitors;

•	purchases and sales of a high volume of shares of Pioneer common stock by Pioneer stockholders;

•	events affecting other companies that the market deems comparable to Pioneer;

•	general conditions in the oil and gas industry in which Pioneer operates;

•	general economic conditions in the United States and other countries;

•	federal, state and local legislation, governmental regulation and legal developments in the industry in which Pioneer operates; and

•	changes in market assessments of the likelihood that the merger will be completed.

The price of a share of Pioneer common stock at the effective time of the merger may vary from its price on the date the merger agreement was executed or on the date of the Pioneer Southwest special meeting. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of shares of Pioneer common stock during the period from May 6, 2013, the last trading day before public announcement of the merger, through September 12, 2013, the final negotiated exchange ratio of 0.2325 represented a market value ranging from a low of $31.05 to a high of $43.43 for each Pioneer Southwest common unit.

If the price of shares of Pioneer common stock declines between the date the merger agreement was executed and the effective time of the merger, including for any of the reasons described above, Pioneer Southwest unitholders will receive shares of Pioneer common stock that have a market value upon completion of the merger that is less than the market value calculated pursuant to the exchange ratio on the date the merger agreement was executed. Therefore, while the number of shares of Pioneer common stock to be issued in the merger is fixed, Pioneer Southwest unitholders cannot be sure of the market value of the shares of Pioneer common stock they will receive upon completion of the merger or the market value of shares of Pioneer common stock at any time after the completion of the merger.

For historical and current market prices of shares of Pioneer common stock and Pioneer Southwest common units, please read “Summary — Market Prices and Dividend and Distribution Information” in this proxy statement/prospectus.

The merger transactions may not be consummated even if Pioneer Southwest unitholders approve the merger proposal.

The merger agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the merger not occurring, even though Pioneer Southwest unitholders may have voted to approve the merger proposal. Pioneer and Pioneer Southwest cannot predict with certainty whether and when any of the conditions to the completion of the merger will be satisfied. Any delay in completing the merger could cause Pioneer not to realize, or delay the realization of, some or all of the benefits that Pioneer expects to achieve from the merger. In addition, Pioneer and Pioneer Southwest can agree not to consummate the merger even if the Pioneer Southwest unitholders approve the merger proposal and the conditions to the closing of the merger are otherwise satisfied.

Financial projections by Pioneer and Pioneer Southwest may not prove accurate.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the exchange ratio to the Pioneer Southwest unaffiliated unitholders, the financial advisor to the Pioneer Southwest Conflicts Committee reviewed and relied on, among other things, internal financial analyses and forecasts for Pioneer and Pioneer Southwest prepared by management. These financial projections include assumptions regarding future production, commodities pricing, operating cash flows, capital expenditures and distributable income of Pioneer Southwest. They speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all or within projected timeframes. The financial projections on which Pioneer Southwest’s financial advisor based its opinion could turn out to be inaccurate.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of Pioneer’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of Pioneer’s financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Pioneer and Pioneer Southwest, and adjustments and assumptions have been made after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by Pioneer and Pioneer Southwest in connection with the merger. As a result, the actual financial condition and results of operations of Pioneer following the merger may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Pioneer’s financial condition or results of operations following the merger. Any decline or potential decline in Pioneer’s financial condition or results of operations may cause significant variations in the stock price of Pioneer. Please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this proxy statement/prospectus.

While the merger agreement is in effect, Pioneer Southwest may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in its ability to pursue other attractive business opportunities.

While the merger agreement is in effect, Pioneer Southwest is prohibited from, directly or indirectly, initiating, soliciting, knowingly encouraging or facilitating any inquiries regarding, or the making or submission of any proposal or offer that constitutes or may reasonably be expected to lead to, a proposal or offer to acquire 20% or more of the assets (by book value or monthly revenues) or common units of Pioneer Southwest, or a proposal or offer to enter into certain transactions such as a merger, consolidation, business combination, reorganization, liquidation, dissolution or similar transaction, with any other person, subject to limited exceptions. As a result of these provisions in the merger agreement, Pioneer Southwest may lose opportunities to enter into more favorable transactions.

In its written proposal of the merger delivered to the chairman of the Pioneer Southwest Conflicts Committee, Pioneer stated that it is interested only in acquiring the outstanding publicly held Pioneer Southwest common units and that it is not interested in selling the Pioneer Southwest common units held by Pioneer USA or Pioneer USA’s interest in Pioneer Southwest GP. Therefore, even if a proposal or offer to acquire the assets or common units of Pioneer Southwest were to materialize, Pioneer USA, which owns a majority of the outstanding Pioneer Southwest common units, would likely decide not to vote or tender its Pioneer Southwest common units in favor of any such transaction.

Pioneer Southwest has also agreed to refrain from taking certain actions with respect to its business and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions described above could be in effect for an extended period of time if completion of the merger is delayed and the parties agree to extend the March 17, 2014 termination date.

In addition to the economic costs associated with pursuing a merger, Pioneer Southwest GP’s management continues to devote substantial time and other resources to the proposed transaction and related matters, which could limit Pioneer Southwest’s ability to pursue other attractive business opportunities, including potential joint ventures, standalone projects and other transactions. If Pioneer Southwest is unable to pursue such other attractive business opportunities, its growth prospects and the long-term strategic position of its business could be adversely affected.

If the merger does not occur, Pioneer and Pioneer Southwest will not benefit from the expenses they have incurred in the pursuit of the merger.

The merger may not be completed. If the merger is not completed, Pioneer and Pioneer Southwest will have incurred substantial expenses for which no ultimate benefit will have been received by either company. The parties currently expect to incur merger-related expenses of approximately $4.0 million, consisting of investment banking, engineering, legal and accounting fees, and financial printing and other related charges, much of which may be incurred even if the merger is not completed. In addition, if the merger agreement is terminated under specified circumstances, either Pioneer or Pioneer Southwest will be required to pay certain expenses of the other party. See “The Merger Agreement — Fees and Expenses.”

Pioneer, Pioneer Southwest GP and their directors and officers may have interests that differ from your interests, and these interests may have influenced their decision to propose and to approve the merger agreement and the merger transactions.

The nature of the respective businesses of Pioneer Southwest and Pioneer and its affiliates may give rise to conflicts of interest between Pioneer Southwest and Pioneer. The interests of Pioneer, Pioneer Southwest GP, and their directors and officers may differ from your interests as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of shares of Pioneer common stock offered as the merger consideration, particularly where three of the seven directors on the Pioneer Southwest GP Board are executive officers of Pioneer. Unlike the strict duty of a fiduciary who must act solely in the best interests of the beneficiary in resolving conflicts of interest, Pioneer Southwest’s partnership agreement permits Pioneer Southwest GP to consider the relative interest of each party to a potential conflict situation and the benefits and burdens relating to such interests which, under certain circumstances, could include the interest of Pioneer Southwest GP and its affiliates.

Furthermore, Pioneer Southwest’s partnership agreement provides that, in the absence of bad faith by Pioneer Southwest GP, any action taken by Pioneer Southwest GP shall not constitute a breach of the Pioneer Southwest partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law.

In addition, certain directors and executive officers of Pioneer are also directors and executive officers of Pioneer Southwest GP. For example, Scott D. Sheffield is a director of both Pioneer and Pioneer Southwest GP. The following executive officers hold positions at both Pioneer and Pioneer Southwest GP:

Officer	Pioneer	Pioneer Southwest
Scott D. Sheffield	Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer
Timothy L. Dove	President and Chief Operating Officer, Director	President and Chief Operating Officer
Mark S. Berg	Executive Vice President and General Counsel	Executive Vice President and General Counsel
Chris J. Cheatwood	Executive Vice President, Business Development and Geoscience	Executive Vice President, Business Development and Geoscience
Richard P. Dealy	Executive Vice President and Chief Financial Officer	Executive Vice President, Chief Financial Officer and Treasurer, Director
Danny L. Kellum	Executive Vice President, Permian Operations	Executive Vice President, Permian Operations, Director
Frank W. Hall	Vice President and Chief Accounting Officer	Vice President and Chief Accounting Officer

In considering the recommendation of the Pioneer Southwest GP board to approve the merger proposal, you should consider that the directors and executive officers of Pioneer and Pioneer Southwest GP may have interests that differ from, or are in addition to, the interests of Pioneer Southwest unitholders generally. These interests include the following:

•	all of the directors and officers of Pioneer Southwest GP have the right to indemnification under the organizational documents of Pioneer Southwest GP, the Pioneer Southwest partnership agreement and the merger agreement, and the four independent directors of Pioneer Southwest GP have the right to indemnification under indemnification agreements with Pioneer Southwest. In addition, all of the directors of Pioneer and all of the officers of Pioneer Southwest GP have the right to indemnification under the organizational documents of Pioneer or Pioneer USA and indemnification agreements with Pioneer or Pioneer USA;

•	each of the officers that are officers of both Pioneer and Pioneer Southwest GP are expected to continue to serve as officers of Pioneer following the merger;

•	each outstanding phantom unit of Pioneer Southwest held by officers of Pioneer Southwest GP will be converted in the merger into an equivalent restricted stock unit of Pioneer common stock, with adjustments in the number of shares to reflect the exchange ratio, but otherwise on the same terms and conditions as were applicable prior to the merger;

•	three of the seven directors of Pioneer Southwest GP are executive officers of both Pioneer and Pioneer Southwest GP, and one of these three directors, Scott D. Sheffield, is also the Chairman of the Board of Pioneer. All three of these directors own shares of Pioneer common stock and Pioneer Southwest common units as well as phantom units of Pioneer Southwest; and

•	certain other Pioneer officers and Pioneer Southwest GP officers own shares of Pioneer common stock and Pioneer Southwest common units, as well as equity-based benefit plan awards related to Pioneer common stock and Pioneer Southwest common units.

See “Certain Relationships; Interests of Certain Persons in the Merger — Interests of Directors and Executive Officers in the Merger.”

Lawsuits have been filed against Pioneer, Pioneer USA, Pioneer Southwest, Pioneer Southwest GP, and the directors and certain officers of Pioneer Southwest GP challenging the merger, and any injunctive relief or adverse judgment for monetary damages could prevent the merger from occurring or could have a material adverse effect on Pioneer following the merger.

Pioneer, Pioneer USA, Pioneer Southwest, Pioneer Southwest GP and the directors and certain officers of Pioneer Southwest GP are named defendants in purported class action petitions and derivative suits brought by purported Pioneer Southwest unitholders in Dallas County, Texas, generally alleging claims of breach of duties under Pioneer Southwest’s partnership agreement, breach of the implied covenant of good faith and fair dealing in connection with the merger transactions, self-dealing and aiding and abetting arising out of the defendants’ pursuit of the merger by way of an allegedly conflicted and unfair process. Similar claims have been filed in the United States District Court for the Northern District of Texas. The plaintiffs seek to enjoin the defendants from proceeding with or consummating the merger and, to the extent that the merger is implemented before relief is granted, plaintiffs seek to have the merger rescinded. The plaintiffs also seek money damages and attorneys’ fees.

One of the conditions to the completion of the merger is that no order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the merger agreement. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. An adverse judgment for rescission or for monetary damages could have a material adverse effect on Pioneer following the merger.

Because Pioneer USA owns 52.4% of the outstanding Pioneer Southwest common units and has agreed to vote its units to approve the merger proposal, a vote in favor of the merger proposal at the Pioneer Southwest special meeting is assured regardless of how the Pioneer Southwest unaffiliated unitholders vote.

Regardless of how the Pioneer Southwest unaffiliated unitholders vote at the Pioneer Southwest special meeting, a vote to approve the merger proposal is assured because Pioneer USA, which owns 52.4% of the outstanding Pioneer Southwest common units, has agreed to vote its units in favor of the merger proposal. Consequently, Pioneer Southwest unaffiliated unitholders have no control over whether the merger proposal is approved at the Pioneer Southwest special meeting.

Risks Related to Pioneer’s Business After the Merger

Following the merger, Pioneer may fail to develop Pioneer Southwest’s leasehold acreage, including the potential horizontal locations Pioneer has identified on Pioneer Southwest’s leasehold acreage, and any such failure could have an adverse effect on Pioneer’s operations and the price of shares of Pioneer common stock.

There has been a recent trend in Pioneer Southwest’s operating area toward horizontal drilling, which requires greater amounts of capital than vertical drilling but potentially provides higher production and investment returns. Pioneer Southwest’s leasehold acreage and wellbore assignment rights (“Virtual 40s”) are located in good potential resource areas, and Pioneer has identified 125 horizontal locations on Pioneer Southwest’s leasehold acreage with drillable lateral lengths in excess of 5,000 feet as having a potentially attractive value based on geologic analysis and Pioneer’s limited drilling results to date. Under current conditions, Pioneer Southwest would likely be unable to develop certain portions of its remaining leasehold acreage (such acreage, the “stranded leasehold acreage”) and its Virtual 40s through horizontal drilling due to its stranded leasehold acreage position being non-contiguous and not of sufficient size to permit drilling of horizontal wells of sufficient length to be economic. Such stranded leasehold acreage and Virtual 40s are contiguous with Pioneer leasehold acreage and could potentially be developed by Pioneer following the merger. However, there are significant risks and uncertainties associated with horizontal drilling. Following the merger, Pioneer may not be successful in developing the potential horizontal locations it has identified on Pioneer Southwest’s leasehold acreage or the Virtual 40s. If Pioneer is unable to develop these locations for horizontal drilling or otherwise, it could have an adverse effect on Pioneer’s operations, financial results and the price of its common stock.

Risks Related to Pioneer’s Common Stock

There will be material differences between the current rights of Pioneer Southwest unitholders and the rights they can expect to have as Pioneer stockholders.

Pioneer Southwest unitholders will receive shares of Pioneer common stock in the merger and will become Pioneer stockholders. As Pioneer stockholders, their rights as stockholders will be governed by Pioneer’s certificate of incorporation and bylaws. In addition, whereas Pioneer Southwest is a Delaware limited partnership governed by the Delaware Revised Uniform Limited Partnership Act, Pioneer is a Delaware corporation governed by the Delaware General Corporation Law. As a result, there will be material differences between the current rights of Pioneer Southwest unitholders and the rights they can expect to have as Pioneer stockholders, as well as differences in how stockholders and unitholders are taxed. For example, profits at Pioneer Southwest flow through Pioneer Southwest and are taxed once at the unitholder level, regardless of whether distributions are made to Pioneer Southwest unitholders. Profits of Pioneer are subject to tax at the corporation level and potentially again, if and when distributed to Pioneer stockholders, at the stockholder level. For a discussion of other material differences, see “Comparison of the Rights of Pioneer Stockholders and Pioneer Southwest Unitholders.”

Although the Pioneer Board has declared semiannual dividends on Pioneer’s common stock in recent years, Pioneer may not pay cash dividends in the future.

Unlike Pioneer Southwest, Pioneer is not required to distribute its available cash to stockholders. Although Pioneer has paid cash dividends on its common stock in the past, the Pioneer Board may not declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the Pioneer Board and will depend on Pioneer’s earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Pioneer Board deems relevant. Should the Pioneer Board continue to declare dividends on the Pioneer common stock, the dividend yield of the Pioneer common stock has historically been a fraction of the distribution yield of the Pioneer Southwest common units.

Some provisions of Pioneer’s charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for shares of Pioneer common stock.

Some provisions in Pioneer’s certificate of incorporation and bylaws may have the effect of delaying, discouraging or preventing an acquisition of Pioneer or a merger in which Pioneer is not the surviving company and may otherwise prevent or slow changes in the Pioneer Board and management. In addition, because Pioneer is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits certain business combinations between it and “interested stockholders” (generally a stockholder owning or controlling 15% of more of Pioneer’s capital stock entitled to vote generally in the election of directors) for three years following the time at which such stockholder became an interested stockholder unless specified conditions are met. These provisions could discourage an acquisition of Pioneer or other change in control transaction, whether or not it is desired or beneficial to Pioneer stockholders, and thereby negatively affect the price that investors might be willing to pay in the future for shares of Pioneer common stock. In addition, to the extent that these provisions discourage an acquisition of Pioneer or other change in control transaction, they could deprive stockholders of opportunities to realize takeover premiums for their shares of Pioneer common stock.

There may be future dilution of Pioneer common stock, which could adversely affect the market price of shares of Pioneer common stock.

Pioneer is not restricted from issuing additional shares of Pioneer common stock. In the future, Pioneer may issue shares of Pioneer common stock to raise cash for future drilling activities, acquisitions or other purposes. Pioneer may also acquire interests in other companies by using a combination of cash and shares of Pioneer common stock or just shares of Pioneer common stock. Pioneer may also issue securities convertible into, or exchangeable for, or that represent the right to receive, shares of Pioneer common stock. Any of these events may dilute the ownership interests of current Pioneer stockholders in Pioneer, reduce Pioneer’s earnings per share and have an adverse effect on the price of shares of Pioneer common stock.

Sales of a substantial amount of shares of Pioneer common stock in the public market could adversely affect the market price of shares of Pioneer common stock.

Sales of a substantial amount of shares of Pioneer common stock in the public market, or the perception that these sales may occur, could reduce the market price of shares of Pioneer common stock. Because Pioneer common stock is not primarily a yield instrument and because the receipt of the merger consideration will be taxable for U.S. federal income tax purposes, a large number of Pioneer Southwest unitholders may choose to sell the shares of Pioneer common stock they receive promptly following the merger. Such sales could have a material adverse effect on the price of Pioneer common stock.

Risks Related to Pioneer Southwest’s Business and Common Units if the Merger Does Not Occur

If the merger does not occur, it is likely that Pioneer Southwest will not be able to fully develop all of its leasehold acreage for horizontal drilling, which could have a material adverse effect on its results of operations and on the value of its leasehold acreage.

If the merger does not occur, Pioneer Southwest will continue to operate its business as it has in the past. Under current conditions, Pioneer Southwest would likely be unable to fully develop all of its leasehold acreage through horizontal drilling. The potential for Pioneer Southwest to develop all of its acreage through horizontal drilling is limited by the non-contiguous nature of some of Pioneer Southwest’s acreage and by Pioneer Southwest’s rights across some of its acreage. Additionally, a portion of Pioneer Southwest’s acreage is not of sufficient size to permit drilling of horizontal wells of sufficient length to be economic. Furthermore, the potential for horizontal drilling locations can be adversely affected by the location of existing or future vertical wells, which may limit or eliminate Pioneer Southwest’s ability to drill a horizontal well. Such a failure to develop its acreage through horizontal drilling could have a material adverse effect on Pioneer Southwest’s results of operations and could materially reduce the amount of cash that is available to Pioneer Southwest for distributions. In addition, the continuation of Pioneer Southwest’s vertical drilling program would likely reduce or eliminate the horizontal potential that may exist on Pioneer Southwest’s leasehold acreage as a result of increasing the density of vertical wells, which could result in future diminution in the value of Pioneer Southwest’s leasehold acreage.

If the merger does not occur, Pioneer Southwest may be unable to maintain current levels of distributions on its common units without incurring additional debt.

If the merger agreement is terminated and the merger does not occur, Pioneer Southwest expects that quarterly distributions of available cash will continue, consistent with past practice and in accordance with the terms of Pioneer Southwest’s partnership agreement. In the future, because Pioneer Southwest’s proved reserves and production decline continually over time, Pioneer Southwest’s ability to maintain current levels of quarterly cash distributions will depend on its ability to mitigate these declines through drilling initiatives, production enhancement, and/or acquisitions of income producing assets that provide adequate cash margins, as well as on the prices of oil, NGLs and gas and on the availability of capital, such as Pioneer Southwest’s credit facility or future private and public equity and debt offerings. At current quoted forward NYMEX prices for oil, NGLs and gas and current acquisition and drilling costs, there is significant uncertainty regarding Pioneer Southwest’s ability to maintain or increase its levels of quarterly distributions in the long term. Furthermore, Pioneer Southwest may be unable to maintain current levels of distributions without incurring significant additional debt.

Tax Risks Related to the Merger

In addition to reading the following risk factor, you are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 129 for a more complete discussion of the expected material U.S. federal income tax consequences of the merger.

The receipt of the merger consideration will be taxable for U.S. federal income tax purposes, and Pioneer Southwest unitholders could recognize tax gain or have tax liability in excess of the merger consideration received.

Pioneer Southwest unitholders generally will recognize gain with respect to the exchange of Pioneer Southwest common units for shares of Pioneer common stock in the merger in an amount equal to the excess of (1) each Pioneer Southwest unitholder’s “amount realized” for U.S. federal income tax purposes, which equals the sum of the fair market value of the shares of Pioneer common stock, plus the unitholder’s allocated share of Pioneer Southwest’s pre-merger liabilities (it being understood that no Pioneer Southwest unitholder bears any personal responsibility or liability in respect of such allocated liabilities), over (2) such Pioneer Southwest unitholder’s aggregate adjusted tax basis in Pioneer Southwest common units (including basis attributable to the unitholder’s share of Pioneer Southwest’s pre-merger liabilities). Pioneer Southwest unitholders generally will recognize loss to the extent that the amount of their basis described in clause (2) above exceeds the amount realized described in clause (1) above.

Because the “amount realized” includes the amount of Pioneer Southwest’s liabilities allocated to each Pioneer Southwest unitholder immediately prior to the merger, it is possible that the amount of gain Pioneer Southwest unitholders recognize, or even their resulting tax liability, could exceed the fair market value of the shares of Pioneer common stock. The application of other complicated tax rules also may give rise to adverse tax consequences to Pioneer Southwest unitholders. Because the tax consequences of the merger to a Pioneer Southwest unitholder will depend on the unitholder’s particular factual circumstances and are uncertain in some material respects, Pioneer Southwest unitholders should consult their tax advisors regarding the potential tax consequences of exchanging Pioneer Southwest common units for shares of Pioneer common stock in the merger.

THE PIONEER SOUTHWEST SPECIAL MEETING

General Information About the Pioneer Southwest Special Meeting

Time, Place and Date

The special meeting of Pioneer Southwest unitholders will be held at the offices of Pioneer Southwest, 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039, on [—], 2013, at [—], local time.

Purposes

The purposes of the special meeting are:

•	to consider and vote on the merger proposal; and

•	to consider and vote on the adjournment proposal.

Only Pioneer Southwest GP can introduce new matters for a vote at the Pioneer Southwest special meeting. At this time, Pioneer Southwest GP does not plan on bringing any additional matters before the Pioneer Southwest special meeting for a vote.

Quorum

The presence in person or by proxy at the Pioneer Southwest special meeting of the holders of a majority of outstanding Pioneer Southwest common units on the record date will constitute a quorum and will permit Pioneer Southwest to conduct the proposed business at the Pioneer Southwest special meeting. As a result of Pioneer’s ownership in Pioneer Southwest, and Pioneer’s obligation to vote its Pioneer Southwest common units at the meeting under the voting agreement, a quorum is guaranteed to exist at the meeting. Units held in your name will be counted as present at the special meeting if you:

•	are present in person at the meeting; or

•	have submitted a properly executed proxy card or properly submitted your proxy by telephone or internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Because the only proposals for consideration at the Pioneer Southwest special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Pioneer Southwest special meeting. However, if there are any broker non-votes, they will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum.

Record Date

The record date for the Pioneer Southwest special meeting is the close of business on [—], 2013.

Units Entitled to Vote

Pioneer Southwest unitholders may vote at the special meeting if they owned Pioneer Southwest common units at the close of business on the record date. Pioneer Southwest unitholders may cast one vote for each Pioneer Southwest common unit owned on the record date.

Votes Required

The merger proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the merger proposal at the Pioneer Southwest special meeting. Failures to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the merger proposal. Pursuant to the voting agreement discussed elsewhere in the proxy statement/prospectus, Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units and therefore constitute a sufficient number of Pioneer Southwest common units to approve the merger proposal at the Pioneer Southwest special meeting.

The adjournment proposal will be approved if the holders, as of the record date of the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units vote in favor of the adjournment proposal at the Pioneer Southwest special meeting. Failures to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against this proposal.

Of the Pioneer Southwest common units entitled to vote on the proposals at the Pioneer Southwest special meeting, 0.5% of such Pioneer Southwest common units are held, and eligible to be voted, by certain executive officers and directors, and their affiliates, of Pioneer or Pioneer Southwest (not including the parties to the voting agreement).

Common Units Outstanding

As of the record date, there were 35,713,700 Pioneer Southwest common units outstanding held by approximately [—] holders of record.

Voting Procedures

Voting by Pioneer Southwest Unitholders of Record

Pioneer Southwest unitholders who hold units in their own name may vote using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the Pioneer Southwest special meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your Pioneer Southwest common units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your Pioneer Southwest common units will be voted FOR approval of the merger proposal and the adjournment proposal.

Revocation

If you hold your Pioneer Southwest common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the secretary of Pioneer Southwest GP at or before the special meeting;

•	appearing and voting in person at the special meeting;

•	timely submitting a later dated proxy by telephone or internet no later than 5:00 p.m. Dallas, Texas time on the day before the date of the Pioneer Southwest special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the secretary of Pioneer Southwest GP at or before the Pioneer Southwest special meeting.

Your presence without voting at the special meeting will not automatically revoke your proxy.

Units Held in Street Name

If you hold Pioneer Southwest common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Pioneer Southwest common units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not allowed to vote your common units on any proposal on which your broker, bank or other nominee does not have discretionary authority. The only proposals for consideration at the Pioneer Southwest special meeting are the merger proposal and the adjournment proposal, which are matters for which brokers and other nominees do not have discretionary authority to vote. To instruct your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you.

Please note that you may not vote your Pioneer Southwest common units held in “street name” by returning a proxy card directly to Pioneer Southwest or by voting in person at the Pioneer Southwest special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your Pioneer Southwest common units, your broker or other nominee may not vote your Pioneer Southwest common units, which will have the same effect as a vote against the merger proposal and the adjournment proposal. You should therefore provide your broker or other nominee with instructions as to how to vote your Pioneer Southwest common units.

Validity

The inspector of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Its determination will be final and binding. The Pioneer Southwest GP Board has the right to waive any irregularities or conditions as to the manner of voting. Pioneer Southwest may accept your proxy by any form of communication permitted by Delaware law so long as Pioneer Southwest is reasonably assured that the communication is authorized by you.

Solicitation of Proxies

The accompanying proxy is being solicited by Pioneer Southwest GP on behalf of the Pioneer Southwest GP Board. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy and materials used in the solicitation, will be borne 50% by Pioneer and 50% by Pioneer Southwest.

D.F. King & Co., Inc. has been retained by Pioneer Southwest to aid in the solicitation of proxies for a fee of $6,500, a per call fee and the reimbursement of out-of-pocket expenses. In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from Pioneer Southwest unitholders by personal interview, telephone, fax or other electronic means by directors and officers of Pioneer Southwest GP and employees of Pioneer and its affiliates who provide services to Pioneer Southwest, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Pioneer Southwest common units held by those persons, and Pioneer Southwest will reimburse them for any reasonable expenses that they incur.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the material terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

General Description of the Merger

Pursuant to the merger agreement, at the effective time of the merger, MergerCo, a direct wholly-owned subsidiary of Pioneer, will merge with and into Pioneer Southwest with Pioneer Southwest surviving the merger as an indirect wholly-owned subsidiary of Pioneer, and each outstanding Pioneer Southwest common unit, other than those Pioneer Southwest common units owned by Pioneer USA, will be cancelled and converted into the right to receive 0.2325 of a share of Pioneer common stock. Applying the original exchange ratio proposed by Pioneer of 0.2234, the merger consideration originally proposed represented a 15% premium to the closing price of the Pioneer Southwest common units based on the closing prices of the Pioneer Southwest common units and shares of Pioneer common stock on May 6, 2013, the last trading day before Pioneer announced its proposal to acquire all of the Pioneer Southwest common units owned by the public. Applying the final exchange ratio agreed upon by the parties of 0.2325, the merger consideration represents a 58% premium to the closing price of the Pioneer Southwest common units based on the closing price of the Pioneer Southwest common units on May 6, 2013, and the closing price of shares of Pioneer common stock on August 8, 2013, the day before the merger agreement was signed.

If the exchange ratio would result in a Pioneer Southwest unitholder’s being entitled to receive a fraction of a share of Pioneer common stock, that Pioneer Southwest unitholder will not receive any fractional share of Pioneer common stock. In lieu of receiving any fractional share of Pioneer common stock to which any Pioneer Southwest unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of Pioneer common stock.

Once the merger is completed, former Pioneer Southwest unitholders who surrender their Pioneer Southwest common units in accordance with the merger agreement will be eligible, in their capacity as Pioneer stockholders, to receive dividends declared by the Pioneer Board, if any, after the effective time of the merger on Pioneer common stock. For a description of Pioneer’s dividend policy, please read “Summary — Market Prices and Dividend and Distribution Information — Pioneer’s Dividend Policy.”

Based on the 16,992,500 Pioneer Southwest common units outstanding as of September 12, 2013, and eligible to be converted into shares of Pioneer common stock pursuant to the merger agreement (which number does not include those owned by Pioneer USA), and without giving effect to rounding of fractional shares, Pioneer expects to issue approximately 3,950,757 shares of Pioneer common stock in connection with the merger. This number will represent approximately 3% of Pioneer’s outstanding shares of common stock after the merger, based on 138,864,386 shares of Pioneer common stock outstanding as of September 12, 2013.

The directors and executive officers of each of Pioneer and Pioneer Southwest GP prior to the merger are expected to continue as the directors and executive officers of Pioneer and Pioneer Southwest GP, respectively, following the merger, with the exception of the four independent directors of Pioneer Southwest GP who are expected to resign following the merger. Information about the current Pioneer directors and executive officers can be found in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, and Pioneer’s proxy statement for its annual meeting of stockholders in 2013. Pioneer’s Annual Report on Form 10-K is incorporated by reference into this proxy statement/prospectus. Information about the current Pioneer Southwest GP directors and executive officers can be found in Pioneer Southwest’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Background of the Merger

Pioneer Southwest Formed

Pioneer Southwest is a master limited partnership formed by Pioneer in June 2007 to own and acquire oil and gas properties in Texas and eight counties in the southeast region of New Mexico. Pioneer Southwest completed an initial public offering of 9,487,500 Pioneer Southwest common units on May 6, 2008. Before the initial public offering, Pioneer owned all of the general and limited partner interests in Pioneer Southwest. Prior to the initial public offering, Pioneer contributed certain oil and gas properties located in the Spraberry field to Pioneer Southwest by way of the transfer to Pioneer Southwest of all of the membership interests in an operating entity holding such oil and gas assets. The contributed assets consisted only of wellbore assignment rights and certain limited contractual rights to develop the acreage around those wellbores, referred to herein as Pioneer Southwest’s “Virtual 40s.” Specifically, the rights Pioneer Southwest received were limited to (1) only those rights that were necessary to produce hydrocarbons from the particular wellbores, but not the right to drill additional wells or to extend the horizontal reach of the wellbore interests (often referred to as wellbore interests), and (2) a contractual right to propose wells within the same 40 acre section of land, or “Virtual 40,” in which the parent wellbore is located, limited to the interval from the surface to the depth of the deepest producing perforation in the parent wellbore, and to participate in wells proposed by Pioneer, if any, in the Virtual 40; provided that, if Pioneer’s proposed well would be drilled to depths deeper than the parent wellbore, Pioneer Southwest would be required to pay the fair market value for its pro rata share of the interests associated with those greater depths.

At the time of Pioneer Southwest’s initial public offering in 2008, the strategy for Pioneer Southwest was to make accretive acquisitions of oil and gas assets so as to allow Pioneer Southwest to maintain its quarterly cash distributions and, over time, increase distributions. At the time, Pioneer expected that, depending on economic conditions over time, Pioneer Southwest could grow through:

•	acquisitions of producing oil and gas assets from Pioneer; and

•	acquisitions of producing oil and gas assets from third parties, potentially with Pioneer as a joint purchaser of producing or nonproducing properties.

The expectation was that Pioneer Southwest would have a cost of capital advantage relative to its corporate competitors and a technical advantage due to the scale of Pioneer’s operations. Pioneer Southwest planned to reserve 25% of its cash flow to make acquisitions and maintain access to a revolving credit facility. A significant part of the strategy for Pioneer Southwest was to maintain a balanced capital structure to ensure financial flexibility for acquisitions and to mitigate commodity price risk through commodity derivatives.

From the time of the initial public offering in 2008 through August 2009, Pioneer evaluated various potential acquisitions of producing properties or other assets on behalf of Pioneer Southwest, but no acquisitions were consummated during such time.

Pioneer Southwest Seeks Growth Through Drilling Program

In August 2009, the Pioneer Southwest GP Board, with the approval of the Pioneer Southwest Conflicts Committee, determined that it would be in Pioneer Southwest’s best interests to acquire oil and gas properties from Pioneer that included undeveloped properties, as well as additional interests in producing properties, and commence a drilling program to supplement Pioneer Southwest’s strategy. Up to and during that time the cost of acquiring producing properties had remained high, and Pioneer Southwest determined that a drilling program would provide better returns than a strategy involving only acquisitions. Pioneer Southwest believed the addition of a drilling program would potentially permit Pioneer Southwest to grow its cash flow and distributions.

On August 31, 2009, Pioneer Southwest completed the acquisition of certain oil and gas properties in the Spraberry field consisting of non-operating working interests in approximately 1,100 identified producing wells, and assumed net obligations associated with certain commodity price derivative positions and certain other liabilities from Pioneer (the “2009 Acquisition”). On November 16, 2009, Pioneer Southwest completed a public offering of 3,105,000 Pioneer Southwest common units (the “2009 Offering”). Following the 2009 Offering, Pioneer owned a 62.0% interest in Pioneer Southwest, including the 0.1% general partner interest and a 61.9% limited partner interest. The successful drilling program resulting from the 2009 Acquisition and the 2009 Offering enabled Pioneer Southwest to increase its distributions per common unit in May 2011 from $0.50 to $0.51. In addition, as Pioneer Southwest’s drilling program continued, Pioneer Southwest benefitted from the knowledge gained by Pioneer in its drilling program, with Pioneer Southwest’s wells being drilled to deeper depths for better rates of return despite the greater costs.

In December 2011, Pioneer Southwest announced an increase in its drilling program to add a third drilling rig, with an expected capital budget ranging from $110 million to $120 million in 2012. The successful drilling program enabled Pioneer Southwest to increase its quarterly distribution per common unit again in May 2012 from $0.51 to $0.52.

On December 16, 2011, Pioneer Southwest completed a public offering of 2,600,000 Pioneer Southwest common units (the “2011 Offering”) for net proceeds of $72.6 million, including $76,000 contributed by Pioneer Southwest GP to maintain its 0.1% general partner interest. Concurrent with the 2011 Offering, Pioneer also sold 1.8 million Pioneer Southwest common units for $50.5 million of net proceeds. Following the 2011 Offering, Pioneer owned a 52.5% interest in Pioneer Southwest, consisting of the 0.1% general partner interest and a 52.4% limited partner interest. Pioneer Southwest used the proceeds it received from the 2011 Offering to reduce outstanding borrowings.

Consideration of Strategic Alternatives

During 2012, Pioneer and third parties in the vicinity of Pioneer Southwest’s area of operations began to focus on drilling horizontal wells rather than vertical wells. Horizontal wells, while providing higher production and investment returns than vertical wells in the same areas, are more expensive to drill, and require larger contiguous tracts of acreage. As Pioneer developed its horizontal drilling program, management of Pioneer became aware that Pioneer Southwest’s potential to fully develop its acreage as a standalone entity through horizontal drilling was uncertain due to potential capital constraints, the non-contiguous nature of some of its acreage, and some of its acreage being not of sufficient size to permit drilling of horizontal wells of sufficient length to be economic.

In early 2013, due to a combination of lower commodities prices, higher operating costs, and the effects of derivatives that were entered into in 2009, management’s financial forecasts projected that net cash flows from Pioneer Southwest’s operations would be insufficient to fund its three-rig vertical drilling program, which would require additional borrowing under Pioneer Southwest’s credit facility to maintain then current levels of distributions for the remainder of 2013. Management believed that, at then current commodities prices and costs, Pioneer Southwest could continue with its current drilling strategy while maintaining distribution levels through the end of 2014, although that would result in increased borrowing levels and reduced liquidity.

The confluence of these factors led Pioneer senior management to believe that the strategy for Pioneer Southwest should be reviewed with the Pioneer Board and the Pioneer Southwest GP Board.

In early 2013, members of Pioneer’s management discussed the possibility of a merger of Pioneer and Pioneer Southwest. After conducting a review of initial modeling and potential strengths, weaknesses, opportunities and threats presented by the possible transaction, the consensus of management was to encourage senior management of Pioneer to pursue the matter further by discussing the possible transaction with the Pioneer Board.

On February 18, 2013, members of Pioneer management contacted Robert L. Kimball, a partner at Vinson & Elkins, and engaged Vinson & Elkins as counsel for Pioneer with regard to the potential transaction.

On February 20, 2013, at a regular quarterly meeting of the Pioneer Board, Scott D. Sheffield, Chairman and Chief Executive Officer of Pioneer and Pioneer Southwest GP, led a discussion on Pioneer’s position in Pioneer Southwest and informed the Pioneer Board that Pioneer management had begun to study the potential effects of a combination of Pioneer and Pioneer Southwest. The Pioneer Board directed Pioneer management to evaluate strategic alternatives with regard to Pioneer’s ownership in Pioneer Southwest and to further consult with the Pioneer Board as the analysis progressed.

On February 28, 2013, Michael D. Wortley, a partner at Vinson & Elkins, on behalf of Pioneer, contacted Louis G. Hering of Morris Nichols and engaged Morris Nichols as Delaware counsel to Pioneer with regard to the potential transaction.

On March 7, 2013, at a regularly scheduled meeting of the Pioneer Southwest GP Board, members of Pioneer management discussed with the independent directors of Pioneer Southwest GP their belief that cash flows from operations would not be sufficient to fund Pioneer Southwest’s drilling program through 2013 without further borrowing under Pioneer Southwest’s credit facility, and that Pioneer Southwest’s potential for horizontal development would likely be limited by the non-contiguous nature of some of its acreage and the other factors outlined above. Pioneer management also discussed a possible strategic transaction with Pioneer Southwest and the independent directors of Pioneer Southwest GP were informed of the Pioneer Board’s directive to Pioneer management to evaluate strategic alternatives with respect to Pioneer’s ownership in Pioneer Southwest. The independent directors of Pioneer Southwest GP were informed that no decision had been made by the Pioneer Board regarding whether to pursue or propose any potential transaction and that any such transaction proposal would first have to be approved by the Pioneer Board. Phillip Gobe, a director of Pioneer Southwest GP, was not present at the March 7, 2013 meeting. Subsequently, Mr. Gobe was briefed on the discussions that took place at the meeting by Richard P. Dealy, Executive Vice President and Chief Financial Officer of Pioneer and Pioneer Southwest GP and a director of Pioneer Southwest GP.

On March 8, 2013, members of the Pioneer Southwest Conflicts Committee contacted the committee’s attorney, G. Michael O’Leary of Andrews Kurth, and discussed the potential transaction. The Pioneer Southwest Conflicts Committee engaged Mr. O’Leary to represent the committee with respect to the potential transaction.

During the first weekend in April 2013, Jim A. Watson, a director of Pioneer, met socially with Royce W. Mitchell, a director of Pioneer Southwest GP, whom Mr. Watson had known for many years. During his conversation with Mr. Mitchell, Mr. Mitchell indicated to Mr. Watson that Mr. Sheffield had informed the Pioneer Southwest GP Board that Pioneer was considering a proposal to acquire the outstanding common units of Pioneer Southwest that it did not already own, and Mr. Watson indicated that he had been informed of such a possibility as well. Mr. Watson and Mr. Mitchell did not discuss any terms of a possible transaction or engage in any negotiations.

On April 24, 2013, a meeting of the Pioneer Southwest GP Board was held in the Houston offices of Andrews Kurth and management of Pioneer Southwest GP presented an update of its analysis of Pioneer Southwest’s strategy and properties from the March 7 board meeting. Mr. Sheffield informed the directors that Pioneer’s management was still reviewing a possible strategic combination of Pioneer and Pioneer Southwest and that no recommendation had been made to Pioneer’s Board with regard to any possible transaction between Pioneer and Pioneer Southwest.

During the April 24th Pioneer Southwest GP Board meeting, Mr. Dealy provided an update of management’s outlook for Pioneer Southwest. As discussed at the Board’s prior meeting in March, Mr. Dealy stated that, under current commodities prices and costs, management believed Pioneer Southwest could continue its 3-rig program for the near and medium term, but that Pioneer Southwest’s financial leverage would continue to increase. Furthermore, management expected that Pioneer Southwest would be unable to continue to run a 3-rig vertical program over the long-term and fund distributions without adding significant incremental debt. Mr. Dealy also noted the trend in Pioneer Southwest’s operating area toward horizontal drilling. Mr. Dealy pointed out that

Pioneer Southwest’s leasehold acreage and wellbore assignment rights (Virtual 40s) were located in good potential resource areas and that Pioneer had identified 125 horizontal locations on Pioneer Southwest’s leasehold acreage with drillable lateral lengths in excess of 5,000 feet as having a potentially attractive value based on geologic analysis and limited drilling results by Pioneer and other industry participants to date. Mr. Dealy also pointed out, however, that, other than the aforementioned 125 horizontal locations on Pioneer Southwest’s leasehold acreage with potentially attractive value, Pioneer Southwest would likely not be able to develop significant portions of its remaining leasehold acreage (such acreage, the “stranded leasehold acreage”) and its Virtual 40s through horizontal drilling because Pioneer Southwest did not hold sufficient contiguous acreage or sufficient rights that would be needed to drill horizontal wells of sufficient length to be economic (Mr. Dealy noted that such stranded leasehold acreage and Virtual 40s that are contiguous with Pioneer leasehold acreage could potentially be developed by Pioneer if all the property was owned by Pioneer). Mr. Dealy further noted that the continuation of Pioneer Southwest’s vertical drilling program would likely reduce or eliminate the horizontal potential that may exist on Pioneer Southwest’s leasehold acreage as a result of increasing the density of vertical wells, which could result in future diminution in the value of Pioneer Southwest’s leasehold acreage if horizontal drilling locations were no longer viable.

Following the presentation, the independent members of the Pioneer Southwest GP Board (which members make up the standing Pioneer Southwest Conflicts Committee) discussed with Mr. O’Leary the presentation and the possibility of a strategic transaction between Pioneer and Pioneer Southwest.

On May 2, 2013, Andrews Kurth, on behalf of the Pioneer Southwest Conflicts Committee, contacted and engaged Richards Layton to serve as the Pioneer Southwest Conflicts Committee’s Delaware legal counsel.

On May 6, 2013, a telephonic meeting of the Pioneer Board was held and the analysis of a potential business combination with Pioneer Southwest was presented. Mr. Dealy presented management’s analysis of the potential transaction between Pioneer and Pioneer Southwest, including management’s financial analyses regarding Pioneer Southwest’s current outlook and properties. The presentation also included an update of management’s outlook for Pioneer Southwest’s net asset value, taking into account management’s recent technical work regarding the potential of Pioneer Southwest’s properties for horizontal development. The Pioneer Board was presented with a draft proposal letter to the Chairman of the Pioneer Southwest Conflicts Committee proposing a combination of Pioneer and Pioneer Southwest. An exchange ratio of 0.2234 of a share of Pioneer common stock per Pioneer Southwest common unit was established based on management’s analysis of Pioneer Southwest’s net asset value, taking into consideration various comparable financial and industry valuation metrics. After extensive discussion, the Pioneer Board unanimously authorized and approved the proposal and authorized Pioneer management to deliver the proposal to the Chairman of the Pioneer Southwest Conflicts Committee.

On the evening of May 6, 2013, Messrs. Sheffield, Dealy and Kellum and Mark S. Berg, Executive Vice President and General Counsel of Pioneer and Pioneer Southwest GP, had dinner in Dallas, Texas, with the independent members of the Pioneer Southwest GP Board, before the regularly scheduled Pioneer Southwest GP Board meeting the following morning. Participants at the dinner had initial discussions about the possible mechanics and benefits of a potential business combination of Pioneer and Pioneer Southwest.

On the morning of May 7, 2013, a regularly scheduled quarterly meeting of the Pioneer Southwest GP Board was held at the offices of Pioneer Southwest in Irving, Texas. Mr. O’Leary was present at the board meeting by invitation. At the meeting, Mr. Sheffield presented Arthur L. Smith, Chairman of the Pioneer Southwest Conflicts Committee, with a written proposal from Pioneer pursuant to which Pioneer would acquire all of the outstanding Pioneer Southwest common units not already owned by Pioneer or its subsidiaries. Mr. Sheffield explained that the proposed transaction would be structured as a merger between Pioneer Southwest and a wholly-owned subsidiary of Pioneer, with a proposed exchange ratio of 0.2234 of a share of Pioneer common stock for each outstanding publicly held Pioneer Southwest common unit. Mr. Sheffield noted that, in proposing the exchange ratio, Pioneer had assumed for valuation purposes that a regular quarterly Pioneer Southwest common unit distribution of $0.52 per Pioneer Southwest common unit would be declared in July with respect to the second quarter of 2013 and that, thereafter, common unit distributions would be suspended while the transaction was pending. Mr. Sheffield further explained that the proposal was non-binding and subject to final Pioneer Board approval and negotiation of definitive agreements. Mr. Sheffield stressed that the written proposal stated that Pioneer was interested only in acquiring the outstanding publicly held Pioneer Southwest common units and was not interested in selling the Pioneer Southwest common units held by Pioneer USA or Pioneer USA’s interest in Pioneer Southwest GP. Mr. Dealy then led a discussion of Pioneer’s valuation methodology. Mr. Dealy discussed the resulting estimated net asset value for Pioneer Southwest, the assumed value of shares of Pioneer common stock based on a 60-trading day trailing average price, and various metrics represented by the proposed exchange ratio. Mr. Dealy also noted that, at the proposed exchange ratio, based on the trading prices of the Pioneer Southwest common units and distributions since Pioneer Southwest’s IPO, no Pioneer Southwest unitholder was expected to experience a cash loss on its investment.

Following Mr. Dealy’s presentation and discussion, the Pioneer Southwest Conflicts Committee met in executive session with Mr. O’Leary to discuss a proposed draft of written resolutions relating to the delegation of authority by the Pioneer Southwest GP Board to the Pioneer Southwest Conflicts Committee. Following the executive session, the participants in the regular session of the Pioneer Southwest GP Board meeting discussed the role of, and the criteria for membership on, the Pioneer Southwest Conflicts Committee. Mr. Thomas Murphy, an in-house attorney of Pioneer, led a discussion of each of the elements required under the Pioneer Southwest partnership agreement for a director to be eligible to serve on the Pioneer Southwest Conflicts Committee. In particular, Mr. Murphy noted that eligibility requirements for a director of Pioneer Southwest GP to serve on the Pioneer Southwest Conflicts Committee are as follows: (1) the director must not (a) be a security holder, officer or employee of Pioneer Southwest GP or any of its affiliates, including Pioneer and its subsidiaries (other than holding Pioneer Southwest common units), (b) be a director of any affiliate of Pioneer Southwest GP, including Pioneer and its subsidiaries, or (c) hold an ownership interest in Pioneer Southwest or its subsidiaries (other than holding Pioneer Southwest common units); (2) the director must meet the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC and the NYSE, including the requirement under the NYSE Listed Company Manual that “no director qualifies as ‘independent’ unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company)” (where “listed company” and “company” are understood to include any parent or subsidiary in a consolidated group with the listed company); and (3) the director must not have any relationship that would be required to be disclosed by Pioneer Southwest GP pursuant to Item 404(a) of Regulation S-K under the Securities Act if Pioneer Southwest GP were subject to the provisions of the Exchange Act.

Following this discussion, the directors of the Pioneer Southwest GP Board, acting unanimously, affirmatively confirmed the independence of each of the members of the Pioneer Southwest Conflicts Committee, affirmatively determined, as required under the NYSE Listed Company Manual, that no member of the Pioneer Southwest Conflicts Committee has any material relationship with Pioneer Southwest, Pioneer or any of their respective subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Pioneer Southwest, Pioneer or any of their respective subsidiaries), affirmatively confirmed that each member of the Pioneer Southwest Conflicts Committee satisfies all of the criteria for membership on the Pioneer Southwest Conflicts Committee, and resolved to delegate full authority of the Pioneer Southwest GP Board to the Pioneer Southwest Conflicts Committee to, among other things:

•	review and evaluate the terms and conditions of the proposed merger transactions and any other arrangements or agreements related to the proposed merger transactions (“related arrangements”) or any potential alternative transaction (an “alternative transaction”) on behalf of the Pioneer Southwest GP Board, the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest;

•	negotiate, or delegate to any person or persons to negotiate, the terms and conditions of the proposed merger transactions and any related arrangements or any alternative transaction;

•	determine whether or not to recommend to the Pioneer Southwest GP Board the proposed merger transactions and any related arrangements or any alternative transaction, or definitive agreements relating thereto (which such determination would constitute “Special Approval” under the Pioneer Southwest partnership agreement);

•	determine whether the proposed merger transactions and any related arrangements or any alternative transaction are in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest;

•	make any recommendation to the Pioneer Southwest unaffiliated unitholders regarding what action, if any, should be taken by the Pioneer Southwest unaffiliated unitholders with respect to the proposed merger transactions and any related arrangements or any alternative transaction;

•	approve or disapprove of the proposed merger transactions and any related arrangements or any alternative transaction and any definitive agreements relating thereto on behalf of the Pioneer Southwest GP Board; and

•	take any other actions that the Pioneer Southwest Conflicts Committee deems necessary, appropriate or advisable and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest with respect to the proposed merger transactions and any related arrangements or any alternative transaction.

The Pioneer Southwest GP Board granted the Pioneer Southwest Conflicts Committee the full power and authority of the Pioneer Southwest GP Board to approve or not approve the proposed merger transactions and any related arrangements or any alternative transaction and definitive agreements relating thereto without the necessity of any Pioneer Southwest GP Board approval. Additionally, the Pioneer Southwest GP Board, acting unanimously, further resolved that, if the Pioneer Southwest Conflicts Committee submitted any recommendation with respect to any of the foregoing transactions, arrangements or agreements to the Pioneer Southwest GP Board, the Pioneer Southwest GP Board would not approve the proposed merger transaction or any related arrangements or any alternative transaction or definitive documents relating thereto without first receiving the prior recommendation of such proposed merger transactions and related arrangements or any alternative transaction and definitive documents relating thereto from the Pioneer Southwest Conflicts Committee.

Later on May 7, 2013, after the closing of trading on the NYSE, Pioneer and Pioneer Southwest each issued a press release announcing Pioneer’s proposal.

On May 8, 2013, Vinson & Elkins sent a draft merger agreement and other draft transaction documents to Mr. O’Leary for review.

Subsequent to receiving the proposal from Pioneer and during the week of May 13, 2013, the Pioneer Southwest Conflicts Committee held discussions regarding potential candidates to serve as the Pioneer Southwest Conflicts Committee’s independent financial advisor.

On May 20, 2013, Messrs. Smith, Gobe and Mitchell and representatives from Andrews Kurth met with three candidates for consideration as the Pioneer Southwest Conflicts Committee’s financial advisor. The Pioneer Southwest Conflicts Committee discussed with each financial advisory firm potential conflicts of interest, its familiarity with Pioneer’s and Pioneer Southwest’s business and current circumstances, its industry expertise and experience in transactions similar to the proposed transaction, and the analytical approach it would use if it were engaged. The Pioneer Southwest Conflicts Committee then reviewed the strengths and weaknesses of each financial advisory firm candidate.

Between May 20, 2013, and June 3, 2013, Mr. Smith spoke telephonically with members of the Pioneer Southwest Conflicts Committee to discuss the financial advisory candidates. On May 23, 2013, in New York City, New York, Mr. Smith met with Mr. Gosule, and later with a senior executive of Evercore, to discuss the proposed transaction. As a result of these discussions, the Pioneer Southwest Conflicts Committee determined to engage Evercore, based on Evercore’s qualifications, experience, reputation and knowledge of the business and affairs of Pioneer Southwest and its industry, to act as financial advisor to the Pioneer Southwest Conflicts Committee in connection with the proposal by Pioneer to acquire all of the publicly held Pioneer Southwest common units in exchange for shares of Pioneer common stock. On or about June 3, 2013, the Pioneer Southwest Conflicts Committee and Evercore agreed in principle to the terms of Evercore’s engagement, after which Evercore began preliminary due diligence and valuation work. The Pioneer Southwest Conflicts Committee and Evercore entered into a written engagement letter on June 17, 2013.

On June 6, 2013, Evercore entered into a confidentiality agreement with Pioneer. The confidentiality agreement generally required Evercore to maintain the confidentiality of any evaluation materials related to Pioneer or Pioneer Southwest that were or would be provided to Evercore by Pioneer, its affiliates or the Pioneer Southwest Conflicts Committee for Evercore’s use in the evaluation of the proposed merger. Following the execution of the confidentiality agreement, representatives of Evercore met with members of Pioneer Southwest GP management at Pioneer Southwest’s offices at which management gave a detailed presentation to Evercore related to Pioneer Southwest’s properties, including its leasehold acreage, wellbore assignment rights (Virtual 40s) and potential locations for horizontal drilling, as well as the challenges facing the development of Pioneer Southwest’s properties. At the meeting, representatives of Evercore indicated to the Pioneer Southwest GP management team that Evercore would also be requesting that Pioneer management provide projected financial information for Pioneer.

During the week of June 10, 2013, the Pioneer Southwest Conflicts Committee discussed various potential candidates to serve as the Pioneer Southwest Conflicts Committee’s independent reserve engineer. On June 10, 2013, Mr. Smith contacted a reserve engineering firm to discuss a potential engagement with the Pioneer Southwest Conflicts Committee; however, it subsequently became apparent that this reserve engineering firm had a conflict of interest that would prevent it from serving as a disinterested and independent reserve engineering firm to the Pioneer Southwest Conflicts Committee. Subsequent to this discussion, the Pioneer Southwest Conflicts Committee contacted Midland, Texas based Russell K. Hall, a reserve engineering firm with experience in analyzing properties in the Permian Basin.

On June 11, 2013, the Pioneer Southwest Conflicts Committee held a telephonic meeting with Evercore and representatives from Andrews Kurth. The meeting participants discussed the future treatment of distributions in the event that the proposed transaction did not take place, the financial information regarding Pioneer currently available to the Pioneer Southwest Conflicts Committee and its advisors, Evercore’s preliminary due diligence to date and preliminary conversations that took place between Evercore and Pioneer regarding Pioneer Southwest unitholder approval requirements.

On June 13, 2013, Mr. Dealy provided representatives of Evercore with certain projected financial information for Pioneer for the years 2013 through 2015. Evercore inquired of Mr. Dealy as to whether Pioneer would provide projected financial information for an additional two years. Mr. Dealy explained that such projections would have limited value and, in his view, would be unnecessary to Evercore’s analysis given that Pioneer’s market value was so much greater than that of Pioneer Southwest and Pioneer’s common stock was a very liquid security.

On June 18, 2013, members of the Pioneer Southwest Conflicts Committee held a telephonic meeting with representatives from Andrews Kurth. The meeting participants discussed generally the timeline, process and due diligence steps required in order to undertake a review of the proposed transaction. The Pioneer Southwest Conflicts Committee also discussed the financial and reserve information regarding Pioneer currently available to the Pioneer Southwest Conflicts Committee and its advisors, and considered that an additional two years of projections would be speculative and of little value to Evercore and the Pioneer Southwest Conflicts Committee. The Pioneer Southwest Conflicts Committee also discussed engagement of an independent reserve engineering firm to conduct a reserve audit and a reserve and volumetric analysis of Pioneer Southwest’s acreage position.

On June 18, 2013, Mr. O’Leary called Mr. Wortley to relay the message that Evercore would be able to complete its analysis utilizing the financial data previously provided by Pioneer. Mr. O’Leary and Mr. Wortley also discussed the compensation that the Pioneer Southwest GP Board would consider authorizing to be paid to the members of the Pioneer Southwest Conflicts Committee for their services relating to evaluation of the Pioneer proposal.

On June 25, 2013, Mr. Wortley called Mr. O’Leary to continue to discuss compensation for the members of the Pioneer Southwest Conflicts Committee.

On the morning of June 26, 2013, in advance of a meeting with Evercore, the Pioneer Southwest Conflicts Committee met to formally approve the engagement of Russell K. Hall to serve as the Pioneer Southwest Conflicts Committee’s independent reserve engineer based on Russell K. Hall’s experience in analyzing properties in the Permian Basin. The Pioneer Southwest Conflicts Committee discussed the fact that Russell K. Hall had entered into a confidentiality agreement on June 25, 2013, with Pioneer with terms substantially similar to Pioneer’s confidentiality agreement with Evercore. During the meeting, the Pioneer Southwest Conflicts Committee discussed the scope of the review of Pioneer Southwest’s reserves to be conducted by Russell K. Hall. The Pioneer Southwest Conflicts Committee also discussed that it would be necessary to await the completion of Russell K. Hall’s due diligence and analysis, as well as Evercore’s subsequent interpretation of such analysis, before the Pioneer Southwest Conflicts Committee would be able to fully evaluate and respond to the proposal made by Pioneer on May 7, 2013. Subsequent to the meeting, the Pioneer Southwest Conflicts Committee and Russell K. Hall entered into a written engagement letter.

Later on June 26, 2013, Messrs. Smith and Gobe met in person with representatives of Evercore and Andrews Kurth, with Messrs. Gosule and Mitchell joining by telephonic conference call. Evercore presented an overview of the recent price performance and current trading conditions of Pioneer Southwest and Pioneer as they related to the exchange ratio of 0.2234, and discussed its preliminary analysis with respect to various valuation methodologies that Evercore would use in order to evaluate the proposed transaction. Evercore also discussed the opportunity and valuation implications of developing the Wolfcamp Shale formation, and also stated that it was awaiting the analysis of Russell K. Hall in order to finalize its own analyses. Following the discussion with Evercore, the Pioneer Southwest Conflicts Committee discussed aspects of a potential counteroffer, including an increase in the exchange ratio, the committee’s desire that a vote of a majority of the Pioneer Southwest unaffiliated unitholders (i.e. “majority of the minority”) be a condition to consummation of any transaction with Pioneer, and a continuation of the regular quarterly distributions that might occur before the consummation of the proposed transaction. At this time, the Pioneer Southwest Conflicts Committee decided that it would wait for Russell K. Hall’s analysis before moving forward with any negotiations with Pioneer.

The Pioneer Southwest Conflicts Committee also finalized with the other members of the Pioneer Southwest GP Board the compensation to be paid to the members of the Pioneer Southwest Conflicts Committee. The compensation, which is in addition to the regular compensation payable to the members of the Pioneer Southwest Conflicts Committee in their capacity as directors on the Pioneer Southwest GP Board, was set as follows: (1) $20,000 per month (plus an additional $5,000 per month for the chairman) payable monthly in arrears beginning May 1, 2013, until the filing of Pioneer’s registration statement on Form S-4; (2) $7,500 per month (plus an additional $2,500 per month for the chairman) thereafter until the closing of the merger, which fees would terminate upon cessation of discussions relating to the transaction or termination of the merger agreement; and (3) if litigation continues after closing, a fee of $1,000 per hour for time actually spent in connection with such litigation.

On the same date, the Pioneer Southwest Conflicts Committee entered into a confidentiality agreement with Pioneer. The confidentiality agreement generally required the Pioneer Southwest Conflicts Committee to maintain the confidentiality of any evaluation materials related to Pioneer provided to the Pioneer Southwest Conflicts Committee by Pioneer or its affiliates for the committee’s use in the evaluation of the proposed merger.

On July 9, 2013, Mr. Dealy and other members of Pioneer management met with members of Evercore and Russell K. Hall in Pioneer’s offices to discuss matters relating to the transaction.

On the same date of July 9, 2013, the Pioneer Southwest Conflicts Committee held a meeting to discuss the agenda for its upcoming meeting that would take place in Houston on July 17, 2013.

On July 15, 2013, Mr. Wortley called Mr. O’Leary to report that, while the Pioneer Southwest Conflicts Committee had not yet provided comments on the draft merger agreement circulated on May 8, 2013, Vinson & Elkins had made certain updates to the merger agreement, including a revision to the treatment of fractional shares such that any fractional share of Pioneer common stock otherwise issuable in the merger would be rounded up to a whole share of Pioneer common stock. Mr. Wortley also noted to Mr. O’Leary that it was Pioneer’s expectation that if the merger agreement were terminated, Pioneer Southwest would declare a catch-up distribution for all quarters during which regular quarterly distributions had been suspended, and regular quarterly distributions would thereafter resume. The following day, Vinson & Elkins circulated a revised merger agreement draft to Andrews Kurth reflecting the changes discussed on the previous day.

On July 17, 2013, the Pioneer Southwest Conflicts Committee held a meeting to discuss the terms of the proposed transaction. Evercore provided an update on market conditions, noting that Pioneer Southwest’s common unit price had increased 38.2% from the date of the announcement of the proposed transaction to July 16, 2013, while a selected peer group (identified under “The Merger — Opinion of the Pioneer Southwest Conflicts Committee’s Financial Advisor — Valuation of Pioneer Southwest — Peer Group Trading Analysis”) of publicly traded exploration and production partnerships had declined by 5.3% on average during the same time period. Evercore also noted that the implied offer price of Pioneer Southwest’s common units calculated by using the exchange ratio of 0.2234 was slightly below the market price of Pioneer Southwest’s common units, signaling that investors were expecting an increase in the exchange ratio going forward. The Pioneer Southwest Conflicts Committee and its advisors considered Pioneer Southwest’s large base of retail investors, and the risk of not getting sufficient voter turnout by Pioneer Southwest unaffiliated unitholders in connection with a majority of the minority vote, which could result in the voting condition not being met due to low voter turnout. Since the risk of low voter turnout is high, the Pioneer Southwest Conflicts Committee considered that a more practical and appropriate vote requirement would be to condition the approval of the merger proposal on a special vote of the “majority of the minority” of the Pioneer Southwest unitholders actually voting at the special meeting (i.e. “majority of unaffiliated units cast condition”). The Pioneer Southwest Conflicts Committee and Evercore also discussed potential alternatives to the proposed transaction, and considered whether it would be appropriate to shop the company to prospective bidders and to make further inquiry of Pioneer with respect to other alternatives. The committee considered that Pioneer had indicated that it would not sell its Pioneer Southwest common units, sell the general partner interest or sell the operating rights with respect to Pioneer Southwest’s acreage, meaning that a prospective bidder would not be able to gain control of Pioneer Southwest’s operations. The committee concluded that prospective bidders would not be interested in purchasing the outstanding unaffiliated common units without gaining control of operations, and directed Evercore to analyze other strategic alternatives for the Pioneer Southwest Conflicts Committee to consider. The Pioneer Southwest Conflicts Committee also discussed that it was still awaiting the completion of Russell K. Hall’s analysis before moving forward with discussions with Pioneer regarding the proposed transaction.

During late July 2013, on several occasions, members of Pioneer Southwest management, including Mr. Dealy, and members of the Pioneer Southwest Conflicts Committee kept each other apprised about the Pioneer Southwest Conflicts Committee’s timing for review and response to Pioneer’s proposal, and Mr. Wortley and Mr. O’Leary communicated with each other on several occasions about similar matters.

On July 30, 2013, a telephonic meeting was held among the Pioneer Southwest Conflicts Committee, representatives of Evercore, Andrews Kurth and Russell K. Hall to discuss Russell K. Hall’s findings and analysis. Russell K. Hall indicated that it had received ready access to information regarding Pioneer Southwest and Pioneer. Russell K. Hall noted that its analysis had focused on the horizontal drilling prospects with respect to portions of the

Wolfcamp formation in the Permian Basin, and stated that the wells located in the northern portions of the Wolfcamp formation performed better than the wells in the southern portion, thus Russell K. Hall utilized higher estimated ultimate reserve numbers in its analysis than those utilized for the Wolfcamp formation by Pioneer. Russell K. Hall concluded that this divergence meant that more value could be attributed to Pioneer Southwest’s acreage than had been previously contemplated. Evercore discussed the valuation implications of Russell K. Hall’s analysis and updated the Pioneer Southwest Conflicts Committee on market conditions. Evercore next led the Pioneer Southwest Conflicts Committee through its analysis of standalone and transactional strategic alternatives. Evercore’s standalone alternative involved maintaining the status quo, which was considered in terms of the ability of Pioneer Southwest to develop the Wolfcamp formation with horizontal drilling. It was noted that the implied offer price using the exchange ratio of 0.2234 was higher than the estimated valuation of Pioneer Southwest under this scenario based on the most favorable assumptions regarding Pioneer Southwest’s ability to drill the horizontal locations, some of which would have required the approval of Pioneer. The transactional alternatives presented by Evercore included conducting a leveraged recapitalization, accelerating Pioneer Southwest’s drilling program, as well as shopping Pioneer Southwest’s unaffiliated common units to prospective third party bidders. It was noted that if Pioneer Southwest conducted a leveraged recapitalization, the additional leverage incurred by Pioneer Southwest would limit its ability to pursue growth projects. The Pioneer Southwest Conflicts Committee also considered that the estimated valuation of Pioneer Southwest under this scenario was lower than the implied valuation of Pioneer Southwest using the exchange ratio of 0.2234. Evercore then reviewed the alternative of accelerating Pioneer Southwest’s drilling program, which would have to be financed in part by decreasing the distribution to Pioneer Southwest unitholders. The Pioneer Southwest Conflicts Committee discussed the negative effect that such a decrease would have on the trading price of Pioneer Southwest’s common units and its unaffiliated unitholders. Evercore then discussed with the Pioneer Southwest Conflicts Committee the alternative of shopping Pioneer Southwest’s unaffiliated common units to potential third party bidders. Evercore and the Pioneer Southwest Conflicts Committee reaffirmed the conclusion reached at their previous meeting that this was not a feasible alternative.

On the morning of August 1, 2013, the Pioneer Southwest Conflict Committee met telephonically with representatives of Evercore and Andrews Kurth to review the financial analyses supporting various exchange ratios, Pioneer Southwest’s alternatives if it chose not to proceed with a transaction with Pioneer (noting the obstacles to transactions involving third parties or a leveraged recapitalization) and issues pertaining to a majority of the minority voting condition. At the conclusion of the meeting, the Pioneer Southwest Conflicts Committee directed Evercore to first ask Pioneer whether it would: (1) sell its general partner interest in Pioneer Southwest; (2) allow farm-outs; and (3) consider a reduction of regular quarterly distributions to finance a horizontal drilling program. Only if those responses were firmly negative would Evercore then deliver a formal counteroffer that would include an exchange ratio of 0.2500, a majority of unaffiliated votes cast condition, and a confirmation that regular quarterly distributions after the second quarter regular distribution payable in August would continue to be paid until the consummation of the proposed transaction.

On August 1, 2013, Raymond B. Strong III, Senior Managing Director of Evercore, and Mr. Dealy spoke telephonically. Mr. Strong asked Mr. Dealy whether Pioneer would: (1) sell its general partner interest in Pioneer Southwest; (2) allow farm-outs; and (3) consider a reduction of regular quarterly distributions to finance a horizontal drilling program. To the first question, Mr. Dealy stated that Pioneer would not sell the general partner interest in Pioneer Southwest. Regarding questions (2) and (3), Mr. Dealy indicated to Mr. Strong that the Pioneer Southwest Conflicts Committee should evaluate Pioneer’s proposal, but that questions (2) and (3) regarding whether to allow farm-outs and whether to consider reducing regular quarterly distributions to finance a horizontal drilling program were not part of the proposal and should be questions for the Pioneer Southwest GP Board to consider if Pioneer and the committee could not reach an agreement with respect to Pioneer’s proposal. Mr. Strong then verbally delivered the Pioneer Southwest Conflicts Committee’s counteroffer to the Pioneer proposal, which counteroffer consisted of (1) a 12% increase of the exchange ratio to 0.2500, (2) the continuation of regularly quarterly distributions on the Pioneer Southwest common units while the merger is pending, and (3) a majority of unaffiliated units cast condition (i.e., a vote of a majority of the minority of the Pioneer Southwest unitholders actually voting at the special meeting). Shortly after Mr. Strong delivered the counteroffer orally, Andrews Kurth circulated to Vinson & Elkins a revised draft of the merger agreement reflecting the counteroffer. The revised merger agreement contained additional revisions as well, including a change to the definition of “Superior Proposal” changing the acquisition thresholds within such definition from 80% to 20%. (As summarized in “The Merger Agreement — Covenants — Acquisition Proposals,” among other effects, the thresholds within the definition of “superior proposal” determine when the Pioneer Southwest Conflicts Committee may enter into discussions with third parties in response to unsolicited offers, which would otherwise be prohibited by the merger agreement.)

On August 2, 2013, following internal discussions among Pioneer’s management and Vinson & Elkins, Mr. Dealy called Mr. Strong to respond to the Pioneer Southwest Conflicts Committee’s counteroffer. Mr. Dealy reported that, subject to final approval by the Pioneer Board, Pioneer would be willing to increase the exchange ratio from 0.2234 to 0.2279 and would agree to continued regular quarterly distributions on the Pioneer Southwest common units prior to closing, but that Pioneer would not agree to any special voting requirement. Mr. Dealy also informed Mr. Strong that there were a number of other revisions in the revised draft of the merger agreement that Pioneer objected to, and that Mr. Wortley would call representatives of Andrews Kurth to convey those objections. Later that day, Vinson & Elkins circulated a revised draft of the merger agreement to Andrews Kurth reflecting the comments delivered orally by Mr. Dealy to Mr. Strong and by Mr. Wortley to Andrews Kurth. Among the revisions in the Vinson & Elkins draft was a revision of the definition of “Superior Proposal” back to the original version with acquisition thresholds set at 80%.

On August 5, 2013, there were discussions between Messrs. Smith and Dealy about the committee potentially reducing its proposed exchange ratio to 0.2350 and Pioneer potentially raising its proposed exchange ratio to 0.2300, but no agreement was reached in this regard.

Later that day on August 5, 2013, Mr. Smith and Mr. Dealy discussed the open financial issues, and Mr. Smith informed Mr. Dealy that he would continue to discuss the proposal with the other members of the Pioneer Southwest Conflicts Committee and would respond as soon as possible. Mr. Dealy requested that Pioneer be provided with an estimate of the fees and expenses of the committee’s advisors.

Later on August 5, 2013, the Pioneer Southwest Conflicts Committee and representatives from Evercore and Andrews Kurth met to discuss Evercore’s negotiations, the financial analyses supporting various exchange ratios and its desire to have a majority of unaffiliated units cast condition. At the conclusion of the meeting, the committee determined that it would consider the current counteroffer and reconvene the following day to formalize a response. Later that day, Mr. Smith informed Mr. Dealy that the committee had scheduled a meeting for the following morning.

On August 6, 2013, the Pioneer Southwest Conflicts Committee held a meeting to discuss the proposed transaction, and concluded that Messrs. Smith and Gobe would ask Pioneer to reconsider the Pioneer Southwest Conflicts Committee’s previous counteroffer, which included a majority of unaffiliated votes cast condition and that Pioneer should reconsider its response.

Following the meeting of the Pioneer Southwest Conflicts Committee, Messrs. Smith and Gobe called Mr. Dealy and informed him that the Pioneer Southwest Conflicts Committee reiterated its proposed exchange ratio of 0.2500 and majority of unaffiliated units cast condition. Mr. Dealy informed the Pioneer Southwest Conflicts Committee members that Pioneer believed that the increased exchange ratio, as proposed by Pioneer, together with the continuation of regular quarterly distributions through closing, represented fair consideration for the Pioneer Southwest unaffiliated unitholders, especially in light of the fact that the price of shares of Pioneer common stock had increased significantly since the date on which Pioneer made its proposal, but that Pioneer might also be willing to consider voting 40% of the outstanding Pioneer Southwest units in favor of the proposed transaction, and voting the remainder of its Pioneer Southwest units in proportion to the vote of the Pioneer Southwest unaffiliated unitholders.

Later on August 6, 2013, the Pioneer Southwest Conflicts Committee met with representatives of Evercore and Andrews Kurth to discuss Pioneer’s counteroffer and the voting structure Mr. Dealy mentioned Pioneer would consider. The Pioneer Southwest Conflicts Committee considered that the voting structure described by Mr. Dealy provided little value, if any, to the Pioneer Southwest unaffiliated unitholders, since Pioneer would continue to control the vote even in the event that a majority of the Pioneer Southwest unaffiliated unitholders voted against the transaction. At the conclusion of the meeting, the Pioneer Southwest Conflicts Committee determined that Messrs. Gosule and Mitchell would contact Mr. Dealy the following day and request a majority of unaffiliated units cast condition and an exchange ratio of 0.2400.

Following the meeting, Mr. Dealy sent an email to Messrs. Gobe and Smith, in which he stated that, upon reflection, Pioneer could not agree to vote the remainder of its Pioneer Southwest common units above 40% in proportion to the vote of the Pioneer Southwest unaffiliated unitholders.

Later on August 6, 2013, members of Vinson & Elkins, including Mr. Wortley, had a telephone call with Mr. O’Leary and other members of Andrews Kurth to discuss the timing and content of Pioneer’s registration statement on Form S-4 assuming approval of a transaction.

On August 7, 2013, Messrs. Mitchell, Gosule, Dealy and Berg further discussed the proposed terms of the transaction. Later that day, Mr. Dealy had two telephone conferences with Messrs. Smith and Gobe. During the final exchange, Mr. Dealy reported to Messrs. Smith and Gobe that Pioneer’s final proposal was the increase of the exchange ratio to 0.2325 with the continuation of regular quarterly distributions. Mr. Dealy stated that this would be Pioneer’s final offer and that there was a strong likelihood that Pioneer would be forced to withdraw its proposal if the parties could not come to an agreement. Mr. Dealy also pointed out that Pioneer Southwest unitholders were receiving a 40% to 50% premium if calculated since the date of the announcement of the proposed transaction. Furthermore, Pioneer would agree to an expansion of the definition of “Superior Proposal,” but Pioneer would not agree to a special majority of unaffiliated units cast condition in the merger agreement.

The Pioneer Southwest Conflicts Committee met the following morning on August 8, 2013, to review the various discussions on August 6th and 7th between and among Messrs. Dealy and Berg for Pioneer and Messrs. Gobe, Gosule, Mitchell and Smith for the Pioneer Southwest Conflicts Committee. The Pioneer Southwest Conflicts Committee considered the performance of Pioneer Southwest’s common unit price relative to its peers from the date of the announcement of the proposed transaction, and noted that the difference in the percentage change in equity prices between Pioneer Southwest and its peers since the date of the announcement of the proposal to August 7, 2013, was roughly 50% to 60%, indicating that Pioneer Southwest had significantly outperformed such peers during that period. The Pioneer Southwest Conflicts Committee also considered the implied offer price relative to the current trading price of Pioneer Southwest’s common units, the risks to Pioneer Southwest’s common units and unaffiliated unitholders in the event that the proposed transaction did not occur, the fact that Mr. Dealy had indicated that this would be Pioneer’s “final offer,” and each committee member’s personal experiences with the principals of Pioneer. At the conclusion of the meeting, the committee agreed to tentatively accept Mr. Dealy’s proposal, and Mr. Smith so informed Mr. Dealy. Mr. Dealy then informed Pioneer management and a meeting of the Pioneer Board was called for later that day at 6:30 p.m. Dallas, Texas time. Members of Andrews Kurth informed Vinson & Elkins that the Pioneer Southwest Conflicts Committee would meet telephonically the following day, August 9, 2013, at 2:00 p.m. Dallas, Texas time, and that a telephonic meeting of the Pioneer Southwest GP Board would be held immediately thereafter.

Later that same day on August 8, 2013, members of Vinson & Elkins and members of Andrews Kurth exchanged e-mails and telephone calls regarding, among other things, the timing and agenda of the Pioneer Southwest GP Board meeting, the status of the merger agreement and other documents, and the status of Evercore’s fairness opinion. Vinson & Elkins circulated a revised merger agreement draft to Andrews Kurth reflecting the agreed upon exchange ratio of 0.2325, the continuation of regular quarterly distributions through closing, and no majority of unaffiliated units cast condition. The revised draft also included a revision of the definition of “Superior Proposal” according to which acquisition thresholds were set at 80%, except that any offer to acquire all or substantially all of the outstanding Pioneer Southwest common units not owned by Pioneer USA would be an “Acquisition Proposal” for purposes of the definition of “Superior Proposal.” Andrews Kurth agreed to the changes to the merger agreement proposed by Vinson & Elkins, subject to approval by the Pioneer Southwest Conflicts Committee, and Vinson & Elkins circulated a final draft of the merger agreement ready for execution.

At approximately 6:30 p.m. Dallas, Texas time on August 8, 2013, a telephonic meeting of the Pioneer Board was held to consider the proposed merger on the terms that had been agreed to earlier that day. All of the directors on the Pioneer Board were present at the meeting. Representatives of Vinson & Elkins and members of Pioneer management were also in attendance. At the meeting, Mr. Sheffield informed the Pioneer Board that representatives of Pioneer had been in discussions with the Pioneer Southwest Conflicts Committee and its advisors and had agreed in principle to the terms of a transaction, subject to required approvals. He then discussed the agreed upon financial and voting terms and the premium that the financial terms represented over the value of Pioneer’s original proposal on May 7, 2013. Mr. Dealy described the negotiations that had taken place over the prior week, and he reviewed the key terms of the proposed transaction as agreed to by the parties. The Pioneer Board discussed with management the negotiation process, transaction terms, status of the litigation, and the benefits of and reasons for the merger (as set forth under the heading “The Merger — Pioneer’s Reasons for the Merger”). Mr. Berg reviewed the key terms of the proposed merger agreement, including the terms setting forth conditions to closing, representations and warranties, covenants and deal protections. The fiduciary duties of directors in considering the transaction were then reviewed and discussed. The Pioneer Board also discussed procedural matters in connection with its approval of the proposed transactions. After these discussions and deliberation, the Pioneer Board approved the merger agreement and related documents and the issuance of shares of Pioneer common stock in connection with the proposed merger, which vote was unanimous among the directors voting on the proposal. Directors Larry R. Grillot, Stacy P. Methvin and Phoebe A. Wood, who had recently joined the Pioneer Board and who were not familiar with the background of the initial proposal, abstained from the vote.

On August 9, 2013, a telephonic meeting of the Pioneer Southwest Conflicts Committee was held for the committee’s consideration of the proposed transaction. Present at the meeting were the members of the Pioneer Southwest Conflicts Committee, members of Evercore, members of Andrews Kurth and members of Richards Layton. Prior to the meeting, the committee members had received a presentation by Richards Layton, the financial analyses from Evercore, a meeting agenda, and current draft versions and summaries of the merger agreement and voting agreement for the proposed transaction.

During the meeting, Richards Layton reviewed its presentation with the Pioneer Southwest Conflicts Committee and discussed the Pioneer Southwest Conflicts Committee’s fiduciary duties under Delaware law, the modifications of fiduciary duties that may be made under the Delaware Revised Uniform Limited Partnership Act and the standards for approval of the proposed transaction under Pioneer Southwest’s partnership agreement. Andrews Kurth led the Pioneer Southwest Conflicts Committee through a discussion of the merger agreement and voting agreement, and responded to the committee’s questions. Evercore reviewed its financial analyses with the committee and responded to the committee’s questions. Evercore also reviewed with the Pioneer Southwest Conflicts Committee the contents of the written fairness opinion Evercore was prepared to deliver, following which Evercore rendered its oral opinion to the committee (which was confirmed in writing by delivery of Evercore’s written opinion dated August 9, 2013) to the effect that, as of August 9, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the proposed exchange ratio was fair, from a financial point of view, to the Pioneer Southwest unaffiliated unitholders. The Pioneer Southwest Conflicts Committee discussed whether it was prepared to recommend that the Pioneer Southwest GP Board approve the proposed merger and merger agreement, including in its discussion a review of the factors and considerations set forth under the heading “The Merger — Recommendation of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board and Reasons for the Merger.” At the conclusion of this discussion, the Pioneer Southwest Conflicts Committee unanimously approved the merger agreement and the merger transactions and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. This action taken by the Pioneer Southwest Conflicts Committee constituted “Special Approval” of the merger agreement and the merger transactions under Pioneer Southwest’s partnership agreement. The Pioneer Southwest Conflicts Committee recommended that the Pioneer Southwest GP Board make the same approval and determination as the Pioneer Southwest Conflicts Committee and recommended that the Pioneer Southwest unitholders vote in favor of the merger proposal.

Immediately following the conclusion of the Pioneer Southwest Conflicts Committee meeting, a telephonic meeting of the Pioneer Southwest GP Board was held to consider the proposed transaction. The independent members of the Pioneer Southwest GP Board, members of Evercore and members of Andrews Kurth were among those present at the meeting. Messrs. Sheffield and Dealy and director Danny L. Kellum recused themselves from the meeting given their roles as both directors on the Pioneer Southwest GP Board and directors or executive officers of Pioneer. Since all of the directors present had also been present at the preceding meeting of the Pioneer Southwest Conflicts Committee, the directors determined to dispense with certain presentations and discussions that had been made at such prior meeting, including a presentation of financial analyses by Evercore, a review and discussion of the positive and negative factors relating to approval of the merger agreement and the merger transactions, and a summary by members of Andrews Kurth and Richards Layton of the terms of the merger agreement and the voting agreement, due diligence items, and the standards for approval of the merger agreement, the voting agreement and the merger transactions under Pioneer Southwest’s partnership agreement and applicable law and related duties. Mr. Strong of Evercore orally delivered Evercore’s fairness opinion to the independent directors of the Pioneer Southwest GP Board acting in such capacity, and confirmed that such members are authorized to rely on Evercore’s fairness opinion in such capacity. Following this, the Pioneer Southwest GP Board, by unanimous resolution of the members of the Pioneer Southwest GP Board in attendance, approved the merger agreement and the merger transactions, determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest, directed that the merger agreement and the merger transactions be submitted to the Pioneer Southwest unitholders at the Pioneer Southwest special meeting for approval and recommended that the Pioneer Southwest unitholders vote in favor of the merger proposal.

Following the meeting of the Pioneer Southwest GP Board, Pioneer and Pioneer Southwest GP management executed the definitive documents.

On August 12, 2013, Pioneer and Pioneer Southwest issued a joint press release announcing the merger agreement and the proposed merger.

Recommendation of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board and Reasons for the Merger

On August 9, 2013, the Pioneer Southwest Conflicts Committee unanimously approved the merger agreement and the merger transactions and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. This action of the Pioneer Southwest Conflicts Committee constitutes “Special Approval” of the merger agreement and the merger transactions under Pioneer Southwest’s partnership agreement. The Pioneer Southwest Conflicts Committee recommended that the Pioneer Southwest GP Board make the same approval and determination as the Pioneer Southwest Conflicts Committee. Based in part on this approval and determination, Special Approval and recommendation, the Pioneer Southwest GP Board approved the merger agreement and the merger transactions (such approval being unanimous among the independent directors, with the non-independent directors of Pioneer Southwest GP recusing themselves from the consideration and vote on such approval) and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest. The Pioneer Southwest GP Board caused Pioneer Southwest GP to approve the merger agreement and the merger transaction and directed that the merger agreement and the merger transactions be submitted to the Pioneer Southwest unitholders at the Pioneer Southwest special meeting for approval. The Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board recommend that the Pioneer Southwest unitholders vote in favor of the merger proposal at the Pioneer Southwest special meeting.

The Pioneer Southwest Conflicts Committee considered many factors in making its determination, Special Approval and recommendation. The committee consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendation:

•	The exchange ratio of 0.2325 of a share of Pioneer common stock for each Pioneer Southwest common unit in the merger represents a premium of approximately 19% above the $26.00 closing price of Pioneer Southwest common units on May 6, 2013, based on the $133.54 closing price of shares of Pioneer common stock on May 6, 2013 (the day before Pioneer announced its proposal to acquire all of the Pioneer Southwest common units owned by the public).

•	The exchange ratio is fixed and therefore the value of the merger consideration payable to the Pioneer Southwest unitholders will increase in the event that the market price of shares Pioneer common stock increases prior to the closing.

•	In the merger, Pioneer Southwest unitholders will receive shares of Pioneer common stock, which have substantially more liquidity than Pioneer Southwest common units because of the significantly larger average daily trading volume of shares of Pioneer common stock and because Pioneer has a broader investor base and a larger public float.

•	The current and prospective environment and growth prospects for Pioneer Southwest if it continues as a standalone entity is limited as compared to the asset base, financial condition and growth prospects of Pioneer following the merger, taking into consideration Pioneer Southwest’s limited ability to invest capital on acquisitions of additional leasehold acreage, development of its existing leasehold acreage or additional projects due to the limited borrowing capacity under Pioneer Southwest’s credit facility.

•	Under current commodities prices and costs, Pioneer Southwest could continue its 3-rig program for the near and medium term, but Pioneer Southwest’s financial leverage would continue to increase and Pioneer Southwest would be unable to continue to run a 3-rig vertical program over the long-term and fund distributions without adding significant incremental debt.

•	Pioneer Southwest is not likely to be able to develop its stranded leasehold acreage and its Virtual 40s through horizontal drilling due to its stranded leasehold acreage position being non-contiguous, and Pioneer would potentially be better able to develop such stranded leasehold acreage and Virtual 40s because they are contiguous with Pioneer leasehold acreage.

•	The continuation of Pioneer Southwest’s vertical drilling program would likely reduce or eliminate the horizontal potential that may exist on Pioneer Southwest’s leasehold acreage as a result of increasing the density of vertical wells, which could result in future diminution in the value of Pioneer Southwest’s leasehold acreage if horizontal locations were no longer available.

•	Pioneer has a stronger balance sheet and credit profile than Pioneer Southwest.

•	The merger will allow Pioneer and Pioneer Southwest to achieve synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and a reduction in the number of public company boards and other costs associated with multiple public companies.

•	The merger has the greatest likelihood of success of achieving in the short term the goals outlined above, as compared to other possible alternatives, including Pioneer Southwest’s raising additional cash in either the public equity or debt capital markets or raising additional cash from joint venture partners, which alternatives are dependent on conditions in the capital markets and third parties and which the Pioneer Southwest Conflicts Committee believes would not be as favorable to Pioneer Southwest as the merger.

•

Evercore rendered its opinion to the Pioneer Southwest Conflicts Committee and the independent directors of the Pioneer Southwest GP Board acting in such capacity that, as of August 9, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the Pioneer Southwest unaffiliated unitholders.

•	The Pioneer Southwest Conflicts Committee believes that the merger and the exchange ratio present the best opportunity to maximize value for the Pioneer Southwest unitholders.

•	The Pioneer Southwest Conflicts Committee has the ability to enter into discussions with another party in response to an unsolicited written offer if the Pioneer Southwest Conflicts Committee, after consultation with its outside legal counsel and financial advisor, determines in good faith (a) that the unsolicited written offer constitutes or could reasonably be expected to result in a superior proposal, and (b) that the failure to take that action would be inconsistent with its duties under the Pioneer Southwest partnership agreement or applicable law.

•	The terms of the merger agreement permit the Pioneer Southwest Conflicts Committee or the Pioneer Southwest GP Board to change its recommendation of the merger without payment of a termination fee (but with payment of certain of Pioneer’s expenses) if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make such a change in recommendation would be inconsistent with its duties under the Pioneer Southwest partnership agreement or applicable law, provided that if the change in its recommendation is made in response to an acquisition proposal, such acquisition must be a superior proposal.

•	The Pioneer Southwest Conflicts Committee understands and has reviewed the overall market conditions, and has determined that, in light of these factors, the timing of the potential transaction is favorable to Pioneer Southwest.

•	The Pioneer Southwest Conflicts Committee has reviewed with its financial and legal advisors the financial and other terms of the merger agreement and related documents, including the conditions to the parties’ respective obligations and the termination provisions.

•	The Pioneer Southwest Conflicts Committee is familiar with, and understands, the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of Pioneer Southwest and Pioneer.

•	The merger will eliminate potential conflicts of interest between the Pioneer Southwest unaffiliated unitholders and Pioneer and for persons holding executive positions with both Pioneer Southwest and Pioneer.

•	The Pioneer Conflicts Committee retained an independent reserve engineering advisor to evaluate the proved and non-proved reserves and undeveloped acreage.

•	Pioneer and Pioneer Southwest each have a strong commitment to complete the merger on the anticipated schedule.

•	The results of the due diligence investigations of Pioneer by legal counsel to the Pioneer Southwest Conflicts Committee and the Pioneer Southwest Conflicts Committee’s financial advisor were consistent with the expectations of the Pioneer Southwest GP Board with respect to the strategic and financial benefits of the merger.

•	The terms and conditions of the merger were determined through arm’s-length negotiations between Pioneer and the Pioneer Southwest Conflicts Committee and their respective representatives and advisors.

•	The Pioneer Southwest Conflicts Committee retained independent financial and legal advisors with knowledge and experience with respect to public company merger and acquisition transactions, Pioneer’s and Pioneer Southwest’s industry generally, and Pioneer and Pioneer Southwest particularly, as well as substantial experience advising publicly traded limited partnerships and other companies with respect to transactions similar to the proposed transaction.

The Pioneer Southwest Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination, Special Approval and recommendation:

•	The exchange ratio is fixed and there is a possibility that the price of shares of Pioneer common stock could decline relative to the Pioneer Southwest common unit price prior to closing, reducing the premium available to Pioneer Southwest unitholders.

•	Pioneer Southwest unitholders are not entitled to appraisal rights under the merger agreement, Pioneer Southwest’s partnership agreement or Delaware law.

•	Pioneer has indicated to the Pioneer Southwest Conflicts Committee that Pioneer would not entertain an acquisition proposal relating to Pioneer Southwest from a third party and would not be willing to pursue any transaction involving the sale of assets or Pioneer Southwest common units to any third party. It is therefore highly unlikely that an unsolicited third party acquisition proposal or offer for the assets or common units of Pioneer Southwest would be made or entertained and it is unlikely that the Pioneer Southwest Conflicts Committee could conduct a meaningful auction for the acquisition of Pioneer Southwest. Furthermore, even if such a third party proposal or offer were made, Pioneer Southwest is limited, under the merger agreement, in its ability to consider unsolicited offers from third parties not affiliated with Pioneer Southwest GP.

•	The Pioneer Southwest Conflicts Committee did not conduct an auction process or other solicitation of interest from third parties for the acquisition of Pioneer Southwest or of the Pioneer Southwest common units held by the Pioneer Southwest unaffiliated unitholders.

•	Because the merger agreement can be approved by holders of a majority of the outstanding Pioneer Southwest common units, and Pioneer USA already owns 52.4% of the outstanding Pioneer Southwest common units and has agreed to vote in favor of the merger proposal, the affirmative vote of additional Pioneer Southwest common unitholders is not needed to approve the merger proposal.

•	There is risk that the potential benefits sought in the merger might not be fully realized.

•	There is risk that the merger might not be completed in a timely manner, or that the merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the merger agreement, and a failure to complete the merger could negatively affect the trading price of the Pioneer Southwest common units.

•	Certain members of management of Pioneer Southwest GP and the Pioneer Southwest GP Board may have interests that are different from those of the Pioneer Southwest unaffiliated unitholders.

•	The merger is structured as a taxable transaction to the Pioneer Southwest unitholders with no cash being paid as consideration to the Pioneer Southwest unitholders.

The foregoing discussion of the information and factors considered by the Pioneer Southwest Conflicts Committee is not intended to be exhaustive, but includes the material factors the committee considered. In view of the variety of factors considered in connection with its evaluation of the merger, the committee did not find it practicable to quantify or otherwise assign specific weights to the factors considered in reaching its approval and determination, Special Approval and recommendation. In addition, each of the members of the committee may have given differing weights to different factors. On balance, the committee believed that the advantages of the merger outweighed the negative factors it considered.

Pioneer’s Reasons for the Merger

The Pioneer Board consulted with management and Pioneer’s outside legal counsel and considered many factors in approving the merger, including the following:

•	The consolidation of the properties of Pioneer and Pioneer Southwest in West Texas is expected to facilitate Pioneer’s plans to fully and optimally develop the area utilizing horizontal drilling.

•	The merger will simplify Pioneer’s commercial and organizational structure resulting from Pioneer’s ownership of 100% of the equity interests in Pioneer Southwest immediately following the merger, which will streamline Pioneer’s corporate structure, reduce complexity and enhance transparency for debt and equity investors.

•	The merger will maintain Pioneer’s financial flexibility as a result of doing a stock-for-unit exchange versus a cash transaction.

Unaudited Financial Projections of Pioneer and Pioneer Southwest

Neither Pioneer nor Pioneer Southwest routinely publishes projections as to long-term future financial performance or earnings. However, in connection with the proposed merger, management of Pioneer and Pioneer Southwest GP prepared projections that included anticipated future financial performance of Pioneer for the years 2013, 2014 and 2015 and of Pioneer Southwest for the years 2013, 2014, 2015 and 2016. These projections were based on projections used for regular internal planning purposes.

The non-public projections for Pioneer and Pioneer Southwest were provided to Evercore for use and consideration in its financial analysis and in preparation of its opinion to the Pioneer Southwest Conflicts Committee and the independent directors of the Pioneer Southwest GP Board acting in such capacity. The projections were also presented to the Pioneer Southwest GP Board. A summary of these projections is included below to give Pioneer Southwest unitholders access to certain non-public unaudited projections that were made available to Evercore and the Pioneer Southwest GP Board in connection with the proposed merger.

Pioneer and Pioneer Southwest each caution you that uncertainties are inherent in projections of any kind. None of Pioneer, Pioneer Southwest or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any Pioneer Southwest unitholder or any other person regarding the ultimate performance of Pioneer or Pioneer Southwest compared to the summarized information set forth below or that any projected results will be achieved.

The projections set forth below summarize the most recent projections provided to Evercore, the Pioneer Southwest GP Board and the Pioneer Board prior to the execution of the merger agreement. The inclusion of the following summary projections in this proxy statement/prospectus should not be regarded as an indication that Pioneer, Pioneer Southwest or their representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The accompanying projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, but, in the view of the management of Pioneer and Pioneer Southwest GP, were prepared on a reasonable basis and reflected the best currently available estimates and judgments at the time of execution of the merger agreement.

Neither Ernst & Young LLP nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the projections, nor has it expressed any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the projections. The Ernst & Young LLP reports incorporated by reference into this proxy statement/prospectus relate to historical financial information of Pioneer and Pioneer Southwest. Such reports do not extend to the projections included below and should not be read to do so.

In developing the projections, the management of Pioneer and Pioneer Southwest GP made numerous assumptions with respect to Pioneer and Pioneer Southwest, as applicable, including:

•	the time period covered by the forecasts:

•	Pioneer: 2013 through 2015;

•	Pioneer Southwest: 2013 through 2016.

•	the prices of oil, gas and NGLs, utilizing two price decks, which were as follows:

•	Oil (per barrel): $85; gas (per Mcf): $4.25; NGLs (per barrel): $34;

•	Oil (per barrel): $100; gas (per Mcf): $4.25; NGLs (per barrel): $40.

•	PDP production consistent with estimates contained in reserve reports prepared by Pioneer personnel and audited by independent reserve engineers;

•	the amount and timing of dividends or distributions by Pioneer and Pioneer Southwest, which were assumed to be as follows:

•	Pioneer: $0.04 semiannual dividend during 2013, 2014 and 2015;

•	Pioneer Southwest: $0.52 per quarter distribution during 2013, 2014, 2015 and 2016.

•	the availability and cost of capital based on then-current credit facilities for each of Pioneer and Pioneer Southwest;

•	organic drilling opportunities and the amounts and timing of related costs and potential economic returns; and

•	other general business, market and financial assumptions.

Additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, drilling capital investments. During the ordinary course of each of Pioneer’s and Pioneer Southwest’s budget cycles, management of each company developed their respective company’s projected drilling program, each of which is reflected in the projections disclosed in this section. The capital expenditures of Pioneer were adjusted to reflect drilling activity in each pricing scenario to match capital expenditures more closely to cash flow. Management’s projections did not account for any transaction expenses related to the merger. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of Pioneer and Pioneer Southwest. Although management of Pioneer and Pioneer Southwest GP believes that there was a reasonable basis for the projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

Pioneer Unaudited Financial Projections

The following tables set forth projected financial information for Pioneer for 2013, 2014 and 2015.

The following table reflects financial information for the prices of oil at $85 per barrel, gas at $4.25 per Mcf and NGLs at $34 per barrel.

	2013E	2014E	2015E
	(Dollars in millions)
Net income(1)	$585.2	$536.2	$781.3
Cash flow from operations	$2,052.3	$2,383.1	$2,820.7
Daily oil, gas and NGL production (BOEPD)(2)	181,672	209,013	240,701
Net long-term debt(3)	$2,504.8	$2,968.3	$3,372.2

The following table reflects financial information for the prices of oil at $100 per barrel, gas at $4.25 per Mcf and NGLs at $40 per barrel.

	2013E	2014E	2015E
	(Dollars in millions)
Net income(1)	$500.5	$935.5	$1,362.6
Cash flow from operations	$2,185.0	$2,787.3	$3,683.4
Daily oil, gas and NGL production (BOEPD)(2)	181,672	212,501	252,832
Net long-term debt(3)	$2,372.2	$2,638.4	$2,581.4

(1)	Includes the effects of existing derivative contracts.
(2)	Production includes Pioneer and Pioneer Southwest on a 100% consolidated basis.
(3)	Net long-term debt is defined as long-term debt less cash.

Pioneer Southwest Unaudited Financial Projections

The following tables set forth projected financial information for Pioneer Southwest for 2013, 2014, 2015 and 2016.

The following table reflects financial information for the prices of oil at $85 per barrel, gas at $4.25 per Mcf and NGLs at $34 per barrel.

	2013E	2014E	2015E	2016E
	(Dollars in millions)
Net income(1)	$109.2	$92.1	$97.4	$100.8
Cash flow from operations	$106.4	$146.1	$126.9	$132.2
Daily oil, gas and NGL production (BOEPD)	8,357	9,236	9,878	10,418
Net long-term debt(2)	$210.8	$256.9	$322.3	$382.3

The following table reflects financial information for the prices of oil at $100 per barrel, gas at $4.25 per Mcf and NGLs at $40 per barrel.

	2013E	2014E	2015E	2016E
	(Dollars in millions)
Net income(1)	$90.9	$125.3	$133.8	$140.4
Cash flow from operations	$112.4	$152.1	$163.2	$171.7
Daily oil, gas and NGL production (BOEPD)	8,357	9,236	9,878	10,418
Net long-term debt(2)	$204.8	$244.9	$274.0	$294.6

(1)	Includes the effects of existing derivative contracts.
(2)	Net long-term debt is defined as long-term debt less cash.

NEITHER PIONEER NOR PIONEER SOUTHWEST INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the Pioneer Southwest Conflicts Committee’s Financial Advisor

The Pioneer Southwest Conflicts Committee and Evercore agreed in principle to Evercore’s engagement on or about May 31, 2013, at which point Evercore began its due diligence and preliminary valuation work, and the two parties entered into their written engagement letter on June 17, 2013, for Evercore to act as financial advisor to the Pioneer Southwest Conflicts Committee in connection with the proposal by Pioneer to acquire all of the publicly held Pioneer Southwest common units in exchange for shares of Pioneer common stock. The Pioneer Southwest Conflicts Committee engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. On August 9, 2013, at a meeting of the Pioneer Southwest Conflicts Committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of August 9, 2013 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio is fair, from a financial point of view, to the Pioneer Southwest unaffiliated unitholders.

The full text of the written opinion of Evercore, dated as of August 9, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Pioneer Southwest Conflicts Committee (in its capacity as such) in connection with its evaluation of the fairness, from a financial point of view, of the exchange ratio to be received by the Pioneer Southwest unaffiliated unitholders, and once the merger agreement was approved by the Pioneer Southwest Conflicts Committee, for the information and benefit of the independent directors of the Pioneer Southwest GP Board, and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the Pioneer Southwest Conflicts Committee, the independent directors of the Pioneer Southwest GP Board or to any other persons in respect of the merger, including as to how any holder of Pioneer Southwest common units should act or vote in respect of the merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.

In connection with rendering its opinion and performing its related financial analyses, Evercore, among other things:

•	Reviewed a draft of the merger agreement and the voting agreement, each dated August 9, 2013;

•	Reviewed certain publicly available business and financial information relating to Pioneer Southwest and Pioneer that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	Reviewed certain non-public projected financial statements and other non-public financial and operating data relating to Pioneer Southwest and Pioneer that were prepared and furnished to Evercore by the management of Pioneer and Pioneer Southwest GP;

•	Reviewed an internal report regarding Pioneer Southwest’s proved and non-proved reserves as prepared by Pioneer;

•	Reviewed an internal report regarding Pioneer’s proved and non-proved reserves as prepared by Pioneer;

•	Reviewed a report regarding Pioneer Southwest’s proved and non-proved reserves as prepared by Russell K. Hall;

•	Discussed past and current operations, current financial condition, financial projections and proved and non-proved reserves of Pioneer Southwest and Pioneer with management of Pioneer and Pioneer Southwest GP (including their views on the risks and uncertainties of achieving such projections);

•	Compared the financial performance of Pioneer Southwest and Pioneer and the prices and trading activity of Pioneer Southwest common units and Pioneer common stock with that of certain publicly traded companies and partnerships and their securities that Evercore deemed relevant;

•	Compared the financial performance of Pioneer Southwest and the valuation multiples implied by the merger with those of certain other transactions that Evercore deemed relevant;

•	Compared the financial performance of Pioneer with the valuation multiples of certain transactions that Evercore deemed relevant;

•	Reviewed certain research analyst estimates of the future financial performance of Pioneer Southwest and Pioneer that Evercore deemed relevant; and

•	Performed such other analyses and examinations, reviewed such other information and considered such other factors that Evercore deemed appropriate for purposes of providing its opinion.

For purposes of its analyses and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of the information made available to, discussed with or reviewed by Evercore, and Evercore undertook no responsibility therefor. With respect to the financial projections of Pioneer Southwest and Pioneer that were furnished to Evercore, Evercore relied upon the assurances of management of Pioneer and Pioneer Southwest GP that such financial projections had been reasonably prepared by Pioneer and Pioneer Southwest GP on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Pioneer Southwest and Pioneer. Evercore expressed no view as to any such financial projections or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, with the consent of the Pioneer Southwest Conflicts Committee, that the final versions of all documents reviewed by Evercore in draft form, including the merger agreement and the voting agreement, would conform in all material respects to the drafts reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement and the voting agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and the voting agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, with the consent of the Pioneer Southwest Conflicts Committee, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Pioneer Southwest or the consummation of the merger or materially reduce the benefits of the merger to the holders of Pioneer Southwest common units.

Evercore did not make, nor did it assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Pioneer Southwest or any of its subsidiaries, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Pioneer Southwest or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, the date of its opinion. Subsequent developments may affect Evercore’s opinion, and Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the exchange ratio, from a financial point of view, as of the date of its opinion, to the Pioneer Southwest unaffiliated unitholders. Evercore did not express any opinion as to the fairness, financial or otherwise, of the merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Pioneer Southwest, nor as to the amount or nature of any compensation payable or to be received by any member of management or employee of Pioneer Southwest in connection with the merger. Evercore expressed no opinion as to what the actual value of the Pioneer common stock will be when issued in connection with the merger or the price at which Pioneer Southwest common units will trade at any time. In its opinion, Evercore did not address the relative merits of the merger as compared to other business or financial strategies or opportunities that might be available to Pioneer Southwest, nor did it address the underlying business decision of Pioneer Southwest to engage in the merger. Evercore’s opinion noted

that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by Pioneer Southwest and its advisors with respect to legal, regulatory, accounting and tax matters. In addition, Pioneer Southwest did not authorize Evercore to solicit, and Evercore did not solicit, any third party indications of interest for the purchase of all or any part of Pioneer Southwest.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Pioneer Southwest Conflicts Committee on August 9, 2013, in connection with rendering its opinion to the Pioneer Southwest Conflicts Committee. Each analysis was provided to the Pioneer Southwest Conflicts Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for Pioneer Southwest common units and shares of Pioneer common stock) that existed on August 7, 2013, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Valuation of Pioneer Southwest

Net Asset Value Analyses

Evercore calculated the net present value of estimates of future before-tax cash flows based on the reserve report projections provided by Pioneer (the “Pioneer Reserves Case”), as well as the reserve report provided by Russell K. Hall (the “Russell Hall Reserves Case”). Evercore evaluated four pricing scenarios for each report in which the principal variables were oil and gas prices. The four pricing scenarios were based on benchmarks for spot sales of West Texas Intermediate oil and for spot sales of Henry Hub gas. One scenario was based on the annual average of oil and gas futures contract prices quoted on the New York Mercantile Exchange for five years and held flat thereafter. Benchmark prices for the other three scenarios were projected to be flat at $85.00, $100.00, and $105.00 per barrel of oil and $4.25, $4.25, and $5.00 per million British thermal units for gas. Applying various discount rates ranging from 7.0% to 20.0%, depending on reserve category, to the before-tax cash flows of the proved and non-proved reserve estimates, and adjusting for the present value of the future estimated effects of hedging at discount rates ranging from 7.0% to 9.0% and general and administrative expenses at discount rates ranging from 12.0% to 15.0%, Evercore calculated the following implied net asset value for Pioneer Southwest based on the two reserve reports:

	Five Year Strip		$85 Oil & $4.25 Gas		$100 Oil & $4.25 Gas		$105 Oil & $5.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Net Asset Value of Pioneer Reserves Case ($ millions)	$787	$1,061	$766	$1,046	$1,102	$1,486	$1,237	$1,660
Implied Net Asset Value of Russell Hall Reserves Case ($ millions)	$949	$1,180	$924	$1,158	$1,281	$1,590	$1,426	$1,763

Evercore then adjusted for net debt and common units outstanding at June 30, 2013, to determine the following implied adjusted equity value per common unit for Pioneer Southwest:

	Five Year Strip		$85 Oil & $4.25 Gas		$100 Oil & $4.25 Gas		$105 Oil & $5.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Equity Value of Pioneer Reserves Case ($ per unit)	$17.16	$24.81	$16.56	$24.40	$25.95	$36.70	$29.73	$41.56
Implied Equity Value of Russell Hall Reserves Case ($ per unit)	$21.68	$28.14	$20.97	$27.54	$30.97	$39.60	$35.02	$44.45

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Pioneer Southwest by reviewing and comparing the market values and trading multiples of the following nine publicly traded partnerships that Evercore deemed to have certain characteristics that are similar to Pioneer Southwest, based on size, asset base and production characteristics:

•	Atlas Resource Partners, L.P.

•	BreitBurn Energy Partners L.P.

•	EV Energy Partners, L.P.

•	Legacy Reserves LP

•	LRR Energy, L.P.

•	Memorial Production Partners LP

•	Mid-Con Energy Partners, LP

•	QR Energy, LP

•	Vanguard Natural Resources, LLC

Although the peer group was compared to Pioneer Southwest for purposes of this analysis, no company or partnership used in the peer group analysis is identical or directly comparable to Pioneer Southwest. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group companies, Evercore calculated the following trading multiples:

•	Enterprise Value/2013E EBITDAX, which is defined as market value of equity, plus debt and preferred stock, less cash (“Enterprise Value”), divided by estimated earnings before interest, taxes, depreciation and amortization, and exploration expense (“EBITDAX”) for the calendar year 2013;

•	Enterprise Value/2014E EBITDAX, which is defined as Enterprise Value divided by estimated EBITDAX for the calendar year 2014;

•	Enterprise Value/Proved Reserves, which is defined as Enterprise Value divided by proved reserves as of December 31, 2012;

•	Enterprise Value/Current Production, which is defined as Enterprise Value divided by current average daily production;

•	Enterprise Value/2013E Production, which is defined as Enterprise Value divided by projected 2013E average daily production; and

•	Enterprise Value/2014E Production, which is defined as Enterprise Value divided by projected 2014E average daily production.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Pioneer Southwest noted by Evercore.

Benchmark	Mean	Median
EV/2013E EBITDAX	8.3x	8.2x
EV/2014E EBITDAX	6.7x	6.9x
EV/Proved Reserves ($/BOE)	$20.76	$18.58
EV/Current Production ($/BOEPD)	$110,191	$999,879
EV/2013E Production ($/BOEPD)	$100,148	$91,771
EV/2014E Production ($/BOEPD)	$85,556	$80,663

Benchmark	Reference Range	Implied Enterprise Value Range ($ millions)
EV/2013E EBITDAX	8.0x – 9.0x	$972 – $1,094
EV/2014E EBITDAX	7.0x – 8.0x	$1,116 – $1,275
EV/Proved Reserves ($/BOE)	$20.00 – $28.00	$980 – $1,372
EV/Current Production ($/BOEPD)	$100,000 – $125,000	$841 – $1,052
EV/2013E Production ($/BOEPD)	$90,000 – $120,000	$752 – $1,003
EV/2014E Production ($/BOEPD)	$85,000 – $110,000	$785 – $1,016

Evercore applied the relevant multiples to Pioneer Southwest’s projected 2013E and 2014E EBITDAX (please read “The Merger — Unaudited Financial Projections of Pioneer and Pioneer Southwest”), proved reserves, and current, 2013E and 2014E average daily production to determine a selected Enterprise Value range of $1,050 million to $1,300 million. After adjusting for net debt and units outstanding at June 30, 2013, Evercore determined an implied equity value per unit range of $24.50 per unit to $31.50 per unit.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for oil and gas property transactions announced between April 2012 and May 2013 and selected 16 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Pioneer Southwest, with assets similar to the assets of Pioneer Southwest and certain transactions within Pioneer Southwest’s primary operating area in the Permian Basin, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to Pioneer Southwest. Evercore applied relevant transaction multiples ranging from $20.00 to $28.00 per BOE of proved reserves and $120,000 to $145,000 per average daily produced BOE to determine a selected Enterprise Value range of $1,000 million to $1,225 million. After adjusting for net debt and units outstanding at June 30, 2013, Evercore determined an implied equity value per unit range of $23.11 per unit to $29.40 per unit.

Evercore also reviewed selected publicly available information for oil and gas corporate transactions announced between March 2010 and April 2013 and selected 12 transactions involving companies that Evercore deemed to have certain characteristics that are similar to those of Pioneer Southwest, including transactions involving targets which were domestic exploration and production companies, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to Pioneer Southwest. Evercore applied relevant transaction multiples ranging from 8.0x to 10.5x 2013E EBITDAX, 7.0x to 9.0x 2014E EBITDAX, $20.00 to $30.00 per BOE of proved reserves, and $110,000 to $150,000 per average daily produced BOE to determine a selected Enterprise Value range of $1,000 million to $1,350 million. After adjusting for net debt and units outstanding at June 30, 2013, Evercore determined an implied equity value per unit range of $23.11 per unit to $32.90 per unit.

Evercore also reviewed selected publicly available information for corporate minority squeeze out transactions announced or closed between April 2007 and December 2012 to evaluate the premium paid in connection with a corporate minority squeeze out transaction based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company one-day, one-week and four-weeks prior to the announcement date of the transaction. Each of the 15 transactions selected by Evercore had a minimum transaction value of $500 million, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the merger or Pioneer Southwest. Evercore applied relevant premiums ranging from 20% to 30% for a one-day premium, 25% to 35% for a one-week premium and 20% to 30% for a one-month premium. Evercore applied the relevant premiums to Pioneer Southwest’s closing unit price one-day prior, one-week prior and four-weeks prior to the May 7, 2013, announcement of the proposed merger to determine a selected equity value range of $30.00 per unit to $34.00 per unit.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Pioneer Southwest by valuing the cash flows to be received by Pioneer Southwest under two different commodity price scenarios for the four-year period ending December 31, 2016, based on the projections received from Pioneer and Pioneer Southwest GP management (please read “The Merger — Unaudited Financial Projections of Pioneer and Pioneer Southwest”). Assuming a terminal exit EBITDAX multiple at December 31, 2016, of 7.5x to 9.5x based on Pioneer Southwest’s current and recent historical multiple and an assumed discount rate of 7.5% to 9.5% derived by taking into consideration a weighted average cost of capital calculation, Evercore determined an implied equity value per unit range of $22.39 per unit to $30.07 per unit under the $85.00 oil and $4.25 gas pricing case and an implied equity value per unit range of $29.94 per unit to $39.75 per unit under the $100.00 oil and $4.25 gas pricing case.

Research Analyst Price Targets

Evercore analyzed equity research analyst estimates of potential future value for Pioneer Southwest common units, commonly referred to as price targets, based on publicly available equity research published with respect to Pioneer Southwest. Evercore observed that, as of August 7, 2013, research analyst one-year forward price targets for Pioneer Southwest common units ranged from $30.78 to $46.00 per unit. Evercore then discounted the price targets 12 months at an assumed discount rate of 8.0% to 10.0%, derived by taking into consideration a cost of equity calculation, resulting in a present value range from $27.98 to $42.59 per unit of Pioneer Southwest’s common units.

Valuation of Pioneer

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Pioneer by reviewing and comparing the market values and trading multiples of the following six publicly traded companies that Evercore deemed to have certain characteristics that are similar to Pioneer’s based on size, asset base and production characteristics:

•	Continental Resources, Inc.

•	Range Resources Corporation

•	Cabot Oil & Gas Corporation

•	Concho Resources Inc.

•	Whiting Petroleum Corporation

•	Cimarex Energy Co.

Although the peer group was compared to Pioneer for purposes of this analysis, no company used in the peer group analysis is identical or directly comparable to Pioneer. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group companies, Evercore calculated the following trading multiples:

•	Enterprise Value/2013E EBITDAX, which is defined as Enterprise Value divided by estimated EBITDAX for the calendar year 2013;

•	Enterprise Value/2014E EBITDAX, which is defined as Enterprise Value divided by estimated EBITDAX for the calendar year 2014;

•	Enterprise Value/Proved Reserves, which is defined as Enterprise Value divided by proved reserves as of December 31, 2012;

•	Enterprise Value/Current Production, which is defined as Enterprise Value divided by current average daily production;

•	Enterprise Value/2013E Production, which is defined as Enterprise Value divided by projected 2013E average daily production; and

•	Enterprise Value/2014E Production, which is defined as Enterprise Value divided by projected 2014E average daily production.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Pioneer.

Benchmark	Mean	Median
EV/2013E EBITDAX	9.0x	8.0x
EV/2014E EBITDAX	7.1x	6.4x
EV/Proved Reserves ($/BOE)	$23.53	$24.12
EV/Current Production ($/BOEPD)	$119,571	$109,932
EV/2013E Production ($/BOEPD)	$109,364	$97,316
EV/2014E Production ($/BOEPD)	$90,832	$81,273

Benchmark	Reference Range	Implied Enterprise Value Range ($ billions)
EV/2013E EBITDAX	8.0x – 13.0x	$18.9 – $30.4
EV/2014E EBITDAX	6.5x – 9.5x	$20.0 – $29.3
EV/Proved Reserves ($/BOE)	$22.00 – $28.00	$23.9 – $30.4
EV/Current Production ($/BOEPD)	$110,000 – $155,000	$19.4 – $27.3
EV/2013E Production ($/BOEPD)	$110,000 – $140,000	$20.0 – $25.4
EV/2014E Production ($/BOEPD)	$85,000 – $120,000	$18.1 – $25.5

Evercore applied the relevant multiples to Pioneer’s projected 2013E and 2014E EBITDAX (please read “The Merger — Unaudited Financial Projections of Pioneer and Pioneer Southwest”), proved reserves, and current, 2013E and 2014E average daily production to determine a selected Enterprise Value range of $20.0 billion to $28.0 billion. After adjusting for net debt and shares outstanding at June 30, 2013, Evercore determined an implied equity value per share range of $127.52 per share to $184.59 per share.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for oil and gas corporate transactions announced between March 2010 and April 2013 and selected 12 transactions involving companies that Evercore deemed to have certain characteristics that are similar to those of Pioneer, including transactions involving targets which were domestic exploration and production companies, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to Pioneer or Pioneer Southwest. Evercore applied relevant transaction multiples ranging from 8.0x to 10.5x 2013E EBITDAX, 7.0x to 9.0x 2014E EBITDAX, $20.00 to $30.00 per BOE of proved reserves, and $110,000 to $150,000 per average daily produced BOE to determine a selected Enterprise Value range of $20.5 billion to

$27.5 billion. After adjusting for net debt and shares outstanding at June 30, 2013, Evercore determined an implied equity value per share range of $131.08 per share to $181.03 per share.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Pioneer by valuing the cash flows to be received by Pioneer under two different commodity price scenarios for the three-year period ending December 31, 2015 based on the projections received from Pioneer management (please read “The Merger — Unaudited Financial Projections of Pioneer and Pioneer Southwest”). Assuming a terminal exit EBITDAX multiple at December 31, 2015 of 8.0x to 10.0x based on Pioneer’s current and recent historical multiple and an assumed discount rate of 9.0% to 11.0% derived by taking into consideration a weighted average cost of capital calculation, Evercore determined an implied equity value per share range of $116.99 per share to $157.74 per share under the $85.00 oil and $4.25 gas pricing case and an implied equity value per share range of $165.47 per share to $219.26 per share under the $100.00 oil and $4.25 gas pricing case.

Research Analyst Price Targets

Evercore analyzed equity research analyst estimates of potential future value for shares of Pioneer common stock, commonly referred to as price targets, based on publicly available equity research published with respect to Pioneer. Evercore observed that, as of August 7, 2013, research analyst one-year forward price targets for shares of Pioneer common stock ranged from $123.00 per share to $270.00 per share. Evercore then discounted the price targets 12 months at an assumed discount rate of 9.0% to 11.0%, derived by taking into consideration a cost of equity calculation, resulting in a present value range from $110.81 per share to $229.36 per share of Pioneer common stock.

Relative Contribution Analysis

Evercore performed a relative contribution analysis of Pioneer Southwest and Pioneer to the pro forma Pioneer based on current capitalizations of Pioneer Southwest and Pioneer, year-end 2012 proved reserves, 2013 and 2014 estimated EBITDAX and Cash Flow, and current, 2013 and 2014 estimated production. Following this analysis, Evercore determined an implied exchange ratio range of 0.1516 to 0.1917.

Exchange Ratio Summary

Evercore analyzed the implied exchange ratios from the valuation techniques utilized for the valuation of Pioneer Southwest and Pioneer. These valuation techniques included Peer Group Trading Analysis, Corporate Precedent M&A Transaction Analysis, Discounted Cash Flow Analysis and Research Analyst Price Targets. When comparing the high value to the low value, and the low value to the high value for each technique, the resulting exchange ratio range was 0.1220 to 0.3843.

Evercore compared the results of the foregoing analyses to the proposed exchange ratio of 0.2325 shares of Pioneer common stock for each outstanding Pioneer Southwest common unit, other than Pioneer Southwest common units owned by Pioneer and its affiliates, noting that the proposed exchange ratio was within or above the range of the implied exchange ratios for each of the valuation techniques reviewed by Evercore.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Pioneer Southwest Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of Pioneer Southwest common units or the Pioneer common stock. No company or partnership used in the above analyses as a comparison is directly comparable to Pioneer Southwest or Pioneer, and no precedent transaction used is directly comparable to the merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pioneer Southwest or Pioneer and their respective advisors.

Evercore prepared these analyses solely for the information and benefit of the Pioneer Southwest Conflicts Committee and for the purpose of providing an opinion to the Pioneer Southwest Conflicts Committee as to the fairness of the exchange ratio, from a financial point of view, to the Pioneer Southwest unaffiliated unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Pioneer Southwest Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The exchange ratio was determined through arm’s-length negotiations between the Pioneer Southwest Conflicts Committee and Pioneer, and the Pioneer Southwest Conflicts Committee approved the merger agreement and recommended the merger agreement to the Pioneer Southwest GP Board for approval. Evercore provided advice to the Pioneer Southwest Conflicts Committee during these negotiations. Evercore did not, however, recommend any specific merger consideration to the Pioneer Southwest Conflicts Committee, the Pioneer Southwest GP Board or Pioneer Southwest or recommend that any specific merger consideration constituted the only appropriate consideration for the merger. Evercore’s opinion was only one of many factors considered by the Pioneer Southwest Conflicts Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Pioneer Southwest Conflicts Committee with respect to the merger or the exchange ratio.

Under the terms of Evercore’s engagement letter with the Pioneer Southwest Conflicts Committee, Pioneer Southwest agreed to pay Evercore a fee of $1,000,000 upon rendering its opinion. Evercore also received a fee of $500,000 upon execution of its engagement letter with the Pioneer Southwest Conflicts Committee, and Evercore will be entitled to receive a fee of $1,000,000, of which $500,000 represents an incentive fee, if the merger is consummated. In addition, Pioneer Southwest has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

Evercore or its affiliates may, in the ordinary course of business, actively trade equity, debt or other securities, or related derivative securities, or other financial instruments, including bank loans and other obligations, of Pioneer Southwest and Pioneer or any of their respective affiliates, for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities or instruments. During the past two years, no material relationship existed between Evercore and its affiliates and Pioneer Southwest and Pioneer or any of their respective affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Pioneer Southwest and Pioneer in the future and in connection with any such services may receive compensation. Evercore has not provided any services to Pioneer or any of its affiliates in connection with the merger.

No Appraisal Rights

Pioneer Southwest unitholders do not have appraisal rights under Pioneer Southwest’s partnership agreement, the merger agreement or Delaware or other applicable law.

Antitrust and Regulatory Matters

No antitrust or other regulatory clearances are required as a condition to the consummation of the merger.

Listing of Pioneer Common Stock to be Issued in the Merger; Delisting and Deregistration of Pioneer Southwest Common Units

Pioneer expects to obtain approval to list on the NYSE the shares of Pioneer common stock to be issued pursuant to the merger agreement, which approval (subject to official notice of issuance) is a condition to the merger. Upon completion of the merger, Pioneer Southwest common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. As Pioneer will control Pioneer Southwest before and after the merger, the changes in Pioneer’s ownership interest in Pioneer Southwest will be accounted for as an equity transaction and no gain or loss on the merger will be recognized in Pioneer’s consolidated statements of operations.

Pending Litigation

On May 13, 2013, David Flecker, a purported unitholder of Pioneer Southwest, filed a class action petition on behalf of the Pioneer Southwest unitholders and a derivative suit on behalf of Pioneer Southwest against Pioneer USA, Pioneer Southwest GP and the directors of Pioneer Southwest GP, in the 134th Judicial District of Dallas County, Texas (the “Flecker Lawsuit”). A similar class action petition and derivative suit was filed against the same defendants on May 20, 2013, in the 160th Judicial District of Dallas County, Texas, by purported unitholder Vipul Patel (the “Patel Lawsuit”). On August 27, 2013, the plaintiff in the Flecker Lawsuit filed an amended petition. On September 3, 2013, the court consolidated the Patel Lawsuit into the Flecker Lawsuit (as consolidated, the “Texas State Court Lawsuit”), and the plaintiffs filed a consolidated derivative and class action petition on September 5, 2013.

The Texas State Court Lawsuit alleges, among other things, that the consideration offered by Pioneer is unfair and inadequate and that, by pursuing a transaction that is the result of an allegedly conflicted and unfair process, the defendants have breached their duties under Pioneer Southwest’s partnership agreement as well as the implied covenant of good faith and fair dealing, and are engaging in self-dealing. Specifically, the lawsuit alleges that the director defendants: (i) engaged in self-dealing, failed to act in good faith toward Pioneer Southwest, and breached their duties owed to Pioneer Southwest; (ii) failed to properly value Pioneer Southwest and its various assets and operations and ignored or failed to protect against the numerous conflicts of interest arising out of the proposed transaction; and (iii) breached the implied covenant of good faith and fair dealing by engaging in a flawed merger process. The Texas State Court Lawsuit also alleges that defendants Pioneer, Pioneer USA and Pioneer Southwest GP aided and abetted the director defendants in their purported breach of fiduciary duties.

Based on these allegations, the plaintiffs in the Texas State Court Lawsuit seek to enjoin the defendants from proceeding with or consummating the proposed transaction. To the extent that the merger is implemented before relief is granted, the plaintiffs seek to have the merger rescinded. The plaintiffs also seek money damages and attorneys’ fees. The defendants have filed a motion to dismiss the Texas State Court Lawsuit based on improper forum.

On August 21, 2013, Allan H. Beverly, a purported Pioneer Southwest unitholder, filed a class action complaint against Pioneer Southwest, Pioneer, Pioneer USA, MergerCo and the directors of Pioneer Southwest GP in the United States District Court for the Northern District of Texas (the “Beverly Lawsuit”). The Beverly Lawsuit alleges that the defendants breached their fiduciary duties by agreeing to the merger by means of an unfair process and for an unfair price. Specifically, the lawsuit alleges that the director defendants: (i) failed to maximize the value of Pioneer Southwest to its public unitholders and took steps to avoid competitive bidding; (ii) failed to properly value Pioneer Southwest; and (iii) ignored or failed to protect against the numerous conflicts of interest arising out of the proposed transaction. The Beverly Lawsuit also alleges that defendants Pioneer, Pioneer USA and MergerCo aided and abetted the director defendants in their purported breach of fiduciary duties.

On September 13, 2013, Douglas Shelton, another purported Pioneer Southwest unitholder, filed a class action complaint against the same defendants in the Beverly Lawsuit (as well as Pioneer Southwest GP) in the same court as the Beverly Lawsuit (the “Shelton Lawsuit”). The Shelton Lawsuit makes similar allegations to the Beverly Lawsuit, and also alleges that Section 7.9 of the Pioneer Southwest partnership agreement fails to alter or eliminate the defendants’ common law fiduciary duties owed to Pioneer Southwest unitholders in the context of the merger. Specifically, the lawsuit alleges: (1) that Pioneer, as controlling unitholder, failed to fulfill its fiduciary duties in connection with the merger because it purportedly cannot establish that the proposed merger is the result of a fair process that will return a fair price to the Pioneer Southwest unaffiliated unitholders; (2) that the director defendants breached their fiduciary duties by failing to exercise due care and diligence in connection with the proposed merger because the proposed merger is purportedly not the result of a fair process that will return a fair price to the Pioneer Southwest unaffiliated unitholders; and (3) that the non-director defendants aided and abetted the director defendants in their purported breach of fiduciary duties. The plaintiffs in the Beverly Lawsuit and the Shelton Lawsuit seek the same remedies as the plaintiffs in the Texas State Court Lawsuit.

Pioneer and Pioneer Southwest cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Pioneer and Pioneer Southwest predict the amount of time and expense that will be required to resolve these lawsuits. Pioneer, Pioneer Southwest and the other defendants named in the lawsuits intend to defend vigorously against these and any other actions.

Voting Agreement

In connection with the merger agreement, Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP entered into the voting agreement on August 9, 2013. Pursuant to the voting agreement, Pioneer, Pioneer USA and MergerCo have agreed to vote the Pioneer Southwest common units owned by them in favor of the merger proposal, including the 18,721,200 Pioneer Southwest common units currently held by Pioneer USA, which units represent 52.4% of the outstanding Pioneer Southwest common units and therefore constitute a sufficient number of Pioneer Southwest common units to approve the merger proposal at the Pioneer Southwest special meeting. The voting agreement will terminate upon the earliest of (i) the completion of the merger, (ii) the termination of the merger agreement, and (iii) the mutual written agreement of the parties.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and the merger transactions. The provisions of the merger agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement in its entirety because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the merger.

The merger agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Pioneer or Pioneer Southwest. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating risk between the parties in the event the statements therein prove to be inaccurate; and

•	have been qualified by disclosures in each of Pioneer’s and Pioneer Southwest’s SEC filed reports, which disclosures are not reflected in the merger agreement itself.

Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and this information may or may not be fully reflected in Pioneer’s and Pioneer Southwest’s public disclosures.

In the following summary of the material terms of the merger agreement, all references to the subsidiaries of Pioneer or Pioneer USA do not include Pioneer Southwest GP or its subsidiaries (including Pioneer Southwest), unless explicitly stated, and all references to the affiliates of Pioneer Southwest GP, Pioneer Southwest and their subsidiaries do not include Pioneer, Pioneer USA, MergerCo or any of their respective subsidiaries (other than Pioneer Southwest GP, Pioneer Southwest or any of its subsidiaries) unless explicitly stated.

Structure of the Merger and Related Transactions

Pursuant to the Merger Agreement, MergerCo will merge with and into Pioneer Southwest, with Pioneer Southwest (referred to herein, interchangeably, as “Pioneer Southwest” or the “surviving entity”) surviving the merger. Pioneer Southwest GP, which is wholly-owned by Pioneer USA, will remain the sole general partner of Pioneer Southwest, and Pioneer USA will become the sole limited partner of Pioneer Southwest. Except for the common units owned by Pioneer USA, all of the common units representing limited partner interests in Pioneer Southwest outstanding at the effective time of the merger (the “effective time”) will be cancelled and converted into the right to receive 0.2325 of a share of Pioneer common stock per Pioneer Southwest common unit. No fractional share of Pioneer common stock will be issued in the merger. In lieu of receiving any fractional share of Pioneer common stock to which any Pioneer Southwest unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of Pioneer common stock.

Each of the certificate of formation of Pioneer Southwest GP, as filed with the Secretary of State of the State of Delaware on June 19, 2007, and the limited liability company agreement of Pioneer Southwest GP dated as of April 28, 2008, each as amended from time to time, will remain unchanged at the effective time and will continue to be the certificate of formation and the limited liability company agreement, respectively, of Pioneer Southwest GP following completion of the merger. Each of the certificate of limited partnership of Pioneer Southwest, as filed with the Secretary of State of the State of Delaware on June 19, 2007, and Pioneer Southwest’s partnership agreement, each as amended from time to time, will remain unchanged at the effective time and will continue to be the certificate of limited partnership and agreement of limited partnership, respectively, of the surviving entity immediately following completion of the merger.

When the Merger Becomes Effective

The closing of the merger will take place on either (i) the first business day after the date on which the last of the conditions set forth in the merger agreement (other than those conditions that by their nature cannot be satisfied until the closing date) have been satisfied or waived in accordance with the terms of the merger agreement, or (ii) such other date to which Pioneer and Pioneer Southwest may agree in writing. Please read “The Merger Agreement — Conditions to the Merger” beginning on page 86 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing actually occurs is referred to as the “closing date.”

The merger will become effective at the effective time, which will occur upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by Pioneer and Pioneer Southwest and set forth in the certificate of merger.

Effect of Merger on Outstanding Pioneer Southwest Common Units and Other Interests

At the effective time, by virtue of the merger and without any further action on the part of any of the parties to the merger agreement or any holder of shares of Pioneer common stock or Pioneer Southwest common units, the following will occur:

•	All of the limited liability company interests in MergerCo outstanding immediately prior to the effective time will be cancelled and no consideration will be received therefor.

•	The general partner interest in Pioneer Southwest issued and outstanding immediately prior to the effective time will remain outstanding in the surviving entity, and Pioneer Southwest GP, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity as set forth in the Pioneer Southwest partnership agreement (which will continue unchanged as the agreement of limited partnership of the surviving entity as of the effective time).

•	Each Pioneer Southwest common unit issued and outstanding immediately prior to the effective time (other than Pioneer Southwest common units held by Pioneer Southwest or its subsidiaries or Pioneer or its subsidiaries including Pioneer USA) will be converted into the right to receive 0.2325 of a share of Pioneer common stock.

•	All Pioneer Southwest common units owned by Pioneer USA immediately prior to the effective time will be unchanged and remain issued and outstanding as Pioneer Southwest common units of the surviving entity at the effective time; such Pioneer Southwest common units will, immediately after the effective time, constitute all of the issued and outstanding common units of, and limited partner interests in, the surviving entity, and, thereby, Pioneer USA will continue as a limited partner in the surviving entity and become the sole limited partner of the surviving entity; at the effective time, the books and records of Pioneer Southwest will be revised to reflect that all other limited partners of Pioneer Southwest cease to be limited partners of Pioneer Southwest pursuant to the terms of the merger agreement, and Pioneer Southwest will continue in existence without dissolution.

•	If at the effective time there are any outstanding Pioneer Southwest common units owned by Pioneer Southwest or its subsidiaries, or by Pioneer or its subsidiaries (other than Pioneer USA), those Pioneer Southwest common units will automatically be cancelled and no consideration will be received therefor.

•

All phantom units representing the right to receive Pioneer Southwest common units issued under the Pioneer Southwest 2008 Long-Term Incentive Plan, as amended from time to time (the “Pioneer Southwest LTIP”), and outstanding immediately prior to the effective time will be converted into awards of restricted stock units of Pioneer common stock, with the number of Pioneer restricted stock units subject to each converted award to be determined based on the exchange ratio, rounded down to the nearest whole Pioneer restricted stock unit; the agreements between Pioneer Southwest GP and each such award holder regarding such phantom units will be assumed by Pioneer; and such awards, as converted pursuant to the merger agreement, will continue to be governed, on and after the effective time, by the terms and conditions of such agreements (subject to applicable adjustments required by the merger agreement after giving effect to the merger) and either by the Pioneer Southwest LTIP, if adopted by Pioneer pursuant to the merger agreement, or else by the Pioneer Natural Resources Company 2006 Long-Term Incentive Plan, as amended from time to time (the “Pioneer LTIP”).

•	All Pioneer Southwest common units (other than those held by Pioneer USA, which will continue to be held by Pioneer USA following the effective time, and other than those held by Pioneer Southwest or its subsidiaries or by Pioneer or its subsidiaries (other than Pioneer USA), which will be cancelled as of the effective time in accordance with the merger agreement), will cease to be outstanding and will automatically be cancelled and cease to exist. Each unaffiliated holder of a certificate representing Pioneer Southwest common units and each unaffiliated holder of non-certificated Pioneer Southwest common units represented by book-entry will cease to be a unitholder of Pioneer Southwest and will cease to have any rights as a unitholder of Pioneer Southwest, except the right to receive 0.2325 of a share of Pioneer common stock for each outstanding Pioneer Southwest common unit.

•	Holders of Pioneer Southwest common units as of the effective time will have continued rights to any distribution, without interest, with respect to such Pioneer Southwest common units with a record date occurring prior to the effective time that may have been declared or made by Pioneer Southwest with respect to such Pioneer Southwest common units in accordance with the terms of the merger agreement and which remains unpaid as of the effective time.

•	The holder of the general partner interest in Pioneer Southwest immediately prior to the effective time will have continued rights to any distribution, without interest, with respect to such general partner interest in Pioneer Southwest with a record date occurring prior to the effective time that may have been declared or made by Pioneer Southwest with respect to such general partner interest in Pioneer Southwest in accordance with the terms of the merger agreement and which remains unpaid as of the effective time.

•	Holders of phantom units in Pioneer Southwest immediately prior to the effective time will have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between Pioneer Southwest GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such phantom units with a record date occurring prior to the effective time that may have been declared or made by Pioneer Southwest with respect to Pioneer Southwest common units in accordance with the terms of the merger agreement and which remains unpaid as of the effective time.

•	The unit transfer books of Pioneer Southwest will be closed immediately and there will be no further registration of transfers on the unit transfer books of Pioneer Southwest with respect to Pioneer Southwest common units.

•	Unaffiliated Pioneer Southwest unitholders will have no rights as holders of Pioneer common stock, other than the right to receive the merger consideration, until the holder has surrendered the Pioneer Southwest common units for the merger consideration as provided in the merger agreement.

For a description of Pioneer’s common stock, please refer to Pioneer’s Description of Capital Stock set forth in Pioneer’s Current Report on Form 8-K filed with the SEC on September 16, 2013 and incorporated by reference herein, and for a description of the comparative rights of the holders of shares of Pioneer common stock and holders of Pioneer Southwest common units, please read “Comparison of the Rights of Pioneer Stockholders and Pioneer Southwest Unitholders.”

Exchange of Certificates; No Fractional Shares

Exchange Agent

Prior to the effective time, Pioneer will appoint a commercial bank or trust company reasonably acceptable to Pioneer Southwest to act as exchange agent for the purpose of exchanging Pioneer Southwest common units for Pioneer common stock and cash as required by the merger agreement. Promptly after the effective time, Pioneer will deposit or will cause to be deposited with the exchange agent for the benefit of the holders of the applicable Pioneer Southwest common units, for exchange through the exchange agent, new shares of Pioneer common stock and cash as required by the merger agreement. Pioneer has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay any dividends on Pioneer common stock issued pursuant to the merger agreement without interest. Any cash and shares of Pioneer common stock deposited with the exchange agent are referred to as the “exchange fund.” The exchange agent will deliver the merger consideration contemplated to be paid for Pioneer Southwest common units pursuant to the merger agreement out of the exchange fund. Except as contemplated by the merger agreement, the exchange fund will not be used for any other purpose.

Exchange Procedures

Promptly after the effective time, Pioneer will instruct the exchange agent to mail to each applicable record holder of Pioneer Southwest common units a letter of transmittal and instructions explaining how to surrender Pioneer Southwest common units to the exchange agent. This letter will contain instructions on how to surrender certificates or book-entry units formerly representing Pioneer Southwest common units in exchange for the merger consideration such holder is entitled to receive under the merger agreement.

Pioneer Southwest common unit certificates should NOT be returned with the enclosed proxy card. Pioneer Southwest unitholders who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their Pioneer Southwest common unit certificates, if any, will be entitled to receive:

•	new shares of Pioneer common stock representing, in the aggregate, the whole number of shares of Pioneer common stock that the holder has the right to receive pursuant to the terms of the merger agreement and as described above under “The Merger Agreement — Effect of Merger on Outstanding Pioneer Southwest Common Units and Other Interests,” and

•	a check in an amount equal to the aggregate amount of cash that the holder has the right to receive pursuant to the merger agreement for any cash payable in respect of dividends on Pioneer common stock with a record date after the effective time and a payment date before the date the units have been surrendered pursuant to the terms of the merger agreement.

No interest will be paid or accrued on any merger consideration or on any unpaid dividends payable in accordance with the merger agreement.

In the event of a transfer of ownership of Pioneer Southwest common units that has not been registered in the transfer records of Pioneer Southwest, the merger consideration payable in respect of those Pioneer Southwest common units may be paid to a transferee if the certificate representing those Pioneer Southwest common units or evidence of ownership of the book-entry Pioneer Southwest common units is presented to the exchange agent, and in the case of both certificated and book-entry Pioneer Southwest common units, accompanied by all documents required to evidence and effect the transfer, and the person requesting the exchange will pay to the exchange agent in advance any transfer or other taxes required by reason of the delivery of the merger consideration in any name other than that of the record holder of those Pioneer Southwest common units, or will establish to the satisfaction of the exchange agent that any transfer or other taxes have been paid or are not payable. Until the required documentation has been delivered and certificates, if any, have been surrendered as contemplated by the merger agreement, each certificate or book-entry Pioneer Southwest common unit will be deemed at any time after the effective time to represent only the right to receive, upon the delivery and surrender of the Pioneer Southwest common units, the merger consideration payable in respect of Pioneer Southwest common units and any cash or distributions to which the holder is entitled pursuant to the terms of the merger agreement.

Termination of Exchange Fund

Any portion of the exchange fund constituting shares of Pioneer common stock or cash that remains undistributed to the holders of Pioneer Southwest common units after 180 days following the effective time will be delivered to Pioneer upon demand by Pioneer, and after such delivery, any former holders of Pioneer Southwest common units who have not complied with the provisions of the merger agreement will look only to Pioneer for the merger consideration payable in respect of such Pioneer Southwest common units or any dividends with respect to Pioneer common stock to which they are entitled pursuant to the merger agreement, in each case, without any interest. Any amounts remaining unclaimed by holders of Pioneer Southwest common units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, be held by Pioneer. Without limitation of the foregoing, after 180 days following the effective time, any amounts remaining unclaimed by holders of Pioneer Southwest common units will become the property of Pioneer, subject to the legitimate claims of any person previously entitled to such Pioneer common stock.

Dividends with Respect to Unexchanged Pioneer Southwest Common Units

No dividends declared or made with respect to shares of Pioneer common stock with a record date after the effective time will be paid to the holder of any Pioneer Southwest common units with respect to shares of Pioneer common stock that such holder would be entitled to receive in accordance with the merger agreement until the holder has delivered the required documentation and surrendered any certificates or book-entry units as contemplated by the merger agreement. Subject to applicable law, following compliance with the requirements of the merger agreement, the following will be paid to a holder of new shares of Pioneer common stock, without interest: (i) promptly after the time of such compliance, the amount of any dividends with a record date after the effective time and a payment date prior to such compliance, payable with respect to such shares of Pioneer common stock, and (ii) at the appropriate payment date, the amount of any dividends with a record date after the effective time but prior to such delivery and surrender and with a payment date subsequent to such compliance, payable with respect to such shares of Pioneer common stock.

Further Rights in Pioneer Southwest Common Units

The merger consideration issued upon conversion of a Pioneer Southwest common unit in accordance with the terms of the merger agreement (including any cash paid pursuant to the merger agreement) and any declared distributions to be paid on the Pioneer Southwest common units as described in the merger agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such Pioneer Southwest common unit.

Fractional Shares of Pioneer Common Stock

No certificates or scrip of shares of Pioneer common stock representing fractional shares of Pioneer common stock or book entry credit of the same will be issued upon the surrender of Pioneer Southwest common units outstanding immediately prior to the effective time in accordance with the merger agreement, and such fractional interests will not entitle the owner to vote or to have any rights as a holder of any shares of Pioneer common stock. In lieu of receiving any fractional share of Pioneer common stock to which any Pioneer Southwest unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of Pioneer common stock.

No Liability

To the fullest extent permitted by law, none of Pioneer Southwest GP, Pioneer, Pioneer USA, Pioneer Southwest or the surviving entity or their respective representatives will be liable to any holder of Pioneer Southwest common units for any shares of Pioneer common stock (or dividends with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost Certificates

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Pioneer or the exchange agent, the posting by such person of an indemnity agreement or bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay the merger consideration payable in respect of Pioneer Southwest common units represented by such certificate and any payments to which the holders thereof are entitled pursuant to the merger agreement.

Withholding

The exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of Pioneer Southwest common units such amounts as the exchange agent reasonably deems to be required to deduct and withhold under the Internal Revenue Code or any provision of state, local, or foreign tax law, with respect to the making of such payment; provided, however, that the exchange agent will provide reasonable notice to the applicable holders of Pioneer Southwest common units prior to withholding any amounts pursuant to the merger agreement. To the extent that amounts are deducted and withheld by the exchange agent, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Pioneer Southwest common units in respect of whom such deduction and withholding was made by the exchange agent.

Investment of the Exchange Fund

Pioneer will cause the exchange agent to invest any cash included in the exchange fund as directed by Pioneer on a daily basis, in Pioneer’s sole discretion; provided, however that (i) any investment of the exchange fund will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, and (ii) no such investment or loss will affect the amounts payable or the timing of the amounts payable to Pioneer Southwest unitholders pursuant to the merger agreement. Any interest and other income resulting from such investments will be paid promptly to Pioneer.

Anti-dilution Provisions

In the event of any subdivisions, reclassifications, recapitalizations, splits, unit or stock distributions or dividends, combinations or exchanges with respect to, or rights in respect of, Pioneer Southwest common units or shares of Pioneer common stock, the exchange ratio, the merger consideration, and the number of shares of Pioneer common stock to be issued in the merger will be correspondingly adjusted to provide to the holders of Pioneer Southwest common units the same economic effect as contemplated by the merger agreement prior to such event.

Actions Pending the Merger

Conduct of Business by Pioneer Southwest and Pioneer Southwest GP

From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, and except (i) as expressly contemplated or permitted by the merger agreement, (ii) as may be required by applicable law, or (iii) with the prior written consent of Pioneer (which consent may not be unreasonably withheld, delayed or conditioned), Pioneer Southwest and Pioneer Southwest GP will not, and will cause each of their respective subsidiaries not to, and neither Pioneer nor Pioneer USA will cause Pioneer Southwest or Pioneer Southwest GP to:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course, except that could not reasonably be expected to have a material adverse effect with respect to Pioneer Southwest; (please read “The Merger Agreement — Representations and Warranties” for a summary of the definition of “material adverse effect” in the merger agreement);

•	fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except that could not reasonably be expected to have a material adverse effect with respect to Pioneer Southwest;

•	take any action that could reasonably be expected to have a material adverse effect on the ability of any party to the merger agreement to obtain approvals required for the merger transactions;

•	(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its subsidiaries or any such securities or agreements listed above (collectively, “Rights”) (other than pursuant to Rights outstanding as of the date of the merger agreement or issued thereafter not in violation of the merger agreement), (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional equity interests to become subject to new grants of restricted units, phantom units, employee unit options, unit appreciation rights or any similar equity-based employee Rights;

•	(i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date of the merger agreement or as contemplated by any existing compensation and benefit plan;

•	(i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than in the ordinary course of business, including distributions permitted under the merger agreement, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	make or declare any dividends or distributions (i) to the holders of Pioneer Southwest common units other than a regular quarterly distribution in a cash amount not in excess of $0.52 per Pioneer Southwest common unit to be declared and paid on or prior to 45 days after the end of each calendar quarter, the record date for which is prior to the effective time of the merger, consistent with past practice, or (ii) to the holders of any other units of or interests in Pioneer Southwest, other than distributions in respect of the general partner interest in Pioneer Southwest concurrently with distributions in respect of Pioneer Southwest common units;

•	amend Pioneer Southwest’s partnership agreement or the limited liability company agreement of Pioneer Southwest GP;

•	except as would not prevent or materially delay the consummation of the merger or other transactions contemplated by the merger agreement past the March 17, 2014, termination date and as would not be materially adverse to Pioneer Southwest and its subsidiaries, taken as a whole, or Pioneer and its subsidiaries, taken as a whole, enter into any material contract;

•	modify, amend, terminate or assign, or waive or assign any rights under any material contract in any material respect in a manner which is materially adverse to Pioneer Southwest and its subsidiaries, taken as a whole, or Pioneer and its subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement past the March 17, 2014, termination date;

•	waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) is material to Pioneer Southwest and its subsidiaries taken as a whole, or (ii) is a claim, action or proceeding relating to the merger transactions or the merger agreement;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles;

•	fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	(i) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any compensation and benefit plan, (ii) grant any severance or termination pay to any officer or director of Pioneer Southwest GP or Pioneer Southwest or any of their subsidiaries, or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of Pioneer Southwest GP or Pioneer Southwest or any of their subsidiaries or any of their beneficiaries;

•	other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (ii) create any lien on its property or the property of its subsidiaries to secure indebtedness;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at the closing date, (ii) any of the conditions to closing not being satisfied, (iii) any material delay or prevention of the consummation of the merger, or (iv) a material violation of any provision of the merger agreement; or

•	agree or commit to do any of the prohibited actions described above.

Conduct of Business by Pioneer and Pioneer USA

From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, and except (i) as expressly contemplated or permitted by the merger agreement, (ii) as may be required by applicable law, or (iii) with the prior written consent of the Pioneer Southwest Conflicts Committee (which consent may not be unreasonably withheld, delayed or conditioned), Pioneer and Pioneer USA will not, and will cause each of their respective subsidiaries not to:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course, except that could not reasonably be expected to have a material adverse effect with respect to Pioneer;

•	fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates, except that could not reasonably be expected to have a material adverse effect with respect to Pioneer;

•	take any action that could reasonably be expected to have a material adverse effect on the ability of any party to the merger agreement to obtain any approvals required for the merger transactions;

•	except as would not be likely to have a material adverse effect on Pioneer, enter into any material contract;

•	modify, amend, terminate or assign, or waive or assign any rights under any material contract in a manner which would be likely to have a material adverse effect on Pioneer;

•	waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, that would be reasonably expected to have a material adverse effect on Pioneer;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles;

•	fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at the closing date, (ii) any of the conditions to closing not being satisfied, or (iii) a material violation of any provision of the merger agreement;

•	sell, transfer or otherwise dispose of any Pioneer Southwest common units, Pioneer Southwest general partner units or other interests in Pioneer Southwest; or

•	agree or commit to do any of the prohibited actions described above.

Conditions to the Merger

Conditions of Each Party

The respective obligations of the parties to effect the merger are subject to the satisfaction or, if applicable, waiver, on or prior to the closing date of the merger, of each of the following conditions:

•	the merger proposal will have been approved by the affirmative vote at the Pioneer Southwest special meeting of holders, as of the record date for the Pioneer Southwest special meeting, of a majority of the outstanding Pioneer Southwest common units;

•	all filings required to be made prior to the effective time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the effective time from, any governmental authority in connection with the execution and delivery of the merger agreement and the consummation of the merger transactions by the parties or their affiliates will have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a material adverse effect on Pioneer or Pioneer Southwest; provided, however, that prior to invoking this condition, the invoking party must have used its commercially reasonable efforts to make all required filings and to obtain all required consents, approvals, permits and authorizations as required under the merger agreement;

•

no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law will have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the merger transactions, and no action, proceeding or investigation by any governmental authority with respect to the merger or the other merger transactions may be pending that seeks to restrain, enjoin, prohibit or delay the consummation of the merger or such other merger transaction or to impose any material restrictions or requirements thereon or on Pioneer or Pioneer Southwest with respect to the merger transactions; provided, however, that prior to invoking this condition, the invoking party must have used its commercially reasonable efforts in good faith to consummate the merger as required under the merger agreement;

•	the registration statement of which this proxy statement/prospectus is a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement may have been issued and no proceedings for that purpose may have been initiated or threatened by the SEC; and

•	the shares of Pioneer common stock to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance;

Additional Conditions to the Obligations of Pioneer

The obligation of Pioneer to effect the merger is further subject to the satisfaction by Pioneer Southwest, on or prior to the closing date of the merger, of each of the following conditions, or the waiver thereof by Pioneer:

•	each of the representations and warranties contained in the merger agreement of Pioneer Southwest and Pioneer Southwest GP qualified as to materiality or material adverse effect must be true and correct in all respects and those not so qualified must be true and correct in all material respects, in each case, as of the date of the merger agreement and upon the closing date with the same effect as though all such representations and warranties had been made on the closing date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date); provided, however, that no representations and warranties will be deemed to be untrue or incorrect to the extent that any executive officer or director of Pioneer had knowledge of such inaccuracy as of the date of the merger agreement; provided, further, however, that the immediately preceding proviso will not apply if any member of the Pioneer Southwest Conflicts Committee had actual knowledge of any such inaccuracy as of the date of the merger agreement;

•	each and all of the agreements and covenants of Pioneer Southwest and Pioneer Southwest GP to be performed and complied with pursuant to the merger agreement on or prior to the effective time must have been duly performed and complied with in all material respects;

•	Pioneer will have received a certificate signed by the chief executive officer, chief financial officer or executive vice president and general counsel of Pioneer Southwest GP, dated as of the closing date, to the effect that the conditions described in the first two bullet points immediately above have been satisfied; and

•	there must not have occurred a material adverse effect with respect to Pioneer Southwest between the signing of the merger agreement and the closing date.

Additional Conditions to the Obligations of Pioneer Southwest

The obligation of Pioneer Southwest to effect the merger is further subject to the satisfaction by Pioneer, on or prior to the closing date of the merger, of each of the following conditions, or the waiver thereof by Pioneer Southwest:

•	each of the representations and warranties contained in the merger agreement of Pioneer, Pioneer USA and MergerCo qualified as to materiality or material adverse effect must be true and correct in all respects and those not so qualified must be true and correct in all material respects, in each case, as of the date of the merger agreement and upon the closing date with the same effect as though all such representations and warranties had been made on the closing date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date);

•	each and all of the agreements and covenants of Pioneer, Pioneer USA and MergerCo to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

•	Pioneer Southwest must have received a certificate signed by the chief executive officer, chief financial officer or executive vice president and general counsel of Pioneer, dated as of the closing date, to the effect that the conditions described in the first two bullet points immediately above have been satisfied; and

•	there must not have occurred a material adverse effect with respect to Pioneer between the date of the merger agreement and the closing date.

The merger agreement provides that the Pioneer Southwest unitholder voting condition may not be waived. Each of Pioneer and Pioneer Southwest (with the consent of the Pioneer Southwest Conflicts Committee, in the case of Pioneer Southwest) may choose to complete the merger even though any other condition to its obligation has not been satisfied if the necessary Pioneer Southwest unitholder approval has been obtained and the law allows it to do so.

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement. These representations and warranties concern, among other things:

•	legal organization, existence, general authority and good standing;

•	capitalization;

•	the absence of Pioneer Southwest’s ownership of any equity interests other than in its subsidiaries;

•	power and authorization to enter into and carry out the obligations of the merger agreement, and enforceability of the merger agreement;

•	the absence of defaults, breaches and other conflicts caused by entering into the merger agreement and completing the merger;

•	required board and committee consents and approvals;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	the accuracy of financial statements and reports filed with the SEC;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	the absence of undisclosed material contracts and the validity of existing material contracts;

•	the absence of brokers other than those noted therein;

•	the fairness opinion delivered to the Pioneer Southwest Conflicts Committee; and

•	the absence of any material adverse effects.

For purposes of the merger agreement, “material adverse effect,” when used with respect to either Pioneer Southwest or Pioneer, as the case may be, means any state of facts, change, development, condition, occurrence or other effect that:

•	is or could reasonably be expected to be material and adverse to the financial condition, assets, properties, business, operations, results of operations or prospects of such party or its subsidiaries, taken as a whole; or

•	materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of such party to perform its obligations under the merger agreement or to consummate the merger and the other merger transactions.

Many of the representations and warranties in the merger agreement provide that such representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. A material adverse effect does not include any of the following:

•	changes generally affecting the economy in the United States of America;

•	changes in oil and gas prices, including changes in price differentials;

•	changes in general economic conditions in the oil and gas exploration and production industry;

•	changes in law;

•	earthquakes, hurricanes, floods or other natural disasters, except if the state of facts, change, development, condition, occurrence or other effect described in this and the above bullet points, relative to other participants of similar size in the oil and gas exploration and production industry generally, disproportionately affects the financial condition, assets, properties, business, results of operations or prospects of such party and its subsidiaries, taken as a whole;

•	changes resulting from the announcement of the merger agreement; or

•	changes in the market price or trading volume of Pioneer Southwest common units or shares of Pioneer common stock, respectively (except that the underlying causes of any such changes may be considered in determining whether a material adverse effect has occurred).

Covenants

Pioneer and Pioneer Southwest made the covenants described below:

Efforts

Subject to the terms and conditions of the merger agreement, the parties will use their commercially reasonable efforts in good faith (subject to, and in accordance with, applicable laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the merger transactions, including (a) using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the merger transactions, and (b) using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the merger transactions or seeking material damages. Each of the parties will (x) cooperate fully with the other parties to that end and (y) furnish to the other parties copies of all correspondence, filings and communications between it and its affiliates and any governmental authority with respect to the merger transactions.

Unitholder Approval

Subject to the terms and conditions of the merger agreement, and except as described in the third paragraph of this subsection, Pioneer Southwest will take, in accordance with applicable law, applicable stock exchange rules and Pioneer Southwest’s partnership agreement, all action necessary to call, hold and convene the Pioneer Southwest special meeting to consider and vote upon the approval of the merger proposal, as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective. Subject to the immediately following paragraph, the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board will recommend approval of the merger proposal to the Pioneer Southwest unitholders, and Pioneer Southwest will take all reasonable lawful action to solicit such approval by the Pioneer Southwest unitholders. Except as described in the following two paragraphs, neither the Pioneer Southwest Conflicts Committee nor the Pioneer Southwest GP Board will (A) withdraw, modify or qualify in any manner adverse to Pioneer the recommendation of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board or (B) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any “acquisition proposal” (defined and described more fully under “The Merger Agreement — Covenants — Acquisition Proposals”). The actions described in the preceding sentence are referred to in this proxy statement/prospectus as a “Pioneer Southwest Change in Recommendation.” None of Pioneer Southwest GP, Pioneer Southwest or any of their subsidiaries will execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any acquisition proposal.

Notwithstanding the above paragraph, at any time prior to obtaining the Pioneer Southwest unitholder approval, the Pioneer Southwest Conflicts Committee or the Pioneer Southwest GP Board may make a Pioneer Southwest Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Pioneer Southwest Change in Recommendation would be inconsistent with its duties under Pioneer Southwest’s partnership agreement or applicable law; provided, however, that neither the Pioneer Southwest Conflicts Committee nor the Pioneer Southwest GP Board will be entitled to exercise its right to make a Pioneer Southwest Change in Recommendation pursuant to this sentence unless (i) Pioneer Southwest has not engaged in a material breach of its covenant related to acquisition proposals, (ii) Pioneer Southwest has provided to Pioneer three business days prior written notice, advising Pioneer that the Pioneer Southwest Conflicts Committee or the Pioneer Southwest GP Board intends to take such action, specifying the reasons for taking such action in reasonable detail, including, if a reason for the Pioneer Southwest Change in Recommendation is an acquisition proposal, that the Pioneer Southwest Conflicts Committee has determined that the acquisition proposal is a superior proposal and specifying the terms and conditions of such acquisition proposal and the identity of the person making such acquisition proposal (it being understood that any amendment to the terms of any such acquisition proposal will require a new written notice, as described above, and an additional three business day period), (iii) if a reason for the Pioneer Southwest Change in Recommendation is an acquisition proposal, Pioneer Southwest has provided to Pioneer all materials and information delivered or made available to the person or group of persons making such acquisition proposal (to the extent not previously provided to Pioneer), (iv) each of Pioneer Southwest GP, Pioneer Southwest and the Pioneer Southwest Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its representatives to negotiate, in good faith with Pioneer during such notice period to enable Pioneer to revise the terms of the merger agreement such that it would obviate the need for making the Pioneer Southwest Change in Recommendation, and (v) following the end of such notice period, the Pioneer Southwest Conflicts Committee will have considered in good faith any changes to the merger agreement proposed by Pioneer and will have determined that the failure to make a Pioneer Southwest Change in Recommendation would continue to be inconsistent with its duties under Pioneer Southwest’s partnership agreement or applicable law even if such revisions proposed by Pioneer were to be given effect and, if a reason for the Pioneer Southwest Change in Recommendation is an acquisition proposal, that the acquisition proposal continues to be a superior proposal even if the revisions proposed by Pioneer were to be given effect. Any Pioneer Southwest Change in Recommendation will not invalidate the approval (or “Special Approval” as defined in Pioneer Southwest’s partnership agreement) of the merger agreement or any other approval of the Pioneer Southwest Conflicts Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the merger transactions.

Notwithstanding anything to the contrary in the merger agreement, if there occurs a Pioneer Southwest Change in Recommendation in accordance with the merger agreement, Pioneer Southwest and Pioneer Southwest GP will, upon request of the Pioneer Southwest Conflicts Committee, (i) no longer call, hold or convene the Pioneer Southwest special meeting to consider and vote upon the approval of the merger proposal, and (ii) cancel any previously called Pioneer Southwest special meeting.

Nothing contained in the merger agreement will prevent Pioneer Southwest, Pioneer Southwest GP, the Pioneer Southwest GP Board or the Pioneer Southwest Conflicts Committee from taking and disclosing to the holders of Pioneer Southwest common units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of Pioneer Southwest common units) or from making any legally required disclosure to holders of Pioneer Southwest common units. Any “stop-look-and-listen”

communication by Pioneer Southwest, Pioneer Southwest GP, the Pioneer Southwest GP Board, or the Pioneer Southwest Conflicts Committee to the limited partners of Pioneer Southwest pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the holders of Pioneer Southwest common units) will not be considered a Pioneer Southwest Change in Recommendation or a withdrawal, modification or change in any manner adverse to Pioneer of all or a portion of the Pioneer Southwest GP Board approval or the Pioneer Southwest Conflicts Committee approval.

Registration Statement

Each of Pioneer, Pioneer Southwest and Pioneer Southwest GP agrees to cooperate in the preparation of the registration statement (which includes this proxy statement/prospectus) to be filed by Pioneer with the SEC in connection with the issuance of shares of Pioneer common stock in the merger as contemplated by the merger agreement. Pioneer agrees to file the registration statement with the SEC as promptly as practicable. Each of Pioneer Southwest and Pioneer agrees to use all commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as practicable after filing of the registration statement. Pioneer also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. Each of Pioneer and Pioneer Southwest agrees to furnish to the other party all information concerning Pioneer and its subsidiaries or Pioneer Southwest, Pioneer Southwest GP and its subsidiaries, as applicable, and the officers, directors, stockholders or unitholders of Pioneer and Pioneer Southwest and any applicable affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the registration statement may be made by Pioneer, and no filing of this proxy statement/prospectus may be made by Pioneer or Pioneer Southwest, in each case without providing the other party a reasonable opportunity to review and comment on such registration statement and proxy statement/prospectus.

Each of Pioneer Southwest, Pioneer Southwest GP and Pioneer agrees, as to itself and its subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the registration statement of which this proxy statement/prospectus is a part will, at the time such registration statement and each amendment or supplement to such registration statement, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in such registration statement or any amendment or supplement necessary to make the statements in such registration statement or any amendment or supplement, in light of the circumstances under which they were made, not misleading, and (ii) this proxy statement/prospectus and each amendment or supplement to this proxy statement/prospectus will, at the date of mailing to the holders of Pioneer Southwest common units and at the time of the Pioneer Southwest special meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in this proxy statement/prospectus, in the light of the circumstances under which they were made, not misleading. Each of Pioneer Southwest, Pioneer Southwest GP and Pioneer further agrees that, if it becomes aware prior to the closing date of any information that would cause any of the statements in the registration statement or this proxy statement/prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements in the registration statement or this proxy statement/prospectus, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other parties thereof and take the necessary steps to correct such information in an amendment or supplement to the registration statement or the proxy statement/prospectus. No amendment or supplement to the registration statement will be made by Pioneer, and no amendment or supplement to the proxy statement/prospectus will made by Pioneer or Pioneer Southwest, in each case without providing the other party a reasonable opportunity to review and comment on such registration statement and proxy statement/prospectus.

Pioneer will advise Pioneer Southwest, promptly after Pioneer receives notice thereof, of (i) the time when the registration statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the shares of Pioneer common stock for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the

SEC for the amendment or supplement of the registration statement or this proxy statement/prospectus or for additional information.

Pioneer Southwest will use its commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to the Pioneer Southwest unitholders as soon as practicable after the effective date of the registration statement of which this proxy statement/prospectus is a part.

Press Releases

Prior to a Pioneer Southwest Change in Recommendation, if any, neither Pioneer Southwest nor Pioneer will, without the prior approval of (a) the Pioneer Southwest Conflicts Committee, in the case of Pioneer, and (b) Pioneer, in the case of Pioneer Southwest, issue any press release or written statement for general circulation relating to the transactions contemplated by the merger agreement, except as otherwise required by applicable law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Access; Information

Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party will, and will cause its subsidiaries to, afford the other parties and their representatives access, during normal business hours throughout the period prior to the effective time, to all of its properties, books, contracts, commitments and historical records as reasonably requested, and, during such period, it will, and will cause its subsidiaries to, furnish promptly to such person and its representatives a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Pioneer or Pioneer Southwest or their respective subsidiaries, as the case may be, are not permitted to disclose under applicable law). Neither Pioneer Southwest nor Pioneer nor any of their respective subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, fiduciary duty or binding agreement entered into prior to the date of the merger agreement or allow any invasive sampling or testing of their properties. The parties to the merger agreement will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions described in the immediately preceding sentence apply.

Pioneer and Pioneer Southwest, respectively, will not use any information obtained pursuant to the merger agreement (to which it was not entitled under law or any agreement other than the merger agreement) for any purpose unrelated (i) to the consummation of the transactions contemplated by the merger agreement, or (ii) to the matters contemplated by the provisions of the merger agreement, and will hold all information and documents obtained pursuant to the provisions of the merger agreement in confidence. No investigation by either party of the business and affairs of the other will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in the merger agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by the merger agreement.

Acquisition Proposals

As defined in the merger agreement, “acquisition proposal” means any proposal or offer from or by any person other than Pioneer, Pioneer USA, Pioneer Southwest GP, MergerCo or their respective subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 20% of the assets of Pioneer Southwest and its subsidiaries, taken as a whole, (ii) more than 20% of the outstanding Pioneer Southwest common units, or (iii) assets that generate more than 20% of the monthly cash flow, net revenues or net income of Pioneer Southwest and its subsidiaries, taken as a whole; (b) any “tender offer” or “exchange offer” that, if consummated, would result in any such person beneficially owning more than 20% of the outstanding Pioneer Southwest common units; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pioneer Southwest, other than the merger.

As defined in the merger agreement, “superior proposal” means a written acquisition proposal (provided, however, that (x) reference to 20% within the definition of “acquisition proposal” is to be replaced by 80%, and (y) any proposal or offer to acquire all or substantially all of the issued and outstanding Pioneer Southwest common units not owned by Pioneer USA will be an acquisition proposal for purposes of the definition of superior proposal) made by a third party to Pioneer Southwest or the Pioneer Southwest GP Board, for consideration consisting of cash and/or marketable securities, which the Pioneer Southwest Conflicts Committee believes in good faith to be bona fide and on terms and conditions which the Pioneer Southwest Conflicts Committee determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the Pioneer Southwest unaffiliated unitholders from a financial point of view than the transactions contemplated by the merger agreement and to be in the best interests of the Pioneer Southwest unaffiliated unitholders and Pioneer Southwest, after taking into consideration, among other things, (i) the identity of the person making the superior proposal (including whether approval of the equity owners of such person is required), (ii) any impediments and risks to the consummation of the superior proposal, (iii) a comparison of all of the terms, conditions and legal, financial, regulatory and other aspects and effects of such superior proposal with such terms, conditions, aspects and impacts of the merger agreement, and (iv) any proposal by Pioneer to amend the terms of the merger agreement pursuant to the merger agreement.

Pioneer Southwest GP and Pioneer Southwest will, and they will cause their subsidiaries and representatives to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to or that may reasonably be expected to lead to an acquisition proposal, and (ii) request such person to promptly return or destroy all confidential information concerning Pioneer Southwest and its subsidiaries.

Neither Pioneer Southwest GP nor Pioneer Southwest will, and they will cause their subsidiaries and use their commercially reasonable efforts to cause their representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) conduct or participate in any discussions or negotiations regarding any acquisition proposal, or (iii) furnish to any person any non-public information or data relating to Pioneer Southwest or any of its subsidiaries or afford access to the business, properties, assets, or, except as required by law or Pioneer Southwest’s partnership agreement, books or records of Pioneer Southwest or any of its subsidiaries. Notwithstanding the foregoing, at any time prior to obtaining the Pioneer Southwest unitholder approval, the Pioneer Southwest Conflicts Committee may take the actions described in clauses (ii) and (iii) above with respect to a third person that makes a bona fide unsolicited acquisition proposal that did not result from a material breach of the provisions of the merger agreement described in this paragraph, if (A) the Pioneer Southwest Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with its duties under Pioneer Southwest’s partnership agreement or applicable law, and (B) prior to furnishing any such non-public information to such third person, Pioneer Southwest receives from such third person an executed confidentiality agreement. Such confidentiality agreement must be of the nature generally used in circumstances similar to those contemplated in transactions of this type, as determined by the Pioneer Southwest Conflicts Committee in its reasonable business judgment; provided, however, that such confidentiality agreement must (a) have a term of not less than two years and (b) provide that all non-public information pertaining to Pioneer Southwest and its subsidiaries be protected as confidential information, subject to customary exceptions. Pioneer Southwest may amend or waive the terms of such confidentiality agreement in its discretion, except that Pioneer has the right to approve or consent to any amendment or waiver (i) of the two-year or more term of the confidentiality agreement, or (ii) that would have the effect of causing any non-public information pertaining to Pioneer Southwest and its subsidiaries that is protected as confidential information under such confidentiality agreement not to be protected as confidential information.

Pioneer Southwest GP and Pioneer Southwest will, as promptly as practicable (and in any event within two business days), advise Pioneer in writing of any request for non-public information or any acquisition proposal received from any third person, or any inquiry or request for discussions or negotiations with respect to any acquisition proposal and the material terms of such request, acquisition proposal or inquiry. Pioneer Southwest GP and Pioneer Southwest will, as promptly as practicable (and in all events within 48 hours), provide to Pioneer copies of any written materials received by Pioneer Southwest GP, Pioneer Southwest or any of their subsidiaries or representatives in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal or inquiry.

Pioneer Southwest GP and Pioneer Southwest will keep Pioneer reasonably informed of the status of any material developments regarding any acquisition proposal on a reasonably current basis. Pioneer Southwest GP and Pioneer Southwest agree that they and their subsidiaries will not enter into any confidentiality agreement with any person that prohibits Pioneer Southwest GP or Pioneer Southwest or any of their subsidiaries from providing any information to Pioneer in accordance with the merger agreement.

Pioneer Southwest and Pioneer Southwest GP acknowledged in the merger agreement that the agreements contained in the above mentioned paragraphs in this subsection are an integral part of the transactions contemplated by the merger agreement, and that, without these agreements, Pioneer, Pioneer USA and MergerCo would not have entered into the merger agreement. Accordingly, (i) if a court of competent jurisdiction finds that the Pioneer Southwest Conflicts Committee materially breached or took action materially inconsistent with its duties under Pioneer Southwest’s partnership agreement or applicable law, (ii) if there has been any injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition (in each case based in whole or in part upon the finding described in clause (i)), that would (A) require or permit Pioneer Southwest or Pioneer Southwest GP or any of their representatives to act or fail to act in a manner that would, in the absence of such injunction, order, legal restraint or prohibition, constitute a violation of the above mentioned provisions of the merger agreement or (B) limit the rights of Pioneer, Pioneer USA and MergerCo in any respect under the provisions of the merger agreement, and (iii) if Pioneer Southwest and Pioneer Southwest GP act or fail to act in a manner that would, in the absence of such injunction, order, legal restraint or prohibition, constitute a violation of the above mentioned provisions of the merger agreement that would permit Pioneer to terminate the merger agreement, then Pioneer will have the right to terminate the merger agreement pursuant to the merger agreement termination provisions.

Takeover Laws

Neither Pioneer Southwest nor Pioneer will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws, and each of them will take all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from, or if necessary challenge the validity or applicability of, any applicable takeover law, as in effect on the date of the merger agreement or thereafter, including takeover laws of any state that purport to apply to the merger agreement or the merger transactions.

No Rights Triggered

Pioneer Southwest will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated by the merger agreement and any other action or combination of actions do not and will not result in the grant of any Rights to any person under Pioneer Southwest’s partnership agreement or under any material agreement to which it or any of its subsidiaries is a party.

New Common Stock Listed

Pioneer will use its commercially reasonable efforts to list, prior to the closing, on the NYSE, upon official notice of issuance, the shares of Pioneer common stock to be issued in the merger.

Third Party Approvals

Subject to the terms and conditions of the merger agreement, Pioneer and Pioneer Southwest and their respective subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all governmental authorities and third parties necessary to consummate the merger transactions and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the merger to be consummated as expeditiously as practicable. Each of Pioneer and Pioneer Southwest will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information with respect to, all material written information submitted to any third party or any governmental authorities in connection with the merger transactions. In exercising the foregoing right, each of the parties to the merger agreement agrees to act reasonably and promptly. Each party to the merger agreement agrees that it will consult with the other parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the merger transactions, and each party will keep the other parties apprised of the status of material matters relating to completion of the merger transactions.

Each of Pioneer and Pioneer Southwest agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders or unitholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of such other party’s subsidiaries to any governmental authority in connection with the merger transactions.

Indemnification; Directors’ and Officers’ Insurance

Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under Pioneer Southwest’s partnership agreement, the limited liability company agreement of Pioneer Southwest GP or the merger agreement or, if applicable, similar organizational documents or agreements of any of Pioneer Southwest’s subsidiaries, from and after the effective time, Pioneer, Pioneer Southwest GP, Pioneer USA and Pioneer Southwest, jointly and severally, will: (i) indemnify and hold harmless each person who is at the date of the merger agreement or during the period from the date of the merger agreement through the date of the effective time serving as a director or officer of Pioneer Southwest GP or of any of its respective subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof (collectively, the “indemnified parties”) to the fullest extent authorized or permitted by applicable law, as in effect at or after the time of the merger agreement, in connection with any claim arising from the indemnified party’s service in such capacity and any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the indemnified parties any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any such claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any indemnification expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Pioneer, Pioneer USA, Pioneer Southwest GP and Pioneer Southwest pursuant to the merger agreement will extend to acts or omissions occurring at or before the effective time and any claim relating the merger agreement (including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the merger transactions and the consummation of the merger transactions, including the consideration and approval thereof and the process undertaken in connection with the approval of the merger agreement and any claim relating the consummation of the merger), and all rights to indemnification and advancement conferred under the merger agreement will continue as to any indemnified party who has ceased to be a director or officer of Pioneer Southwest GP after the date of the merger agreement and will inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Pioneer, Pioneer USA, Pioneer Southwest GP nor Pioneer Southwest will settle, compromise or consent to the entry of any judgment in any actual or threatened action in respect of which indemnification has been or could be sought by such indemnified party under the merger agreement unless the settlement, compromise or judgment includes an unconditional release of that indemnified party from all liability arising out of that action without admission or finding of wrongdoing, or that indemnified party otherwise consents to such settlement, compromise or judgment.

Without limiting the foregoing, Pioneer, Pioneer USA, Pioneer Southwest GP, Pioneer Southwest and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing as of the time of the merger agreement in favor of the indemnitees as provided in Pioneer Southwest’s partnership agreement and the limited liability company agreement of Pioneer Southwest GP (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Pioneer Southwest’s subsidiaries) and indemnification agreements of Pioneer Southwest or Pioneer Southwest GP or any of their respective subsidiaries will be assumed by the surviving entity, Pioneer Southwest GP, Pioneer and Pioneer USA in the merger without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms.

For a period of six years from the effective time, Pioneer will maintain in effect the current directors’ and officers’ liability insurance policies covering the indemnified parties (but may substitute other policies, including an insurance tail policy, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the effective time.

If Pioneer, Pioneer USA, Pioneer Southwest GP or Pioneer Southwest or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and will not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Pioneer, Pioneer USA, Pioneer Southwest GP or Pioneer Southwest assume, including by operation of law, the obligations set forth in the provisions of the merger agreement summarized under this section “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.”

These provisions will survive the consummation of the merger and are intended to be for the benefit of, and will be enforceable by, the indemnified parties and their respective heirs and personal representatives, and will be binding on Pioneer, Pioneer USA, Pioneer Southwest GP and Pioneer Southwest and their respective successors and assigns.

Notification of Certain Matters

Each of Pioneer Southwest and Pioneer will give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it, or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its financial condition or business or (ii) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations or hearings result in, or could reasonably be expected to result in, a material adverse effect.

Rule 16b-3

Prior to the effective time, Pioneer Southwest will take any steps as may be reasonably requested by any party to the merger agreement to cause dispositions of Pioneer Southwest equity securities (including Pioneer Southwest phantom units) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Pioneer Southwest GP to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Pioneer Southwest Conflicts Committee

Prior to the effective time, none of Pioneer, Pioneer USA or MergerCo nor any of their subsidiaries will, without the consent of at least three members of the Pioneer Southwest Conflicts Committee, eliminate the Pioneer Southwest Conflicts Committee, revoke or diminish the authority of the Pioneer Southwest Conflicts Committee or remove or cause the removal of any director of Pioneer Southwest GP that is a member of the Pioneer Southwest Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this provision of the merger agreement will not apply to the filling, in accordance with the provisions of the limited liability company agreement of Pioneer Southwest GP, of any vacancies caused by a resignation of any such director.

Conversion of Equity Awards

Subject to the provisions of the merger agreement described in the third paragraph of this subsection, prior to the effective time, the Pioneer Board or the Pioneer Compensation and Management Development Committee will adopt the Pioneer Southwest LTIP, authorize the conversion of Pioneer Southwest phantom units into Pioneer restricted stock units in accordance with the merger agreement at the effective time, and will take such other actions as may be necessary to authorize such conversion. Such actions will include the following: (i) effective as of the effective time, the Pioneer Southwest LTIP will be continued by Pioneer and all Pioneer Southwest obligations thereunder assumed by Pioneer (including obligations with respect to Pioneer Southwest phantom units in accordance with the merger agreement) and such plan will continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the Pioneer Southwest LTIP, notwithstanding the merger, applicable laws and regulations and the applicable rules of any stock exchange; (ii) from and after the effective time all references to Pioneer Southwest common units in the Pioneer Southwest LTIP will be substituted with references to shares of Pioneer common stock; (iii) the number of shares of Pioneer common stock that will be available for grant and delivery under the Pioneer Southwest LTIP from and after the effective time will equal the number of Pioneer Southwest common units that were available for grant and delivery under the Pioneer Southwest LTIP immediately prior to the effective time, as adjusted to give effect to the exchange ratio (which number will include the number of shares of Pioneer common stock subject to the Pioneer restricted stock units that will be issued upon conversion of Pioneer Southwest phantom units in accordance with the merger agreement), and the time during which those shares will be available for grant under the Pioneer Southwest LTIP will not extend beyond April 28, 2018; (iv) from and after the effective time, awards under the Pioneer Southwest LTIP may be granted only to those individuals who were eligible to receive awards under the Pioneer Southwest LTIP immediately before the effective time (including any individuals hired on and after the effective time who would have been eligible for such awards pursuant to the eligibility provisions of the Pioneer Southwest LTIP as in effect immediately prior to the effective time); and (v) no participant in the Pioneer Southwest LTIP will have any right to acquire Pioneer Southwest common units under the Pioneer Southwest LTIP from and after the effective time. Pioneer will reserve for issuance a number of shares of Pioneer common stock equal to the number of shares of Pioneer common stock that will be available for grant and delivery under the Pioneer Southwest LTIP from and after the effective time, including shares of Pioneer common stock that will be subject to Pioneer restricted stock units as a result of the conversion of Pioneer Southwest phantom units into Pioneer restricted stock units as contemplated by the merger agreement. As soon as practicable following the effective time, Pioneer will file a Form S-8 registration statement with respect to the shares of Pioneer common stock available for grant and delivery under the Pioneer Southwest LTIP from and after the effective time and will maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the Pioneer Southwest LTIP. Prior to the effective time, Pioneer will take such steps as may be reasonably requested by any party to the merger agreement to cause the acquisition of Pioneer restricted stock units and shares of Pioneer common stock pursuant to the transactions contemplated by the merger agreement by each individual who is an officer or director of Pioneer to be exempt under Rule 16b-3 promulgated under the Exchange Act.

As soon as practicable following the effective time, Pioneer Southwest will file a post-effective amendment to the Form S-8 registration statement filed by Pioneer Southwest on May 2, 2008, deregistering all Pioneer Southwest common units thereunder. Prior to the effective time, the Pioneer Southwest GP Board will take such action and adopt such resolutions as are required to (i) effectuate the treatment of the Pioneer Southwest phantom units pursuant to the terms of the merger agreement, and (ii) prevent and waive the forfeiture of any Pioneer Southwest phantom units that would otherwise be forfeited pursuant to Section 6(b)(iii) of the Pioneer Southwest LTIP.

Notwithstanding anything to the contrary in the immediately preceding two paragraphs, the Pioneer Board or the Pioneer Compensation and Management Development Committee may, at its option, prior to the effective time, authorize the conversion of Pioneer Southwest phantom units into Pioneer restricted stock units under the Pioneer LTIP in accordance with the merger agreement to be effective at the effective time, and may, in such event, elect either to adopt or not to adopt the Pioneer Southwest LTIP. In the event that the Pioneer Board or the Pioneer Compensation and Management Development Committee elects not to adopt the Pioneer Southwest LTIP, the provisions of the merger agreement described in the first paragraph of this subsection will continue to apply in full force and effect pursuant to their terms other than those provisions that relate to the adoption of the Pioneer Southwest LTIP.

Termination

Notwithstanding anything in the merger agreement to the contrary, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time whether before or after Pioneer Southwest unitholder approval:

•	by mutual written consent of Pioneer and Pioneer Southwest;

•	by either Pioneer or Pioneer Southwest upon written notice to the other if:

•	the merger is not completed on or before March 17, 2014; provided, however, that the right to terminate the merger agreement due to the failure to complete the merger on or before March 17, 2014, will not be available to a party whose failure to fulfill any material obligation under the merger agreement or other material breach of the merger agreement has been the primary cause of, or resulted in, the failure of the merger to have been consummated on or before March 17, 2014;

•	any governmental authority has issued a final and non-appealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger, or makes the merger illegal, so long as the terminating party is not then in material breach of the merger agreement;

•	there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of its breach from the terminating party, or which breach, by its nature, cannot be cured prior to March 17, 2014, provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. No party will have the right, however, to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer” or “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer Southwest,” as applicable, have not been met;

•

there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties to the merger agreement, and the breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to March 17, 2014, so long as the terminating party itself is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. In no event, however, will any party have the right to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under “The Merger Agreement —

Conditions to the Merger — Additional Conditions to the Obligations of Pioneer” or “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer Southwest,” as applicable, have not been met;

•	Pioneer Southwest does not obtain the Pioneer Southwest unitholder approval at the Pioneer Southwest special meeting; provided, however, that the right to terminate the merger agreement under the provision described in this bullet point will not be available to the terminating party where the failure to obtain the Pioneer Southwest unitholder approval has been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of the merger agreement or the voting agreement; or

•	a Pioneer Southwest Change in Recommendation has occurred.

Fees and Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger transactions will be paid by the party incurring such costs and expenses, except as described below.

If the merger agreement is terminated by Pioneer or Pioneer Southwest due to a Pioneer Southwest Change in Recommendation, then Pioneer Southwest will pay to Pioneer certain expenses of Pioneer.

If the merger agreement is terminated by Pioneer due to a material breach by Pioneer Southwest of any representation, warranty or covenant, then Pioneer Southwest will pay to Pioneer certain expenses of Pioneer.

If the merger agreement is terminated by Pioneer Southwest due to a material breach by Pioneer of any representation, warranty or covenant, then Pioneer will pay to Pioneer Southwest certain expenses of Pioneer Southwest.

Except as otherwise provided in the merger agreement, any payment of the expenses of the applicable party will be made by wire transfer of immediately available funds to an account designated by Pioneer or an account designated by Pioneer Southwest, as applicable, within one business day following the event that triggered the obligation to make such payment. The parties acknowledge that the agreements described under “The Merger Agreement — Fees and Expenses” are an integral part of the merger transactions, and that, without these agreements, none of the parties would enter into the merger agreement.

As defined in the merger agreement, “expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to the merger agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the merger transactions, including the preparation, printing, filing and mailing of this proxy statement/prospectus and the registration statement of which it is a part and the solicitation of the Pioneer Southwest unitholder approval, and all other matters, including costs and expenses of litigation, related to the merger transactions; provided, however, that the amount of expenses payable by one party to another under the merger agreement may not exceed $1.5 million. The expenses relating to the preparation, printing, filing and mailing of this proxy statement/prospectus and the registration statement of which it is a part and the solicitation of the Pioneer Southwest unitholder approval will be paid 50% by Pioneer and 50% by Pioneer Southwest.

Effect of Termination

In the event of the termination of the merger agreement, written notice will immediately be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which such termination is made, and, except as otherwise described in this paragraph, the merger agreement (other than the provisions described in “The Merger Agreement — Fees and Expenses” and certain other specific sections of the merger agreement) will immediately become null and void after the expiration of any applicable period following such notice. In the event of such termination, there will be no liability on the part of any party, except as described in “The Merger Agreement — Fees and Expenses” and except with respect to the requirement to comply with the confidentiality agreement; provided, however, that nothing in the merger agreement will relieve any party from any liability or obligation with respect to fraud or the willful and material breach of a covenant or agreement contained in the merger agreement. In the case of fraud or willful and material breach of a covenant or agreement contained in the merger agreement, then Pioneer or Pioneer Southwest, as the case may be, will be entitled to all remedies available at law or in equity. For purposes of the merger agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of the merger agreement that the breaching party is aware would or would reasonably be expected to breach its obligations under the merger agreement.

No Third Party Beneficiaries

In general, the merger agreement is not intended to confer upon you or any person other than Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP any rights or remedies. A limited exception to this general rule exists to provide Pioneer Southwest GP’s directors and officers with indemnification and liability insurance coverage after completion of the merger.

Specific Performance

The parties agreed in the merger agreement that irreparable damage would occur if any provision of the merger agreement were not performed in accordance with its terms and, accordingly, the parties are, to the fullest extent permitted by law, entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Waiver and Amendment

Subject to compliance with applicable law, prior to the closing, any provision of the merger agreement except for the requirement of obtaining the Pioneer Southwest unitholder approval (see “The Merger Agreement — Conditions to the Merger — Additional Conditions to the Obligations of Pioneer Southwest”) may be waived in writing by the party benefited by the provision, or amended or modified at any time, whether before or after the Pioneer Southwest unitholder approval is obtained, by an agreement in writing between the parties to the merger agreement. After the Pioneer Southwest unitholder approval, no amendment will be made to the nature or amount of the merger consideration or that results in a material adverse effect on the Pioneer Southwest unaffiliated unitholders without obtaining the required Pioneer Southwest unitholder approval (Pioneer Southwest GP being authorized to approve any other amendment on behalf of Pioneer Southwest without any other approval of the Pioneer Southwest unitholders).

Unless otherwise expressly set forth in the merger agreement, whenever Pioneer Southwest or Pioneer Southwest GP approval or consent is required pursuant to the merger agreement, such approval or consent will require the approval or consent of the Pioneer Southwest Conflicts Committee and will not require any approval of the Pioneer Southwest unitholders or the Pioneer Southwest GP Board.

Governing Law

The merger agreement is governed by and interpreted under Delaware law.

THE MERGER PARTIES’ BUSINESSES

Pioneer’s Business

This section summarizes information from Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, Pioneer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of Pioneer’s business, please read the “Business and Properties” section contained in Pioneer’s 2012 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

Pioneer, a Delaware corporation formed in 1997, is a large independent oil and gas exploration and production company with operations in the United States. Pioneer is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Pioneer’s common stock is listed and traded on the NYSE under the symbol “PXD.”

Pioneer’s purpose is to competitively and profitably explore for, develop and produce oil and gas reserves. In so doing, Pioneer sells homogenous oil, NGL and gas units that, except for geographic and relatively minor quality differences, cannot be significantly differentiated from units offered for sale by Pioneer’s competitors. Competitive advantage is gained in the oil and gas exploration and development industry by employing well-trained and experienced personnel who make prudent capital investment decisions based on management direction, embrace technological innovation, and focus on price and cost management.

Pioneer’s mission is to enhance stockholder investment returns through strategies that maximize Pioneer’s long-term profitability and net asset value. The strategies employed to achieve this mission are predicated on maintaining financial flexibility, capital allocation discipline and enhancing net asset value through accretive drilling programs, joint ventures and acquisitions. These strategies are anchored primarily by drilling in the Spraberry field, the liquid-rich Eagle Ford Shale field located in South Texas, the Barnett Shale Combo field in North Texas and, to a lesser extent, Alaska. Complementing these growth areas, Pioneer has oil and gas production activities and development opportunities in the Raton gas field located in southern Colorado, the Hugoton gas and liquid field located in southwest Kansas, the West Panhandle gas and liquid field located in the Texas Panhandle, and the Edwards gas field located in South Texas.

As of December 31, 2012, Pioneer had proved oil, NGL and gas reserves of 1.1 billion BOE. For the year ended December 31, 2012, Pioneer had net income attributable to common stockholders of $192.3 million, or $1.50 per diluted share, and revenues and other income of $3.2 billion. For the six months ended June 30, 2013, Pioneer had net income attributable to common stockholders of $437.9 million, or $3.19 per diluted share, and revenues and other income of $2.0 billion.

Pioneer’s executive offices are located at 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039. Pioneer’s telephone number is (972)  444-9001.

Pioneer Southwest’s Business

This section summarizes information from Pioneer Southwest’s Annual Report on Form 10-K for the year ended December 31, 2012, Pioneer Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of Pioneer Southwest’s business, please read the “Business and Properties” section contained in Pioneer Southwest’s 2012 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

Pioneer Southwest is a Delaware limited partnership that was formed in June 2007 by Pioneer to own, acquire, explore and develop oil and gas assets in Pioneer Southwest’s area of operations. Pioneer Southwest’s area of operations consists of onshore Texas and eight counties in the southeast region of New Mexico. Pioneer Southwest’s common units are listed and traded on the NYSE under the symbol “PSE.”

All of Pioneer Southwest’s properties are located in the Spraberry field. Pioneer Southwest’s only operating segment is oil and gas producing activities. At December 31, 2012, Pioneer Southwest had proved oil, NGL and gas reserves of 49.4 million BOE. For the year ended December 31, 2012, Pioneer Southwest had net income of $107.6 million, or $3.00 per common unit, and total revenues and other income of $208.3 million. For the six months ended June 30, 2013, Pioneer Southwest had net income of $47.1 million, or $1.31 per common unit, and total revenues and other income of $105.0 million.

Pioneer Southwest’s executive offices are located at 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039. Pioneer Southwest’s telephone number is (972) 969-3586.

CERTAIN RELATIONSHIPS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

Relationship of Pioneer and Pioneer Southwest

General

Pioneer and Pioneer Southwest are closely related. Pioneer formed Pioneer Southwest in 2007, and Pioneer Southwest completed its initial public offering in 2008. The operations and activities of Pioneer Southwest are managed by its general partner, Pioneer Southwest GP, a subsidiary of Pioneer USA. Pioneer USA owns a 52.5% interest in Pioneer Southwest, including the 0.1% general partner interest. Pioneer Southwest, its operating subsidiary and Pioneer Southwest GP have no employees. Pioneer Southwest, Pioneer Southwest GP and Pioneer have entered into an administrative services agreement pursuant to which Pioneer manages all of Pioneer Southwest’s assets and performs administrative services for Pioneer Southwest. In addition, Pioneer USA is the operator of Pioneer Southwest’s wells. As of December 31, 2012, Pioneer had 3,667 full time employees, 1,158 of whom are dedicated to drilling and production activities in the Spraberry field. For more information regarding the administrative services agreement, please read “Certain Relationships; Interests of Certain Persons in the Merger — Relationship of Pioneer and Pioneer Southwest — Agreements Between Pioneer and Pioneer Southwest — Administrative Services Agreement,” below.

Overlapping Officers and Directors of Pioneer and Pioneer Southwest GP

Each executive officer of Pioneer Southwest GP is also an executive officer of Pioneer. Additionally, Richard P. Dealy and Danny L. Kellum are executive officers and directors of Pioneer Southwest GP and executive officers of Pioneer, Timothy L. Dove is an executive officer of both Pioneer and Pioneer Southwest GP as well as a director of Pioneer, and Scott D. Sheffield is the Chairman of the Board and Chief Executive Officer of both Pioneer Southwest GP and Pioneer. Persons who are directors or officers of both Pioneer and Pioneer Southwest GP owe duties both to the stockholders of Pioneer and to the Pioneer Southwest unitholders, and may have interests in the merger that are different than yours.

The directors and executive officers of each of Pioneer and Pioneer Southwest GP prior to the merger are expected to continue as the directors and executive officers of Pioneer and Pioneer Southwest GP, respectively, following the merger, with the exception of the four independent directors of Pioneer Southwest GP who are expected to resign following the merger.

The following chart sets forth certain information, as of the date of this proxy statement/prospectus regarding the directors and executive officers of each of Pioneer and Pioneer Southwest GP.

Name	Age	Pioneer Position	Pioneer Southwest GP Position
Scott D. Sheffield	61	Chairman of the Board of Directors and Chief Executive Officer	Chairman of the Board of Directors and Chief Executive Officer

Timothy L. Dove	56	President and Chief Operating Officer, Director	President and Chief Operating Officer

Mark S. Berg	55	Executive Vice President and General Counsel	Executive Vice President and General Counsel

Chris J. Cheatwood	53	Executive Vice President, Business Development and Geoscience	Executive Vice President, Business Development and Technology

Richard P. Dealy	47	Executive Vice President and Chief Financial Officer	Executive Vice President, Chief Financial Officer, Treasurer and Director

William F. Hannes	54	Executive Vice President, Southern Wolfcamp Operations	None

Danny L. Kellum	58	Executive Vice President, Permian Operations	Executive Vice President, Permian Operations and Director

Frank W. Hall	62	Vice President and Chief Accounting Officer	Vice President and Chief Accounting Officer

Thomas D. Arthur	69	Director	None

Edison C. Buchanan	59	Director	None

Andrew F. Cates	43	Director	None

R. Hartwell Gardner	78	Director	None

Larry R. Grillot	67	Director	None

Stacy P. Methvin	56	Director	None

Charles E. Ramsey, Jr.	77	Director	None

Frank A. Risch	70	Director	None

J. Kenneth Thompson	61	Director	None

Jim A. Watson	74	Director	None

Phoebe A. Wood	60	Director	None

Phillip A. Gobe (1)	60	None	Director

Alan L. Gosule (1)	72	None	Director

Royce W. Mitchell (1)	59	None	Director

Arthur L. Smith (1)	60	None	Director

(1)	Member of the Pioneer Southwest Conflicts Committee.

Agreements Between Pioneer and Pioneer Southwest

Set forth below are descriptions of certain agreements between Pioneer and Pioneer Southwest, some of which were entered into in connection with Pioneer Southwest’s initial public offering in May 2008. The full text of the agreements have been filed by Pioneer Southwest as exhibits to its filings with the SEC and are available for review without charge on the SEC’s website at www.sec.gov.

Administrative Services Agreement

Pioneer, Pioneer Southwest and Pioneer Southwest GP have entered into an administrative services agreement (the “Administrative Services Agreement”) pursuant to which Pioneer agreed to perform, either itself or through its affiliates or other third parties, administrative services for Pioneer Southwest, and Pioneer Southwest agreed to reimburse Pioneer for its expenses incurred in providing such services. Currently, expenses are reimbursed based on a methodology of determining Pioneer Southwest’s share, on a per BOE basis, of certain of the general and administrative costs incurred by Pioneer. Under this methodology, the per BOE cost for services during any period is determined by dividing (i) the aggregate general and administrative costs, determined in accordance with GAAP, of Pioneer (excluding Pioneer Southwest’s general and administrative costs), for its United States operations during such period, excluding such costs directly attributable to Pioneer’s Alaskan operations, by (ii) the sum of (x) the United States production during such period of Pioneer Southwest and Pioneer, excluding any production attributable to Alaskan operations, plus (y) the volumes delivered by Pioneer and Pioneer Southwest under all volumetric production payment obligations during such period (which obligations terminated on December 31, 2010). The costs of all awards to Pioneer Southwest’s independent directors under the Pioneer Southwest LTIP are borne by Pioneer Southwest and are not included in the foregoing formula. The administrative fee is determined by multiplying the per BOE costs by Pioneer Southwest’s total production (including volumes delivered by Pioneer Southwest under volumetric production payment obligations, if any) during such period. The administrative fee may be based on amounts estimated by Pioneer if actual amounts are not available. In addition, Pioneer is reimbursed for any out-of-pocket expenses it incurs on Pioneer Southwest’s behalf. The Administrative Services Agreement can be terminated by Pioneer Southwest or Pioneer at any time upon 90 days notice. Pioneer Southwest paid a total of $4.9 million to Pioneer under this agreement during 2012.

Omnibus Agreement, Omnibus Operating Agreement and Operating Agreements

Pioneer is the operator of all of Pioneer Southwest’s properties. Upon the closing of Pioneer Southwest’s initial public offering in May 2008, Pioneer Southwest and Pioneer entered into an Omnibus Agreement (the “Omnibus Agreement”) and an Omnibus Operating Agreement (the “IPO Omnibus Operating Agreement”) to govern their relationship with respect to the properties Pioneer Southwest acquired in connection with the initial public offering. In addition, in connection with the acquisition of properties by Pioneer Southwest from Pioneer in August 2009, Pioneer Southwest and Pioneer entered into an Omnibus Operating Agreement (the “2009 Omnibus Operating Agreement”) to govern their relationship with respect to the properties Pioneer Southwest acquired in connection with that acquisition.

Area of Operations.

The Omnibus Agreement limits Pioneer Southwest’s area of operations to onshore Texas and the southeast region of New Mexico, comprising Chaves, Curry, De Baca, Eddy, Lincoln, Lea, Otero and Roosevelt counties. Pioneer has the right to expand Pioneer Southwest’s area of operations, but has no obligation to do so.

Operations.

As stated above, Pioneer is the operator of all of Pioneer Southwest’s properties, and Pioneer and Pioneer Southwest have entered into operating agreements with respect to Pioneer Southwest’s properties. Pursuant these agreements, Pioneer Southwest pays Pioneer overhead charges (COPAS fees) associated with operating Pioneer

Southwest’s oil and gas properties. Overhead charges are usually paid by third parties to the operator of a well pursuant to operating agreements. Pioneer Southwest also pays Pioneer for its direct and indirect expenses that are chargeable to the wells under their respective operating agreements.

In addition, pursuant to the IPO Omnibus Operating Agreement and the 2009 Omnibus Operating Agreement, Pioneer Southwest has agreed to certain restrictions and limitations on its ability to exercise certain rights that would otherwise be available to it under the operating agreements that govern Pioneer Southwest’s properties where Pioneer is the operator. For example, Pioneer Southwest will not object to attempts by Pioneer to develop the leasehold acreage surrounding Pioneer Southwest’s wells; Pioneer Southwest is restricted in its ability to remove Pioneer as the operator; Pioneer-proposed operations will take precedence over any conflicting operations that Pioneer Southwest proposes; and Pioneer Southwest must allow Pioneer to use certain of Pioneer Southwest’s production facilities in connection with other properties operated by Pioneer, subject to capacity limitations.

As previously noted, Pioneer Southwest’s interest in a number of its wells is limited to only those rights that are necessary to produce hydrocarbons from those particular wellbores (often referred to as wellbore interests), and do not include the right to drill additional wells (other than replacement wells or down-spaced wells, such as 20-acre infill wells) within the area covered by the mineral or leasehold interest to which that wellbore relates. In addition, Pioneer Southwest’s operations with respect to these wellbore interests are limited to the interval from the surface to the depth of the deepest producing perforation in the wellbore, plus an additional 100 feet as a vertical easement for operating purposes only. The IPO Omnibus Operating Agreement gives Pioneer Southwest the contractual right to participate in down-spaced wells proposed by Pioneer on the same working interest percentage basis as it has in the related wellbore interest. However, the agreement provides that, if the new well proposed by Pioneer is to be drilled to deeper formations than Pioneer Southwest has a right to with respect to the related wellbore interest and completed in or commingled with production from a producing perforation in the Pioneer Southwest wellbore, Pioneer Southwest has the right to participate in the new well and would be required to pay the fair market value for its pro rata share of the interests associated with those greater depths. As of December 31, 2012, Pioneer Southwest had elected to participate in three such down-spaced wells, and of the wells to be drilled in 2013, Pioneer Southwest anticipates it will participate in up to five such down-spaced wells. Pioneer Southwest, with the approval of the Pioneer Southwest Conflicts Committee, and Pioneer have agreed to assign a fair market value to the additional depths based on the average cost of Pioneer’s acquisition of the right to drill in the surrounding areas over the prior 12 months, subject to an independent review of the supporting data. In 2012, the cost to Pioneer Southwest for such additional rights totaled $62,000, and Pioneer Southwest anticipates that the aggregate cost for such additional rights for the five wells to be drilled in 2013 will be approximately $100,000.

2012 Leasehold Acquisition

During 2012, Pioneer entered into agreements with an unaffiliated third party to enter into oil and gas leases for certain undeveloped acreage in Midland County in West Texas, and agreed with Pioneer Southwest to assign an undivided 94% of Pioneer’s interest in the leases in consideration for the payment to Pioneer of a pro rata share of Pioneer’s acquisition costs. In October 2012, Pioneer completed oil and gas leases for 3,063 acres and assigned to Pioneer Southwest an undivided 94% of Pioneer’s interest in the leases in consideration for the payment to Pioneer of a pro rata share of Pioneer’s acquisition costs for a total of $6.3 million. In August 2013, Pioneer completed the oil and gas lease for the remaining 1,200 acres and assigned to Pioneer Southwest an undivided 94% of Pioneer’s interest in the lease in consideration for the payment to Pioneer of a pro rata share of Pioneer’s acquisition costs for a total of $2.5 million.

Gas Processing Arrangements

Pioneer owns an approximate 27% interest in the Midkiff/Benedum gas processing plant and an approximate 30% interest in the Sale Ranch gas processing plant. These plants process wet gas from producing wells and retain as compensation 16% and 20%, respectively, of the dry gas residue and NGL value. Substantially all of Pioneer Southwest’s total NGL and gas sales revenues in 2012 were from the sale of NGL and gas processed through the Midkiff/Benedum and Sale Ranch gas processing plants.

Tax Sharing Agreement

Pioneer Southwest and Pioneer have entered into a Tax Sharing Agreement, pursuant to which Pioneer Southwest agreed to pay Pioneer for its share of state and local income and other taxes, currently only the Texas Margin tax, for which Pioneer Southwest’s results are included in a combined or consolidated tax return filed by Pioneer. During 2012, Pioneer Southwest recorded a payable to Pioneer of $70,123 under this agreement.

First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P.

Pioneer Southwest’s partnership agreement was entered into by Pioneer Southwest GP, in its capacity as the general partner of Pioneer Southwest and on behalf of the limited partners of Pioneer Southwest, and Pioneer USA, as the “Organizational Limited Partner,” on May 6, 2008, and governs the rights of the Pioneer Southwest unitholders.

Pioneer Southwest’s 2008 Long-Term Incentive Plan

The Pioneer Southwest GP Board has adopted the Pioneer Southwest LTIP for directors, employees and consultants of Pioneer Southwest GP and its affiliates who perform services for Pioneer Southwest, which provides for the granting of incentive awards in the form of options, restricted units, phantom units, unit appreciation rights, unit awards and other unit-based awards. The Pioneer Southwest LTIP limits the number of Pioneer Southwest common units that may be delivered pursuant to awards granted under the Pioneer Southwest LTIP to 3,000,000 Pioneer Southwest common units.

Indemnification Agreements

Pursuant to Indemnification Agreements entered into with each of the independent directors of Pioneer Southwest GP, Pioneer Southwest is required to indemnify each indemnitee to the fullest extent permitted by Pioneer Southwest’s partnership agreement. This means, among other things, that Pioneer Southwest must indemnify the director against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred in an action, suit or proceeding by reason of the fact that the person is or was a director of Pioneer Southwest GP or is or was serving at Pioneer Southwest GP’s request as a director, officer, employee or agent of another corporation or other entity if the indemnitee meets the standard of conduct provided in Pioneer Southwest’s partnership agreement. Also, as permitted under Pioneer Southwest’s partnership agreement, the indemnification agreements require Pioneer Southwest to advance expenses in defending such an action provided that the director undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from Pioneer Southwest. Pioneer Southwest will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish the indemnitee’s right to indemnification, whether or not wholly successful.

Interests of Directors and Executive Officers in the Merger

General

In considering the recommendations of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board with respect to the merger proposal, Pioneer Southwest unitholders should be aware that certain of the executive officers and directors of Pioneer and Pioneer Southwest GP have interests in the transaction that differ from, or are in addition to, the interests of Pioneer Southwest unitholders generally, including:

•	All of the directors and officers of Pioneer Southwest GP have the right to indemnification under the organizational documents of Pioneer Southwest GP, the Pioneer Southwest partnership agreement and the merger agreement, and the four independent directors of Pioneer Southwest GP have the right to indemnification under indemnification agreements with Pioneer Southwest. In addition, all of the directors of Pioneer and all of the officers of Pioneer Southwest GP have the right to indemnification under the organizational documents of Pioneer or Pioneer USA and indemnification agreements with Pioneer or Pioneer USA.

•	Each of the officers that are officers of both Pioneer and Pioneer Southwest GP are expected to continue to serve as officers of Pioneer following the merger.

•	Each outstanding phantom unit of Pioneer Southwest held by officers of Pioneer Southwest GP will be converted in the merger into an equivalent restricted stock unit of Pioneer common stock, with adjustments in the number of shares to reflect the exchange ratio, but otherwise on the same terms and conditions as were applicable prior to the merger.

•	Three of the seven directors of Pioneer Southwest GP are executive officers of both Pioneer and Pioneer Southwest GP, and one of these three directors, Scott D. Sheffield, is the Chairman of the Board of Pioneer. All three of these directors own shares of Pioneer common stock and Pioneer Southwest common units as well as phantom units of Pioneer Southwest.

•	Certain other Pioneer officers and Pioneer Southwest GP officers own shares of Pioneer common stock and Pioneer Southwest common units, as well as equity-based benefit plan awards related to Pioneer common stock and Pioneer Southwest common units.

Equity Interests of Pioneer’s and Pioneer Southwest GP’s Directors and Executive Officers in Pioneer Southwest and Pioneer

The following table sets forth the beneficial ownership of the directors and executive officers of Pioneer and Pioneer Southwest GP in the equity of (i) Pioneer Southwest, (ii) Pioneer prior to the merger, and (iii) Pioneer after giving effect to the merger, each as of September 12, 2013:

	Pioneer Southwest Common Units	Shares of Pioneer Common Stock Prior to the Merger	Shares of Pioneer Common Stock After the Merger
Directors and Executive Officers of Pioneer and/or Pioneer Southwest
Scott D. Sheffield (1)(2)(3)(4)(5)(6)	26,015	629,478	635,527
Timothy L. Dove (1)(3)(5)(7)	8,068	309,710	311,586
Mark S. Berg (3)(5)(7)(8)	11,426	75,215	77,872
Chris J. Cheatwood (1)(2)(3)(5)(9)	10,000	107,261	109,586
Richard P. Dealy (1)(3)(5)(6)	23,822	179,480	185,019
William F. Hannes (1)(2)(5)(7)	9,330	75,833	78,003
Danny L. Kellum (1)(5)(6)	2,292	29,073	29,606
Frank W. Hall (5)	8,000	0	1,860
Thomas D. Arthur (5)(9)	0	23,736	23,736
Edison C. Buchanan (5)	0	23,949	23,949
Andrew F. Cates (1)(5)(9)	0	22,638	22,638
R. Hartwell Gardner (5)	0	20,106	20,106
Larry R. Grillot (5)	0	0	0
Stacy P. Methvin (5)	0	0	0
Charles E. Ramsey, Jr. (5)(9)	0	15,554	15,554
Frank A. Risch (5)	0	15,161	15,161
J. Kenneth Thompson (2)(5)	0	5,524	5,524
Jim A. Watson (5)	0	7,095	7,095
Phoebe A. Wood (5)	0	0	0
Phillip A. Gobe	23,337	0	5,426
Alan L. Gosule	14,318	0	3,329
Royce W. Mitchell	12,818	0	2,981
Arthur L. Smith	12,818	0	2,981

(1)	Includes the following number of shares of Pioneer common stock held in each respective officer’s or director’s 401(k) account: Mr. Sheffield, 22,009; Mr. Dove, 350; Mr. Cheatwood, 129; Mr. Dealy, 310; Mr. Hannes, 14; Mr. Kellum, 265; and Mr. Cates, 882.

(2)	Includes the following number of shares of Pioneer common stock held in each respective officer’s investment retirement account: Mr. Cheatwood, 2,000; Mr. Hannes, 1,516; and Mr. Thompson, 100. Excludes 37,827 shares held for the benefit of Mr. Sheffield through Pioneer’s Nonqualified Deferred Compensation Plan.
(3)	Excludes the performance units of Pioneer common stock that will vest if and to the extent predetermined performance targets are achieved.
(4)	Includes (i) 30,000 shares of Pioneer common stock owned by a trust whose beneficiaries are members of Mr. Sheffield’s family and for which he serves as trustee, but Mr. Sheffield has no beneficial interest in the trust, and (ii) 30,000 shares of Pioneer common stock owned by a trust whose beneficiaries are members of Mr. Sheffield’s family and for which Mr. Sheffield’s spouse serves as trustee, but Mr. Sheffield has no beneficial interest in the trust.
(5)	Includes the following number of (i) unvested restricted shares of Pioneer common stock, or (ii) restricted stock units of Pioneer common stock that will vest within 60 days: Mr. Dove, 45,455; Mr. Berg, 31,398; Mr. Cheatwood, 37,857; Mr. Dealy, 50,145; Mr. Hannes, 27,995; and Mr. Kellum, 4,158; Excludes the following number of restricted stock units of Pioneer common stock that will not vest within 60 days: Mr. Sheffield, 79,748; Mr. Dove, 31,915; Mr. Kellum, 23,580; Mr. Hall, 16,761; Mr. Arthur, 1,332; Mr. Buchanan, 1,421; Mr. Cates, 1,332; Mr. Gardner, 1,421; Dr. Grillot, 2,125; Ms. Methvin, 2,125; Mr. Ramsey, 1,480; Mr. Risch, 1,332; Mr. Thompson, 1,920; Mr. Watson, 1,332; and Ms. Wood, 2,125.
(6)	Excludes the following number of unvested Pioneer Southwest phantom units that will vest on the third anniversary of the date of grant (assuming the merger has not closed by or is terminated before such date), subject to the officer’s continuing in the employ of Pioneer Southwest GP: Mr. Sheffield, 65,043; Mr. Dealy, 21,780; and Mr. Kellum, 12,076.
(7)	Includes the following number of shares of Pioneer common stock subject to exercisable stock options: Mr. Dove, 63,680; Mr. Berg, 7,120; and Mr. Hannes, 6,200.
(8)	Includes 19,668 shares of Pioneer common stock owned by a trust whose beneficiaries are members of Mr. Berg’s family and for which Mr. Berg’s spouse serves as trustee, but Mr. Berg has no beneficial interest in the trust.
(9)	Includes the following number of shares of Pioneer common stock held in the names of each respective officer’s or director’s children or in trusts for the benefit of family members: Mr. Cheatwood, 3,750; Mr. Arthur, 22,124; Mr. Cates, 1,354; and Mr. Ramsey 15,554.

Treatment of Pioneer Southwest Equity Awards

At the effective time of the merger, all phantom units representing the right to receive Pioneer Southwest common units issued under the Pioneer Southwest LTIP and outstanding immediately prior to the effective time will be converted into awards of restricted stock units of Pioneer common stock, with the number of Pioneer restricted stock units subject to each converted award to be determined based on the exchange ratio set forth in the merger agreement, rounded down to the nearest whole Pioneer restricted stock unit. The agreements between Pioneer Southwest GP and each such award holder regarding such phantom units will be assumed by Pioneer, and such awards, as converted pursuant to the merger agreement, will continue to be governed, on and after the effective time, by the terms and conditions of such agreements including with respect to the vesting of such awards (subject to applicable adjustments required by the merger agreement after giving effect to the merger), and either by the Pioneer Southwest LTIP, if adopted by Pioneer pursuant to the merger agreement, or else by the Pioneer LTIP.

The merger will have no effect on outstanding options to acquire Pioneer common stock or restricted Pioneer common stock issued under the Pioneer LTIP, which will remain outstanding and subject to the terms of the award agreement by which they were issued and the Pioneer LTIP.

Director and Officer Insurance; Indemnification

The merger agreement requires Pioneer to maintain, or to cause Pioneer USA to maintain, for six years after the effective time of the merger, officers’ and directors’ liability insurance for the benefit of persons who are or were at any time before the effective time of the mergers covered by the existing directors’ and officers’ liability insurance policies applicable to Pioneer Southwest, Pioneer Southwest GP or any of their subsidiaries, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.”

The merger agreement also provides for indemnification, including advancement of expenses by Pioneer after the merger, of directors and officers of Pioneer Southwest GP and Pioneer to the fullest extent authorized or permitted by applicable law, in addition to existing rights, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.” These merger agreement provisions are in addition to the indemnification and advancement of expenses provided to each of Pioneer Southwest GP’s directors and officers under the limited liability company agreement of Pioneer Southwest GP and the Pioneer Southwest partnership agreement, under the amended and restated indemnification agreements between Pioneer Southwest, Pioneer Southwest GP and each of the independent Pioneer Southwest GP directors, and under any other existing arrangements.

Projections

The management of Pioneer and Pioneer Southwest GP prepared projections with respect to Pioneer’s and Pioneer Southwest’s anticipated future financial and operating performance. These projections were provided to Evercore for use in connection with the preparation of Evercore’s fairness opinion and related financial advisory services. The projections were also provided to the Pioneer Southwest GP Board.

For additional information about the projections, please read “The Merger — Unaudited Financial Projections of Pioneer and Pioneer Southwest.”

Executive Compensation

Pioneer Southwest is a master limited partnership and does not directly employ any of the individuals responsible for managing or operating Pioneer Southwest’s business. All of the executive officers of Pioneer Southwest GP are executive officers of Pioneer and devote their time as needed to conduct Pioneer Southwest’s business and affairs. The compensation paid by Pioneer to the executive officers of Pioneer Southwest GP is included within the total general and administrative costs incurred by Pioneer, which are allocated to Pioneer Southwest pursuant to a formula under the Administrative Services Agreement. No amounts payable under the Administrative Services Agreement are specifically based on services provided by the executive officers of Pioneer Southwest GP to Pioneer Southwest; rather, the administrative fee generally covers services provided to Pioneer Southwest by Pioneer and there is no direct reimbursement by Pioneer Southwest for the cost of such services.

Pioneer has entered into Severance Agreements and Change in Control Agreements with certain of the executive officers of Pioneer Southwest GP in their capacity as executive officers of Pioneer, and the expenses associated with those agreements are borne by Pioneer and are not reimbursable by Pioneer Southwest except to the extent includable within Pioneer’s total general and administrative costs allocable to Pioneer Southwest pursuant to the Administrative Services Agreement.

None of the executive officers of Pioneer Southwest GP or Pioneer has any agreements or understandings with Pioneer, Pioneer Southwest GP or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be conducted at the Pioneer Southwest special meeting in connection with this proxy/statement prospectus or the merger.

COMPARISON OF THE RIGHTS OF PIONEER STOCKHOLDERS AND PIONEER SOUTHWEST UNITHOLDERS

The following describes the material differences between the rights of Pioneer stockholders and the current rights of Pioneer Southwest unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Pioneer stockholders and Pioneer Southwest unitholders. The rights of Pioneer stockholders are governed by the Delaware General Corporation Law and Pioneer’s certificate of incorporation and bylaws. The rights of Pioneer Southwest unitholders are governed by the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act (the “Delaware LP Act”), and Pioneer Southwest’s partnership agreement. You should refer to each such document for a complete description of the rights of Pioneer stockholders and Pioneer Southwest unitholders, respectively. If the merger is consummated, Pioneer Southwest unitholders who surrender their Pioneer Southwest common units will become Pioneer stockholders, and their rights as Pioneer stockholders will be governed by the Delaware General Corporation Law and Pioneer’s certificate of incorporation and bylaws. For Pioneer’s amended and restated certificate of incorporation, as amended, please refer to Pioneer’s Registration Statement on Form S-4 dated June 27, 1997, and Pioneer’s Current Report on Form 8-K filed with the SEC on May 18, 2012. For Pioneer’s third amended and restated bylaws, please refer to Pioneer’s Current Report on Form 8-K filed with the SEC on May 18, 2012. For Pioneer Southwest’s partnership agreement, please refer to Pioneer Southwest’s Current Report on Form 8-K filed with the SEC on May 9, 2008. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Delaware LP Act, Pioneer’s certificate of incorporation and bylaws and the Pioneer Southwest partnership agreement.

PIONEER	PIONEER SOUTHWEST
Purpose and Term of Existence

The purpose for which Pioneer was organized is to engage in any and all lawful acts and activities for which corporations may be organized under the Delaware General Corporation Law with the power to perform all lawful acts and activities.	Pioneer Southwest’s stated purpose under Pioneer Southwest’s partnership agreement is to engage, directly or indirectly, in any business activity that is approved by Pioneer Southwest GP and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon Pioneer Southwest pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to its affiliates or its subsidiaries.

Pioneer has a perpetual existence.	Pioneer Southwest has a perpetual existence unless and until terminated pursuant to the terms of the Pioneer Southwest partnership agreement.

Pursuant to the Omnibus Agreement, Pioneer Southwest’s operating activity is limited. Please read “Certain Relationships; Interests of Certain Persons in the Merger — Relationship of Pioneer and Pioneer Southwest — Agreements Between Pioneer and Pioneer Southwest — Omnibus Agreement, Omnibus Operating Agreement and Operating Agreements.”

PIONEER	PIONEER SOUTHWEST
Authorized Equity Securities

Pioneer is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock, par value $0.01 per share. As of September 12, 2013, there were 138,864,386 shares of Pioneer common stock outstanding and no shares of preferred stock outstanding. For a more detailed description of Pioneer’s common stock, please refer to Pioneer’s Description of Capital Stock set forth in Pioneer’s Current Report on Form 8-K filed with the SEC on September 16, 2013 and incorporated by reference herein.	Pioneer Southwest is authorized to issue an unlimited number of additional securities of Pioneer Southwest and options, rights, warrants and appreciation rights relating to securities of Pioneer Southwest for any purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as Pioneer Southwest GP shall determine, all without the approval of any Pioneer Southwest unitholder. Each additional security of Pioneer Southwest or option, right, warrant or appreciation right relating to such security authorized to be issued by Pioneer Southwest GP pursuant to Pioneer Southwest’s partnership agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of securities of Pioneer Southwest), as shall be fixed by Pioneer Southwest GP.

Dividends and Distributions

The shares of Pioneer common stock constitute equity interests in Pioneer. Each stockholder will be entitled to his pro rata share of any dividends (payable in cash, stock or otherwise) made with respect to shares of Pioneer common stock. The dividends payable to Pioneer stockholders are not fixed in amount and are only paid if, as and when declared by the Pioneer Board in its sole discretion out of any funds of the corporation legally available. Under the Delaware General Corporation Law, dividends may be declared by the board of directors and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets.

Pioneer Southwest’s partnership agreement requires that, within 45 days following the end of each quarter, Pioneer Southwest distribute all of Pioneer Southwest’s available cash with respect to such quarter to unitholders of record on the applicable record date.

The term “available cash,” with respect to any quarter, means all cash and cash equivalents on the date of determination of available cash with respect to such quarter, less the amount of cash reserves established by Pioneer Southwest GP to:

•    provide for the proper conduct of Pioneer Southwest’s business;

•    comply with applicable law, any of Pioneer Southwest’s debt instruments or other agreements; or

•    provide funds for distributions to Pioneer Southwest’s unitholders and to Pioneer Southwest GP for any one or more of the next four quarters.

Prior to the termination of the merger agreement or the effective time of the merger, it is expected that Pioneer Southwest unitholders will continue to receive quarterly distributions on their Pioneer Southwest common units consistent with past

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practice and not in excess of $0.52 per Pioneer Southwest common unit per quarter (which $0.52 per common unit is equivalent to the most recent distribution declared for the quarter ended June 30, 2013), provided that the record date for such quarterly distribution occurs prior to the effective time of the merger. If the merger agreement terminates, it is expected that distributions would continue, consistent with past practice and in accordance with the terms of Pioneer Southwest’s partnership agreement.

Merger, Sale or Other Disposition of Assets

Under the Delaware General Corporation Law, mergers (exclusive of certain mergers between a parent and a 90%-owned subsidiary and certain mergers effected following a tender offer, each as described below), consolidations or sales of all or substantially all of the assets or dissolution of a corporation generally must be approved by the holders of at least a majority of the voting power of all outstanding shares of stock entitled to vote thereon, unless the certificate of incorporation requires approval by a greater number of shares of stock. However, unless the certificate of incorporation requires otherwise, no vote will be required in connection with a merger where either:

•   the corporation’s certificate of incorporation is not amended, the shares of stock of the corporation remain outstanding and the common stock of the corporation issued in the merger (if any) does not exceed 20% of the previously outstanding common stock; or

•   the merger is with a wholly-owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and bylaws of the holding company immediately following the merger will be identical to the certificate of incorporation and bylaws of the corporation prior to the merger.

Pioneer’s certificate of incorporation provides that certain business combinations (including mergers, share exchanges and sales of all or substantially all of the assets of Pioneer) involving a person or group that beneficially owns at least 10% of the aggregate voting power of the outstanding shares of Pioneer’s capital stock entitled to vote generally in the election of directors (a “Pioneer Related Person”) require the affirmative vote of (i) the holders of at least 80% of the

A merger, consolidation or conversion of Pioneer Southwest requires the prior consent of Pioneer Southwest GP. However, Pioneer Southwest GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so in its sole discretion free of any fiduciary duty or obligation whatsoever to Pioneer Southwest or the limited partners, including any duty to act in good faith or in the best interests of Pioneer Southwest or the Pioneer Southwest unitholders.

In addition, Pioneer Southwest’s partnership agreement generally prohibits Pioneer Southwest GP, without the prior approval of the holders of a majority of Pioneer Southwest common units, from causing Pioneer Southwest to, among other things, sell, exchange or otherwise dispose of all or substantially all of Pioneer Southwest’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of Pioneer Southwest’s subsidiaries). Pioneer Southwest GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Pioneer Southwest’s assets without such approval. Pioneer Southwest GP may also sell all or substantially all of Pioneer Southwest’s assets under a foreclosure or other realization upon those encumbrances without such approval. Upon its approval of any merger agreement or plan of conversion, Pioneer Southwest GP must submit such merger agreement or plan of conversion to a vote of the Pioneer Southwest unitholders, ether at a special meeting or by written consent.

Finally, Pioneer Southwest GP may consummate any merger without the prior approval of the Pioneer Southwest unitholders if Pioneer Southwest is the

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voting power of the outstanding capital stock of Pioneer entitled to vote generally in the election of directors as well as (ii) the holders of two-thirds of the voting power of the outstanding shares of capital stock of Pioneer entitled to vote generally in the election of directors beneficially owned by stockholders other than such Pioneer Related Person, unless certain minimum price or board approval requirements are met.

See “Special Charter and Bylaw Provisions” in Pioneer’s Description of Capital Stock set forth in Pioneer’s Current Report on Form 8-K filed with the SEC on September 16, 2013 and incorporated by reference herein, for further discussion.

surviving entity in the transaction, Pioneer Southwest GP has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the Pioneer Southwest partnership agreement, each of Pioneer Southwest’s units will be an identical unit of Pioneer Southwest’s partnership following the transaction, and the partnership securities to be issued do not exceed 20% of Pioneer Southwest’s outstanding partnership securities immediately prior to the transaction.

If the conditions specified in Pioneer Southwest’s partnership agreement are satisfied, Pioneer Southwest GP may convert Pioneer Southwest or any of Pioneer Southwest’s subsidiaries into a new limited liability entity or merge Pioneer Southwest or any of Pioneer Southwest’s subsidiaries into, or convey some or all of Pioneer Southwest’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in Pioneer Southwest’s legal form into another limited liability entity, Pioneer Southwest GP has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the Pioneer Southwest partnership agreement. Pioneer Southwest unitholders are not entitled to appraisal rights under the Pioneer Southwest partnership agreement or Delaware or other applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of Pioneer Southwest’s assets or any other similar transaction or event.

Management

The business and affairs of Pioneer are managed by or under the direction of a board of directors elected by its stockholders. Pioneer’s bylaws provide that, generally, Pioneer’s directors shall be elected by a majority of the votes cast by holders of shares of Pioneer’s capital stock entitled to vote in the election of directors. Pioneer’s certificate of incorporation provides that the size of the board of directors shall be fixed exclusively by the board of directors by a resolution adopted by a majority of the members of the board of directors serving at the time of that vote, but that in no event shall the size of the whole board be fewer than three or more than twenty-one directors.

Pioneer Southwest GP is the general partner of Pioneer Southwest and manages Pioneer Southwest’s operations and activities on Pioneer Southwest’s behalf. Pioneer Southwest GP is indirectly wholly-owned by Pioneer. All of the executive officers of Pioneer Southwest GP are executive officers of Pioneer. Members of the Pioneer Southwest GP Board are chosen by Pioneer and not by the Pioneer Southwest unaffiliated unitholders.

Without the approval of a majority of Pioneer Southwest common units, Pioneer Southwest GP may not elect or cause Pioneer Southwest to elect a successor general partner of Pioneer Southwest.

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See “Comparison of the Rights of Pioneer Stockholders and Pioneer Southwest Unitholders — Classification of the Board of Directors; Election and Removal of Directors” for a discussion of the phase out of Pioneer’s classified board of directors.

Management Duties and Liability

Under Delaware law, the directors owe fiduciary duties to Pioneer and its stockholders. As a general matter, this means that Pioneer’s directors are required to perform their duties (i) in good faith, (ii) in a manner believed to be in the best interests of Pioneer and its stockholders, and (iii) with such care as an ordinarily prudent person in a like position would use under similar circumstances.

Pioneer’s certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that a director of Pioneer will not be personally liable to Pioneer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•   for any breach of the director’s duty of loyalty to Pioneer or its stockholders;

•   for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law;

•   for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•   for any transaction from which the director derived an improper personal benefit.

Such provisions do not foreclose any other remedy which might be available to Pioneer or its stockholders.

The fiduciary duties that Pioneer Southwest GP owes to the Pioneer Southwest unitholders and to Pioneer Southwest are prescribed by law and the Pioneer Southwest partnership agreement. The Delaware LP Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner.

The Pioneer Southwest partnership agreement contains various provisions modifying and restricting the fiduciary duties that Pioneer Southwest GP might otherwise owe to the Pioneer Southwest unitholders and to Pioneer Southwest. Pioneer Southwest has adopted these restrictions to allow Pioneer Southwest GP to take into account the interests of other parties in addition to the interests of the Pioneer Southwest unitholders and Pioneer Southwest when resolving conflicts of interest. These modifications are detrimental to the Pioneer Southwest unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by Pioneer Southwest GP to the Pioneer Southwest unitholders and to Pioneer Southwest.

The Pioneer Southwest partnership agreement contains provisions that waive or give consent to conduct by Pioneer Southwest GP and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the Pioneer Southwest partnership agreement provides that when Pioneer Southwest GP is acting in its capacity as Pioneer Southwest’s general partner and not in its sole discretion, it must act in good faith and will not be subject to any other standard under applicable law. Under the Pioneer Southwest partnership agreement, “good faith” means that the person or persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action is in the best interests of Pioneer Southwest; provided, however, that in making a determination in

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connection with a conflict of interest transaction (other than with respect to a determination by or under the direction of the Pioneer Southwest Conflicts Committee), “good faith” means that a person making any determination or taking or declining to take any action subjectively believes that the decision or action made or taken (or not made or taken) is fair and reasonable to Pioneer Southwest taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Pioneer Southwest), or is on terms no less favorable to Pioneer Southwest than those generally being provided to or available from unrelated third parties. Any decision made or action taken by Pioneer Southwest GP in good faith, including those involving a conflict of interest, will be conclusive and binding on all Pioneer Southwest unitholders and will not be a breach of the Pioneer Southwest partnership agreement or of any duty Pioneer Southwest GP may owe to the Pioneer Southwest unitholders or to Pioneer Southwest. In addition, when Pioneer Southwest GP is permitted by the Pioneer Southwest partnership agreement to make a decision in its sole discretion, it may act without any fiduciary obligation to Pioneer Southwest whatsoever. These standards reduce the obligations to which Pioneer Southwest GP would otherwise be held.

In addition to the other more specific provisions limiting the obligations of Pioneer Southwest GP, the Pioneer Southwest partnership agreement further provides that Pioneer Southwest GP and its officers and directors will not be liable for monetary damages to Pioneer Southwest, the Pioneer Southwest unitholders or their assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that Pioneer Southwest GP or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was criminal.

Conflicts of Interest and Special Approval

Under the Pioneer Southwest partnership agreement, whenever a potential conflict of interest exists or arises between Pioneer Southwest GP or any of its affiliates, on the one hand, and Pioneer Southwest or any Pioneer Southwest unitholder on the other hand, any resolution or course of action by Pioneer Southwest GP or its affiliates in respect of such conflict of interest will be permitted and deemed

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approved by all Pioneer Southwest unitholders, and will not constitute a breach of the Pioneer Southwest partnership agreement, if the resolution or course of action in respect of such conflict of interest is or, by operation of the Pioneer Southwest partnership agreement, is deemed to be, “fair and reasonable” to the Partnership.

Furthermore, any conflict of interest and any resolution of such conflict of interest will be deemed to be “fair and reasonable” to Pioneer Southwest under the Pioneer Southwest partnership agreement if such conflict of interest or resolution is: (i) approved by “Special Approval,” (ii) approved by the vote of a majority of the Pioneer Southwest common units held by Pioneer Southwest unaffiliated unitholders, (iii) on terms no less favorable to Pioneer Southwest than those generally being provided to or available from unrelated third parties, or (iv) fair and reasonable to Pioneer Southwest, taking into account the totality of the relationships between the parties involved.

“Special Approval” under the Pioneer Southwest partnership agreement means approval by a majority of the members of the Pioneer Southwest Conflicts Committee acting in good faith.

In making any decision relating to a resolution or course of action relating to a conflict of interest, it shall be presumed that the Pioneer Southwest GP Board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or Pioneer Southwest, the person bringing or prosecuting such proceeding will have the burden of overcoming that presumption. These standards reduce the obligations to which Pioneer Southwest GP would otherwise be held.

Indemnification

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another entity in that capacity at the corporation’s request, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful;	Under Pioneer Southwest’s partnership agreement, in most circumstances, Pioneer Southwest will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal and including appeals, in which any such

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except that no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

A corporation must indemnify directors and officers to the extent they are successful on the merits or otherwise in defense of the action or matter at issue. In addition, Delaware law allows for the advance payment of expenses prior to final disposition of an action, so long as, in the case of a current director or officer, the person undertakes to repay any amount advanced if it is later determined that the person is not entitled to indemnification.

Pioneer’s certificate of incorporation requires Pioneer to indemnify, and advance defense-related expenses for, to the fullest extent permitted by Delaware law, any person who was, is, or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she (i) is or was a director or officer of Pioneer or (ii) while a director or officer of Pioneer, is or was serving at the request of Pioneer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity. If Pioneer does not pay in full any claim for indemnification or advancement of expenses in accordance with the terms of Pioneer’s certificate of incorporation, the person seeking indemnification or advancement may bring a suit against Pioneer to recover the unpaid amount of his or her claim and, if such person is successful in whole or in part in such suit, that person shall also be entitled to be paid the expenses of prosecuting such a lawsuit.

Pioneer may also grant indemnification rights, including to its current and former directors and officers, that are greater than or different from those provided by the certificate of incorporation. Accordingly, Pioneer has entered into indemnification agreements with each of its directors and certain of its officers. These agreements, among other things, require Pioneer to indemnify the directors and officers of Pioneer that are party to such agreements for certain expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in a legal proceeding by reason of the fact that the person is or was a director, officer, employee or agent of Pioneer or is or was serving at the request of Pioneer as a director, indemnified person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnified person: any general partner, any departing general partner, any person who is or was an affiliate of a general partner or any departing general partner, any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any of the preceding entities or Pioneer Southwest or its subsidiaries, any person who is or was serving as an officer, director, member, manager, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner, and any person designated by the general partner.

Any indemnification under these provisions will only be out of Pioneer Southwest’s assets. Unless it otherwise agrees, Pioneer Southwest GP will not be personally liable for, or have any obligation to contribute or lend funds or assets to Pioneer Southwest to enable Pioneer Southwest to effectuate, indemnification. Pioneer Southwest may purchase insurance against liabilities asserted against and expenses incurred by persons for Pioneer Southwest’s activities, regardless of whether Pioneer Southwest would have the power to indemnify such person against liabilities under Pioneer Southwest’s partnership agreement.

Pioneer Southwest has also entered into agreements with the independent directors of Pioneer Southwest GP providing for indemnification in addition to the indemnification provided for in Pioneer Southwest’s partnership agreement. These agreements, among other things, provide for the indemnification of the independent directors of Pioneer Southwest GP to the fullest extent permitted by Pioneer Southwest’s partnership agreement and Delaware law for certain expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred in a legal proceeding by reason of the fact that the person is or was a director of Pioneer Southwest GP or is or was serving at Pioneer Southwest GP’s request as a director, officer, employee or agent of another corporation or other entity if such person meets the standard of conduct provided in Pioneer Southwest’s partnership agreement.

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officer, employee or agent of another entity if such person meets the standard of conduct provided under Delaware law.

Finally, Pioneer may also indemnify any employee or agent of Pioneer to the fullest extent permitted under Delaware law.

Classification of the Board of Directors; Election and Removal of Directors

The Pioneer Board is currently divided into three classes, and will be so-divided until the election of directors at the annual meeting of stockholders in 2015. At and after the annual meeting of stockholders in 2013, directors who are subject to stockholder election will be elected for terms expiring at the next annual meeting of stockholders held after their election. From and after the election of directors at the annual meeting of stockholders in 2015, the Pioneer Board will no longer be classified and each director will be elected for a term of one year at each annual meeting of the Pioneer stockholders beginning with the election of directors at the annual meeting of stockholders in 2015.

The Pioneer certificate of incorporation provides that, until the election of directors at the annual meeting of stockholders in 2015, no director shall be removed prior to the expiration of such director’s term except for cause and by an affirmative vote of the holders of not less than two-thirds of the voting power of the outstanding shares of the class or classes or series or series of stock then entitled to be voted at an election of directors of that class or series of stock, voting together as a single class, cast at the annual meeting of stockholders or at a special meeting of stockholders called for such purpose. In addition, until the election of directors at the annual meeting of stockholders in 2015, the affirmative vote of the holders of not less than two-thirds of the voting power of the outstanding shares of the class or classes or series or series of stock entitled to vote in an election of directors, voting together as a single class, will be required to amend or repeal the provisions of the certificate of incorporation that address the number, classification, or terms of or vacancies on the board of directors. The Pioneer certificate of incorporation provides that any vacancy in the Pioneer Board and newly created directorships on the Pioneer Board shall be filled by the majority vote of the remaining members of the Pioneer Board, although less than a quorum, or by the sole remaining director. Until the election of directors at the annual meeting of stockholders in 2015, each director elected to fill a vacancy will receive the

Pioneer Southwest GP is not elected as general partner by Pioneer Southwest unitholders and will not be subject to re-election on a regular basis in the future. Pioneer Southwest unitholders are not entitled to elect the directors of Pioneer Southwest GP or directly or indirectly participate in Pioneer Southwest’s management or operation. As the indirect owner of Pioneer Southwest GP, Pioneer has the ability to elect and remove all the members of the Pioneer Southwest GP Board.

Pioneer Southwest GP may be removed as the general partner if such removal is approved by a vote of at least 66 2⁄3% of the outstanding units voting as a single class, including units held by Pioneer Southwest GP and its affiliates, and Pioneer Southwest receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding units.

In addition, if Pioneer Southwest GP is removed as the general partner under circumstances where “cause” does not exist and units held by the general partner and its affiliates are not voted in favor of such removal, Pioneer Southwest GP will have the right to receive cash in exchange for converting its general partner interest. “Cause” is defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding Pioneer Southwest GP liable for actual fraud or willful misconduct in its capacity as the general partner of Pioneer Southwest. If Pioneer Southwest GP is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner interest.

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classification and term of his predecessor, or if it is a newly created directorship, the classification that a majority of the Pioneer Board designates. The new director will hold office until the next meeting of stockholders held to elect directors of that classification and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office.

Limited Liability

A Pioneer stockholder’s liability will generally be limited to such stockholder’s contribution to Pioneer’s capital. Under Delaware law, Pioneer’s stockholders will not be liable for Pioneer’s debts or obligations except as they may be liable by reason of their own conduct or acts. The shares of Pioneer common stock offered by Pioneer under this proxy statement/prospectus, upon issuance, will be fully paid and nonassessable.	Since the Pioneer Southwest unitholders do not take part in the management or control of the business of Pioneer Southwest, a Pioneer Southwest unitholder’s liability is generally limited to such unitholder’s contribution to the capital of Pioneer Southwest and such unitholder’s share of assets and undistributed profits of Pioneer Southwest. A Pioneer Southwest unitholder will receive a return of such unitholder’s capital contribution to Pioneer Southwest to the extent that a distribution to the unitholder reduces the unitholder’s share of the fair value of Pioneer Southwest’s net assets below the value of the unitholder’s unreturned capital contributions. A substituted limited partner is subject to the liabilities and obligations of the substituted limited partner’s assignor.

Merger of Parent Entity and Subsidiaries; Limited Call Rights

The Delaware General Corporation Law provides that in any case in which at least 90% of the voting power of each class of the outstanding capital stock of a corporation that is entitled to vote on a merger is owned by another corporation or a limited liability company, the parent can merge with the subsidiary corporation if the board of directors of the parent corporation adopts a resolution to so merge (or, in the case of a limited liability company, the merger is approved in accordance with the governing documents of the parent entity). No other stockholder approval of the merger is required. In addition, no approval of the merger by the board of directors of the 90% owned subsidiary corporation is required. Furthermore, a recent amendment to the Delaware General Corporation Law permits inclusion of a provision in an agreement and plan of merger eliminating the need for stockholder approval of a merger that follows a tender offer, so long as the buyer acquires in the tender offer at least that number of shares of capital stock of the corporation that, absent this new statutory provision, would be required by the Delaware General Corporation Law or the corporation’s certificate of incorporation to adopt the plan and agreement of

If at any time Pioneer Southwest GP and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, Pioneer Southwest GP will have the right, which it may assign in whole or in part to any of its affiliates or to Pioneer Southwest, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by Pioneer Southwest GP, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•   the highest price paid by either Pioneer Southwest GP or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which Pioneer Southwest GP first mails notice of its election to purchase those limited partner interests; or

•   the current market price as of the date three days before the date the notice is mailed.

As a result of Pioneer Southwest GP’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may

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merger (i.e., shares as to which more than 50% of the voting power of the outstanding capital stock of the corporation is attributable, unless the corporation’s certificate of incorporation requires a higher vote).	be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market.

Preemptive Rights

Pioneer stockholders do not have preemptive or preferential rights to acquire or subscribe to additional shares of Pioneer common stock or other securities.	Pioneer Southwest GP has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Pioneer Southwest common units or other equity securities whenever, and on the same terms that, Pioneer Southwest issues such securities to persons other than Pioneer Southwest GP and its affiliates, to the extent necessary to maintain its percentage interests in Pioneer Southwest that existed immediately prior to the issuance. The holders of Pioneer Southwest common units have no preemptive or preferential rights to acquire additional Pioneer Southwest common units or other partnership interests in Pioneer Southwest.

Amendment of Organizational Documents

Section 242 of the Delaware General Corporation Law provides that in order to amend a corporation’s certificate of incorporation (i) the corporation’s board of directors must adopt a resolution setting forth the amendment proposed and declaring its advisability and (ii) the amendment must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote thereon. The Pioneer certificate of incorporation provides that amendments to certain provisions of Pioneer’s certificate of incorporation regarding, among other matters, (i) election, removal and replacement of directors, (ii) amendment of the Pioneer bylaws, (iii) appointment or removal of officers and members of committees of the Pioneer Board, (iv) matters relating to special meetings of stockholders, and (v) notice requirements related to the nomination by stockholders of candidates for election as directors and stockholder proposals to transact other business, in addition to any affirmative vote by stockholders of any particular class or series of Pioneer’s capital stock required by law, must be approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote in an election of directors. In addition to any other votes required by law, Pioneer’s certificate of incorporation requires that

Amendments to Pioneer Southwest’s partnership agreement may be proposed only by or with the consent of Pioneer Southwest GP. However, Pioneer Southwest GP will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to Pioneer Southwest or the Pioneer Southwest unitholders. In order to adopt a proposed amendment, other than the amendments discussed below under “No Unitholder Approval,” Pioneer Southwest GP is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the outstanding Pioneer Southwest common units (which is referred to, with respect to Pioneer Southwest, as a “unit majority”).

Prohibited Amendments

No amendment may be made that would:

•   have the effect of reducing the voting percentage of outstanding units required to take any action under the provisions of Pioneer Southwest’s partnership agreement, unless such

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amendments to certain provisions relating to certain business combinations must be approved by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Pioneer certificate of incorporation provides that amendments to the provisions of the certificate of incorporation that provide that Pioneer’s stockholders may not act by written consent in lieu of a meeting require approval of the holders of at least 80% of the voting power of Pioneer’s outstanding capital stock entitled to vote in an election of directors.

The Pioneer certificate of incorporation provides that the Pioneer Board may alter, amend or repeal the Pioneer bylaws. The Pioneer bylaws may also be altered, amended or repealed by the affirmative vote of the holders of not less than two-thirds of the voting power of the outstanding shares of capital stock then entitled to vote upon an election of directors at any annual meeting of the stockholders or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

amendment is approved by the written consent or the affirmative vote of unitholders where the aggregate number of outstanding units is not less than the voting requirement which is intended to be reduced;

•   enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by Pioneer Southwest to Pioneer Southwest GP or any of its affiliates without the consent of Pioneer Southwest GP, which consent may be given or withheld at its option.

The provision of Pioneer Southwest’s partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding Pioneer Southwest common units voting together as a single class (including common units owned by Pioneer Southwest GP and its affiliates).

No Unitholder Approval

Pioneer Southwest GP generally may make amendments to Pioneer Southwest’s partnership agreement without the approval of any limited partner or assignee to reflect:

•   a change in the name of Pioneer Southwest, the location of Pioneer Southwest’s principal place of business, Pioneer Southwest’s registered agent or its registered office;

•   the admission, substitution, withdrawal or removal of partners in accordance with Pioneer Southwest’s partnership agreement;

•   a change that Pioneer Southwest GP determines to be necessary or advisable to qualify or to continue Pioneer Southwest’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that Pioneer Southwest and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

PIONEER	PIONEER SOUTHWEST

•   an amendment that is necessary, in the opinion of Pioneer Southwest’s counsel, to prevent Pioneer Southwest or Pioneer Southwest GP or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•   an amendment that Pioneer Southwest GP determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•   any amendment expressly permitted in Pioneer Southwest’s partnership agreement to be made by Pioneer Southwest GP acting alone;

•   an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of Pioneer Southwest’s partnership agreement;

•   any amendment that Pioneer Southwest GP determines to be necessary or appropriate to reflect and account for the formation by Pioneer Southwest of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by Pioneer Southwest’s partnership agreement;

•   a change in Pioneer Southwest’s fiscal year or taxable year and related changes;

•   certain mergers or conveyances set forth in Pioneer Southwest’s partnership agreement; and

•   any other amendments substantially similar to any of the matters described above.

In addition, Pioneer Southwest GP may make amendments to Pioneer Southwest’s partnership agreement without the approval of any limited partner or assignee if Pioneer Southwest GP determines, at its option, that those amendments:

•   do not adversely affect Pioneer Southwest’s limited partners (or any particular class of limited partners) in any material respect;

PIONEER	PIONEER SOUTHWEST

•   are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•   are necessary or appropriate to facilitate the trading of limited partner interests (including the division of any limited partner interests into different classes to facilitate uniformity of tax consequences within such class of limited partner interests) or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are or will be listed or admitted for trading;

•   are necessary or advisable for any action taken by Pioneer Southwest relating to splits or combinations of units under the provisions of Pioneer Southwest’s partnership agreement; or

•   are required to effect the intent expressed in Pioneer Southwest’s registration statement on Form S-1 filed with the SEC on July 26, 2007, as amended or supplemented or of the provisions of Pioneer Southwest’s partnership agreement or are otherwise contemplated by Pioneer Southwest’s partnership agreement.

Dissolution and Liquidation

Under the Delaware General Corporation Law, the dissolution of a corporation requires that the board of directors adopt a resolution approving the dissolution and the holders of a majority of the voting power of the outstanding capital stock of the corporation entitled to vote thereon approve the dissolution. The Delaware General Corporation Law provides that a dissolution may be authorized, absent board approval, if all stockholders entitled to vote thereon consent in writing to such dissolution and a certificate of dissolution is filed with the Delaware Secretary of State. However, Pioneer’s certificate of incorporation specifies that stockholders may act only at annual or special meetings of Pioneer stockholders and not by written consent.

The Pioneer certificate of incorporation provides that certain business combinations (including any plan or proposal for the liquidation or dissolution of the corporation) involving a Pioneer Related Person require the affirmative vote of the holders of (i) at least 80% of

Pioneer Southwest will continue as a limited partnership until terminated under Pioneer Southwest’s partnership agreement. Pioneer Southwest will dissolve upon:

•   the election of Pioneer Southwest GP to dissolve Pioneer Southwest, if approved by a unit majority;

•   there being no limited partners, unless Pioneer Southwest is continued without dissolution in accordance with applicable Delaware law;

•   the entry of a decree of judicial dissolution of Pioneer Southwest; or

•   the withdrawal or removal of Pioneer Southwest GP or any other event that results in its ceasing to be general partner other than by reason of a transfer of its general partner interest in accordance with Pioneer Southwest’s

PIONEER	PIONEER SOUTHWEST

the voting power of the outstanding capital stock of Pioneer entitled to vote generally in the election of directors as well as (ii) two-thirds of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors beneficially owned by stockholders other than the Pioneer Related Person.

In the event of liquidation, dissolution, or winding-up of Pioneer, holders of common stock of Pioneer will be entitled to receive their pro rata share of all remaining assets of Pioneer proportional to the number of shares of Pioneer common stock held, after (i) satisfaction and payment of all obligations of and claims against Pioneer and (ii) satisfaction of all of Pioneer’s obligations upon any such liquidation, dissolution or winding-up to the holders of its preferred stock (including payment of any preferential amounts owed to such holders).

partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a majority of Pioneer Southwest common units may also elect, within specific time limitations, to continue Pioneer Southwest’s business on the same terms and conditions described in Pioneer Southwest’s partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority of Pioneer Southwest common units, subject to Pioneer Southwest’s receipt of an opinion of counsel relating to certain tax and limited liability matters.

If Pioneer Southwest dissolves in accordance with the Pioneer Southwest partnership agreement, Pioneer Southwest will sell or otherwise dispose of Pioneer Southwest’s assets in liquidation. Pioneer Southwest will first apply the proceeds of liquidation to the payment of Pioneer Southwest’s creditors. Pioneer Southwest will distribute any remaining proceeds to Pioneer Southwest’s unitholders and Pioneer Southwest GP in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of Pioneer Southwest’s assets in liquidation.

Meetings; Voting; Voting Rights

Pioneer’s certificate of incorporation provides that (i) Pioneer stockholders may act only at annual or special meetings of Pioneer stockholders and not by written consent, (ii) Pioneer will hold an annual meeting each calendar year at which its stockholders will elect directors and vote on any stockholder proposals that have gone through the requisite notice requirements, (iii) special meetings of Pioneer stockholders may be called only by the Pioneer Board, and (iv) only business proposed by the Pioneer Board may be considered at special meetings of Pioneer stockholders.

The presence, in person or represented by proxy, of the holders of a majority of the voting power of the shares of Pioneer capital stock entitled to vote shall constitute a quorum at any meeting of the Pioneer stockholders.

The rules and regulations of the NYSE and Pioneer’s certificate of incorporation collectively provide that Pioneer stockholders are entitled to vote on various matters, including the following matters:

•   amendments and proposals to repeal provisions in Pioneer’s certificate of incorporation (with certain exceptions, including exceptions for the creation of new preferred stock by Pioneer’s board of directors);

Pioneer Southwest unitholders are entitled to vote on the following matters:

•   certain amendments to the Pioneer Southwest partnership agreement;

•   the merger of Pioneer Southwest or the sale of substantially all of Pioneer Southwest’s assets;

•   the termination or dissolution of Pioneer Southwest;

•   the removal of the general partner of Pioneer Southwest; and

•   under certain circumstances, the transfer of the general partner interest.

Except as described below in “Comparison of the Rights of Pioneer Stockholders and Pioneer Southwest Unitholders — Anti-Takeover Provisions,” regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of Pioneer Southwest unitholders and to act upon

PIONEER	PIONEER SOUTHWEST

•   certain business combinations including certain mergers, consolidations, and sales of all or substantially all of the assets of the corporation;

•   certain issuances of securities to a Pioneer Related Person or an affiliate thereof;

•   the liquidation or dissolution of Pioneer;

•   the reclassification of securities or recapitalization of Pioneer, or any business combination (including mergers and share exchanges) which has the net effect of increasing the proportionate share of outstanding stock of any class or series of stock owned by any Pioneer Related Person or affiliate by more than 1%;

•   the election and removal of directors; and

•   the issuance of more than 20% of Pioneer’s common stock or voting power.

If certain events on which the stockholders of Pioneer are entitled to vote, including (without limitation) the events described in the second, third and fourth bullet points above, involve a Pioneer Related Person in certain capacities, that event also requires the approval of the holders of 80% of the voting power of the outstanding shares of Pioneer capital stock entitled to vote generally in the election of directors and the approval of two-thirds of the holders of such shares that are not beneficially owned by a Pioneer Related Person, voting together as a single class.

matters for which approvals may be solicited. Units that are owned by Non-Eligible Holders (as defined in the Pioneer Southwest partnership agreement) will be voted by Pioneer Southwest GP and Pioneer Southwest GP will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Pioneer Southwest GP does not hold annual meetings. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the Pioneer Southwest unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of Pioneer Southwest unitholders necessary to authorize or take that action at a meeting. Meetings of the Pioneer Southwest unitholders may be called by Pioneer Southwest GP or by Pioneer Southwest unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Liquidity, Marketability and Transfers of Shares of Stock/Units

Shares of Pioneer common stock are generally freely transferable. The shares of Pioneer common stock that are currently outstanding are listed and traded on the NYSE, and the shares of Pioneer common stock to be issued pursuant to the merger will have been approved for listing on the NYSE upon official notice of issuance.

Pioneer Southwest common units are generally freely transferable. The Pioneer Southwest common units that are currently outstanding are listed and traded on the NYSE. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in Pioneer Southwest for the transferred Pioneer Southwest common units.

Until a Pioneer Southwest common unit has been transferred on Pioneer Southwest’s books, Pioneer Southwest and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PIONEER	PIONEER SOUTHWEST
Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as Pioneer, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•   the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•   the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•   the business combination is approved by a majority of the corporation’s board of directors and by the affirmative vote of 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Pioneer Southwest’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Pioneer Southwest GP or otherwise change the management of Pioneer Southwest GP.

If any person or group other than Pioneer Southwest GP and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from Pioneer Southwest GP or its affiliates and any transferees of that person or group approved by Pioneer Southwest GP or to any person or group who acquires the units with the prior approval of the Pioneer Southwest GP Board.

Section 203 of the Delaware General Corporation Law does not apply to Pioneer Southwest.

Tax Information

“Double taxation” at the corporate and stockholder levels typically results when a corporation such as Pioneer earns income and distributes that income to its stockholders in the form of dividends. Stockholders will only recognize income on amounts actually distributed by Pioneer. Dividends paid by Pioneer out of current or accumulated earnings and profits are taxed as dividend income. Dividends in excess of current or accumulated earnings and profits are treated as a non-taxable return of basis to the extent of stockholders’ adjusted basis in their shares, with the excess taxed as capital gain.	Pioneer Southwest is not a taxable entity for federal income tax purposes. Owners of Pioneer Southwest common units are required to take into account their share of Pioneer Southwest’s income, gains, losses, and deductions, regardless of whether they receive any cash distributions from Pioneer Southwest. A Pioneer Southwest unitholder may be required to recapture some deductions as ordinary income upon the sale of all or a portion of his Pioneer Southwest common units.

PIONEER	PIONEER SOUTHWEST
Dividends, if any, received by stockholders from Pioneer generally will constitute portfolio income and cannot be offset with losses from “passive activities.” Losses and credits generated within Pioneer do not pass through to the stockholders. After the end of Pioneer’s taxable year, stockholders receive a Form 1099-DIV to report their dividend income.	A Pioneer Southwest unitholder’s share of Pioneer Southwest’s loss will be subject to the “passive activity” rules. Under the passive activity rules, losses of a partner arising from his ownership of interests in a publicly traded partnership, such as units in Pioneer Southwest, may only be used to offset passive income from that partnership until he has disposed of his entire interest in that partnership in a fully taxable transaction with an unrelated party.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences to Pioneer Southwest unitholders who exchange Pioneer Southwest common units in the merger. This summary is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations thereof, each as in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that Pioneer Southwest common units are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not discuss all of the tax consequences that may be relevant to particular Pioneer Southwest unitholders in light of their individual circumstances, including potential application of the alternative minimum tax, or any aspect of U.S. federal, state or local tax laws to Pioneer Southwest unitholders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, corporations, Pioneer Southwest unitholders that are not (a) U.S. persons as defined in Section 7701(a)(30) of the Internal Revenue Code nor (b) trusts with valid elections in place under applicable U.S. Treasury Regulations to be treated as U.S. persons, partnerships or other pass-through entities (and persons holding Pioneer Southwest common units through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding Pioneer Southwest common units as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar). If a partnership holds Pioneer Southwest common units, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership holding Pioneer Southwest common units should consult their tax advisors. This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction or, except to the extent provided below, any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. We have not requested, and do not plan to request, any rulings from the IRS with respect to any matters discussed in this section, and the statements in this proxy statement/prospectus are not binding on the IRS or any court. As a result, neither Pioneer Southwest nor Pioneer can give any assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below.

PIONEER SOUTHWEST UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

General

The receipt of shares of Pioneer common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a Pioneer Southwest unitholder who receives shares of Pioneer common stock in exchange for Pioneer Southwest common units pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between:

•	the amount realized, which is the sum of:

•	the fair market value of the shares of Pioneer common stock; and

•	the unitholder’s allocated share of any Pioneer Southwest pre-merger liabilities; and

•	the unitholder’s adjusted tax basis in Pioneer Southwest common units (including basis attributable to the unitholder’s share of Pioneer Southwest’s pre-merger liabilities).

Subject to the discussion immediately below, such gain or loss generally will be long-term capital gain or loss if the unitholder’s holding period for the Pioneer Southwest common units exceeds one year at the effective time of the merger. Long-term capital gains of non-corporate unitholders generally are eligible for reduced rates of U.S. federal income taxation. In addition, any net gains recognized by Pioneer Southwest unitholders who are individuals, estates or trusts may be subject to tax imposed on “net investment income” under Section 1411 of the Code. The deductibility of capital losses is subject to limitations.

The basis in the Pioneer common stock received by the Pioneer Southwest unitholders will equal the fair market value of that stock, and the holding period for that stock will begin on the day after the effective date of the merger.

Recapture

Upon the exchange of Pioneer Southwest common units for Pioneer common stock, a Pioneer Southwest unitholder may be treated as recognizing ordinary income (or loss) to the extent the merger consideration received is attributable to Pioneer Southwest’s “unrealized receivables” (including potential recapture items such as depreciation, depletion and intangible drilling and development costs) or “inventory items.” Under Section 751 of the Internal Revenue Code, the merger consideration generally is divided between such items and all other items, resulting in two constructive taxable transactions in which gain or loss is separately computed. Ordinary income attributable to unrealized receivables and inventory items may exceed overall net taxable gain realized upon the exchange of units in the merger and may be recognized even if an overall net taxable loss is realized. Thus, a Pioneer Southwest unitholder may recognize both ordinary income and a capital loss.

At-Risk and Passive Activity Loss Rules

Section 465(e) of the Internal Revenue Code requires individuals and closely held corporations to recapture losses previously allowed with respect to their interests in a partnership in the event their amount “at risk” with respect to that partnership becomes less than zero. The consequence of recapture is that a taxpayer must recognize income equal to the negative at-risk amount. A unitholder’s at-risk amount, or “at-risk basis,” generally is equal to such holder’s basis in the Pioneer Southwest common units, adjusted to exclude certain non-qualified partnership liabilities that otherwise would be included in such holder’s basis. In addition, although guidance is sparse, a unitholder’s at-risk basis likely will be increased by the amount of any gain recognized with respect to such Pioneer Southwest common units, including gain recognized in the merger. Assuming such gain increases a unitholder’s at-risk basis, such holders should not recognize recapture income under Section 465(e) of the Internal Revenue Code solely as a result of exchanging Pioneer Southwest common units in the merger. The at-risk limitation applies on an activity-by-activity basis, and in the case of gas and oil properties each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or gas property is generally required to be treated separately so that a loss from any one property is limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s gas and oil properties. It is uncertain how this rule is implemented in the case of multiple gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties Pioneer Southwest owns in computing a unitholder’s at-risk limitation with respect to Pioneer Southwest. If a unitholder must compute his at-risk amount separately with respect to each oil or gas property Pioneer Southwest owns, such holder may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his Pioneer Southwest common units as a whole. Unitholders that may be subject to these “at-risk” rules should consult their tax advisors concerning their shares of Pioneer Southwest’s qualifying indebtedness and the application of these rules to their particular circumstances.

The passive loss limitation rules under the Internal Revenue Code generally provide that certain U.S. taxpayers, such as individuals, estates, trusts and certain corporations, are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. Any gain or ordinary income recognized by a unitholder with respect to Pioneer Southwest common units exchanged in the merger generally will be treated as passive activity income (except to the extent attributable to any operating activity that is not a passive activity with respect to such unitholder), and thus may be offset, as applicable, by any passive activity losses attributable to the ownership of the Pioneer Southwest common units that the unitholder incurs in the taxable year of the merger and by suspended passive activity losses from prior years. Because Pioneer Southwest is a “publicly traded partnership,” unitholders cannot utilize passive activity losses attributable to any investment or activity other than their ownership of the Pioneer Southwest common units. Because the merger will be a fully taxable transaction to unitholders and will terminate a unitholder’s entire interest in Pioneer Southwest, any remaining passive losses attributable to the ownership of such units (including suspended passive activity losses from prior years) generally will no longer be treated as passive losses and thus should be available to offset unitholders’ other gain or income (though the use of such losses may be subject to other limitations).

Allocations

Pioneer Southwest unitholders will be allocated their proportionate share of Pioneer Southwest’s items of income, gain, loss and deduction, for the period ending at the effective time of the merger. These allocations will be made in accordance with the terms of the Pioneer Southwest partnership agreement and taking into account any required special allocations. When computing their taxable income or loss, unitholders will be required to take into account their share of such income or loss (subject to the passive activity loss rules described above and other limitations). These allocations will result in adjustments to each Pioneer Southwest unitholder’s tax basis in the common units held by that unitholder and, therefore, may potentially affect the gain or loss resulting from the merger.

Tax Withholding

Pioneer and the exchange agent are authorized to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to the merger agreement (in cash or Pioneer common stock, including Pioneer common stock that would otherwise be issued pursuant to the merger agreement) any applicable taxes payable in respect of such consideration, and to take such other actions as may be necessary in the opinion of Pioneer to satisfy its withholding obligations for the payment of such taxes. In the event that Pioneer common stock that would otherwise be issued pursuant to the merger agreement is used to satisfy such withholding obligations, the Pioneer common stock which may be so withheld or surrendered shall be limited to such Pioneer common stock having a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax purposes.

PIONEER SOUTHWEST UNITHOLDER PROPOSALS

Under applicable Delaware law and Pioneer Southwest’s partnership agreement, Pioneer Southwest is not required to hold an annual meeting of its unitholders. Ownership of Pioneer Southwest common units does not entitle Pioneer Southwest unitholders to make proposals at the Pioneer Southwest special meeting. Under Pioneer Southwest’s partnership agreement, only its general partner can make a proposal at the meeting. Pioneer Southwest’s partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of Pioneer Southwest. Doing so would jeopardize the limited partners’ limited liability under the Delaware LP Act or the law of any other state in which Pioneer Southwest is qualified to do business.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Pioneer Southwest GP Board knows of no other matters that will be presented for consideration at the Pioneer Southwest special meeting other than as described in this proxy statement/prospectus.

In accordance with Pioneer Southwest’s partnership agreement and Delaware law, business transacted at the Pioneer Southwest special meeting will be limited to those matters set forth in the notice of special meeting or matters otherwise properly presented by Pioneer Southwest GP at the Pioneer Southwest special meeting. If any other matters are properly presented at the Pioneer Southwest special meeting, or any adjournments of the special meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the units represented by proxy as to any other matters. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on any such matter.

LEGAL MATTERS

The validity of shares of Pioneer common stock to be issued in the merger and certain tax matters relating to the merger will be passed upon for Pioneer by Vinson & Elkins L.L.P., Dallas, Texas. Vinson & Elkins L.L.P. has provided legal services to Pioneer Southwest in the past regarding matters unrelated to the merger.

EXPERTS

The consolidated financial statements of Pioneer Natural Resources Company appearing in Pioneer Natural Resources Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Pioneer Natural Resources Company’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pioneer Southwest Energy Partners L.P. appearing in Pioneer Southwest Energy Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Pioneer Southwest Energy Partners L.P.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimated quantities of Pioneer’s oil and gas reserves and the net present value of such reserves as of December 31, 2012, set forth in or incorporated by reference in this proxy statement/prospectus are based upon reserve reports prepared by Pioneer and audited by (i) Netherland, Sewell & Associates, Inc. with respect to Pioneer’s major properties, and (ii) Ryder Scott Company, L.P. with respect to Pioneer’s Oooguruk field properties in Alaska. The reserve audits conducted by Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P. in the aggregate represented 95% of Pioneer’s estimated proved quantities of reserves as of December 31, 2012. Such estimates are incorporated herein by reference in reliance on the authority of such firms as experts in such matters.

Estimated quantities of Pioneer Southwest’s oil and gas reserves and the net present value of such reserves as of December 31, 2012, set forth in or incorporated by reference in this proxy statement/prospectus are based upon reserve reports prepared by Pioneer Southwest and audited by Netherland, Sewell & Associates, Inc. Such estimates are incorporated herein by reference in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

Pioneer and Pioneer Southwest file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document filed with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC also maintains an internet site (www.sec.gov) that contains the reports, proxy statements and other information filed by Pioneer and Pioneer Southwest electronically with the SEC. In addition, documents filed by Pioneer and Pioneer Southwest can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Pioneer has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of Pioneer common stock to be issued in the merger. This proxy statement/prospectus constitutes the prospectus of Pioneer filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information that Pioneer stockholders and Pioneer Southwest unitholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about Pioneer and Pioneer Southwest and their respective businesses, financial conditions and results of operations and are available for inspection and copying as indicated above.

The SEC allows Pioneer and Pioneer Southwest to incorporate by reference information into this proxy statement/prospectus, which means that Pioneer and Pioneer Southwest can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed by Pioneer or Pioneer Southwest with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the closing of the merger will be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger proposal, you should always check for reports Pioneer and Pioneer Southwest may have filed with the SEC after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Pioneer and Pioneer Southwest have previously filed with the SEC, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

Pioneer’s Filings (SEC File No. 001-13245)

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013;

•	Current Reports on Form 8-K filed with the SEC on February 7, 2013, February 21, 2013, February 22, 2013, February 26, 2013, March 8, 2013, May 7, 2013, May 28, 2013, July 29, 2013, August 12, 2013, and September 16, 2013; and

•	The description of Pioneer’s common stock in the registration statement on Form 8-A filed on July 24, 2001, and including any other amendments or reports filed for the purpose of updating such description, including Pioneer’s Current Report on Form 8-K filed with the SEC on September 16, 2013 for such purpose.

You may request a copy of these filings at no cost, by writing or telephoning Pioneer at the following address:

Pioneer Natural Resources Company

5205 North O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (972) 444-9001

Pioneer also makes available free of charge on its internet website at www.pxd.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on Pioneer’s website is not part of this proxy statement/prospectus.

Pioneer Southwest’s Filings (SEC File No. 001-33676)

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013; and

•	Current Reports on Form 8-K filed with the SEC on February 26, 2013, March 11, 2013, May 7, 2013, and August 12, 2013.

You may request a copy of these filings at no cost, by writing or telephoning Pioneer Southwest at the following address:

Pioneer Southwest Energy Partners L.P.

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Investor Relations

Telephone: (972) 969-4019

Pioneer Southwest also makes available free of charge on its internet website at www.pioneersouthwest.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on Pioneer Southwest’s website is not part of this proxy statement/prospectus.

INDEX TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pioneer Natural Resources Company Unaudited Pro Forma Condensed Consolidated Financial Statements:

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2013	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2013	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2012	F-6
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-7

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Pioneer, Pioneer USA, MergerCo, Pioneer Southwest and Pioneer Southwest GP entered into the merger agreement on August 9, 2013, pursuant to which MergerCo will merge with and into Pioneer Southwest, with Pioneer Southwest surviving the merger as an indirect wholly-owned subsidiary of Pioneer, and all Pioneer Southwest common units outstanding at the effective time of the merger and not owned by Pioneer USA will be cancelled and converted into the right to receive 0.2325 of a share of Pioneer common stock.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to assist in analysis of the financial effects of the merger. These unaudited pro forma condensed consolidated financial statements are derived in part from, and should be read in conjunction with, Pioneer’s financial statements included in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, and Pioneer’s Quarterly Report on Form 10-Q for the period ended June 30, 2013. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012, and the six months ended June 30, 2013, have been prepared to give effect to the proposed merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet has been prepared to give effect to the proposed merger as if it had occurred on June 30, 2013.

The unaudited pro forma condensed consolidated financial statements are based on assumptions that Pioneer and Pioneer Southwest believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the merger transactions had taken place on the dates indicated, nor are they indicative of the future consolidated results of Pioneer. They also do not reflect non-recurring items arising directly from the merger or any cost savings that the combined entity may achieve.

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations — Overall — Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as ASC 810. As Pioneer will control Pioneer Southwest before and after the merger, the changes in Pioneer’s ownership interest in Pioneer Southwest will be accounted for as an equity transaction and no gain or loss on the merger will be recognized in Pioneer’s consolidated statements of operations.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2013

(in thousands)

	Pioneer	Pro Forma Adjustments		Pro Forma Pioneer
ASSETS
Current assets:
Cash and cash equivalents	$695,625	$(4,000	)(a)	$691,625
Accounts receivable:
Trade, net	345,812	—		345,812
Due from affiliates	4,676	—		4,676
Income taxes receivable	927	—		927
Inventories	198,650	—		198,650
Prepaid expenses	23,634	—		23,634
Other current assets:
Derivatives	191,697	—		191,697
Other	4,171	—		4,171

Total current assets	1,465,192	(4,000)		1,461,192

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting:
Proved properties	15,373,058	—		15,373,058
Unproved properties	133,172	—		133,172
Accumulated depletion, depreciation and amortization	(4,859,716)	—		(4,859,716)

Total property, plant and equipment	10,646,514	—		10,646,514

Goodwill	279,687	—		279,687
Other property and equipment, net	1,231,127	—		1,231,127
Other assets:
Investment in unconsolidated affiliate	228,475	—		228,475
Derivatives	137,898	—		137,898
Other assets, net	173,694	—		173,694

	$14,162,587	$(4,000)		$14,158,587

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Continued)

AS OF JUNE 30, 2013

(in thousands)

	Pioneer	Pro Forma Adjustments		Pro Forma Pioneer
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$813,532	$—		$813,532
Due to affiliates	65,151	—		65,151
Interest payable	61,464	—		61,464
Income taxes payable	938	—		938
Deferred income taxes	25,344	—		25,344
Other current liabilities:
Derivatives	6,453	—		6,453
Other	39,246	—		39,246

Total current liabilities	1,012,128	—		1,012,128

Long-term debt	2,823,428	—		2,823,428
Deferred income taxes	2,390,144	(164,526	)(b)	2,225,618
Other liabilities	288,730	—		288,730
Equity:
Common stock	1,458	—		1,458
Additional paid-in capital	4,844,720	(4,000	)(a)	4,996,328
		(164,526	)(b)
		(178,211	)(c)
		169,293	(d)
Treasury stock, at cost	(327,927)	178,211	(c)	(149,716)
Retained earnings	2,947,040	—		2,947,040

Total equity attributable to common stockholders	7,465,291	329,819		7,795,110
Noncontrolling interest in consolidated subsidiaries	182,866	(169,293	)(d)	13,573

Total equity	7,648,157	160,526		7,808,683

Commitments and contingencies
	$14,162,587	$(4,000)		$14,158,587

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(in thousands, except per share data)

	Pioneer	Pro Forma Adjustments		Pro Forma Pioneer
Revenues and other income:
Oil and gas	$1,632,991	$—		$1,632,991
Interest and other	20,474	—		20,474
Derivative gains, net	102,202	—		102,202
Gain on disposition of assets, net	215,404	—		215,404

	1,971,071	—		1,971,071

Costs and expenses:
Oil and gas production	348,628	—		348,628
Production and ad valorem taxes	108,134	—		108,134
Depletion, depreciation and amortization	480,353	—		480,353
Exploration and abandonments	51,600	—		51,600
General and administrative	130,405	—		130,405
Accretion of discount on asset retirement obligations	6,319	—		6,319
Interest	93,540	—		93,540
Other	40,060	—		40,060

	1,259,039	—		1,259,039

Income from continuing operations before income taxes	712,032	—		712,032
Income tax provision	(251,358)	(8,058	)(e)	(259,416)

Income from continuing operations	460,674	(8,058)		452,616
Income from discontinued operations, net of tax	(465)	—		(465)

Net income	460,209	(8,058)		452,151
Net (income) loss attributable to the noncontrolling interest	(22,283)	22,382	(f)	99

Net income attributable to common stockholders	$437,926	$14,324		$452,250

Basic earnings per share	$3.24			$3.26
Diluted earnings per share	$3.19			$3.20
Weighted average shares outstanding:
Basic	133,263	3,951	(c)	137,214
Diluted	135,762	3,951	(c)	139,713

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share data)

	Pioneer	Pro Forma Adjustments		Pro Forma Pioneer
Revenues and other income:
Oil and gas	$2,811,660	$—		$2,811,660
Interest and other	28,310	—		28,310
Derivative gains, net	330,251	—		330,251
Gain on disposition of assets, net	58,087	—		58,087

	3,228,308	—		3,228,308
Costs and expenses:
Oil and gas production	635,644	—		635,644
Production and ad valorem taxes	187,757	—		187,757
Depletion, depreciation and amortization	810,191	—		810,191
Impairment of oil and gas properties	532,589	—		532,589
Exploration and abandonments	206,291	—		206,291
General and administrative	248,282	—		248,282
Accretion of discount on asset retirement obligations	9,887	—		9,887
Interest	204,222	—		204,222
Other	113,388	—		113,388

	2,948,251	—		2,948,251

Income from continuing operations before income taxes	280,057	—		280,057
Income tax provision	(92,384)	(18,406	)(e)	(110,790)

Income from continuing operations	187,673	(18,406)		169,267
Income from discontinued operations, net of tax	55,149	—		55,149

Net income	242,822	(18,406)		224,416
Net (income) loss attributable to the noncontrolling interest	(50,537)	51,127	(f)	590

Net income attributable to common stockholders	$192,285	$32,721		$225,006

Basic earnings per share	$1.54			$1.75
Diluted earnings per share	$1.50			$1.70
Weighted average shares outstanding:
Basic	122,966	3,951	(c)	126,917
Diluted	126,320	3,951	(c)	130,271

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PIONEER NATURAL RESOURCES COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note A. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to assist in analysis of the financial effects of the merger between Pioneer and Pioneer Southwest. These unaudited pro forma condensed consolidated financial statements are derived in part from, and should be read in conjunction with, Pioneer’s financial statements included in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2012, and Pioneer’s Quarterly Report on Form 10-Q for the period ended June 30, 2013. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012, and the six months ended June 30, 2013, have been prepared to give effect to the proposed merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet has been prepared to give effect to the proposed merger as if it had occurred on June 30, 2013. The proposed merger does not affect Pioneer’s reported oil and gas proved reserves as of December 31, 2012, as Pioneer Southwest was consolidated in Pioneer’s reported reserves.

Note B. Pro Forma Adjustments

The following adjustments included in the column under the heading “Pro Forma Adjustments” have been made to the historical consolidated financial statements of Pioneer:

a.	To reflect the payment of approximately $4.0 million of estimated transaction costs associated with completing the proposed transaction, including approximately $0.9 million incurred by Pioneer and approximately $3.1 million incurred by Pioneer Southwest.

b.	To reflect the impact of the book to tax basis differences, substantially related to proved properties, on the portion of Pioneer Southwest assets and liabilities owned by unitholders other than Pioneer.

c.	To reflect 3.95 million shares of Pioneer common stock, par value $0.01, to be issued at the effective time of the merger. Each of the 17.0 million Pioneer Southwest common units not owned by Pioneer USA will be cancelled and converted into the right to receive 0.2325 of a share of Pioneer common stock.

d.	To reclassify to additional paid in capital the noncontrolling owners’ interest attributable to the unitholders of Pioneer Southwest other than Pioneer.

e.	Represents the income tax effect of pro forma adjustment (f) at Pioneer’s estimated statutory tax rate of 36%.

f.	To reclassify to net income attributable to Pioneer common stockholders the net income attributable to unitholders other than Pioneer currently in noncontrolling interest.

Note C. Subsequent Event

In July 2013, Pioneer Southwest declared a cash distribution of $0.52 per common unit for the period from April 1, 2013 to June 30, 2013. The distribution was paid on August 9, 2013 to unitholders of record at the close of business on August 2, 2013. Associated therewith, Pioneer Southwest paid $18.6 million of aggregate distributions.

In August 2013, Pioneer declared a cash dividend of $0.04 per share on Pioneer’s common stock. The dividend is payable October 11, 2013, to stockholders of record at the close of business on September 30, 2013.

Note D. Post-Closing Events

Pioneer plans to pay off the Pioneer Southwest credit facility shortly following the closing of the merger, and expects to merge Pioneer Southwest GP, Pioneer Southwest and their subsidiaries into Pioneer USA after the closing of the merger.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PIONEER NATURAL RESOURCES COMPANY

PIONEER NATURAL RESOURCES USA, INC.

PNR ACQUISITION COMPANY, LLC

and

PIONEER NATURAL RESOURCES GP LLC

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

Dated as of August 9, 2013

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2013 (this “Agreement”), is entered into by and among Pioneer Natural Resources Company, a Delaware corporation (“PNR”), Pioneer Natural Resources USA, Inc., a Delaware corporation and wholly-owned subsidiary of PNR (“PNR USA”), PNR Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of PNR (“MergerCo”), Pioneer Southwest Energy Partners, L.P., a Delaware limited partnership (“MLP”), and Pioneer Natural Resources GP LLC, a Delaware limited liability company and the general partner of MLP and wholly-owned subsidiary of PNR USA (“MLP GP”). Capitalized terms used but not defined have the meanings assigned to such terms in Article I hereof.

WITNESSETH:

WHEREAS, the MLP GP Conflicts Committee and the MLP GP Board have approved this Agreement and the transactions contemplated hereby, including the Merger (the “Merger Transactions”), and determined that this Agreement and the Merger Transactions, pursuant to which MLP will, subject to the terms and conditions set forth herein, merge with MergerCo, with MLP as the surviving entity (the “Merger”), such that, following the Merger, MLP GP will remain the sole general partner of MLP, and PNR USA will become the sole limited partner of MLP, are fair and reasonable to and in the best interests of the MLP Unaffiliated Unitholders and MLP, and the MLP GP Board caused MLP GP to approve this Agreement and the Merger Transactions;

WHEREAS, PNR, as the sole member of MergerCo, has approved this Agreement and the Merger Transactions;

WHEREAS, PNR USA is the sole member of MLP GP and the owner of record of 18,721,200 of the outstanding MLP Common Units;

WHEREAS, as a condition and inducement to MLP and MLP GP entering into this Agreement, concurrently with the execution and delivery of this Agreement, the PNR Parties and the MLP Parties are entering into the Voting Agreement, pursuant to which, among other things, the PNR Parties have agreed, subject to the terms and conditions set forth therein, to vote all of the MLP Common Units held by them in favor of the approval of this Agreement and the Merger Transactions; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than PNR, PNR USA, MLP GP, MergerCo or their respective Subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 20% in value of the assets of MLP and its Subsidiaries, taken as a whole, (ii) more than 20% of the outstanding MLP Common Units or (iii) assets that generate more than 20% of the monthly cash flow, net revenues or net income of MLP and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer that, if consummated, would result in any such Person becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding MLP Common Units; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP, other than the Merger.

“Action” shall have the meaning set forth in Section 6.11(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein; provided that for purposes of this Agreement, PNR, PNR USA, MergerCo and their respective Subsidiaries (excluding MLP, MLP GP and their respective Subsidiaries) shall not be Affiliates of MLP, MLP GP and their respective Subsidiaries, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Book-Entry Units” shall have the meaning set forth in Section 3.2(a).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Certificate” shall have the meaning set forth in Section 3.2(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 6.11(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plan” shall mean any bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, stock or unit bonus, stock or unit purchase, restricted or phantom stock or unit or stock or unit option plan, any employment or severance contract, any medical, dental, disability, health or life insurance plan, any other employee benefit or fringe benefit plan, contract or arrangement and any applicable “change of control” or similar provision in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including any “employee benefit plan” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.6 hereof, as determined by the MLP GP Conflicts Committee in its business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than two years, and (b) provide that all non-public information pertaining to MLP and its Subsidiaries be protected as confidential information thereunder, subject to customary exceptions; provided further, that MLP may amend or waive the terms of such Confidentiality Agreement in its discretion, except that PNR shall have the right to approve or consent to any amendment or waiver (i) of the two-year or more term of the Confidentiality Agreement, or (ii) that would have the effect of causing any non-public information pertaining to MLP and its Subsidiaries that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Expenses” shall have the meaning set forth in Section 8.2(f).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator, in each case that has jurisdiction over PNR or MLP, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of business); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; limited, however, to the lesser of (1) the amount of its liability or (2) the book value of such property; (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. generally accepted accounting principles that are applicable to the circumstances as of the date of this Agreement; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (h) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms; (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (j) indebtedness of others as described in clauses (a) through (i) above in any manner guaranteed by such Person or for which it is or may become contingently liable.

“Indemnification Expenses” shall have the meaning set forth in Section 6.11(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Indemnitees” shall have the meaning set forth in the MLP Partnership Agreement.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or executive officers of such party or such party’s general partner.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Letter of Transmittal” shall have the meaning set forth in Section 3.3(b).

“Material Adverse Effect” shall mean, with respect to MLP or PNR, respectively, any state of facts, change, development, condition, occurrence or other effect that (a) is or could reasonably be expected to be material and adverse to the financial condition, assets, properties, business, operations, results of operations or prospects of MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, respectively, or (b) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of the MLP Parties or the PNR Parties, respectively, to perform their respective obligations under this Agreement or to consummate the Merger and the other Merger Transactions; provided, however, that Material Adverse Effect shall not include any (i) changes generally affecting the economy in the United States of America, (ii) changes in oil and gas prices, including changes in price differentials, (iii) changes in general economic conditions in the oil and gas exploration and production industry, (iv) changes in Law, (v) earthquakes, hurricanes, floods or other natural disasters, except if the state of facts, change, development, condition, occurrence or other effect described in clauses (i), (ii), (iii), (iv), and (v), to the extent, and only to the extent, relative to other participants of similar size in the oil and gas exploration and production industry generally, disproportionately affects the financial condition, assets, properties, business, results of operations or prospects of MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, respectively; (vi) changes resulting from the announcement of this Agreement, or (vii) changes in the market price or trading volume of MLP Common Units or shares of PNR Common Stock, respectively (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MergerCo Certificate of Formation” shall mean the certificate of formation of MergerCo as filed with the Secretary of State of Delaware on August 6, 2013.

“MergerCo LLC Agreement” shall mean the Limited Liability Company Agreement of MergerCo, dated as of August 6, 2013.

“Merger Transactions” shall have the meaning set forth in the recitals to this Agreement.

“MLP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MLP Affiliated Unitholders” means PNR, MLP GP, PNR USA and their Affiliates.

“MLP Certificate of Limited Partnership” means the certificate of limited partnership of MLP as filed with the Secretary of State of the State of Delaware on June 19, 2007.

“MLP Change in Recommendation” shall have the meaning set forth in Section 6.2(a).

“MLP Common Units” shall mean the common units representing limited partner interests of MLP having the rights and obligations specified with respect to “Common Units” as set forth in the MLP Partnership Agreement.

“MLP GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MLP GP Board” shall mean the board of directors of MLP GP.

“MLP GP Board Approval” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP GP Certificate of Formation” shall mean the certificate of formation of MLP GP as filed with the Secretary of State of the State of Delaware on June 19, 2007.

“MLP GP Conflicts Committee” shall mean the Conflicts Committee of the MLP GP Board, as such Conflicts Committee is defined in the MLP Partnership Agreement.

“MLP GP Conflicts Committee Approval” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP GP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of MLP GP, dated as of April 28, 2008, as amended from time to time.

“MLP LTIP” shall mean the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, as amended from time to time.

“MLP Material Contract” shall have the meaning set forth in Section 4.1(g).

“MLP Meeting” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP Parties” shall mean MLP GP and MLP.

“MLP Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of MLP, dated as of May 6, 2008, as amended from time to time.

“MLP Phantom Units” shall have the meaning set forth in Section 3.1(e)(i).

“MLP Recommendation” shall have the meaning set forth in Section 6.2(a).

“MLP SEC Documents” shall have the meaning set forth in Section 5.1.

“MLP Unaffiliated Unitholders” shall mean the MLP Unitholders excluding the MLP Affiliated Unitholders.

“MLP Unitholder Approval” shall have the meaning set forth in Section 7.1.

“MLP Unitholders” shall mean the holders of outstanding MLP Common Units.

“New Common Stock” shall have the meaning set forth in Section 3.1(c).

“New Common Stock Issuance” shall mean the issuance of shares of PNR Common Stock as part of the Merger Consideration pursuant to this Agreement.

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.2(b).

“NYSE” shall mean the New York Stock Exchange.

“Other Parties” shall mean, with respect to the MLP Parties, the PNR Parties, and with respect to the PNR Parties, the MLP Parties.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any group comprised of two or more of the foregoing.

“PNR” shall have the meaning set forth in the introductory paragraph to this Agreement.

“PNR Certificate of Incorporation” shall mean the certificate of incorporation of PNR as filed with the Secretary of State of the State of Delaware on June 26, 1997, as amended.

“PNR Common Stock” shall mean the shares of common stock, .01 par value per share, of PNR.

“PNR LTIP” shall mean the Pioneer Natural Resources Company 2006 Long-Term Incentive Plan, as amended from time to time.

“PNR Material Contract” shall have the meaning set forth in Section 4.2(b).

“PNR Parties” shall mean PNR, PNR USA and MergerCo.

“PNR Restricted Stock Units” shall have the meaning set forth in Section 3.1(e)(i).

“PNR SEC Documents” shall have the meaning set forth in Section 5.2.

“PNR USA” shall have the meaning set forth in the introductory paragraph to this Agreement.

“PNR USA Certificate of Incorporation” shall mean the Certificate of Incorporation of PNR USA as filed with the Secretary of State of Delaware on May 1, 2008.

“PNR USA Common Units” shall have the meaning set forth in Section 5.2(l).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1(f).

“Receiving Party” shall have the meaning set forth in Section 6.6(b).

“Registration Statement” shall have the meaning set forth in Section 5.1(f).

“Related Party” shall mean (a) PNR USA and MergerCo, in the case of PNR, and (b) MLP GP, in the case of MLP.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except that, for purposes of this Agreement, in the case of PNR, MLP GP and MLP and their respective Subsidiaries shall not be deemed to be Subsidiaries of PNR (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean a written Acquisition Proposal (provided, however, that (x) reference to 20% within the definition of “Acquisition Proposal” shall be replaced by 80%, and (y) any proposal or offer to acquire all or substantially all of the issued and outstanding MLP Common Units not owned by PNR USA shall be an Acquisition Proposal for purposes of this definition of Superior Proposal) made by a third party to MLP or the MLP GP Board, for consideration consisting of cash and/or marketable securities, which the MLP GP Conflicts Committee believes in good faith to be bona fide and on terms and conditions which the MLP GP Conflicts Committee determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the MLP Unaffiliated Unitholders from a financial point of view than the Merger Transactions and to be in the best interests of the MLP Unaffiliated Unitholders and MLP, after taking into consideration, among other things, (i) the identity of the Person making the Superior Proposal (including whether approval of the equity owners of such Person is required), (ii) any impediments and risks to the consummation of the Superior Proposal, (iii) a comparison of all of the terms, conditions and legal, financial, regulatory and other aspects and effects of such Superior Proposal with such terms, conditions, aspects and effects of this Agreement, and (iv) any proposal by PNR to amend the terms of this Agreement pursuant to Section 6.2(b).

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” shall mean any Law relating to Taxes.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Transaction Confidentiality Agreement” shall mean that certain confidentiality agreement between PNR and the MLP GP Conflicts Committee dated as of June 26, 2013.

“Voting Agreement” shall mean the Voting Agreement dated as of the date hereof by and among the PNR Parties and the MLP Parties.

Section 1.2 Interpretation. A reference to an Article, Section or Annex means an Article of, a Section in, or Annex to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any annexes, exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person or person and its successors and permitted assigns. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into MLP, the separate existence of MergerCo shall cease, and MLP shall survive and continue to exist as a Delaware limited partnership (MLP, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that, following the Merger, MLP GP will continue to be the sole general partner of MLP, and PNR USA will be the sole limited partner of MLP.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by PNR and MLP and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) MLP Certificate of Limited Partnership and MLP Partnership Agreement. At the Effective Time, the MLP Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law. At the Effective Time, the MLP Partnership Agreement shall remain unchanged and shall be the limited partnership agreement of the Surviving Entity until duly amended in accordance with its terms and applicable Law.

(d) Tax Treatment of the Transaction. The parties intend that for federal income tax purposes (and applicable state income or franchise tax purposes), in accordance with IRS Revenue Ruling 99-6, each holder of a MLP Common Unit (other than MLP, its subsidiaries or PNR) shall be treated as transferring its Common Units in exchange for the Merger Consideration and PNR USA shall be treated as acquiring the assets of the MLP deemed distributed to the holders of MLP Common Units (other than MLP, its subsidiaries or PNR) in the deemed liquidation of MLP.

Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger and the other Merger Transactions shall occur (the “Closing”) on (a) the first Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which PNR and MLP may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the Merger Transactions shall take place at the offices of Vinson & Elkins LLP, Trammell Crow Center, 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201-2975, at 9:00 a.m. Dallas time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of PNR, PNR USA, MergerCo, MLP, MLP GP or any holder of MLP Common Units:

(a) The general partner interest in MLP issued and outstanding immediately prior to the Effective Time shall remain unchanged and issued and outstanding in the Surviving Entity, and MLP GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the MLP Partnership Agreement.

(b) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be cancelled and no consideration received therefor.

(c) Except as described in clause (d) or (e) below, each MLP Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2325 of a share of PNR Common Stock (such ratio, the “Exchange Ratio,” and such amount of a share of PNR Common Stock, including any additional shares of PNR Common Stock received pursuant to Section 3.3(e), the “Merger Consideration”), which shares of PNR Common Stock shall be duly authorized and validly issued in accordance with applicable Laws and the PNR Certificate of Incorporation, as applicable (such shares of PNR Common Stock described in this clause (c) shall be referred to herein as the “New Common Stock”).

(d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all MLP Common Units owned by MLP or its Subsidiaries or by PNR or its Subsidiaries other than PNR USA shall automatically be cancelled and no consideration received therefor. Notwithstanding anything to the contrary in this Agreement, all MLP Common Units owned by PNR USA immediately prior to the Effective Time shall be unchanged and remain issued and outstanding as MLP Common Units of the Surviving Entity at the Effective Time; such MLP Common Units will, immediately after the Effective Time, constitute all of the issued and outstanding MLP Common Units of, and limited partner interests in, the Surviving Entity, and, thereby, PNR USA shall continue as a limited partner in the Surviving Entity and become the sole limited partner of the Surviving Entity. At the Effective Time, the books and records of MLP shall be revised to reflect that all other limited partners of MLP cease to be limited partners of MLP pursuant to the terms of this Agreement, and MLP shall continue without dissolution.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) At the Effective Time, any phantom unit representing the right to receive an MLP Common Unit (collectively, the “MLP Phantom Units”) issued under the MLP LTIP and outstanding immediately prior to the Effective Time shall be converted into awards of restricted stock units of PNR Common Stock (“PNR Restricted Stock Units”), with the number of PNR Restricted Stock Units subject to each such converted award of MLP Phantom Units to be determined based on the Exchange Ratio, rounded down to the nearest whole PNR Restricted Stock Unit. The agreements between MLP GP and each such award holder regarding such MLP Phantom Units shall be assumed by PNR, and such awards, as converted pursuant to this Section 3.1(e)(i), shall continue to be governed, on and after the Effective Time, by the terms and conditions of such agreements (subject to the adjustments required by this Section 3.1(e)(i) after giving effect to the Merger) and either by the MLP LTIP as adopted by PNR pursuant to Section 6.15(a) or by the PNR LTIP pursuant to Section 6.15(c). Except to the extent provided in Section 3.1(e)(ii) below, as of the Effective Time, such MLP Phantom Units shall cease to represent the right to receive MLP Common Units.

(ii) In addition, to the extent applicable, holders of MLP Phantom Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between MLP GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such MLP Phantom Units with a record date occurring prior to the Effective Time that may have been declared or made by the MLP with respect to MLP Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions shall be paid on the payment date set therefor to such holders of MLP Phantom Units.

(iii) Any cash amounts due pursuant to this Section 3.1(e) shall be paid or delivered less all applicable deductions and withholdings required by applicable law to be withheld in respect of such amounts.

(f) From and after the Effective Time, no holder of MLP Common Units will be, or will have any rights as, a holder of New Common Stock (including any rights to vote, or any rights to receive dividends on, any shares of New Common Stock), other than the right to receive the Merger Consideration and any cash payable pursuant to Section 3.3(c) upon compliance with Section 3.3(b) or Section 3.3(h), until such time that such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or has otherwise complied with Section 3.3(h).

Section 3.2 Rights As Unitholders; Unit Transfers.

(a) At the Effective Time, each holder of a certificate representing MLP Common Units (a “Certificate”) and each holder of non-certificated MLP Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of MLP and cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) any cash amounts payable in in accordance with Section 3.3(c), following such unitholder’s compliance with Section 3.3(b) or Section 3.3(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (A) any holder of MLP Phantom Units shall be as set forth in Section 3.1(e), and (B) PNR and its Subsidiaries and MLP and its Subsidiaries shall be as set forth in Section 3.1(d).

(b) In addition, to the extent applicable, (i) holders of MLP Common Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such MLP Common Units with a record date occurring prior to the Effective Time that may have been declared or made by MLP with respect to such MLP Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time and (ii) the holder of the general partner interest in MLP immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such general partner interest in MLP with a record date occurring prior to the Effective Time that may have been declared or made by MLP with respect to such general partner interest in MLP in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by MLP are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders of MLP Common Units, whether or not they exchange their MLP Common Units pursuant to Section 3.3, and such holder of the general partner interest in MLP, as applicable.

(c) At the Effective Time, the unit transfer books of MLP shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of MLP with respect to MLP Common Units, except for MLP Common Units owned by PNR USA.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, PNR shall appoint a commercial bank or trust company reasonably acceptable to MLP to act as exchange agent hereunder for the purpose of exchanging MLP Common Units for shares of New Common Stock and cash as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, PNR shall deposit, or shall cause a PNR Party to deposit, with the Exchange Agent for the benefit of the holders of the applicable MLP Common Units, for exchange in accordance with this Article III, through the Exchange Agent, shares of New Common Stock and cash as required by this Article III. PNR agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any amounts payable pursuant to Section 3.3(c), without interest. Any cash and shares of New Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for MLP Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, PNR shall instruct the Exchange Agent to mail to each record holder of MLP Common Units as of the Effective Time (other than (x) holders of MLP Phantom Units and (y) MLP and its Subsidiaries and PNR and its Subsidiaries) (i) a letter of transmittal (which shall specify that, in respect of certificated MLP Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by PNR and MLP prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by PNR and MLP prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of MLP Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held MLP Common Units immediately prior to the Effective Time (other than (x) holders of MLP Phantom Units and (y) MLP and its Subsidiaries and PNR and its Subsidiaries) shall be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) shares of New Common Stock representing, in the aggregate, the whole number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all MLP Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or any amounts payable pursuant to Section 3.3(c). In the event of a transfer of ownership of MLP Common Units that has not been registered in the transfer records of MLP, the Merger Consideration payable in respect of such MLP Common Units may be paid to a transferee, if the Certificate representing such MLP Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and, in the case of both certificated and book-entry MLP Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such MLP Common Units or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, or Book-Entry Units have been surrendered, as contemplated by this Section 3.3, (i) each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of MLP Common Units, any cash amounts payable pursuant to Section 3.3(c), and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to Section 3.2(b), and (ii) shares of New Common Stock issuable in respect of, and upon the surrender of, such Certificate or Book-Entry Unit pursuant to this Section 3.3(b) shall not be deemed to be issued or outstanding for any purpose.

(c) Dividends with Respect to Unexchanged MLP Common Units. No dividends declared or made with respect to shares of PNR Common Stock with a record date after the Effective Time shall be paid to the holder of any MLP Common Units with respect to shares of New Common Stock, and such holder shall not be a stockholder of New Common Stock and shall have no right to receive such dividends, if such holder has not delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or otherwise complied with Section 3.3(h). Subject to applicable Law, following compliance with the requirements of Section 3.3(b) or Section 3.3(h), there shall be paid to such holder of shares of New Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, an amount in cash equal to the amount of any dividends that were declared or made with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) or Section 3.3(h), payable with respect to shares of PNR Common Stock, and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such shares of New Common Stock.

(d) Further Rights in MLP Common Units. The Merger Consideration issued upon conversion of an MLP Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c)) and any declared distributions to be paid on MLP Common Units as described in Section 3.2(b) shall be deemed to have been issued in full satisfaction of all rights pertaining to such MLP Common Unit.

(e) No Fractional Shares of New Common Stock. No certificates or scrip of shares of New Common Stock representing fractional shares of New Common Stock or book entry credit of the same shall be issued upon the surrender of MLP Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of New Common Stock. In lieu of receiving any fractional share of New Common Stock to which any MLP Unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of New Common Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting shares of New Common Stock or cash that remains undistributed to the holders of MLP Common Units after 180 days following the Effective Time shall be delivered to PNR upon demand by PNR and, from and after such delivery, any former holders of MLP Common Units who have not theretofore complied with this Article III shall thereafter look only to PNR for the Merger Consideration payable in respect of such MLP Common Units or any cash amounts payable pursuant to Section 3.3(c), following compliance with Section 3.3(b) or Section 3.3(h), without any interest thereon. Any amounts remaining unclaimed by holders of MLP Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, be held by PNR. Without limitation of the foregoing, after 180 days following the Effective Time, any amounts remaining unclaimed by holders of MLP Common Units shall become the property of PNR, subject to the legitimate claims of any Person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by Law, none of MLP GP, PNR, PNR USA, MLP, the Surviving Entity or their respective Representatives shall be liable to any holder of MLP Common Units for any shares of PNR Common Stock (or dividends with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PNR, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration payable in respect of MLP Common Units represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.3(c).

(i) Withholding. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MLP Common Units such amounts as the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Exchange Agent shall provide reasonable notice to the applicable holders of MLP Common Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MLP Common Units in respect of whom such deduction and withholding was made by the Exchange Agent.

(j) Investment of the Exchange Fund. PNR shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by PNR on a daily basis, in PNR’s sole discretion; provided, however, that (i) any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, and (ii) no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to MLP Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to PNR.

Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit or stock distributions or dividends, combinations or exchanges with respect to, or Rights in respect of, MLP Common Units (as permitted pursuant to Section 4.1(c)) or shares of PNR Common Stock, the Exchange Ratio, the Merger Consideration and the number of shares of New Common Stock to be issued in the Merger will be correspondingly adjusted to provide to the holders of MLP Common Units the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1 Conduct of Business by MLP and MLP GP. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (a) as expressly contemplated or permitted by this Agreement, (b) as may be required by applicable Law, or (c) with the prior written consent of PNR (which consent shall not be unreasonably withheld, delayed or conditioned), MLP and MLP GP shall not, and shall cause each of their respective Subsidiaries not to, and neither PNR nor PNR USA shall cause MLP or MLP GP to:

(a) (i) (x) Conduct its business and the business of its Subsidiaries other than in the ordinary course, or (y) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of (x) or (y) that could not reasonably be expected to have a Material Adverse Effect with respect to MLP or (ii) take any action that could reasonably be expected to have a material adverse effect on the ability of any party to obtain any approvals required for the Merger Transactions.

(b) (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity (other than pursuant to Rights outstanding as of the date of this Agreement or issued thereafter not in violation of this Agreement) or any additional Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional equity interests to become subject to new grants of restricted units, phantom units, employee unit options, unit appreciation rights or similar equity-based employee Rights.

(c) (i) Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date hereof by any existing Compensation and Benefit Plan.

(d) (i) Sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than in the ordinary course of business, including distributions permitted under Section 4.1(e), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity.

(e) Make or declare any dividends or distributions (i) to the holders of MLP Common Units, other than a regular quarterly distribution in a cash amount not in excess of $0.52 per MLP Common Unit to be declared and paid on or prior to 45 days after the end of each calendar quarter, the record date for which is prior to the Effective Time, consistent with past practice, or (ii) to the holders of any other units of or interests in MLP, other than distributions in respect of the general partner interest in MLP concurrently with distributions in respect of MLP Common Units.

(f) Amend the MLP Partnership Agreement or the MLP GP LLC Agreement.

(g) Except as would not prevent or materially delay the consummation of the Merger Transactions past the Termination Date and as would not be materially adverse to MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (including material contracts in effect on the date of this Agreement, an “MLP Material Contract”).

(h) Modify, amend, terminate or assign, or waive or assign any rights under, any MLP Material Contract in any material respect in a manner which is materially adverse to MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger Transactions past the Termination Date.

(i) Waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) is material to MLP and its Subsidiaries, taken as a whole, or (ii) is a claim, action or proceeding relating to the Merger Transactions or this Agreement.

(j) Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles.

(k) Fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

(l) (i) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.

(m) (i) Adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (ii) grant any severance or termination pay to any officer or director of MLP GP or MLP or any of their Subsidiaries, or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of MLP GP or MLP or any of their Subsidiaries or any of their beneficiaries.

(n) Other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (ii) create any Lien on its property or the property of its Subsidiaries to secure Indebtedness.

(o) Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

(p) Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger, or (iv) a material violation of any provision of this Agreement.

(q) Agree or commit to do anything prohibited by clauses (a) through (p) of this Section 4.1.

Section 4.2 Conduct of Business by PNR and PNR USA. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (a) as expressly contemplated or permitted by this Agreement, (b) as may be required by applicable Law, or (c) with the prior written consent of the MLP GP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), PNR and PNR USA shall not, and shall cause each of their respective Subsidiaries not to:

(a) (i) (x) Conduct its business and the business of its Subsidiaries other than in the ordinary course or (y) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of (x) or (y) that could not reasonably be expected to have a Material Adverse Effect on PNR or (ii) take any action that could reasonably be expected to have a material adverse effect on the ability of any party to obtain any approvals required for the Merger Transactions.

(b) Except as would not be likely to have a Material Adverse Effect on PNR, enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (including material contracts in effect on the date of this Agreement, a “PNR Material Contract”).

(c) Modify, amend, terminate or assign, or waive or assign any rights under, any PNR Material Contract in a manner which would be likely to have a Material Adverse Effect on PNR.

(d) Waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief that would reasonably be expected to have a Material Adverse Effect on PNR.

(e) Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles.

(f) Fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

(g) Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

(h) Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties or any representations and warranties of MLP GP or MLP set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement.

(i) Sell, transfer or otherwise dispose of any MLP Common Units, MLP general partner units or other interests in MLP.

(j) Agree or commit to do anything prohibited by clauses (a) through (i) of this Section 4.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of MLP Parties. Except as set forth in MLP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all other reports, registration statements, definitive proxy statements or information statements filed by MLP or any of its Subsidiaries subsequent to December 31, 2012 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed with the SEC (collectively, “MLP SEC Documents”) prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the MLP Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to PNR, as follows:

(a) Organization, General Authority and Standing. Each MLP Party is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each MLP Party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on MLP.

(b) Capitalization.

(i) As of the date hereof, there are 35,713,700 MLP Common Units issued and outstanding and all such MLP Common Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the MLP Partnership Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, there are 99,768 MLP Common Units subject to MLP Phantom Units, which MLP Common Units are issuable under the MLP LTIP. MLP GP is the sole general partner of MLP, owning all of the outstanding general partner units in MLP, and such general partner units were duly authorized and validly issued in accordance with the MLP Partnership Agreement.

(ii) As of the date hereof, except as set forth above in Section 5.1(b)(i), except for MLP Common Units authorized for issuance under the MLP LTIP and except for equity securities owned by MLP GP or MLP in Subsidiaries of MLP GP or MLP, (A) there are no partnership interests, limited liability company interests or other equity securities of any MLP Party or any of their Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any MLP Party or any of their respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of such MLP Party or such Subsidiary of an MLP Party or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of any MLP Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Equity Interests in other Entities. Other than ownership of its Subsidiaries, MLP does not own beneficially, directly or indirectly, any equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind. MLP owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(d) Power, Authority and Approvals of Transactions; Special Approval and Recommendations.

(i) Each of the MLP Parties has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the MLP Unitholder Approval, to consummate the Merger Transactions. Subject to the MLP Unitholder Approval, this Agreement and the Merger Transactions have been authorized by all necessary limited partnership or limited liability company, as applicable, action by each of the MLP Parties. This Agreement has been duly executed and delivered by each of the MLP Parties and constitutes a valid and binding agreement of such parties (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) The MLP GP Board has authorized the MLP GP Conflicts Committee to, among other things, assume and exercise all lawfully delegable powers of the MLP GP Board relating to PNR’s proposal to acquire all of the MLP Common Units not owned by PNR USA or any alternative transaction thereto, that the MLP GP Conflicts Committee deems to be necessary, appropriate or advisable and in the best interests of the MLP Unaffiliated Unitholders and the MLP, and to take any and all actions and to make any and all decisions, findings or determinations that may appear to the MLP GP Conflicts Committee to be necessary, appropriate or advisable and in the best interests of the MLP Unaffiliated Unitholders and the MLP. The MLP GP Conflicts Committee has unanimously approved this Agreement and the Merger Transactions and has determined that this Agreement and the Merger Transactions are fair and reasonable to and in the best interests of the MLP Unaffiliated Unitholders and MLP (the “MLP GP Conflicts Committee Approval”). Such action by the MLP GP Conflicts Committee constituted “Special Approval” (as defined in the MLP Partnership Agreement) of this Agreement and the Merger Transactions under the MLP Partnership Agreement. The MLP GP Conflicts Committee has recommended to the MLP GP Board that the MLP GP Board make the same approval and determination as the MLP GP Conflicts Committee. The MLP GP Board has approved this Agreement and the Merger Transactions (such approval being unanimous among the independent directors, with the non-independent directors on the MLP GP Board recusing themselves from the consideration and vote on such approval) and has determined that this Agreement and the Merger Transactions are fair and reasonable to and in the best interests of the MLP Unaffiliated Unitholders and MLP (the “MLP GP Board Approval”). The MLP GP Board has caused the MLP GP to approve this Agreement and the Merger Transactions and has directed that this Agreement be submitted to the MLP Unitholders at a meeting of such holders (including any adjournment or postponement thereof, the “MLP Meeting”) for the purpose of approving this Agreement and the Merger Transactions, and the MLP GP Conflicts Committee and the MLP GP Board have recommended that the holders of MLP Common Units vote in favor of this Agreement and the Merger Transactions at the MLP Meeting.

(e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.1(f) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the MLP Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect on MLP, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any MLP Party or any of its respective Subsidiaries is a party or by which such MLP Party or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the MLP Parties or any of their respective Subsidiaries, or (z) result in the creation of any Lien on any of the assets of the MLP Parties or any of their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the MLP Partnership Agreement, the MLP Certificate of Limited Partnership, the MLP GP LLC Agreement or the MLP GP Certificate of Formation, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the MLP Parties of this Agreement or (ii) the consummation by the MLP Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of a proxy statement relating to the matters to be submitted to the MLP Unitholders at the MLP Meeting and a registration statement on Form S-4 with respect to the issuance of shares by PNR of New Common Stock in connection with the Merger (such registration statement and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in such Registration Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of New Common Stock in connection with the Merger pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MLP.

(g) Financial Reports and the MLP SEC Documents. The MLP SEC Documents, as of their respective dates, (i) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The historical financial statements of MLP and its consolidated subsidiaries contained in or incorporated by reference into any MLP SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of MLP or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in MLP’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the financial statements (or notes thereto) included in subsequent MLP SEC Documents filed by MLP prior to the date hereof, neither MLP nor any of its consolidated subsidiaries had at December 31, 2012, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of MLP included in the MLP SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2012 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger Transactions or the proposal of PNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on MLP or (B) that have been discharged or paid in full prior to the date hereof.

(i) Compliance with Law. Each MLP Party and each of their respective Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MLP. Since December 31, 2012, no MLP Party nor any of their respective Subsidiaries has received any written notice or, to MLP’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MLP.

(j) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither MLP nor any of its Subsidiaries is a party to or bound by any MLP Material Contract that is required to be filed as an exhibit to the MLP SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on MLP, (A) each MLP Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of MLP or any of its Subsidiaries under any such MLP Material Contract, and (C) to the Knowledge of MLP, no other party to such MLP Material Contract is in default in any respect thereunder.

(k) No Brokers. No action has been taken by the MLP Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Evercore Group L.L.C., pursuant to a letter agreement, the existence of which has been heretofore disclosed to the PNR Parties.

(l) MLP Fairness Opinion. At the meeting at which the MLP GP Conflicts Committee approved this Agreement, Evercore Group L.L.C. delivered to the MLP GP Conflicts Committee its oral opinion (to be confirmed in writing) to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the MLP Unaffiliated Unitholders.

(m) No Material Adverse Effect. Since December 31, 2012 to the date of this Agreement, there has not been a Material Adverse Effect on MLP.

Section 5.2 Representations and Warranties of PNR Parties. Except as set forth in PNR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all other reports, registration statements, definitive proxy statements or information statements filed by PNR or any of its Subsidiaries subsequent to December 31, 2012 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed with the SEC (collectively, “PNR SEC Documents”) prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the PNR Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to MLP, as follows:

(a) Organization, General Authority and Standing. Each of the PNR Parties is a corporation or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each PNR Party (i) has the requisite corporate or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on PNR.

(b) Capitalization. As of July 30, 2013, there were 500,000,000 shares of PNR Common Stock authorized, of which 138,546,648 shares were issued and outstanding, and all of such issued and outstanding shares of PNR Common Stock were duly authorized and validly issued. The shares of New Common Stock to be issued in accordance with this Agreement have been duly authorized and, when issued, will be validly issued and fully paid and nonassessable.

(c) Power, Authority and Approvals of Transactions. Each of the PNR Parties has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger Transactions. This Agreement and the Merger Transactions have been authorized by all necessary corporate or limited liability company action by the PNR Parties. This Agreement has been duly executed and delivered by each PNR Party and constitutes a valid and binding agreement of each PNR Party (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against each such PNR Party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(d) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(e) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the PNR Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect on the PNR Parties, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which PNR or any of its Subsidiaries is a party or by which PNR or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the PNR Parties or any of their respective Subsidiaries or (z) result in the creation of any Lien on any of the assets of the PNR Parties or their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the PNR Certificate of Incorporation, the PNR USA Certificate of Incorporation, the MergerCo Certificate of Formation, the MergerCo LLC Agreement or the bylaws of PNR or PNR USA, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(e) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the PNR Parties of this Agreement or (ii) the consummation by the PNR Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of New Common Stock pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PNR.

(f) Financial Reports and the PNR SEC Documents. The PNR SEC Documents, as of their respective dates, (i) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The historical financial statements of PNR and its consolidated Subsidiaries contained in or incorporated by reference into any such PNR SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(g) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in PNR’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the financial statements (or notes thereto) included in subsequent PNR SEC Documents filed by PNR prior to the date hereof, neither PNR nor any of its consolidated subsidiaries had at December 31, 2012, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of PNR included in the PNR SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2012 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger Transactions or the proposal of PNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PNR or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary herein, PNR makes no representation or warranty with respect to any liability or obligation of MLP or any of its Subsidiaries.

(h) Compliance with Law. PNR and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PNR. Since December 31, 2012, neither PNR nor any of its Subsidiaries has received any written notice or, to PNR’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PNR.

(i) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither PNR nor any of its Subsidiaries is a party to or bound by any PNR Material Contract that is required to be filed as an exhibit to the PNR SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on PNR, (A) each PNR Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of PNR or any of its Subsidiaries under any such PNR Material Contract, and (C) to the Knowledge of PNR, no other party to such PNR Material Contract is in default in any respect thereunder.

(j) Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the Merger Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Merger Transactions.

(k) No Brokers. No action has been taken by the PNR Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions.

(l) Ownership of MLP Common Units. PNR USA owns 18,721,200 MLP Common Units (the “PNR USA Common Units”), which represent all MLP Common Units held by any PNR Party or any of its respective Subsidiaries or MLP GP.

(m) No Material Adverse Effect. Since December 31, 2012 to the date of this Agreement, there has not been a Material Adverse Effect on PNR.

ARTICLE VI

COVENANTS

The MLP Parties hereby covenant to and agree with PNR, and the PNR Parties hereby covenant to and agree with MLP, that:

Section 6.1 Efforts. Subject to the terms and conditions of this Agreement, such parties shall use their commercially reasonable efforts in good faith (subject to, and in accordance with, applicable Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (a) using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger Transactions, and (b) using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages. Each of such parties shall (x) cooperate fully with the Other Parties hereto to that end and (y) furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the Merger Transactions.

Section 6.2 Unitholder Approval. (a) Subject to the terms and conditions of this Agreement, and except as permitted by Section 6.2(c), MLP shall take, in accordance with applicable Law, applicable stock exchange rules and the MLP Partnership Agreement, all action necessary to call, hold and convene the MLP Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, as promptly as practicable after the Registration Statement is declared effective. Subject to Section 6.2(b), (i) the MLP GP Conlficts Committee and the MLP GP Board shall recommend approval of this Agreement and the Merger Transactions to the holders of MLP Common Units (the “MLP Recommendation”), and (ii) MLP shall take all reasonable lawful action to solicit such approval by the holders of MLP Common Units. Except as provided in Section 6.2(b) and Section 6.2(c), neither the MLP GP Conflicts Committee nor the MLP GP Board shall (A) withdraw, modify or qualify in any manner adverse to PNR the MLP Recommendation or (B) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in this sentence being referred to as an “MLP Change in Recommendation”). None of MLP GP, MLP or any of their Subsidiaries shall execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any Acquisition Proposal.

(b) Notwithstanding Section 6.2(a), at any time prior to obtaining the MLP Unitholder Approval, the MLP GP Conflicts Committee or the MLP GP Board may make an MLP Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make an MLP Change in Recommendation would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law; provided, however, that neither the MLP GP Conflicts Committee nor the MLP GP Board shall be entitled to exercise its right to make an MLP Change in Recommendation pursuant to this sentence unless (i) MLP has not engaged in a material breach of Section 6.6, (ii) MLP has provided to PNR three Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising PNR that the MLP GP Conflicts Committee or the MLP GP Board intends to take such action, specifying the reasons therefor in reasonable detail, including, if a reason for the MLP Change in Recommendation is an Acquisition Proposal, that the MLP GP Conflicts Committee has determined that the Acquisition Proposal is a Superior Proposal and specifying the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal (it being understood that any amendment to the terms of any such Acquisition Proposal shall require a new Notice of Proposed Recommendation Change and an additional three Business Day period), (iii) if a reason for the MLP Change in Recommendation is an Acquisition Proposal, MLP has provided to PNR all materials and information delivered or made available to the Person or group of Persons making such Acquisition Proposal pursuant to Section 6.6 (to the extent not previously provided to PNR), (iv) each of MLP GP, MLP and the MLP GP Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its Representatives to negotiate, in good faith with PNR during such notice period to enable PNR to revise the terms of this Agreement such that it would obviate the need for making the MLP Change in Recommendation, and (v) following the end of such notice period, the MLP GP Conflicts Committee shall have considered in good faith any changes to this Agreement proposed by PNR and shall have determined that the failure to make an MLP Change in Recommendation would continue to be inconsistent with its duties under the MLP Partnership Agreement or applicable Law even if such revisions proposed by PNR were to be given effect and, if a reason for the MLP Change in Recommendation is an Acquisition Proposal, that the Acquisition Proposal continues to be a Superior Proposal even if the revisions proposed by PNR were to be given effect. Any MLP Change in Recommendation shall not invalidate the approval (or “Special Approval” as defined in the MLP Partnership Agreement) of this Agreement or any other approval of the MLP GP Conflicts Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, if there occurs an MLP Change in Recommendation in accordance with this Agreement, MLP and MLP GP shall, upon request of the MLP GP Conflicts Committee, (i) no longer call, hold or convene the MLP Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, and (ii) cancel any previously called MLP Meeting.

(d) Nothing contained in this Agreement shall prevent MLP, MLP GP, the MLP GP Board or the MLP GP Conflicts Committee from taking and disclosing to the holders of MLP Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of MLP Common Units) or from making any legally required disclosure to holders of MLP Common Units. Any “stop-look-and-listen” communication by MLP, MLP GP, the MLP GP Board, or the MLP GP Conflicts Committee to the limited partners of MLP pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the holders of MLP Common Units) shall not be considered an MLP Change in Recommendation or a withdrawal, modification or change in any manner adverse to PNR of all or a portion of the MLP GP Board Approval or the MLP GP Conflicts Committee Approval.

Section 6.3 Registration Statement.

(a) Each of PNR and the MLP Parties agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) to be filed by PNR with the SEC in connection with the issuance of the shares of New Common Stock in the Merger as contemplated by this Agreement. PNR agrees to file the Registration Statement with the SEC as promptly as practicable. Each of MLP and PNR agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. PNR also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Merger Transactions. Each of PNR and MLP agrees to furnish to the other party all information concerning PNR and its Subsidiaries or MLP, MLP GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of PNR and MLP and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by PNR, and no filing of the Proxy Statement/Prospectus will made by PNR or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the MLP Parties and PNR agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of MLP Common Units and at the time of the MLP Meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the MLP Parties and PNR further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the Other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus. No amendment or supplement to the Registration Statement will be made by PNR, and no amendment or supplement to the Proxy Statement/Prospectus will made by PNR or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c) PNR will advise MLP, promptly after PNR receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the shares of New Common Stock for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus or for additional information.

(d) MLP will use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the MLP Unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4 Press Releases. Prior to an MLP Change in Recommendation, if any, neither MLP nor PNR shall, without the prior approval of (a) the MLP GP Conflicts Committee, in the case of PNR, and (b) PNR, in the case of MLP, issue any press release or written statement for general circulation relating to the Merger Transactions, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and historical records as reasonably requested and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that PNR or MLP or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law). Notwithstanding the foregoing, neither MLP nor PNR nor any of their respective Subsidiaries shall be required to (A) provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (B) allow any invasive sampling or testing of their properties. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the immediately preceding sentence apply.

(b) PNR and MLP, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated (i) to the consummation of the Merger Transactions or (ii) the matters contemplated by Section 6.2 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the Merger Transactions.

Section 6.6 Acquisition Proposals.

(a) MLP GP and MLP shall, and they shall cause their Subsidiaries and Representatives to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to or that may reasonably be expected to lead to an Acquisition Proposal, and (ii) request such Person to promptly return or destroy all confidential information concerning MLP and its Subsidiaries.

(b) Neither MLP GP nor MLP shall, and they shall cause their Subsidiaries and use their commercially reasonable efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any Person any non-public information or data relating to MLP or any of its Subsidiaries or afford access to the business, properties, assets, or, except as required by Law or the MLP Partnership Agreement, books or records of MLP or any of its Subsidiaries. Notwithstanding the foregoing, at any time prior to obtaining MLP Unitholder Approval, the MLP GP Conflicts Committee may take the actions described in clauses (ii) and (iii) of this Section 6.6(b) with respect to a third Person that makes a bona fide unsolicited Acquisition Proposal that did not result from a material breach of this Section 6.6(b) (a “Receiving Party”), if (A) the MLP GP Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law, and (B) prior to furnishing any such non-public information to such Receiving Party, MLP receives from such Receiving Party an executed Confidentiality Agreement. MLP GP and MLP shall, as promptly as practicable (and in any event within two Business Days), advise PNR in writing of any request for non-public information or any Acquisition Proposal received from any third Person, or any inquiry or request for discussions or negotiations with respect to any Acquisition Proposal and the material terms of such request, Acquisition Proposal or inquiry. MLP GP and MLP shall, as promptly as practicable (and in all events within 48 hours), provide to PNR copies of any written materials received by MLP GP, MLP or any of their Subsidiaries or Representatives in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry.

(c) MLP GP and MLP shall keep PNR reasonably informed of the status of any material developments regarding any Acquisition Proposal on a reasonably current basis. MLP GP and MLP agree that they and their Subsidiaries will not enter into any Confidentiality Agreement with any Person that prohibits MLP GP or MLP or any of their Subsidiaries from providing any information to PNR in accordance with Section 6.5 or this Section 6.6.

(d) The MLP Parties acknowledge that the agreements contained in this Section 6.6 are an integral part of the Merger Transactions, and that, without these agreements, the PNR Parties would not have entered into this Agreement. Accordingly, (i) if a court of competent jurisdiction finds that the MLP GP Conflicts Committee materially breached or took action materially inconsistent with its duties under the MLP Partnership Agreement or applicable Law, (ii) if there shall have been any injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition (in each case based in whole or in part upon the finding described in clause (i)), that would (A) require or permit any of the MLP Parties or any of their Representatives to act or fail to act in a manner that would, in the absence of such injunction, order, legal restraint or prohibition, constitute a violation of this Section 6.6 or (B) limit the rights of the PNR Parties in any respect under this Section 6.6, and (iii) if the MLP Parties act or fail to act in a manner that would, in the absence of such injunction, order, legal restraint or prohibition, constitute a violation of this Section 6.6 that would permit PNR to terminate this Agreement pursuant to Section 8.1(b)(iv), then PNR shall have the right to terminate this Agreement pursuant to Section 8.1(b)(iv) hereof.

Section 6.7 Takeover Laws. Neither MLP nor PNR shall take any action that would cause the Merger Transactions to be subject to requirements imposed by any Takeover Laws, and each of them shall take all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Merger Transactions.

Section 6.8 No Rights Triggered. MLP shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the Merger Transactions and any other action or combination of actions do not and will not result in the grant of any Rights to any person under the MLP Partnership Agreement or under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.9 New Common Stock Listed. PNR shall use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the shares of New Common Stock.

Section 6.10 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, PNR and MLP and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of PNR and MLP shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the Merger Transactions. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the Merger Transactions.

(b) Each of PNR and MLP agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the Merger Transactions.

Section 6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the MLP Partnership Agreement, the MLP GP LLC Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of MLP’s Subsidiaries, from and after the Effective Time, PNR, PNR USA, MLP GP and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during any period from the date hereof through the Effective Time serving as a director or officer of MLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of PNR, PNR USA, MLP GP and the Surviving Entity pursuant to this Section 6.11(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other Merger Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of MLP GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any party hereto, any Governmental Authority or any other Person, or that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of MLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” shall include, but not be limited to, (1) to the fullest extent permitted by any provision of the DGCL, the DRULPA or the DLCCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DGCL, the DRULPA or the DLCCA, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL, the DRULPA or the DLCCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DGCL, the DRULPA or the DLCCA that adversely affects any right of any Indemnified Party shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither PNR, PNR USA, MLP GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, PNR, PNR USA, MLP GP, MLP and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the MLP Partnership Agreement or the MLP GP LLC Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of MLP’s Subsidiaries) and indemnification agreements of MLP or MLP GP or any of their respective Subsidiaries shall be assumed by the Surviving Entity, MLP GP, PNR and PNR USA in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, PNR shall maintain in effect the current directors’ and officers’ liability and fiduciary insurance policies covering the Indemnified Parties (but may substitute therefor other policies, including an insurance tail policy, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time.

(d) If PNR, PNR USA, MLP GP or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PNR, PNR USA, MLP GP or the Surviving Entity assume, including by operation of law, the obligations set forth in this Section 6.11.

(e) This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on PNR, PNR USA, MLP GP and the Surviving Entity and their respective successors and assigns.

Section 6.12 Notification of Certain Matters. Each of MLP and PNR shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b)(i) any change in its financial condition or business that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it or (iii) any litigation or governmental complaints, investigations or hearings, to the extent such litigation, complaints, investigations, or hearings relate to this Agreement or the Merger Transactions or result in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it.

Section 6.13 Rule 16b-3. Prior to the Effective Time, MLP shall take such steps as may be reasonably requested by any party hereto to cause dispositions of MLP equity securities (including MLP Phantom Units) pursuant to the Merger Transactions by each individual who is a director or officer of MLP GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.14 MLP GP Conflicts Committee. Prior to the Effective Time, neither any PNR Party nor any of their Subsidiaries shall, without the consent of at least three members of the MLP GP Conflicts Committee, eliminate the MLP GP Conflicts Committee, revoke or diminish the authority of the MLP GP Conflicts Committee or remove or cause the removal of any director of MLP GP that is a member of the MLP GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.14 shall not apply to the filling, in accordance with the provisions of the MLP GP LLC Agreement, of any vacancies caused by a resignation of any such director.

Section 6.15 Conversion of Equity Awards.

(a) Adoption of MLP LTIP. Subject to Section 6.15(c), prior to the Effective Time, the PNR board of directors or the PNR Compensation and Management Development Committee shall adopt the MLP LTIP, authorize the conversion of MLP Phantom Units into PNR Restricted Stock Units in accordance with Section 3.1(e)(i) at the Effective Time, and shall take such other actions as may be necessary to authorize the events contemplated in Section 3.1(e); such actions shall include the following: (i) effective as of the Effective Time, the MLP LTIP shall be continued by PNR and all MLP obligations thereunder assumed by PNR (including obligations with respect to MLP Phantom Units in accordance with Section 3.1(e)(i) hereof) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the MLP LTIP, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any stock exchange; (ii) from and after the Effective Time all references to MLP Common Units in the MLP LTIP shall be substituted with references to shares of PNR Common Stock; (iii) the number of shares of PNR Common Stock that will be available for grant and delivery under the MLP LTIP from and after the Effective Time shall equal the number of MLP Common Units that were available for grant and delivery under the MLP LTIP immediately prior to the Effective Time, as adjusted to give effect to the Exchange Ratio (which number will include the number of shares of PNR Common Stock subject to the PNR Restricted Stock Units that will be issued upon conversion of MLP Phantom Units in accordance with Section 3.1(e)), and the time during which those shares shall be available for grant under the MLP LTIP shall not extend beyond April 28, 2018; (iv) from and after the Effective Time, awards under the MLP LTIP may be granted only to those individuals who were eligible to receive awards under the MLP LTIP immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the MLP LTIP as in effect immediately prior to the Effective Time); and (v) no participant in the MLP LTIP shall have any right to acquire MLP Common Units under the MLP LTIP from and after the Effective Time. PNR shall reserve for issuance a number of shares of PNR Common Stock equal to the number of shares of PNR Common Stock that will be available for grant and delivery under the MLP LTIP from and after the Effective Time, including shares of PNR Common Stock that will be subject to PNR Restricted Stock Units as a result of the actions contemplated by Section 3.1(e)(i). As soon as practicable following the Effective Time, PNR shall file a Form S-8 registration statement with respect to the shares of PNR Common Stock available for grant and delivery under the MLP LTIP from and after the Effective Time and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the MLP LTIP. Prior to the Effective Time, PNR shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of PNR Restricted Stock Units and shares of PNR Common Stock pursuant to the Merger Transactions by each individual who is an officer or director of PNR to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

(b) MLP Actions. As soon as practicable following the Effective Time, MLP shall file a post-effective amendment to the Form S-8 registration statement filed by MLP on May 2, 2008, deregistering all Common Units thereunder. Prior to the Effective Time, the MLP GP Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the MLP Phantom Units pursuant to the terms of Section 3.1(e) of this Agreement, and (ii) prevent and waive the forfeiture of any MLP Phantom Units that would otherwise be forfeited pursuant to Section 6(b)(iii) of the MLP LTIP.

(c) Election Not to Adopt MLP LTIP. Notwithstanding anything to the contrary in Section 6.15(a), the PNR board of directors or the PNR Compensation and Management Development Committee may, at its option, prior to the Effective Time, authorize the conversion of MLP Phantom Units into PNR Restricted Stock Units under the PNR LTIP in accordance with Section 3.1(e)(i) to be effective at the Effective Time, and may, in such event, elect either to adopt or not to adopt the MLP LTIP. In the event that the PNR board of directors or the PNR Compensation and Management Development Committee elects not to adopt the MLP LTIP pursuant to this Section 6.15(c), the provisions of Section 6.15(a) shall continue to apply in full force and effect pursuant to their terms other than those provisions of Section 6.15(a) that relate to the adoption of the MLP LTIP.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, in the case of Sections 7.2, 7.3, 7.6 or 7.7, waiver by both MLP and PNR; or, in the case of Sections 7.4 or 7.8(a), waiver by MLP; or, in the case of Sections 7.5 or 7.8(b), waiver by PNR) of each of the following:

Section 7.1 Unitholder Approval. This Agreement and the Merger Transactions shall have been approved by the affirmative vote of holders, as of the record date for the MLP Meeting, of a majority of the outstanding MLP Common Units (the “MLP Unitholder Approval”).

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Material Adverse Effect on PNR or MLP; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.10.

Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Merger Transactions, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other Merger Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on PNR or MLP with respect thereto; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of the PNR Parties. In the case of MLP’s obligation to consummate the Merger:

(a) Each of the representations and warranties contained herein of PNR, PNR USA and MergerCo set forth in Article V of this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date).

(b) Each and all of the agreements and covenants of PNR, PNR USA and MergerCo to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) MLP shall have received a certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Executive Vice President and General Counsel of PNR, dated as of the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of the MLP Parties. In the case of PNR’s obligation to consummate the Merger:

(a) Each of the representations and warranties contained herein of MLP and MLP GP set forth in Article V of this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date); provided, however, that no representations and warranties shall be deemed to be untrue or incorrect to the extent that any MLP Party or PNR Party had Knowledge of such inaccuracy at the date hereof; provided, further, however, that the immediately preceding proviso shall not be effective if any member of the MLP GP Conflicts Committee had actual knowledge of any such inaccuracy at the date hereof.

(b) Each and all of the agreements and covenants of MLP and MLP GP to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) PNR shall have received a certificate signed by the Chief Executive Officer, Chief Financial Officer or Executive Vice President and General Counsel of MLP GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 NYSE Listing. The shares of New Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.8 No Material Adverse Effect.

(a) In the case of MLP’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to PNR between the date of this Agreement and the Closing Date.

(b) In the case of PNR’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to MLP between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after MLP Unitholder Approval:

(a) By the mutual consent of PNR and MLP in a written instrument.

(b) By either PNR or MLP, upon written notice to the other party, if:

(i) the Merger has not been consummated on or before March 17, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such Termination Date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable, provided that the terminating party is not then in material breach of Section 6.1;

(iii) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the Merger under Section 7.4 (in the case of a breach of representation or warranty by a PNR Party) or Section 7.5 (in the case of a breach of representation or warranty by an MLP Party);

(iv) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the Merger under Section 7.4 (in the case of a breach of covenants or agreements by a PNR Party) or Section 7.5 (in the case of a breach of covenants or agreements by an MLP Party); or

(v) MLP does not obtain the MLP Unitholder Approval at the MLP Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(v) shall not be available to the terminating party where the failure to obtain the MLP Unitholder Approval shall have been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of this Agreement or the Voting Agreement.

(c) By either PNR or MLP, upon written notice to the other party, in the event that an MLP Change in Recommendation has occurred.

Section 8.2 Costs and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger Transactions shall be paid by the party incurring such costs or expenses, except as provided in this Section 8.2.

(b) If this Agreement is terminated by PNR or MLP pursuant to Section 8.1(c), then MLP shall pay to PNR the Expenses of PNR.

(c) If this Agreement is terminated by PNR pursuant to Sections Section 8.1(b)(iii) or Section 8.1(b)(iv), then MLP shall pay to PNR the Expenses of PNR.

(d) If this Agreement is terminated by MLP pursuant to Sections Section 8.1(b)(iii) or Section 8.1(b)(iv) , then PNR shall pay to MLP the Expenses of MLP.

(e) Any payment of the Expenses shall be made by wire transfer of immediately available funds to an account designated by PNR or an account designated by MLP, as applicable, within one Business Day following the event that triggered the obligation to make such payment. The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Merger Transactions, and that, without these agreements, none of the parties would enter into this Agreement.

(f) As used in this agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Merger Transactions, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the MLP Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the Merger Transactions; provided, however, that the amount of Expenses payable by one party to another under this Section 8.2 shall not exceed $1.5 million. The Expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the MLP Unitholder Approval shall be paid 50% by PNR and 50% by MLP.

(g) This Section 8.2 shall survive any termination of this Agreement.

Section 8.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and, except as provided in this Section 8.3, this Agreement (other than Section 6.5(b), Section 8.2 and Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 8.2 of this Agreement and except with respect to the requirement to comply with the Transaction Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to fraud or the willful and material breach of a covenant or agreement contained herein. In the case of fraud or willful and material breach of a covenant or agreement contained herein, then PNR or MLP, as the case may be, shall be entitled to all remedies available at law or in equity. For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party is aware would or would reasonably be expected to breach its obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Waiver; Amendment; Approvals and Consents. (a) Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the MLP Unitholder Approval, by an agreement in writing between the parties hereto; provided, however, that, after the MLP Unitholder Approval, no amendment shall be made to the nature or amount of the Merger Consideration or that results in a material adverse effect on the MLP Unaffiliated Unitholders without MLP Unitholder Approval (the MLP GP being hereby authorized to approve any other amendment on behalf of MLP without any other approval of the MLP Unitholders); and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the MLP GP Conflicts Committee.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of MLP or MLP GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the MLP GP Conflicts Committee and shall not require any approval of the MLP Unitholders or the MLP GP Board.

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 9.3 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 9.4 Confidentiality. Each of the parties hereto shall, and shall use its commercially reasonable efforts to cause its Representatives to, maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.5 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder to a party shall be in writing and shall be deemed to have been duly given if personally delivered, faxed (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested)

to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to PNR, PNR USA, or MergerCo to:

Pioneer Natural Resources Company

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039-3746

Attention: Mark Berg, Executive Vice President and General Counsel

Fax: (972) 969-3552

With copies to (which shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

Attention: Michael D. Wortley

Fax: (214) 999-7732

If to MLP, MLP GP or MLP GP Conflicts Committee, to:

Pioneer Natural Resources GP LLC

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039-3746

Attn: Arthur L. Smith, Chairman of the Conflicts Committee

Fax: (713) 961-3027

With copies to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary

Fax: 713-238-7130

Notices shall be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date three Business Days after dispatch by certified or registered mail.

Section 9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents referred to or listed herein) represents the entire understanding of the parties hereto with reference to the subject matter hereof and the Merger Transactions and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.7 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.8 Jurisdiction. The parties hereto agree that, to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger Transactions shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.5 shall be deemed effective service of process on such party for matters between the parties hereto.

Section 9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER TRANSACTIONS.

Section 9.10 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.1, 3.2, 3.3, 3.4, 6.11 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, and Article IX and the Transaction Confidentiality Agreement shall survive such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PNR ACQUISITION COMPANY, LLC

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By:	PIONEER NATURAL RESOURCES GP
LLC, its general partner

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and
Chief Financial Officer

PIONEER NATURAL RESOURCES GP LLC

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Merger Agreement]

ANNEX B

August 9, 2013

Conflicts Committee of Pioneer Natural Resources GP LLC

And, as noted below,

Independent Directors of the Board of Directors of Pioneer Natural Resources GP LLC

5205 N. O’Connor Blvd., Ste. 200

Irving, TX 75039

Members of the Conflicts Committee:

We understand that Pioneer Southwest Energy Partners L.P. (the “Partnership”) and Pioneer Natural Resources GP LLC (“Pioneer GP”) propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Pioneer Natural Resources Company (“PXD”) and Pioneer Natural Resources USA, Inc. (“PNR USA” and together with PXD, the “Parent”) and PNR Acquisition Company, LLC (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Partnership (the “Merger”). In the Merger, each outstanding common unit of the Partnership (each, a “Partnership Common Unit”), other than Partnership Common Units owned by the Parent or its subsidiaries, will be converted into the right to receive 0.2325 of a share (the “Exchange Ratio”) of the common stock of PXD (the “PXD Common Stock”). The exchange includes one whole share of PXD Common Stock for any fraction of a share a Partnership unitholder would otherwise receive based on the Exchange Ratio. As a result of the Merger, Pioneer GP will remain the sole general partner of the Partnership, and PNR USA will become the sole limited partner of the Partnership. The terms and conditions of the Merger are more fully set forth in the Merger Agreement, and terms used herein and not defined shall have the meanings ascribed in the Merger Agreement.

The Conflicts Committee of the Board of Directors of Pioneer GP (the “Conflicts Committee”) has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Partnership Common Units (other than the Parent and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i) Reviewed a draft of the Merger Agreement and the Voting Agreement, each dated August 9, 2013;

(ii) Reviewed certain publicly available business and financial information relating to the Partnership and the Parent that we deemed to be relevant, including publicly available research analysts’ estimates;

(iii) Reviewed certain non-public projected financial statements and other non-public financial and operating data relating to the Partnership and the Parent that were prepared and furnished to us by the management of the Parent;

(iv) Reviewed an internal report regarding the Partnership’s proved and non-proved reserves as prepared by the Parent;

(v) Reviewed an internal report regarding the Parent’s proved and non-proved reserves as prepared by the Parent;

(vi) Reviewed a report regarding the Partnership’s proved and non-proved reserves as prepared by Russell K Hall & Associates Inc.;

(vii) Discussed past and current operations, current financial condition, financial projections and proved and non-proved reserves of the Partnership and the Parent with management of the Parent (including their views on the risks and uncertainties of achieving such projections);

(viii) Compared the financial performance of the Partnership and the Parent and the prices and trading activity of the Partnership Common Units and the PXD Common Stock with that of certain publicly-traded companies and partnerships and their securities that we deemed relevant;

(ix) Compared the financial performance of the Partnership and the valuation multiples implied by the Merger with those of certain other transactions that we deemed relevant;

(x) Compared the financial performance of the Parent with the valuation multiples of certain transactions that we deemed relevant;

(xi) Reviewed certain research analyst estimates of the future financial performance of the Partnership and the Parent that we deemed to be relevant; and

(xii) Performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of the information made available to, discussed with or reviewed by us, and we undertake no responsibility therefor. With respect to the financial projections of the Partnership and Parent which were furnished to us, we have assumed that such financial projections have been reasonably prepared by the Parent on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Partnership and Parent. We express no view as to any such financial projections or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, with your consent, that the final versions of all documents reviewed by us in draft form, including the Merger Agreement and the Voting Agreement, will conform in all material respects to the drafts reviewed by us, that the representations and warranties of each party contained in the Merger Agreement and the Voting Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Voting Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed, with your consent, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the benefits to the holders of the Partnership Common Units of the Merger.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Exchange Ratio, from a financial point of view, as of the date hereof, to the holders of Partnership Common Units (other than the Parent and its affiliates). We do not express any opinion as to the fairness, financial or otherwise, of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Partnership, nor as to the amount or nature of any compensation payable or to be received by any member of management or employee of the Partnership in connection with the Merger. We express no opinion as to what the actual value of the Parent Common Stock will he when issued in connection with the Merger or the price at which the Parent Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies or opportunities that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters. In addition, you have not authorized us to solicit, and we have not solicited, any third party indications of interest for the purchase of all or any part of the Partnership.

We will receive a fee for our services upon the rendering of this opinion. In addition, the Partnership has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. We also received an initial fee upon execution of our engagement letter with respect to the Merger, and we will also be entitled to receive a fee if the Merger is consummated. In the ordinary course of business, Evercore Group L.L.C. and its affiliates may actively trade in the debt and equity securities, or options on securities, of the Partnership, the Parent, their respective affiliates or any other company that may be involved in the Merger, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliates are not currently engaged, and during the two year period prior to the date hereof have not been engaged, to provide investment banking, investment management, financial advisory or other services to the Partnership or the Parent. We and our affiliates may in the future provide financial advisory or other services to the Partnership, Parent or their respective affiliates and in connection therewith we may receive compensation.

It is understood that this opinion is solely for the information of the Conflicts Committee in connection with and for the purposes of its evaluation of the Merger, and, if the Merger Agreement, the Merger and the transactions contemplated thereby are approved by the Conflicts Committee, the independent directors of the Board of Directors of Pioneer GP, and may not be disclosed to any third party or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in any filing the Partnership is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law, provided that the opinion is reproduced in full in such filing and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form reasonably acceptable to us and our counsel. Our opinion does not constitute a recommendation to the Conflicts Committee or the independent directors of the Board of Directors of Pioneer GP, or to any holder of Partnership Common Units as to how such holder should act or vote in connection with the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Partnership Common Units (other than the Parent and its affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Section 145(k) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Amended and Restated Certificate of Incorporation

Article Twelfth of Pioneer’s amended and restated certificate of incorporation, as amended, provides that each person who at any time is or was a director or officer of Pioneer, or any person who, while a director or officer of Pioneer, is or was serving at Pioneer’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other Pioneer, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from Pioneer as, and to the fullest extent, permitted by the Delaware General Corporation Law or any successor statutory provision, as from time to time amended. Any repeal or modification of Article Twelfth of Pioneer’s amended and restated certificate of incorporation, as amended, shall be prospective only, and shall not limit the rights of any director or officer or the obligations of Pioneer with respect to any claim arising from the services of such director or officer in the capacities described above prior to any such repeal or amendment of Article Twelfth. Article Twelfth further provides that, in the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred in Article Twelfth of Pioneer’s amended and restated certificate of incorporation, as amended, are not exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

Article Thirteenth of Pioneer’s amended and restated certificate of incorporation, as amended, provides that Pioneer’s directors shall not be personally liable to Pioneer or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Thirteenth does not eliminate or limit the liability of a director (1) for any breach of such director’s duty of loyalty to Pioneer or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the Delaware

General Corporation Law, as so amended. Furthermore, any repeal or modification of Article Thirteenth of Pioneer’s amended and restated certificate of incorporation, as amended, by its stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

Indemnification Agreements

Pioneer has entered into indemnification agreements with its directors and certain of its officers. Under the terms of the indemnification agreements, Pioneer has generally agreed to indemnify an officer or director for liabilities incurred to the fullest extent permitted by the Delaware General Corporation Law. Also, as permitted under Delaware law, the indemnification agreements require Pioneer to advance expenses in defending any such action provided that the director or executive officer undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from Pioneer. Pioneer has additionally agreed to make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.

In general, the disinterested directors on the Pioneer Board or a committee of disinterested directors have the authority to determine an indemnitee’s right to indemnification, but the indemnitee can require that independent legal counsel make this determination if a change in control or potential change in control has occurred. In addition, the indemnitee can require Pioneer to establish a trust fund with a third-party trustee sufficient to satisfy the indemnification obligations and expenses if a change in control or potential change in control has occurred.

The indemnification agreements require Pioneer to continue directors’ and officers’ liability insurance coverage for an indemnitee for six years after the indemnitee ceases to be an officer or director, and they obligate Pioneer to procure up to a six-year run-off policy in the event of a change in control or termination of the person in the year following a change in control of Pioneer. The indemnification agreements also limit the period in which Pioneer can bring an action against the indemnitee to three years for breaches of fiduciary duty and to one year for other types of claims.

D&O Liability Insurance

Pioneer maintains directors’ and officers’ liability insurance.

The above discussion of Section 145 of the Delaware General Corporation Law, Pioneer’s amended and restated certificate of incorporation, as amended, the indemnification agreements and Pioneer’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the Index to Exhibits following the signature page hereto, which Index to Exhibits is hereby incorporated into this item by reference.

(b) Financial Statement Schedule.

Not applicable.

(c) Opinions.

The opinion of Evercore Group L.L.C., financial advisor to the Pioneer Southwest Conflicts Committee, is attached as Annex B to the proxy statement/prospectus contained herein.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or a prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

8.	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

10.	To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

11.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on September 16, 2013.

PIONEER NATURAL RESOURCES COMPANY

By:	/S/ SCOTT D. SHEFFIELD
Scott D. Sheffield
Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott D. Sheffield, Richard P. Dealy and Frank W. Hall, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ SCOTT D. SHEFFIELD Scott D. Sheffield	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 16, 2013

/S/ TIMOTHY L. DOVE Timothy L. Dove	President, Chief Operating Officer and Director	September 10, 2013

/S/ RICHARD P. DEALY Richard P. Dealy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 16, 2013

/S/ FRANK W. HALL Frank W. Hall	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 16, 2013

/S/ THOMAS D. ARTHUR Thomas D. Arthur	Director	September 16, 2013

/S/ EDISON C. BUCHANAN Edison C. Buchanan	Director	September 11, 2013

/S/ ANDREW F. CATES Andrew F. Cates	Director	September 16, 2013

/S/ R. HARTWELL GARDNER R. Hartwell Gardner	Director	September 16, 2013

/S/ LARRY R. GRILLOT Larry R. Grillot	Director	September 9, 2013

/S/ STACY P. METHVIN Stacy P. Methvin	Director	September 9, 2013

/S/ CHARLES E. RAMSEY, JR. Charles E. Ramsey, Jr.	Director	September 16, 2013

/S/ FRANK A. RISCH Frank A. Risch	Director	September 16, 2013

/S/ JAMES KENNETH THOMPSON James Kenneth Thompson	Director	September 16, 2013

/S/ JIM A. WATSON Jim A. Watson	Director	September 16, 2013

/S/ PHOEBE A. WOOD Phoebe A. Wood	Director	September 16, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit
2.1	Agreement and Plan of Merger dated as of August 9, 2013, by and among Pioneer Natural Resources Company, Pioneer Natural Resources USA, Inc., PNR Acquisition Company, LLC, Pioneer Southwest Energy Partners L.P., and Pioneer Natural Resources GP LLC (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of Pioneer Natural Resources Company (incorporated by reference to Exhibit 3.1 to Pioneer Natural Resources Company’s Registration Statement on Form S-4 (Registration No. 333-26951) filed with the SEC on June 26, 1997).

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Pioneer Natural Resources Company effective May 18, 2012 (incorporated by reference to Exhibit 3.1 to Pioneer Natural Resources Company’s Current Report on Form 8-K (File No. 001-13245) filed with the SEC on May 18, 2012).

3.3	Third Amended and Restated Bylaws of Pioneer Natural Resources Company (incorporated by reference to Exhibit 3.2 to Pioneer Natural Resources Company’s Current Report on Form 8-K (File No. 001-13245) filed with the SEC on May 18, 2012).

5.1#	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

8.1#	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.

10.1	Voting Agreement dated as of August 9, 2013, by and among Pioneer Natural Resources Company, Pioneer Natural Resources USA, Inc., PNR Acquisition Company, LLC, Pioneer Southwest Energy Partners L.P., and Pioneer Natural Resources GP LLC (incorporated by reference to Exhibit 10.1 to Pioneer Natural Resources Company’s Current Report on Form 8-K (File No. 001-13245) filed with the SEC on August 12, 2013).

23.1#	Consent of Ernst & Young LLP (as to Pioneer Natural Resources Company).

23.2#	Consent of Ernst & Young LLP (as to Pioneer Southwest Energy Partners L.P.).

23.3#	Consent of Netherland, Sewell & Associates, Inc. (as to Pioneer Natural Resources Company).

23.4#	Consent of Netherland, Sewell & Associates, Inc. (as to Pioneer Southwest Energy Partners L.P.).

23.5#	Consent of Ryder Scott Company, L.P. (as to Pioneer Natural Resources Company).

23.6#	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

23.7#	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1 hereto).

24.1#	Power of Attorney (included in the signature page hereto).

99.1#	Consent of Evercore Group L.L.C.

99.2#	Form of Proxy Card for the Pioneer Southwest Energy Partners L.P. Special Meeting.

#	Filed with this report.